As filed with the Securities and Exchange Commission on January 2, 2020

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DERMTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	8071	84-2870849
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(858) 450-4222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Dobak, M.D.

Chief Executive Officer

DermTech, Inc.

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(858) 450-4222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeremy Glaser, Esq.

Peter N. Cunningham, Esq.

Christian Hollweg, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.

3580 Carmel Mountain Road, Suite 300

San Diego, CA 92130

Tel: (858) 314-1500

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	8,565,893	$12.32(2)	$105,531,801.76	$13,698.03
Common Stock, $0.0001 par value, issuable upon conversion of issued and outstanding Series A Convertible Preferred Stock	615,385(3)	$12.32(2)	$7,581,543.20	$984.09
Common Stock, $0.0001 par value, issuable upon exercise of issued and outstanding warrants	140,315(4)	$23.00(5)	$3,227,245.00	$418.90
Total	9,321,593		$116,340,589.96	$15,101.02(6)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of Common Stock of the registrant.

(2)

In accordance with Rule 457(c) under the Securities Act, the aggregate offering price of the Common Stock is estimated solely for the calculation of the registration fee due for this filing. This estimate was based on the average of the high and low sales prices of the Registrant’s Common Stock reported by the Nasdaq Capital Market on December 27, 2019, which was $12.32, which date is within five (5) business days of the filing of this registration statement.

(3)	Includes the maximum number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock.
(4)	Includes the maximum number of shares of Common Stock issuable upon exercise of the warrants.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act based upon the higher of (i) the price at which a whole share of Common Stock may be acquired pursuant to the exercise of the warrants, and (ii) $12.32, the average of the high and low prices for a share of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on December 27, 2019, which date is within five (5) business days of the filing of this registration statement.

(6)

Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting $5,854 of the registration fee of $15,101.02 due under this Registration Statement against the remaining amount of the $6,654 registration fee previously paid by the registrant with respect to the registration statement on Form S-3 filed on September 26, 2019 as File No. 333-233962, or the Prior Registration Statement, after the offsetting of $800 of the registration fee of $800 due under the registration statement on Form S-8 filed on November 18, 2019 as File No. 333-234745 against such $6,654 registration fee previously paid by the registrant with respect to the Prior Registration Statement. No securities were sold pursuant to the Prior Registration Statement, which was withdrawn on November 14, 2019.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 2, 2020

PRELIMINARY PROSPECTUS

9,321,593 Shares of Common Stock

This prospectus relates to the proposed resale or other disposition from time to time of up to 9,321,593 shares of DermTech, Inc., or the Company, common stock, $0.0001 par value per share, or the Common Stock, as follows: (i) an aggregate of up to 8,565,893 shares of Common Stock held by parties to the Registration Rights Agreement (defined below), of which 3,076,925 shares of Common Stock were issued in connection with a private placement, or the PIPE Financing, consummated in connection with the Company’s Business Combination (defined below); (ii) an aggregate of up to 615,385 shares of Common Stock that are issuable upon the conversion of outstanding shares of the Series A Convertible Preferred Stock of the Company that were issued to certain parties to the Registration Rights Agreement in connection with the PIPE Financing; and (iii) an aggregate of up to 140,315 shares of Common Stock underlying certain outstanding warrants, or the Warrants, that were issued in connection with the Warrant Agreement (defined below) and are held by certain selling securityholders.

The Company is not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling securityholders, except that the Company may receive up to approximately $3,227,245 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not on a cashless basis), based on the per share exercise price of the warrants.

The selling securityholders or their assignees or successors-in-interest may offer and sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling securityholder may sell its shares of Common Stock in the section titled “Plan of Distribution” appearing elsewhere in this prospectus. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “DMTK.” On December 31, 2019, the last reported sale price of our Common Stock was $12.40 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, we are subject to reduced public company reporting requirements.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2020

You should rely only on the information contained in this prospectus. We have not, and the selling securityholders have not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Unless the context otherwise requires, references to “DermTech,” “Company,” “we,” “us” and “our” refer to DermTech, Inc. and our subsidiaries.

Smaller Reporting Company—Scaled Disclosure

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

i

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included elsewhere in this prospectus. Investing in our securities involves risks. Therefore, please carefully consider the information provided in the section titled “Risk Factors” beginning on page 6.

Company Overview

Business Overview

We are an emerging growth diagnostics company developing and marketing novel non-invasive gene expression tests to aid in the diagnosis of various skin conditions, including skin cancer, inflammatory diseases, and aging-related conditions. Our technology provides a highly accurate alternative to surgical biopsy, minimizing patient discomfort, scarring, and risk of infection, while maximizing convenience. Our scalable gene expression assays have been designed to work with a proprietary “adhesive patch biopsy” that provides a tissue sample for analysis non-invasively.

We are initially commercializing tests that will address unmet needs in the diagnostic pathway of pigmented skin lesions, such as moles or dark colored skin spots. Our current products facilitate the clinical assessment of pigmented skin lesions for melanoma. We have initially marketed this test directly to a concentrated group of dermatologists and plan to eventually market the test to primary care physicians and through telemedicine channels. We process our tests in a high complexity molecular laboratory that is Clinical Laboratory Improvement Amendments of 1988, or CLIA, certified. We also provide laboratory services to large pharmaceutical companies on a contract basis for their use in their clinical trials for new drugs. We have a history of net losses since our inception.

Business Combination, Reverse Split and Domestication

On August 29, 2019, the Company, formerly known as Constellation Alpha Capital Corp., and DermTech Operations, Inc., formerly known as DermTech, Inc., or DermTech Operations, consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of May 29, 2019, by and among the Company, DT Merger Sub, Inc., or Merger Sub, and DermTech Operations. We refer to this agreement, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of August 1, 2019, as the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into DermTech Operations, with DermTech Operations surviving as our wholly owned subsidiary. We refer to this transaction as the Business Combination.

Prior to the completion of the Business Combination, the Company was a shell company. Following the Business Combination, the business of DermTech Operations is the business of the Company.

In connection with and two days prior to the completion of the Business Combination, the Company (a) re-domiciled out of the British Virgin Islands and continued as a company incorporated in the State of Delaware pursuant to Section 184 of the BVI Business Companies Act of 2004, or the BVI Companies Act, and Section 388 of the Delaware General Corporations Law, or the DGCL; (b) adopted, upon the domestication taking effect, a certificate of incorporation, or the Interim Charter, in place of our memorandum and articles of association, or the Prior Charter, formerly registered by the Registrar of Corporate Affairs in the British Virgin Islands; (c) filed a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the BVI Companies Act; and (d) filed the Interim Charter with the Secretary of State of Delaware, under which the Company was domesticated from the British Virgin Islands and continued as a Delaware corporation. This Interim Charter (i) removed or amended those provisions of the Prior Charter that terminated or otherwise ceased to be applicable as a result of the domestication and (ii) provided for a majority of the stockholders to act by written consent.

On August 29, 2019, immediately following the completion of the Business Combination, we amended and restated the Interim Charter to (a) change the name of the Company to DermTech, Inc., (b) remove or amend those provisions of the Interim Charter, including the ability of the stockholders to act by written consent, which terminated or otherwise ceased to be applicable following the completion of the Business Combination, and (c) add new provisions to the Interim Charter which became applicable following the completion of the Business Combination. We refer to the amended and restated Interim Charter as the Amended and Restated Certificate of Incorporation.

On August 29, 2019, in connection with and immediately following the completion of the Business Combination, we filed a certificate of amendment, or the Certificate of Amendment, to the Amended and Restated Certificate of Incorporation to effect a one-for-two reverse stock split of our Common Stock on August 29, 2019, or the Reverse Stock Split. Shares of our Common Stock, which are currently listed on the Nasdaq Capital Market, commenced trading on the Nasdaq Capital Market under the ticker symbol “DMTK” as of market open on August 30, 2019. Our Common Stock was assigned a new CUSIP number, 24984K105. Certain of our warrants, which were then listed on the Nasdaq Capital Market, commenced trading on the Nasdaq Capital Market under the ticker symbol “DMTKW” as of market open on August 30, 2019. Those warrants were assigned a new CUSIP number, 24984K113, and have since been delisted from the Nasdaq Capital Market and are currently available for quotation on the Pink Market.

No fractional shares were issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder of shares of our Common Stock would otherwise have been entitled, we rounded up to the next whole share. As a result of the Reverse Stock Split, the number of issued and outstanding shares of our Common Stock immediately prior to the Reverse Stock Split was reduced into a smaller number of shares, such that every two shares of our Common Stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of our Common Stock.

Pursuant to the Merger Agreement, we issued shares of our Common Stock to DermTech Operations common stockholders, at an exchange ratio of approximately 1.1615 shares of our Common Stock for each share of DermTech Operations common stock, or the Exchange Ratio. Immediately prior to the completion of the Business Combination, each share of preferred stock of DermTech Operations outstanding as of such time was automatically converted into one share of common stock of DermTech Operations.

In addition, pursuant to the Merger Agreement, we assumed DermTech Operations’ Amended and Restated 2010 Stock Plan, or the 2010 Plan, and all of the stock options and restricted stock units outstanding under the 2010 Plan, with these stock options and restricted stock units now representing the right to purchase or receive, as applicable, a number of shares of our Common Stock equal to the Exchange Ratio multiplied by the number of shares of DermTech Operations common stock previously represented by the options and units. The per share exercise price for each assumed DermTech Operations option was determined by dividing (i) the per share exercise price of the underlying DermTech Operations option by (ii) the Exchange Ratio. The Company also assumed all outstanding warrants to purchase DermTech Operations common stock, with these warrants becoming warrants to acquire, on the same terms and conditions as were applicable under such warrants, that number of shares of the Company’s common stock equal to the Exchange Ratio multiplied by the number of shares of DermTech Operations common stock previously represented by these warrants.

Unless otherwise noted, the share numbers and exercise prices discussed in this prospectus reflect the effects of the Reverse Stock Split and, as applicable, the Exchange Ratio.

PIPE Financing and Registration Rights Agreement

On August 29, 2019, immediately prior to the completion of the Business Combination, we issued an aggregate of 3,076,925 shares of Common Stock and 1,230.77 shares of Series A Convertible Preferred Stock, which are convertible into an aggregate of up to 615,385 shares of Common Stock, for an aggregate purchase price of $24.0 million, to certain accredited investors pursuant to the terms of separate Subscription Agreements and Amended and Restated Subscription Agreements, dated between May 22, 2019 and August 1, 2019, entered into by us and such investors. We refer to these agreements collectively as the Subscription Agreements and refer to the transactions contemplated by the Subscription Agreements as the PIPE Financing.

In connection with, and as a condition to the completion of the Business Combination, we and certain persons and entities holding shares of Common Stock upon the consummation of the Business Combination, or the Registration Rights Parties, entered into a Registration Rights Agreement, or the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, we are obligated to file a shelf registration statement on Form S-3 or Form S-1 to register the resale by the Registration Rights Parties of Common Stock issued in connection with (i) the PIPE Financing and (ii) the Business Combination. The Registration Rights Agreement also provides the Registration Rights Parties with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions.

Warrants

The Common Stock underlying the outstanding Warrants consist of 140,315 shares underlying 561,250 Warrants to purchase Company Common Stock that were sold as part of private units in a private placement that occurred simultaneously with the closing of the Company’s initial public offering. The Warrants are subject to a Warrant Agreement, or the Warrant Agreement, dated June 19, 2017, between the Company and the Company’s transfer agent, Continental Stock Transfer & Trust Company, pursuant to which the Company is obligated to file a registration statement to register the shares issuable upon the exercise of the Warrants.

Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, among others, the following:

•	We are an emerging growth company with a history of net losses, we expect to incur net losses in the future and we may never achieve profitability.

•	If we are unable to execute our marketing strategy for our tests and are unable to gain acceptance in the market, we may be unable to generate sufficient revenue to sustain our business.

•

We have a limited operating history and we expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make our future performance difficult to predict.

•	The report of our independent registered public accounting firm expresses substantial doubt about our ability to continue as a going concern.

•	We will need to raise additional capital in order to fund our existing operations, commercialize our products, and expand our operations.

•

We expect to continue to incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to compliance initiatives and corporate governance practices.

•	There is no assurance that we will continue satisfying the listing requirements of the Nasdaq Capital Market.

•	The loss of key members of our executive management team could adversely affect our business.

•	Future issuances of equity securities may dilute the interests of our stockholders and reduce the price of our securities.

•

If we fail to comply with the complex federal, state, local and foreign laws and regulations that apply to our business, we could suffer severe consequences that could materially and adversely affect our operating results and financial condition.

•	If we are unable to maintain intellectual property protection, our competitive position could be harmed.

Corporate Information

Our corporate headquarters are located at 11099 N. Torrey Pines Road, Suite, 100, La Jolla, California 92037, and our telephone number is (858) 450-4222. Our website is located at www.dermtech.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus, and our reference to the address for our website is intended to be an inactive textual reference only.

THE OFFERING

Common stock offered by the selling securityholders	Up to 9,321,593 shares of Common Stock, as follows: (i) an aggregate of up to 8,565,893 shares of Common Stock held by parties to the Registration Rights Agreement, of which 3,076,925 shares of Common Stock were issued in connection with the PIPE Financing; (ii) an aggregate of up to 615,385 shares of Common Stock that are issuable upon the conversion of outstanding shares of the Series A Convertible Preferred Stock of the Company that were issued to certain parties to the Registration Rights Agreement in connection with the PIPE Financing; and (iii) an aggregate of up to 140,315 shares of Common Stock underlying the Warrants.

Use of Proceeds	We will not receive any of the proceeds from the sale of securities by the selling securityholders pursuant to this prospectus. We may receive up to approximately $3,227,245 in aggregate gross proceeds from the exercise of Warrants, if the Warrants are exercised for cash (and, as applicable, not a cashless basis), based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

Offering Price	The selling securityholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or privately negotiated prices.

Risk Factors	An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus.

Nasdaq Capital Market symbol	DMTK

RISK FACTORS

The Company is in a market environment that cannot be predicted and that involves significant risks, many of which are beyond our control. Before making a decision to invest in, hold or sell our common stock, stockholders and potential stockholders should carefully consider the risks and uncertainties described below, in addition to the other information contained in this prospectus, as well as the other information we file with the SEC. If any of the following risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the value of our common stock could decline and stockholders may lose all or part of their investment. Furthermore, additional risks and uncertainties of which we are currently unaware, or which we currently consider to be immaterial, could have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to Our Financial Condition and Capital Requirements

We are an emerging growth company with a history of net losses; we expect to incur net losses in the future and may never achieve profitability.

We have historically incurred substantial net losses in each year since our inception, including net losses of $14.6 million for the nine months ended September 30, 2019. As of September 30, 2019, we had an accumulated deficit of $86.0 million.

We expect our losses to continue as a result of costs relating to ongoing R&D and for increased sales and marketing costs for existing and planned products. These losses have had, and will continue to have, an adverse effect on our working capital, total assets, and stockholders’ equity. Because of the numerous risks and uncertainties associated with our commercialization efforts, we are unable to predict when we will become profitable, and we may never become profitable. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our inability to achieve and then maintain profitability would negatively affect our business, financial condition, results of operations, and cash flows.

Our independent registered public accounting firm’s report for the years ended December 31, 2018 and 2017 includes an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

Due to the deficit that we have accumulated since our inception, in their report on our audited annual condensed consolidated financial statements as of and for the years ended December 31, 2018 and 2017, our auditors, which we inherited from DermTech Operations at the time of the Business Combination, included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Recurring losses from operations raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain sufficient funding at acceptable terms, we may be forced to significantly curtail our operations, and the lack of sufficient funding may have a material adverse impact on our ability to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our condensed consolidated financial statements. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

We have a limited operating history and we expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make our future performance difficult to predict.

We are an emerging molecular diagnostics company with a limited operating history. Our operations to date have been primarily focused on developing and market testing our technology. We have not obtained regulatory approvals for any of our tests as we operate under the CLIA guidelines. Consequently, if regulatory approval is determined to be necessary, any predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history or more commercialized products. Our financial condition and operating results have varied significantly in the past and will continue to fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include other factors described elsewhere in this report and also include:

•	our ability to obtain additional funding to develop and market our products and tests;

•	the market adoption and demand for our tests;

•	the existence of favorable or unfavorable clinical guidelines for our test;

•	the reimbursement of our tests by Medicare and private payers;

•	our ability to obtain and maintain any necessary regulatory approval for any of our tests in the United States and foreign jurisdictions;

•

potential side effects of our tests that could delay or prevent commercialization, limit the indications for any of our tests, require the establishment of risk evaluation and mitigation strategies, or cause any of our commercialized tests to be taken off the market;

•	our dependence on third-party suppliers and manufacturers, to supply or manufacture our products;

•	our ability to establish or maintain collaboration, licensing, or other arrangements;

•	our ability to maintain and grow an effective sales and marketing infrastructure, either through the expansion of our commercial infrastructure or through strategic collaborations;

•	competition from existing products or new products that may emerge;

•	the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for our products;

•	our ability to leverage our proprietary technology platform to discover and develop additional product candidates;

•	our ability to successfully obtain, maintain, defend, and enforce intellectual property rights important to our business;

•	our ability to attract and retain key personnel to manage our business effectively;

•	our ability to build our finance infrastructure and improve our accounting systems and controls;

•	potential product liability claims;

•	potential liabilities associated with hazardous materials; and

•	our ability to obtain and maintain adequate insurance policies.

Accordingly, the results of any quarterly or annual periods should not be relied upon as indications of future operating performance.

We expect to continue to incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to compliance initiatives and corporate governance practices.

As a public company, we incur and expect to continue to incur additional significant legal, accounting and other expenses in relation to our status as a public reporting company. We expect that these expenses will further increase after we are no longer an “emerging growth company.” We may need to hire additional accounting, finance and other personnel in connection with our continuing efforts to comply with the requirements of being a public company, and our management and other personnel will need to continue to devote a substantial amount of time towards maintaining compliance with these requirements. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and The Nasdaq Stock Market LLC have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we will be required to furnish a report by our management on our internal controls over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an “emerging growth company,” we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. If we identify one or more material weaknesses, this could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our condensed consolidated financial statements.

Our commercial success could be compromised if customers do not pay our invoices or if third-party payers, including managed care organizations and Medicare, do not provide coverage and reimbursement, breach, rescind, or modify their contracts or reimbursement policies, reimburse at a low rate, or delay payments for our current tests and our planned future tests.

Physicians, including dermatologists, may not order our current Pigmented Lesion Assay, or PLA, our Nevome test, or our planned tests unless third-party payers, such as managed care organizations and government payers (e.g., Medicare and Medicaid), pay a substantial portion of the test price. Coverage and reimbursement by a third-party payer may depend on a number of factors, including a payer’s determination that tests using our technologies are:

•	not experimental or investigational;

•	medically necessary;

•	appropriate for the specific patient;

•	cost-effective;

•	supported by peer-reviewed publications; and

•	included in clinical practice guidelines.

Uncertainty surrounds third-party payer reimbursement of any test incorporating new technology, including tests developed using our technologies. Technology assessments of new medical tests conducted by research centers and other entities may be disseminated to interested parties for informational purposes. Third-party payers and health care providers may use such technology assessments as grounds to deny coverage for a test or procedure. Technology assessments can include evaluation of clinical utility studies, which define how a test is used in a particular clinical setting or situation. We filed an application for a technology assessment in April of 2018, and the comment period for the accompanying Medicare Draft Local Coverage Decision, or Draft LCD, closed in August of 2018. In March 2019, a Draft LCD proposed coverage for the PLA. In late October 2019, the AMA provided us with a Proprietary Laboratory Assay code, or PLA Code, of 0089U. Pricing of $760 for the PLA Code was published on December 24, 2019 as part of the CMS Laboratory Fee Schedule for 2020. The Medicare Final Coverage Decision, or Final LCD, first made available on December 26, 2019 expanded the coverage proposal in the Draft LCD from one to two tests per date of service and to allow clinicians with sufficient skill and experience to decide whether a pigmented lesion should be biopsied to order PLA. PLA will be eligible for Medicare reimbursement effective as of February 10, 2020. Currently the Nevome test does not have Medicare reimbursement.

Because each payer generally determines for its own enrollees or insured patients whether to cover or otherwise establish a policy to reimburse our tests, seeking payer approvals is a time-consuming and costly process. We cannot be certain that coverage for our current tests and our planned future tests will be provided in the future by additional third-party payers or that existing policy decisions, or reimbursement levels will remain in place or be fulfilled under existing terms and provisions. In addition, the coding procedure used by all third-party payers with respect to establishing payment rates for various procedures, including our tests, is complex, does not currently adapt well to the genetic tests we perform and may not enable coverage and adequate reimbursement rates for our tests. If we cannot obtain or maintain coverage and reimbursement from private and governmental payers such as Medicare and Medicaid for our current tests, or new tests or test enhancements that we may develop in the future, our ability to generate revenues could be limited, which may have a material adverse effect on our financial condition, results of operations, and cash flows. Measures have been undertaken to reduce payment rates for and decrease utilization of the clinical laboratory testing generally, including the Protecting Access to Medicare Act of 2014, or PAMA, which has resulted in reduced rates on the Medicare Clinical Laboratory Fee Schedule. These reductions may also impact our PLA and Nevome tests and may also impact tests we develop in the future. Because of the cost-trimming trends, third-party payers that cover and provide reimbursement for our tests and our planned tests may suspend, revoke, or discontinue coverage at any time, or may reduce the reimbursement rates payable to us. Any such action could have a negative impact on our revenues, which may have a material adverse effect on our financial condition, results of operations, and cash flows. Additionally, if we are not able to obtain sufficient clinical information in support of our tests, third-party payers could designate our tests as experimental or investigational and decline to cover and reimburse our tests because of this designation. As a result of these factors, obtaining approvals from third-party payers to cover our tests and establishing adequate reimbursement levels is an unpredictable, challenging, time-consuming, and costly process, and we may never be successful. Further, we have experienced in the past, and will likely experience in the future, delays and interruptions in the receipt of payments from third-party payers due to missing documentation and/or other issues, which could cause delay in recognizing our revenue.

Additionally, we are currently considered a “non-contracted provider” or “out of network” by most private third-party payers because we have not entered into a specific contract to provide tests to their insured patients at specified rates of reimbursement. If we were to become a contracted provider with one or more payers in the future, the amount of overall reimbursement we receive would likely decrease because we could be reimbursed less money per test performed at a contracted rate than at a non-contracted rate, which could have a negative impact on our revenues. Further, we typically are unable to collect substantial payments from patients beyond that which is paid by their insurance and therefore experiences overall loss to revenue as a result.

Billing and collections processing for our tests is complex and time-consuming, and any delay in transmitting and collecting claims could have an adverse effect on our revenue.

Billing for our tests is complex, time-consuming, and expensive. Depending on the billing arrangement and applicable law, we bill, or plan to bill, various different parties for our tests, including Medicare, Medicaid, insurance companies, and patients, all of which may have different billing requirements. We may face increased risk in our collection efforts due to the complexities of these billing requirements, including long collection cycles and lower collection rates, which could adversely affect our business, results of operations and financial condition.

Several factors make the billing process complex, including:

•	differences between the list price for our tests and the reimbursement rates of payers;

•	compliance with complex federal and state regulations related to billing government healthcare programs, including Medicare and Medicaid;

•	disputes among payers as to which party is responsible for payment;

•	differences in coverage among payers and the effect of patient co-payments or co-insurance;

•	differences in information and billing requirements among payers;

•	incorrect or missing billing information; and

•	the resources required to manage the billing and claims appeals process.

We are developing internal systems and procedures to handle these billing and collections functions and have engaged third parties to assist with some of these functions, but we will need to make significant efforts and expend substantial resources to further develop our systems and procedures to handle these aspects of our business. As a result, these billing complexities, along with the related uncertainty in obtaining payment for our tests, could negatively affect our revenue and cash flow, our ability to achieve or sustain profitability, and the consistency and comparability of our results of operations. In addition, if claims for our tests are not submitted to payers on a timely basis, or if we are required to switch to a different provider to handle our processing and collections functions, our revenue and business could be adversely affected.

We will need to raise additional capital to fund our existing operations, commercialize our products, and expand our operations.

As of September 30, 2019, our cash and cash equivalents totaled approximately $21.4 million. Based on our current business operations, we believe our current cash and cash equivalents, will not be sufficient to meet our anticipated cash requirements for at least the next twelve months. Consequently, we intend to raise additional capital through equity offerings, debt financings, collaborations, or licensing arrangements in order to satisfy our anticipated liquidity requirements. We may also consider raising additional capital in the future to expand our business, to pursue strategic investments, to take advantage of financing opportunities, or for other reasons, including to:

•	increase our efforts to drive market adoption of our tests and address competitive developments;

•	fund development activities and efforts of any future products;

•	acquire, license, or invest in technologies;

•	acquire or invest in complementary businesses or assets; and

•	finance capital expenditures and general and administrative expenses.

Our present and future funding requirements will depend on many factors, including:

•	our revenue growth rate and ability to generate cash flows from operating activities;

•	our sales and marketing and R&D activities;

•	effects of competing technological and market developments;

•	costs of and potential delays in product development;

•	changes in regulatory oversight applicable to our tests; and

•	costs related to international expansion.

The various ways we could raise additional capital carry potential risks. If we raise funds by issuing equity securities, dilution to our stockholders could result. Any equity securities issued also could provide for rights, preferences, or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, those debt securities would have rights, preferences, and privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings pursuant to a credit agreement could impose significant restrictions on our operations. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our platform technologies or products, or grant licenses on terms that are not favorable to us. Additional equity or debt financing might not be available on reasonable terms, if at all. If we cannot secure additional funding when needed, we may have to delay, reduce the scope of, or eliminate one or more R&D programs or sales and marketing initiatives. In addition, we may have to work with a partner on one or more of our development programs, which could lower the economic value of those programs to us. We will also need to raise additional capital to expand our business to meet our long-term business objectives. Additional financing may be from the sale of equity or convertible or other debt securities in a public or private offering, from a credit facility or strategic partnership coupled with an investment in us, or a combination of both. For further discussion of our liquidity requirements as they relate to our long-term plans, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

If physicians, including dermatologists, decide not to order the PLA, the Nevome test, or our future tests, we may be unable to generate sufficient revenue to sustain our business.

To generate demand for our current tests and our planned tests, we will need to educate dermatologists and other health care professionals on the clinical utility, benefits, and value of the tests we provide through published papers, presentations at scientific conferences, educational programs, and one-on-one education sessions by members of our sales force. In addition, we need to assure dermatologists of their ability to obtain and maintain adequate reimbursement coverage from third-party payers for the adhesive patch sample collection method. Medical professionals are influenced by standard setting bodies that influence and/or dictate the standard of care. If we are not successful in changing current guidelines from legacy standards to new molecular-based approaches our market adoption will suffer. If we cannot convince medical practitioners to order our current tests and our planned tests, we will likely be unable to create demand in sufficient volume for us to achieve profitability or meet our anticipated revenue projections.

We expect to continue to incur significant expenses to develop and market our tests, which could make it difficult for us to achieve and sustain profitability.

In recent years, we have incurred significant costs in connection with the development of our tests. For the nine months ended September 30, 2019, our R&D expenses were $1.8 million, our sales and marketing expenses were $3.9 million and our general and administrative expenses were $6.4 million. For the year ended December 31, 2018, our R&D expenses were $2.1 million, our sales and marketing expenses were $2.8 million and our general and administrative expenses were $3.5 million. We expect our expenses to continue to increase for the foreseeable future as we conduct studies of our current tests and our planned other tests, grow our sales and marketing organization, drive adoption of and reimbursement for our tests, and develops new tests. As a result, we need to generate significant revenues in order to achieve profitability.

We may not be able to generate sufficient revenue from the commercialization of PLA or the Nevome test, or successfully develop and commercialize other tests to achieve or sustain profitability or meet our anticipated revenue projections.

We launched PLA assay during the first half of 2016. We launched the Nevome test in 2018. We are in varying stages of R&D for other tests that we may offer in the future. We believe that our commercialization success is dependent upon our ability to significantly increase the number of customers that are using our tests. In addition, demand for our tests may not increase as quickly as planned and we may be unable to increase our revenue levels as expected. We are currently not profitable. Even if we succeed in increasing adoption of PLA or the Nevome test by dermatologists, in maintaining and creating relationships with our existing and new customers, and developing and commercializing additional molecular diagnostic testing products, we may not be able to generate sufficient revenue to achieve or sustain profitability or meet our anticipated revenue projections.

If we are unable to execute our marketing strategy for PLA or the Nevome test and are unable to gain acceptance in the market, we may be unable to generate sufficient revenue to sustain our business.

Although we believe that our current tests and planned future tests represent a promising commercial opportunity, our tests may never gain significant acceptance in the marketplace and therefore may never generate substantial revenue or profits for us. We will need to establish a market for our tests and build that market through physician education, awareness programs, and the publication of clinical trial results. Gaining acceptance in medical communities requires publication in leading peer-reviewed journals of results from studies using our current tests and/or our planned future tests. The process of publication in leading medical journals is subject to a peer-review process and peer-reviewers may not consider the results of our studies sufficiently novel or worthy of publication. Failure to have our studies published in peer-reviewed journals would limit the adoption of our current tests and our planned tests.

Our ability to successfully market the tests that we develop will depend on numerous factors, including:

•	conducting clinical utility studies of such tests in collaboration with key thought leaders to demonstrate their use and value in important medical decisions such as treatment selection;

•	the success of our sales force;

•	whether healthcare providers believe such tests provide clinical utility;

•	whether the medical community accepts that such tests are sufficiently sensitive and specific to be meaningful in patient care and treatment decisions; and

•	whether health insurers, government health programs, and other third-party payers will cover and pay for such tests and, if so, whether they will adequately reimburse us.

Failure to achieve widespread market acceptance of our current tests and our planned future tests would materially harm our business, financial condition, and results of operations.

If we cannot develop tests to keep pace with rapid advances in technology, medicine and science, our operating results and competitive position could be harmed.

In recent years, there have been numerous advances in technologies relating to the molecular diagnosis for cancer and other medical conditions. Several new cancer drugs have been approved, including several for melanoma, and a number of new drugs in clinical development may increase patient survival time. There have also been advances in methods used to identify patients likely to benefit from these drugs based on analysis of biomarkers. We must continuously develop new tests and enhance any existing tests to keep pace with evolving standards of care. Our current tests and our planned tests could become obsolete unless we continually innovate and expand them to demonstrate benefit in the diagnosis, monitoring, or prognosis of patients with cancer and other dermatologic conditions. If we cannot adequately demonstrate the applicability of our current tests and our planned future tests to new diagnostic and treatment developments, sales of our tests could decline, which would have a material adverse effect on our business, financial condition, and results of operations.

Our future success will depend in part upon our ability to enhance PLA and the Nevome test, and to develop, introduce, and commercialize other novel innovative and non-invasive diagnostics tests and services. New test development involves a lengthy and complex process and we may be unable to commercialize new or improved tests or any other products we may develop on a timely basis, or at all.

Our future success will depend in part upon our ability to enhance PLA and the Nevome test, and to develop new innovative products. Our failure to successfully develop new products on a timely basis could have a material adverse effect on our revenue, results of operations, and business.

The development of new or enhanced tests is a complex and uncertain process requiring precise technological execution. In addition, the successful development of new products may depend on the development of new technologies. We may be required to undertake time-consuming and costly development activities. We may experience difficulties that could delay or prevent the successful development, commercialization, and marketing of these new products. Before we can commercialize any new products, we will need to expend significant funds in order to conduct substantial R&D, including validation studies.

Our product development process involves a high degree of risk, and product development efforts may fail for many reasons, including a failure to demonstrate the performance of the product or an inability to obtain any required certification or regulatory approval.

As we develop products, we will have to make significant investments in product development, as well as sales and marketing resources. In addition, competitors may develop and commercialize competing products faster than we are able to do so, which could have a material adverse effect on our revenue, results of operations and business.

We rely on a limited number of suppliers and, in some cases, a single supplier, for certain of our laboratory substances, equipment and other materials, and any delays or difficulties securing these materials could disrupt our laboratory operations and materially harm our business.

We rely on a limited number of suppliers for certain of our laboratory substances, including reagents, as well as for the sequencers and various other equipment and materials we use in our laboratory operations. In particular, we rely on Fischer Scientific and VWR for supplies and Adhesive Research for our adhesive tape material. We do not have long-term agreements with any of our suppliers and, as a result, they could cease supplying these materials and equipment to us at any time due to an inability to reach agreement with us on supply terms, disruptions in their operations, a determination to pursue other activities or lines of business, or for other reasons, or they could fail to provide us with sufficient quantities of materials that meet our specifications. Transitioning to a new supplier or locating a temporary substitute, if any are available, would be time-consuming and expensive, could result in interruptions in or otherwise affect the performance specifications of our laboratory operations, or could require that we revalidate our tests. In addition, the use of equipment or materials provided by a replacement supplier could require us to alter our laboratory operations and procedures. Moreover, we believe there are currently only a few manufacturers that are capable of supplying and servicing some of the equipment and other materials necessary for our laboratory operations, including sequencers and various associated reagents. As a result, replacement equipment and materials that meet our quality control and performance requirements may not be available on reasonable terms, in a timely manner or at all. If we encounter delays or difficulties securing, reconfiguring or revalidating the equipment, reagents and other materials we require for our tests, our operations could be materially disrupted and our business, financial condition, results of operations, and reputation could be adversely affected.

Our tests employ a novel diagnostic platform and may never be accepted by their intended markets.

Our future success depends on our ability to successfully commercialize PLA and Nevome tests, as well as our ability to develop and market other tests that use our proprietary technology platform. The scientific discoveries that form the basis of our proprietary technology platform and our tests are relatively new. We are not aware of any other gene expression tests such as ours and there can be no assurance that physicians will be willing to use them. If we do not successfully develop and commercialize our tests based upon our technological approach, we may not become profitable and the value of our common stock may decline.

The novel nature of our tests also means that fewer people are trained in or experienced with products of this type, which may make it difficult to find, hire, and retain capable personnel for research, development, and manufacturing positions.

Further, our focus solely on gene expression tests, as opposed to multiple, more proven technologies for patient diagnosis, increases the risks associated with the ownership of our common stock. If we do not achieve market acceptance for our tests, we may be required to change the scope and direction of our product development activities. In that case, we may not be able to identify and implement successfully an alternative product development strategy.

If our current tests and our planned tests do not to perform as expected, as a result of human error or otherwise, it could have a material adverse effect on our operating results, reputation, and business.

Our success depends on the market’s confidence that we can provide reliable, high-quality diagnostic results. There is no guarantee that any accuracy we have demonstrated to date will continue, particularly as the number of tests using our assays increases and as the number of different tests that we develop and commercialize expands. We believe that our customers are likely to be particularly sensitive to test defects and errors. As a result, the failure of our current or planned tests to perform as expected could significantly impair our reputation and the public image of our tests. As a result, the failure or perceived failure of our products to perform as expected could have a material adverse effect on our business, financial condition and results of operation.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

As part of our strategy, we expect to increase our number of employees as our business grows. This future growth could create strain on our organizational, administrative, and operational infrastructure, including laboratory operations, quality control, customer service, and sales and marketing. Our ability to manage our growth properly will require us to continue to improve our operational, financial, and management controls, as well as our reporting systems and procedures. If our current infrastructure is unable to handle our growth, we may need to further expand our infrastructure and staff and implement new reporting systems. The time and resources required to implement such expansion and systems could adversely affect our operations. Our expected future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, and integrate additional employees. Our future financial performance and our ability to commercialize our products and to compete effectively will depend, in part, on our ability to manage this potential future growth effectively, without compromising quality.

If our sole laboratory facility becomes damaged or inoperable, or we are required to vacate the facility, our ability to sell and provide molecular tests and pursue our R&D efforts may be jeopardized.

We do not have any clinical reference laboratory facilities outside of our facility in La Jolla, California. Our facilities and equipment could be harmed or rendered inoperable by natural or man-made disasters, including fire, earthquake, flooding, and power outages, which may render it difficult or impossible for us to perform our diagnostic tests for some period of time. The inability to perform our current tests, our planned tests, or the backlog of tests that could develop if our facility is inoperable for even a short period of time may result in the loss of customers or harm to our reputation or relationships with scientific or clinical collaborators, and we may be unable to regain those customers or repair our reputation in the future. Furthermore, our facilities and the equipment we use to perform our R&D work could be costly and time-consuming to repair or replace.

The San Diego area has recently experienced serious fires and power outages, and is considered to lie in an area with earthquake risk.

Additionally, a key component of our R&D process involves using biological samples as the basis for the development of our diagnostic tests. In some cases, these samples are difficult to obtain. If the parts of our laboratory facility where we stores these biological samples were damaged or compromised, our ability to pursue our R&D projects, as well as our reputation, could be jeopardized. We carry insurance for damage to our property and the disruption of our business, but this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.

Further, if our CLIA certified laboratory became inoperable we may not be able to license or transfer our technology to another facility with the necessary state licensure and CLIA certification under the scope of which our current tests and our planned future tests could be performed. Even if we find a facility with such qualifications to perform our tests, it may not be available to us on commercially reasonable terms.

If we cannot compete successfully with our competitors, we may be unable to increase or sustain our revenues or achieve and sustain profitability.

Our principal competition comes from mainstream clinical diagnostic methods, used by dermatologists for many years, which focus on visual tumor tissue analysis. It may be difficult to change the methods or behavior of dermatologists to incorporate our PLA, Nevome test, and Adhesive Skin Sample Collection Kits into their practices in conjunction with, or instead of, tissue biopsies and analysis. In addition, companies offering capital equipment and kits or reagents to local dermatologists represent another source of potential competition. These tests are used directly by the dermatologists, which can facilitate adoption. We plan to focus our marketing and sales efforts on medical dermatologists rather than pathologists.

We also face competition from companies that offer device products or are conducting research to develop device products for analysis of pigmented lesions. In particular, MELA Sciences, Inc., used to market its MelaFind® device to dermatologists, but we believe they no longer actively market this product. Scibase AB and Verisante Technology, Inc. have devices under development and may market their medical products directly to dermatologists if and when they obtain Food and Drug Administration, or FDA, approval. In addition to these companies, our competitors also include other device companies selling photographic technologies, whole body photography services, dermatoscopes, or confocal microscopy, such as Fotofinder, Molemate, Canfield Scientific, MedX, and Caliber I.D. Many of these groups, in addition to operating R&D laboratories, are selling equipment and devices.

In addition to these device companies, Myriad Genetics, Inc., offers an expression test for melanoma that is used on surgical biopsy specimens. Myriad Genetics, Inc. could also try and market their test as a biopsy aid at the point-of-care. Gene expression testing is a relatively new area of science, especially in dermatology and we cannot predict what tests others will develop that may compete with or provide results similar or superior to the results we are able to achieve with the tests we develop. There are a number of companies that are focused on the oncology diagnostic market and expression tests including Exact Sciences Corporation, Veracyte, Inc., Genomic Health, Inc. and others.

Additionally, projects related to cancer diagnostics and particularly genomics have received increased government funding, both in the United States and internationally. As more information regarding cancer genomics becomes available to the public, we anticipate that more products aimed at analyzing pigmented lesions and identifying melanoma may be developed and that these products may compete with ours. In addition, competitors may develop their own versions of our current or planned tests in countries where we did not apply for patents or where our patents have not issued or have expired and may compete with us in those countries, including encouraging the use of their test by physicians or patients in other countries. In addition, one or more competitors may seek to invalidate or render unenforceable any of our patents in a court of competent jurisdiction or at the United States Patent and Trademark Office, or USPTO. If any such proceeding were to be successful and result in the invalidation or unenforceability of one or more patents in our intellectual property portfolio, we may be unable to prevent unlicensed third-party competition in the marketplace with respect to our current and planned future tests.

Some of our present and potential competitors have widespread brand recognition and substantially greater financial and technical resources and development, production, and marketing capabilities than we do. Others may develop lower-priced, less complex tests that payers and dermatologists could view as functionally equivalent to our current or planned tests, which could force us to lower the list price of our tests and impact our operating margins and ability to achieve and maintain profitability. In addition, technological innovations that result in the creation of enhanced diagnostic tools that are more sensitive or specific than ours may enable other clinical laboratories, hospitals, physicians, or medical providers to provide specialized diagnostic tests similar to ours in a more patient-friendly, efficient, or cost-effective manner than is currently possible. If we cannot compete successfully against current or future competitors, we may be unable to increase or create market acceptance and sales of our current or planned tests, which could prevent us from increasing or sustaining our revenues or achieving or sustaining profitability.

Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements. We anticipate that we will face increased competition in the future as existing companies and competitors develop new or improved products and distribution strategies and as new companies enter the market with new technologies and distribution strategies. We may not be able to compete effectively against these organizations. Our ability to compete successfully and to increase our market share is dependent upon our reputation for providing responsive, professional, and high-quality products and services and achieving strong customer satisfaction. Increased competition in the future could adversely affect our revenue, revenue growth rate, if any, margins and market share.

If we are unable to identify collaborators willing to work with us to conduct clinical utility studies, or the results of those studies do not demonstrate that a test provides clinically meaningful information and value, commercial adoption of our tests may be slow, which would negatively impact our business.

We believe clinical utility studies will show how the PLA and the Nevome test changes the decision-making of the dermatologist toward making a surgical biopsy decision, particularly to avoid performing a surgical biopsy when the test is negative. Clinical utility studies also show the impact of the test results on patient care and management. Clinical utility studies are typically performed with collaborating dermatologists at medical centers and hospitals, analogous to a clinical trial, and generally result in peer-reviewed publications.

We are currently conducting a variety of clinical trials for the PLA and Carcinome tests with investigators at multiple sites in the U.S. We will need to conduct additional studies for these tests, as well as other tests we plan to introduce, to drive test adoption in the marketplace and reimbursement. Should we not be able to perform these studies, or should their results not provide clinically meaningful data and value for physicians, including dermatologists and oncologists, adoption of our tests could be impaired and we may not be able to obtain reimbursement for them.

We are undergoing a management transition.

We have recently added new executives including a Chief Commercial Officer, Chief Financial Officer, Chief Operating Officer and Senior Vice President of Payor Access. Our management reporting structure may continue to change. Such a management transition subjects us to a number of risks, including risks pertaining to coordination of responsibilities and tasks, creation of new management systems and processes, differences in management style, effects on corporate culture, and the need for transfer of historical knowledge. In addition, our operations will be adversely affected if our management does not work together harmoniously, efficiently allocate responsibilities between themselves, or implement and abide by effective controls.

The loss of key members of our executive management team could adversely affect our business.

Our success in implementing our business strategy depends largely on the skills, experience, and performance of key members of our executive management team and others in key management positions, including John Dobak, M.D., the Company’s Chief Executive Officer. The collective efforts of our executive management team are critical to us as we continue to develop our technologies, tests, and R&D and sales programs. As a result of the difficulty in locating qualified new management, the loss or incapacity of existing members of our executive management team could adversely affect our operations. If we were to lose one or more of these key employees, we could experience difficulties in finding qualified successors, competing effectively, developing our technologies, and implementing our business strategy. Our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Commercial Officer, Chief Medical Officer, and Chief Scientific Officer have employment agreements; however, the existence of an employment agreement does not guarantee retention of members of our executive management team and we may not be able to retain those individuals for the duration of or beyond the end of their respective terms. We do not maintain “key person” life insurance on any of our employees.

In addition, we rely on collaborators, consultants, and advisors, including scientific and clinical advisors, to assist us in formulating our R&D commercialization strategy. Our collaborators, consultants, and advisors are generally employed by employers other than us and may have commitments under agreements with other entities that may limit their availability to us.

The loss of a key employee, the failure of a key employee to perform in his or her current position, or our inability to attract and retain skilled employees could result in our inability to continue to grow our business or to implement our business strategy.

Most of our management has limited experience in operating a public company.

Most of our management team has limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to operating as a public company that is subject to significant regulatory oversight and reporting obligations under federal securities laws. Our limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of our time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

There is a scarcity of experienced professionals in our industry. If we are not able to retain and recruit personnel with the requisite technical skills, we may be unable to successfully execute our business strategy.

The specialized nature of our industry results in an inherent scarcity of experienced personnel in the field. Our future success depends upon our ability to attract and retain highly skilled personnel, including scientific, technical, laboratory, sales, marketing, business, regulatory, and administrative personnel necessary to support our anticipated growth, develop our business, and perform certain contractual obligations. Given the scarcity of professionals with the scientific knowledge that we require and the competition for qualified personnel among life science businesses, we may not succeed in attracting or retaining the personnel we require to continue and grow our operations.

Our inability to attract, hire, and retain a sufficient number of qualified sales professionals would hamper our ability to launch and increase demand for our PLA, to expand geographically, and to successfully commercialize any other tests or products we may develop.

To succeed in selling our PLA, and any other tests or products that we are able to develop, we must expand our sales force in the United States and/or internationally by recruiting sales representatives with extensive experience in dermatology and close relationships with medical dermatologists, dermatopathologists, and other hospital personnel. To achieve our marketing and sales goals, we will need to substantially build our sales and commercial infrastructure, with which to date we have had little experience. Sales professionals with the necessary technical and business qualifications are in high demand, and there is a risk that we may be unable to attract, hire, and retain the number of sales professionals with the right qualifications, scientific backgrounds, and relationships with decision-makers and potential customers needed to achieve our sales goals. We expect to face competition from other companies in our industry, some of whom are much larger than us and who can pay greater compensation and benefits than we can, in seeking to attract and retain qualified sales and marketing employees. If we are unable to hire and retain qualified sales and marketing personnel, our business will suffer.

We currently rely on third-party suppliers for critical materials needed to perform our current tests and our planned future tests and any problems experienced by them could result in a delay or interruption of their supply to us.

We currently purchase raw materials for our tests and products under purchase orders and do not have long-term contracts with most of the suppliers of these materials. If suppliers were to delay or stop producing our materials or reagents, or if the prices they charge us were to increase significantly, or if they elected not to sell to us, we would need to identify other suppliers. We could experience delays in manufacturing or performing our tests while finding another acceptable supplier, which could impact our results of operations. The changes could also result in increased costs associated with qualifying the new materials or reagents and in increased operating costs. Further, any prolonged disruption in a supplier’s operations could have a significant negative impact on our ability to perform tests in a timely manner.

Some of the components used in our current or planned products are currently sole source, and substitutes for these components might not be able to be obtained easily or may require substantial design or manufacturing modifications. Any significant problem experienced by one of our single-source suppliers may result in a delay or interruption in the supply of components to us until that supplier cures the problem or an alternative source of the component is located and qualified. Any delay or interruption would likely lead to a delay or interruption in our manufacturing operations. The inclusion of substitute components must meet our product specifications and could require us to qualify the new supplier with the appropriate government regulatory authorities. In addition, one or more components used in our current, or future planned, products may be patented by a third party and may not have any substantial non-infringing uses, in which case, any inability to secure a license to such components on terms that are commercially reasonable to us may have a material impact on our business and render it difficult or impracticable for us to continue to offer our current and future planned tests and products.

We may encounter manufacturing problems or delays that could result in lost revenue.

The Adhesive Skin Sample Collection Kits we distribute are manufactured by a third-party supplier. This manufacturer assembles several components, including the key adhesive patch trifold, into a finished product, then labels, stores, and ships this finished product. The adhesive tape subcomponent of the adhesive patches is provided by a single-source third party. This tape is assembled into the individual adhesive patches by another third-party supplier.

We believe we have arranged for adequate manufacturing capacity for the Adhesive Skin Sample Collection Kits through our third-party manufacturer. If demand for our current tests and our planned future tests increases significantly, we will need to either expand manufacturing capabilities through our third-party manufacturer or outsource to other manufacturers. If our third-party or other manufacturers engaged by us fail to manufacture and deliver the Adhesive Skin Sample Collection Kits or certain reagents in a timely manner, our relationships with our customers could be seriously harmed. We cannot assure you that manufacturing or quality control problems will not arise as we attempt to increase the production of the Adhesive Skin Sample Collection Kit or that we can increase our manufacturing capabilities and maintain quality control in a timely manner or at commercially reasonable costs. If we cannot have the Adhesive Skin Sample Collection Kits manufactured consistently on a timely basis because of these or other factors, it could have a significant negative impact on our ability to perform tests and generate revenues.

If we cannot support demand for our current tests and our planned future tests, including successfully managing the evolution of our technology and manufacturing platforms, our business could suffer.

As our test volume grows, we will need to increase our testing capacity, implement automation, increase our scale and related processing, customer service, billing, collection, and systems process improvements, and expand our internal quality assurance program and technology to support testing on a larger scale. We will also need additional technicians, certified laboratory scientists, and other scientific and technical personnel to process these additional tests. Any increases in scale, related improvements and quality assurance may not be successfully implemented and appropriate personnel may not be available. As additional tests are commercialized, we may need to bring new equipment on line, implement new systems, technology, controls and procedures, and hire personnel with different qualifications. Failure to implement necessary procedures or to hire the necessary personnel could result in a higher cost of processing or an inability to meet market demand. We cannot assure you that we will be able to perform tests on a timely basis at a level consistent with demand, that our efforts to scale our commercial operations will not negatively affect the quality of our test results or that we will respond successfully to the growing complexity of our testing operations. If we encounter difficulty meeting market demand or quality standards for our current tests and our planned future tests, our reputation could be harmed and our future prospects and business could suffer, which may have a material adverse effect on our financial condition, results of operations, and cash flows.

If we were sued for product liability or professional liability, we could face substantial liabilities that exceed our resources.

The marketing, sale, and use of our current tests and our planned future diagnostic tests could lead to the filing of product liability claims against us if someone alleges that our tests failed to perform as designed. We may also be subject to liability for errors in the test results we provide to physicians or for a misunderstanding of, or inappropriate reliance upon, the information we provide. A product liability or professional liability claim could result in substantial damages and be costly and time-consuming for us to defend.

Although we believe that our existing product and professional liability insurance is adequate, our insurance may not fully protect us from the financial impact of defending against product liability or professional liability claims. Any product liability or professional liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could damage our reputation, result in the recall of tests, or cause current partners to terminate existing agreements and potential partners to seek other partners, any of which could impact our results of operations.

If we use biological and hazardous materials in a manner that causes injury or violates laws or regulations, we could be liable for damages or subject to enforcement actions.

Our activities currently require the controlled use of potentially harmful biological and hazardous materials and chemicals. We cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have. Additionally, we are subject to, on an ongoing basis, federal, state, and local laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations may become significant and could have a material adverse effect on our financial condition, results of operations and cash flows. In the event of an accident or if we otherwise fail to comply with applicable regulations, we could lose our permits or approvals or be held liable for damages or penalized with fines.

We may acquire other businesses, form joint ventures, or make investments in other companies or technologies that could harm our operating results, dilute our stockholders’ ownership, increase our debt, or cause us to incur significant expense.

As part of our business strategy, we may pursue acquisitions of businesses and assets. We also may pursue strategic alliances and joint ventures that leverage our core technology and industry experience to expand our offerings or distribution. We have no experience with acquiring other companies and limited experience with forming strategic alliances and joint ventures. We may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, and we could assume unknown or contingent liabilities. Any future acquisitions also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could have a material adverse effect on our financial condition, results of operations and cash flows. Integration of an acquired company also may disrupt ongoing operations and require management resources that would otherwise focus on developing our existing business. We may experience losses related to investments in other companies, which could have a material negative effect on our results of operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any acquisition, technology license, strategic alliance, or joint venture.

To finance any acquisitions or joint ventures, we may choose to issue shares of our Common Stock as consideration, which would dilute the ownership of our stockholders. If the price of our Common Stock is low or volatile, we may not be able to acquire other companies or fund a joint venture project using our stock as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.

International expansion of our business would expose us to business, regulatory, political, operational, financial, and economic risks associated with doing business outside of the United States.

Our business strategy contemplates possible international expansion, including partnering with academic and commercial testing laboratories, and introducing the PLA, the Nevome test, or other future products outside the United States and exporting the Adhesive Skin Sample Collection Kit. We are currently testing samples through a distributor in Canada. Doing business internationally involves a number of risks, including:

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multiple, conflicting, and changing laws and regulations such as tax laws, export and import restrictions, privacy, data security and data transfer laws, employment laws, intellectual property laws, regulatory requirements, and other governmental approvals, permits and licenses;

•	failure by us or our distributors to obtain regulatory approvals for the sale or use of our current tests and our planned future tests in various countries;

•	difficulties in managing foreign operations;

•	complexities associated with managing government payer systems, multiple payer-reimbursement regimes, or self-pay systems;

•	logistics and regulations associated with shipping blood samples, including infrastructure conditions and transportation delays;

•	limits on our ability to penetrate international markets if our current tests and our planned future diagnostic tests cannot be processed by an appropriately qualified local laboratory;

•	financial risks, such as longer payment cycles, difficulty enforcing contracts and collecting accounts receivable and exposure to foreign currency exchange rate fluctuations;

•	reduced protection for intellectual property rights, or lack of them in certain jurisdictions, forcing more reliance on any trade secrets we may have, if such protection is available;

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natural or man-made disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions; and

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failure to comply with the Foreign Corrupt Practices Act, including its books and records provisions and its anti-bribery provisions, by maintaining accurate information and control over sales activities and distributors’ activities.

Any of these risks, if encountered, could significantly harm our future international expansion and operations and, consequently, have a material adverse effect on our financial condition, results of operations, and cash flows.

Declining general economic or business conditions may have a negative impact on our business.

Continuing concerns over United States health care reform legislation and energy costs, geopolitical issues, the availability and cost of credit, and government stimulus programs in the United States and other countries have contributed to increased volatility and diminished expectations for the global economy. These factors, combined with low business and consumer confidence and high unemployment, precipitated an economic slowdown and recession. If the economic climate does not improve, or it deteriorates, our business, including our access to patient samples and the addressable market for diagnostic tests that we may successfully develop, as well as the financial condition of our suppliers and our third-party payers, could be adversely affected, resulting in a negative impact on our business, financial condition, and results of operations.

Intrusions into our computer systems could result in compromise of confidential information.

Despite the implementation of security measures, our technology or systems that we interfaces with, including the Internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, or similar problems. Any of these might result in confidential medical, business, or payment information, including as may be disclosed as part of a credit card transaction, or other information of other persons or of us, including employees, being revealed to unauthorized persons.

We must comply with complex and overlapping laws protecting the privacy and security of health information and personal data.

There are a number of state, federal and international laws protecting the privacy and security of health information and personal data. As part of the American Recovery and Reinvestment Act 2009, or ARRA, Congress amended and strengthened the privacy and security provisions of the Health Insurance Portability and Accountability Act of 1996, or HIPAA. HIPAA imposes limitations on the use and disclosure of an individual’s healthcare information by healthcare providers, healthcare clearinghouses, and health insurance plans, collectively referred to as covered entities. HIPAA also imposes compliance obligations and corresponding penalties for non-compliance on individuals and entities that provide services to healthcare providers and other covered entities, collectively referred to as business associates. ARRA also made significant increases in the penalties for improper use or disclosure of an individual’s health information under HIPAA and extended enforcement authority to state attorneys general. The amendments also created notification requirements for individuals whose health information has been inappropriately accessed or disclosed: notification requirements to federal regulators and in some cases, notification to local and national media. Notification is not required under HIPAA if the health information that is improperly used or disclosed is deemed secured in accordance with encryption or other standards developed by the U.S. Department of Health and Human Services, or HHS. Most states have adopted laws requiring notification of affected individuals and state regulators in the event of a breach of personal information, which is a broader class of information than the health information protected by HIPAA. Many state laws impose significant data security requirements, such as encryption or mandatory contractual terms to ensure ongoing protection of personal information. Activities outside of the United States implicate local and national data protection standards, impose additional compliance requirements, and generate additional risks of enforcement for non-compliance. We must comply with all applicable privacy and data security laws in order to operate our business and may be required to expend significant capital and other resources to ensure ongoing compliance, to protect against security breaches and hackers or to alleviate problems caused by such breaches. Breaches of health information and/or personal data may be extremely expensive to remediate, may prompt federal or state investigation, fines, civil and/or criminal sanctions and significant reputational damage.

We may have to comply with laws governing the use and disclosure of genetic testing information.

Many states have adopted laws governing genetic testing and the use and disclosure of genetic test results. These laws impose specific testing consent requirements, patient authorization requirements for the use and disclosure of test results and some impose limits on the retention and secondary use of patient samples. Many of these laws are vaguely written and some are overly broad. We must analyze and ensure compliance with the genetic testing laws in the jurisdictions from which we obtain samples and may be required to expend significant capital and other resources to ensure ongoing compliance. Our failure to comply could interfere with our ability to operate and/or lead to sanctions, fines, or other regulatory actions as well as civil claims.

We depend on our information technology and telecommunications systems, and any failure of these systems could harm our business.

We depend on information technology and telecommunications systems for significant aspects of our operations. In addition, our third-party billing and collections provider depends upon telecommunications and data systems provided by outside vendors and information we provide on a regular basis. These information technology and telecommunications systems support a variety of functions, including test processing, sample tracking, quality control, customer service and support, billing and reimbursement, R&D activities, and our general and administrative activities. Information technology and telecommunications systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts, and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses, and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our information technology and telecommunications systems, failures or significant downtime of our information technology or telecommunications systems, or those used by our third-party service providers could prevent us from processing tests, providing test results to oncologists, pathologists, billing payers, processing reimbursement appeals, handling patient or physician inquiries, conducting R&D activities, and managing the administrative aspects of our business. Any disruption or loss of information technology or telecommunications systems on which critical aspects of our operations depend could have an adverse effect on our business.

We rely on Federal Express Corporation, or FedEx, and United Parcel Service of America, Inc., or UPS, for the distribution of our products and, if FedEx or UPS incurs any damage to the facilities where our products are processed or is unable to distribute our products as needed, it could have a material adverse effect on our results of operations and business.

We rely on FedEx and UPS for the distribution of our products. The FedEx or UPS facilities where our products are processed may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, power outages, communications failure, or terrorism. Any material destruction to the facilities where our products are processed could adversely affect the ability of FedEx or UPS to meet the needs of our customers. In addition, a disruption or slowdown in the operations of FedEx or UPS, including as a result of damage to the facilities of FedEx or UPS or a strike by FedEx or UPS employees, could cause delays in our ability to fulfill customer orders and may cause orders to be cancelled, lost, or delivered late, our products to be returned, or receipt of products to be refused, any of which could adversely affect our business and our results of operations. If our shipping costs were to increase as a result of an increase by FedEx or UPS or as a result of obtaining a new third-party logistics company and if we are unable to pass on these higher costs to our customers, it could have a material adverse effect on our results of operations and business.

Regulatory Risks Relating to Our Business

Healthcare policy changes, including recently enacted legislation reforming the U.S. health care system, may have a material adverse effect on our financial condition, results of operations, and cash flows.

In the United States, the current trend is toward legislative and regulatory changes at the federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare. For example, in March 2010, the 2010 Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the ACA, became law. The ACA substantially changed the way healthcare is financed by both commercial payers and government payers and thus significantly impacted our industry. The ACA contained a number of provisions expected to impact our business and operations, some of which in ways we cannot currently predict, including those governing enrollment in state and federal health care programs, reimbursement changes and fraud and abuse, which will impact existing state and federal health care programs and will result in the development of new programs. For instance, the ACA required each medical device manufacturer to pay a sales tax equal to 2.3% of the price for which such manufacturer sells its medical devices, and began to apply to sales of taxable medical devices after December 31, 2012. Through a series of legislative amendments, the tax was suspended for 2016 through 2019. Absent further legislative action, the device excise tax will be reinstated on medical device sales starting January 1, 2020. It is unclear at this time when, or if, sales of our laboratory developed tests, or LDTs, will trigger the medical device tax, and it is possible that this tax will apply to some or all of our existing tests or tests we may develop in the future. If so, the taxes imposed by the ACA and the expansion in the government’s role in the U.S. healthcare industry may result in decreased profits to us and lower reimbursement by payers for our tests, any of which may have a material adverse impact on our business, financial condition, results of operations or cash flows. The ACA also contains a number of other provisions, including provisions governing enrollment in federal and state healthcare programs, reimbursement matters, and fraud and abuse, which we expect will impact our industry and our operations in ways that we still cannot predict.

Further, the ACA established the Physician Payments Sunshine Act, or the Sunshine Act, which imposes new reporting and disclosure requirements for applicable device manufacturers of covered products and those entities under common ownership that provide assistance and support to applicable manufacturers, with regard to payments or other transfers of value made to certain practitioners (including physicians and teaching hospitals) and certain investment ownership interests held by physicians in the reporting entity. We are not subject to the Sunshine Act provisions of the ACA at this time. However, if the FDA later determines that the Adhesive Skin Sample Collection Kit or any of our current or future products are subject to premarket clearance or approval process and such products are considered to be reimbursable by Medicare or Medicaid, we would be subject to the Physician Payments Sunshine Act and thus would be subject to its reporting requirements. In addition, certain of our subsidiaries may be found to be subject to the reporting requirements to the extent they provide assistance and support to us with respect to the manufacturing, marketing promotion, sale or distribution of our covered products. It is difficult to predict how the requirements would impact existing relationships among manufacturers, distributors, physicians, and teaching hospitals. The Sunshine Act preempts similar state reporting laws, but we or our subsidiaries could be required to report under certain provisions of such state laws. Failure to comply with the Sunshine Act could subject us to civil monetary penalties.

Additionally, the ACA introduced mechanisms to reduce the per capita rate of growth in Medicare spending if expenditures exceed certain targets. Any such reductions could affect reimbursement payments for our tests. In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, reduced Medicare payments to providers by 2% per fiscal year, effective on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2027 unless additional Congressional action is taken.

We anticipate there will continue to be proposals by legislators at both the federal and state levels, regulators and commercial payers to reduce costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the prices we will be able to charge for our tests, the coverage of or the amounts of reimbursement available for our tests from payers, including commercial payers and government payers. We cannot predict whether or when these or other recently enacted healthcare initiatives will be implemented at the federal or state level or how any such legislation or regulation may affect us. For instance, the payment reductions imposed by the ACA and the changes to reimbursement amounts paid by Medicare for tests such as ours based on the procedure set forth in PAMA, could limit the prices we will be able to charge or the amount of available reimbursement for our tests, which would reduce our revenue. Additionally, these healthcare policy changes could be amended or additional healthcare initiatives could be implemented in the future. For instance, there is uncertainty regarding the continued effect of the ACA in its current form following the results of the 2016 U.S. presidential election and in light of the policies of the current administration. Since 2016 there have been efforts to repeal all or part of the ACA, and the current Presidential Administration and the U.S. Congress have taken action to roll back certain provisions of the ACA. For example, the Tax Cuts and Jobs Act, or the TCJA, among other things, removes penalties for not complying with the ACA’s individual mandate to carry health insurance. The current Presidential Administration and the U.S. Congress may take further action regarding the ACA, including, but not limited to, repeal or replacement. Additionally, all or a portion of the ACA and related subsequent legislation may be modified, repealed or otherwise invalidated through judicial challenge, which could result in lower numbers of insured individuals, reduced coverage for insured individuals and adversely affect our business. Further, the impact on our business of the expansion of the federal and state governments’ role in the U.S. healthcare industry generally, including the social, governmental, and other pressures to reduce healthcare costs while expanding individual benefits, is uncertain. Any future changes or initiatives could have a materially adverse effect on our business, financial condition, results of operations, and cash flows.

Similarly, commercial payers may seek to reduce costs by reducing coverage or reimbursement for our tests. Any government-adopted reform measures or changes to commercial third-party payer coverage and reimbursement policies could cause significant pressure on the pricing of, and reimbursement for, health care products and services, including our tests, which could decrease demand for our tests, and adversely affect our sales and revenue.

In addition, some payers have implemented, or are in the process of implementing, laboratory benefit management programs, often using third-party benefit managers to manage these programs. The stated goals of these programs are to help improve the quality of outpatient laboratory services, support evidence-based guidelines for patient care and lower costs. The impact on laboratories, such as us, of active laboratory benefit management by third parties is unclear, and we expect that it would have a negative impact on our revenue in the short term. It is possible that payers will resist reimbursement for tests that we offer, in favor of less expensive tests, may require pre-approval for our tests or may impose additional pricing pressure on and substantial administrative burden for reimbursement for our tests. We expect to continue to focus substantial resources on increasing adoption of, and coverage and reimbursement for, our current tests and any future tests we may develop. We believe it may take several years to achieve broad coverage and adequate contracted reimbursement with a majority of payers for our tests. However, we cannot predict whether, under what circumstances, or at what payment levels payers will cover and reimburse our tests. If we fail to establish and maintain broad adoption of, and coverage and reimbursement for, our tests, our ability to generate revenue could be harmed and our future prospects and our business could suffer.

Our business could be adversely impacted by our failure or the failure of physicians to comply with the ICD-10-CM Code Set.

CMS adopted a new coding set for diagnoses, commonly known as ICD-10-CM, which significantly expanded the previous coding set. Compliance with ICD-10-CM is required for all claims with dates of service on or after October 1, 2015. We believe we have fully implemented ICD-10-CM, however, our failure to implement and apply the new code set could adversely impact our business. In addition, if physicians fail to provide appropriate codes for desired tests, we may not be reimbursed for tests we perform.

Billing for our tests is complex and we must dedicate substantial time and resources to the billing process to be paid for our tests; long payment cycles of Medicare, Medicaid, and/or other third-party payers, or other payment delays, could hurt our cash flows and increase our need for working capital.

Billing for clinical laboratory testing services is complex, time-consuming, and expensive. Depending on the billing arrangement and applicable law, we will bill various payers, including Medicare, Medicaid, private insurance companies, and patients, all of which have different billing requirements. To the extent laws or contracts require us to bill patient co-payments or co-insurance, we must also comply with these requirements. We may also face increased risks in our collection efforts, including potential write-offs of doubtful accounts, long collection cycles, and failure by third parties to properly process payment of claims in a timely manner which could adversely affect our business, results of operations, and financial condition. Several factors make the billing practice complex, including:

•	compliance with complex federal and state regulations related to Medicare billing;

•	disputes among payers as to which party is responsible for payment; resistance by patients to cover any substantial amount of the payment;

•	differences in coverage among payers and effect of patient co-payments or co-insurance;

•	differences in information and billing requirements among payers;

•	incorrect or missing billing information; and

•	the resources required to manage the billing and claims appeals process.

Additionally, our billing activities require us to implement compliance procedures and oversight, train and monitor our employees, challenge coverage and payment denials, assist patients in appealing claims, and undertake internal audits to evaluate compliance with applicable laws and regulations as well as internal compliance policies and procedures. Payers also conduct external audits to evaluate payments, which add further complexity to the billing process.

Failure to comply with these billing requirements may result in non-payment, refunds, exclusion from government healthcare programs, and civil or criminal liabilities, any of which may have a material adverse effect on our revenues and earnings. These billing complexities and the related uncertainties in obtaining reimbursement could negatively affect our cash flow and our ability to achieve profitability.

Our business could be harmed by the loss, suspension, or other restriction on a license, certification, or accreditation, or by the imposition of a fine or penalties, under CLIA, its implementing regulations, or other state, federal, and foreign laws and regulations affecting licensure or certification, or by future changes in these laws or regulations.

The diagnostic testing industry is subject to extensive laws and regulations, many of which have not been interpreted by the courts. CLIA requires virtually all laboratories to be certified by the federal government and mandates compliance with various operational, personnel, facilities administration, quality, and proficiency testing requirements intended to ensure that testing services are accurate, reliable, and timely. CLIA certification is also a prerequisite to be eligible to bill state and federal health care programs, as well as many private third-party payers, for laboratory testing services. Our clinical laboratory must be certified under CLIA in order for us to perform testing on human specimens. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance, and inspections. We have a current certificate of registration from CMS to perform high-complexity testing, which is managed by California Laboratory Field Services, or CA LFS. To renew this certificate, we are subject to survey and inspection every two years. Moreover, CA LFS and/or CLIA inspectors may make periodic inspections of our clinical laboratory outside of the renewal process. The biennial survey is conducted by CMS, a CMS agent (typically a state agency), or, if the laboratory holds a CLIA certificate of accreditation, a CMS-approved accreditation organization. Sanctions for failure to comply with CLIA requirements, including proficiency testing violations, may include suspension, revocation, or limitation of a laboratory’s CLIA certificate, which is necessary to conduct business, as well as the imposition of significant fines or criminal penalties. In addition, we are subject to regulation under state laws and regulations governing laboratory licensure. Some states have enacted state licensure laws that are more stringent than CLIA.

In addition, state and foreign requirements for laboratory certification may be costly or difficult to meet and could affect our ability to receive specimens from certain states or foreign countries. Currently we are receiving samples from all 50 U.S. states and certain provinces in Canada. Each state maintains independent licensure, registration, or certification procedures that it must maintain compliance with in order to receive and test samples from that location. Maintaining compliance with the myriad of state and foreign requirements is time consuming and resource intensive and failure to maintain compliance could result in sanctions.

Any sanction imposed under CLIA, its implementing regulations, or state or foreign laws or regulations governing licensure, or our failure to renew a CLIA certificate, a state or foreign license, or accreditation, could have a material adverse effect on our business. If the CLIA certificate of our laboratory is revoked, that could also impact our licensure or certification in the states or in foreign jurisdictions.

We are also accredited from the College of American Pathologists, or CAP, which is a higher standard than that of the CLIA regulations. CAP is an independent, non-governmental organization of board-certified pathologists that accredits laboratories nationwide on a voluntary basis and that has been recognized by CMS as an accreditation organization to inspect laboratories to determine adherence to the CLIA standards. Since CAP has deemed status with CA LFS, our post-CAP re-accreditation inspections will be performed by teams formed by CAP. While not required to operate a CLIA-certified laboratory, many private insurers require CAP accreditation as a condition to contracting with clinical laboratories to cover their tests. In addition, some countries outside the United States require CAP accreditation as a condition to permitting clinical laboratories to test samples taken from their citizens. Failure to maintain CAP accreditation could have a material adverse effect on the sales of our tests and the results of our operations.

If we were to lose our CLIA certification, CAP accreditation or California laboratory license, whether as a result of a revocation, suspension, or limitation, we would no longer be able to offer our tests, which would limit our revenues and harm our business. If we were to lose our license in any other state where we are required to hold a license, we would not be able to test specimens from those states.

If the FDA were to begin requiring approval or clearance of our current tests and our planned future tests, we could incur substantial costs and time delays associated with meeting requirements for premarket clearance or approval or we could experience decreased demand for, or reimbursement of, our tests.

Although the FDA has asserted that it has authority to regulate the development and use of LDTs, such as our and many other laboratories’ test as medical devices, it has not exercised its authority with respect to most LDTs as a matter of enforcement discretion. The FDA could, at any time, change its policy with regard to this matter.

We believe that our tests, as utilized in our clinical laboratory, are and would be LDTs. As a result, we believe that pursuant to the FDA’s current policies and guidance, the FDA does not require that we obtain regulatory clearances or approvals for our LDTs. We believe the Adhesive Skin Sample Collection Kit we provide for collection and transport of skin samples from a health care provider to our clinical laboratory is considered a Class I medical device subject to the FDA regulation, but is currently exempt from premarket review by the FDA. However, the FDA could assert this device is Class II, which would subject it and our assay to premarket clearance or approval processes, which could be time-consuming and expensive. While we believe that we are currently in material compliance with applicable laws and regulations, we cannot assure you that the FDA, or other regulatory agencies, would agree with our determination, and a determination that we have violated these laws, or a public announcement that we are being investigated for possible violations of these laws, could adversely affect our business, prospects, results of operations, or financial condition.

Even though we commercialize our tests as LDTs, our tests may in the future become subject to more onerous regulation by the FDA. For example, the FDA may disagree with our assessment that our tests fall within the definition of an LDT and seek to regulate our tests as medical devices. Moreover, the FDA has issued draft guidance and a 2017 Discussion Paper to allow for further public discussion about an appropriate LDT oversight approach and to give congressional committees the opportunity to develop a legislative solution. The FDA has also solicited public input and published two draft guidance documents relating to FDA oversight of NGS-based tests. These two draft guidance documents describe the FDA’s thinking and proposed approach regarding the possible use of FDA-recognized standards to support analytical validity, and public human genetic variant databases to support clinical validity, of these tests. Additionally, two different bi-partisan bills have been circulated as discussion drafts in Congress, both of which reflect FDA policy positions and seek to establish new regulatory frameworks for laboratory testing, including the type of testing we provide.

If the FDA begins to enforce its medical device requirements for LDTs, or if the FDA disagrees with our assessment that our tests are LDTs, we could for the first time be subject to enforcement of a variety of regulatory requirements, including registration and listing, medical device reporting, and quality control, and we could be required to obtain premarket clearance or approval for our existing tests and any new tests we may develop, which may force us to cease marketing our tests until we obtain the required clearance or approval. The premarket review process can be lengthy, expensive, time-consuming, and unpredictable. Further, obtaining premarket clearance may involve, among other things, successfully completing clinical trials. Clinical trials require significant time and cash resources and are subject to a high degree of risk, including risks of experiencing delays, failing to complete the trial or obtaining unexpected or negative results. If we are required to obtain premarket clearance or approval and/or conduct premarket clinical trials, our development costs could significantly increase, our introduction of any new tests we may develop may be delayed, and sales of our existing tests could be interrupted or stopped. Any of these outcomes could reduce our revenue or increase our costs and materially adversely affect our business, prospects, results of operations, or financial condition. Moreover, any cleared or approved labeling claims may not be consistent with our current claims or adequate to support continued adoption of and reimbursement for our tests. For instance, if we are required by the FDA to label our tests as investigational, or if labeling claims the FDA allows us to make are limited, order levels may decline and reimbursement may be adversely affected. As a result, we could experience significantly increased development costs and a delay in generating additional revenue from our existing tests or from tests we may develop.

The requirement of premarket review could negatively affect our business until such review is completed and clearance to market or approval is obtained. The FDA could require that we stop selling our tests pending premarket clearance or approval. If the FDA allows our tests to remain on the market but there is uncertainty about our tests, if they are labeled investigational by the FDA, or if labeling claims the FDA allows us to make are limited, orders from dermatologists or reimbursement may decline. The regulatory approval process may involve, among other things, successfully completing additional clinical trials and making a 510(k) or other premarket submission, or filing a premarket approval application, or PMAA, with the FDA. If the FDA requires premarket review, our tests may not be cleared or approved on a timely basis, if at all. We may also decide voluntarily to pursue FDA premarket review of our tests if we determine that doing so would be appropriate.

Additionally, should future regulatory actions affect any of the reagents we obtain from suppliers and uses in conducting our tests, our business could be adversely affected in the form of increased costs of testing or delays, limits, or prohibitions on the purchase of reagents necessary to perform our testing. While we qualify all materials used in our products in accordance with the regulations and guidelines of the CLIA, the FDA could promulgate regulations or guidance documents impacting our ability to purchase materials necessary for the performance of our tests. If any of the reagents we obtain from suppliers and use in our tests are affected by future regulatory actions, our business could be adversely affected, including by increasing the cost of testing or delaying, limiting, or prohibiting the purchase of reagents necessary to perform testing with our products.

If we were required to conduct additional clinical studies or trials before continuing to offer tests that we have developed or may develop as LDTs, those studies or trials could lead to delays or failure to obtain necessary regulatory approval, which could cause significant delays in commercializing any future products and harm our ability to achieve profitability.

If the FDA decides to require that we obtain 510(k) clearance, premarket approvals pursuant to a PMAA, or any other type of premarket submission in order to commercialize our current PLA, the Nevome test, or our planned future tests, we may be required to conduct additional premarket clinical testing before submitting a regulatory notification or application for commercial sales. In addition, as part of our long-term strategy we may plan to seek FDA clearance or approval; however, we would need to conduct additional clinical validation activities on our tests before we can submit an application for FDA approval or clearance. Clinical trials must be conducted in compliance with FDA regulations or the FDA may take enforcement action or reject the data. The data collected from these clinical trials may ultimately be used to support market clearance or approval for our tests. We believe we would likely take two years or more to conduct the clinical studies and trials necessary to obtain approval from the FDA to commercially launch our current tests and our planned future tests outside of our clinical laboratory. Even if our clinical trials are completed as planned, we cannot be certain that their results will support our test claims or that the FDA or foreign authorities will agree with our conclusions regarding the results of our clinical trials. Success in early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior clinical trials and studies. If we are required to conduct premarket clinical trials, whether using prospectively acquired samples or archival samples, delays in the commencement or completion of clinical testing could significantly increase our test development costs and delay commercialization. Many of the factors that may cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to delay or denial of regulatory clearance or approval. The commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the clinical trial. Moreover, the clinical trial process may fail to demonstrate that our current tests and our planned future tests are effective for the proposed indicated uses, which could cause us to abandon a test candidate and may delay development of other tests.

We may find it necessary to engage contract research organizations to perform data collection and analysis and other aspects of our clinical trials, which would increase the cost and complexity of our trials. We may also depend on clinical investigators, medical institutions, and contract research organizations to perform the trials properly. If these parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality, completeness, or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or for other reasons, our clinical trials may have to be extended, delayed or terminated. Many of these factors would be beyond our control. We may not be able to enter into replacement arrangements without undue delays or considerable expenditures. If there are delays in testing or approvals as a result of the failure to perform by third parties, our R&D costs would increase, and we may not be able to obtain regulatory clearance or approval for our current tests and our planned future tests. In addition, we may not be able to establish or maintain relationships with these parties on favorable terms, if at all. Each of these outcomes would harm our ability to market our tests or to achieve profitability.

If we fail to comply with the complex federal, state, local and foreign laws and regulations that apply to our business, we could suffer severe consequences that could materially and adversely affect our operating results and financial condition.

Our operations are subject to extensive federal, state, local and foreign laws and regulations, all of which are subject to change. These laws and regulations currently include, among other things:

•	CLIA, which requires that laboratories obtain certification from the federal government, and state licensure laws;

•	FDA laws and regulations;

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HIPAA, which imposes comprehensive federal standards with respect to the privacy and security of protected health information, or PHI, and requirements for the use of certain standardized electronic transactions; amendments to HIPAA under the Health Information Technology for Economic and Clinical Health Act, or HITECH, which strengthened and expanded HIPAA privacy and security compliance requirements, increased penalties for violators, extended enforcement authority to state attorneys general and imposed requirements for breach notification;

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state laws regulating genetic testing and protecting the privacy of genetic test results, as well as state laws protecting the privacy and security of health information and personal data and mandating reporting of breaches to affected individuals and state regulators;

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the federal anti-kickback law, or the Anti-Kickback Statute, which prohibits knowingly and willfully offering, paying, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for, or recommending of an item or service that is reimbursable, in whole or in part, by a federal health care program;

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the federal False Claims Act, which imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the federal government;

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the federal Civil Monetary Penalties Law, which prohibits, among other things, the offering or transfer of remuneration to a Medicare or state health care program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies;

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other federal and state fraud and abuse laws, such as anti-kickback laws, prohibitions on self-referral, and false claims acts, which may extend to services reimbursable by any third-party payer, including private insurers;

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the Sunshine Act, which requires medical device manufactures to track and report to the federal government certain payments and other transfers of value made to physicians and teaching hospitals and ownership or investment interests held by physicians and their immediate family members;

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Section 216 of the PAMA, which requires applicable laboratories to report private payer data in a timely and accurate manner beginning in 2017 and every three years thereafter (and in some cases annually);

•	state laws that impose reporting and other compliance-related requirements; and

•	similar foreign laws and regulations that apply to us in the countries in which we operate.

In addition, in October 2018, the Eliminating Kickbacks in Recovery Act of 2018, or EKRA, was enacted as part of the Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment for Patients and Communities Act, or SUPPORT Act. EKRA is an all-payer anti-kickback law that makes it a criminal offense to pay any remuneration to induce referrals to, or in exchange for, patients using the services of a recovery home, a substance use clinical treatment facility, or laboratory. Although it appears that EKRA was intended to reach patient brokering and similar arrangements to induce patronage of substance use recovery and treatment, the language in EKRA is broadly written. Further, certain of EKRA’s exceptions, such as the exception applicable to relationships with employees that effectively prohibits incentive compensation, are inconsistent with the federal anti-kickback statute and regulations, which permit payment of employee incentive compensation, a practice that is common in the industry. Significantly, EKRA permits the U.S. Department of Justice to issue regulations clarifying EKRA’s exceptions or adding additional exceptions, but such regulations have not yet been issued. Laboratory industry stakeholders are reportedly seeking clarification regarding EKRA’s scope and/or amendments to its language.

These laws and regulations are complex and are subject to interpretation by the courts and by government agencies. Our failure to comply could lead to civil or criminal penalties, exclusion from participation in state and federal health care programs, or prohibitions or restrictions on our laboratories’ ability to provide or receive payment for our services. We believe that we are in material compliance with all statutory and regulatory requirements, but there is a risk that one or more government agencies could take a contrary position, or that a private party could file suit under the qui tam provisions of the federal False Claims Act or a similar state law. Such occurrences, regardless of their outcome, could damage our reputation and adversely affect important business relationships with third parties, including managed care organizations, and other private third-party payers.

We are subject to numerous federal and state healthcare statutes and regulations; complying with laws pertaining to our business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties and a material adverse effect to our business and operations.

Federal and state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, unlawful trade practices, kickbacks, patient inducement and statutory or common law fraud restrict the provision of items or services for free or at reduced charge to government health care program beneficiaries. Such state laws may also restrict the provision of items or services for free or at a reduced charge to non-government health care program beneficiaries. These laws and regulations relating to the provision of items or services for free are complex and are subject to interpretation by the courts and by government agencies. We do not currently charge Medicare or Medicaid beneficiaries for our tests nor do we submit claims to any federal healthcare program.

To the extent our business operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, monetary fines, individual imprisonment, disgorgement of profits, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting or oversight obligations if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with the law and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and pursue our strategy. If any of the physicians or other healthcare providers or entities with whom we expect to do business, including current or future collaborators, are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also affect our business.

As a clinical laboratory, our business practices may face additional scrutiny from government regulatory agencies such as the Department of Justice, the U.S. Department of Health and Human Services Office of Inspector General, or OIG, and CMS. Certain arrangements between clinical laboratories and referring physicians have been identified in fraud alerts issued by the OIG as implicating the Anti-Kickback Statute. The OIG has stated that it is particularly concerned about these types of arrangements because the choice of laboratory, as well as the decision to order laboratory tests, typically are made or strongly influenced by the physician, with little or no input from patients. Moreover, the provision of payments or other items of value by a clinical laboratory to a referral source could be prohibited under the federal self-referral prohibitions, commonly known as the Stark Law or the Physician Self-Referral Law, unless the arrangement meets all criteria of an applicable exception. The government has been active in enforcement of these laws as they apply to clinical laboratories.

Numerous states have enacted laws prohibiting business corporations, such as us, from practicing medicine and other professions and from employing or engaging physicians and other professionals to practice medicine, generally referred to as the prohibition against the corporate practice of medicine and the professions, which could include physician laboratory directors. These laws are designed to prevent interference in the medical decision-making process by anyone who is not a licensed professional. For example, California’s Medical Board has indicated that determining the appropriate diagnostic tests for a particular condition and taking responsibility for the ultimate overall care of a patient, including providing treatment options available to the patient, would constitute the unlicensed practice of medicine if performed by an unlicensed person. Violation of these corporate practice of medicine laws may result in civil or criminal fines, as well as sanctions imposed against the business corporation and/or the professional through licensure proceedings and criminal penalties.

The growth of our business and our expansion outside of the United States may increase the potential of violating similar foreign laws or our internal policies and procedures. The risk of us being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Any of the foregoing consequences could seriously harm our business and our financial results.

We may be required to comply with laws and contractual obligations governing the transmission, security, and privacy of health information, or other information, including personally identifiable information and payment information, including credit card information, that require significant compliance costs, and any failure to comply with these laws could result in material criminal and civil penalties.

Under the administrative simplification provisions of HIPAA, HHS has issued regulations which establish uniform standards governing the conduct of certain electronic health care transactions and protecting the privacy and security of PHI used or disclosed by health care providers and other covered entities.

The privacy regulations regulate the use and disclosure of PHI by health care providers engaging in certain electronic transactions or “standard transactions.” They also set forth certain rights that an individual has with respect to his or her PHI maintained by a covered health care provider, including the right to access or amend certain records containing PHI or to request restrictions on the use or disclosure of PHI. The HIPAA security regulations establish administrative, physical, and technical standards for maintaining the integrity and availability of PHI in electronic form. These standards apply to covered health care providers and also to “business associates” or third parties providing services involving the use or disclosure of PHI. The HIPAA privacy and security regulations establish a uniform federal “floor” and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing PHI. As a result, we may be required to comply with both HIPAA privacy regulations and varying state privacy and security laws.

Moreover, HITECH, among other things, established certain health information security breach notification requirements. In the event of a breach of unsecured PHI, a covered entity must notify each individual whose PHI is breached, federal regulators and in some cases, must publicize the breach in local or national media. Breaches affecting 500 individuals or more are publicized by federal regulators who publicly identify the breaching entity, the circumstances of the breach and the number of individuals affected.

These laws contain significant fines and other penalties for wrongful use or disclosure of PHI. Given the complexity of HIPAA and HITECH and their overlap with state privacy and security laws, and the fact that these laws are rapidly evolving and are subject to changing and potentially conflicting interpretation, our ability to comply with the HIPAA, HITECH and state privacy requirements is uncertain and the costs of compliance are significant. Adding to the complexity is that our operations are evolving and the requirements of these laws will apply differently depending on such things as whether or not we bill electronically for our services, or provide services involving the use or disclosure of PHI and incur compliance obligations as a business associate. The costs of complying with any changes to the HIPAA, HITECH and state privacy restrictions may have a negative impact on our operations. Noncompliance could subject us to criminal penalties, civil sanctions and significant monetary penalties as well as reputational damage.

We also are required to collect and maintain personal information about our employees, and we collect information about customers as part of some of our marketing programs, as well as receive and transfer certain payment information, to accept payments from our customers, including credit card information. The collection and use of such information is regulated at the federal and state levels, and may be subject to contractual obligations as well. The regulatory environment related to information security and privacy is increasingly demanding. If the security and information systems that we or our outsourced third-party providers use to store or process such information are compromised or if we, or such third parties, otherwise fail to comply with these laws, regulations, and contractual obligations, we could face litigation and the imposition of penalties that could adversely affect our financial performance. Our reputation as a brand or as an employer could also be adversely affected from these types of security breaches or regulatory violations, which could impair our sales or ability to attract and keep qualified employees.

Clinical research is heavily regulated and failure to comply with human subject protection regulations may disrupt our research program leading to significant expense, regulatory enforcement, private lawsuits, and reputational damage.

Clinical research is subject to federal, state, and, for studies conducted outside of the United States, international regulation. At the federal level, the FDA imposes regulations for the protection of human subjects and requirements such as initial and ongoing institutional review board review; informed consent requirements, adverse event reporting and other protections to minimize the risk and maximize the benefit to research participants. Many states impose human subject protection laws that mirror or in some cases exceed federal requirements. HIPAA also regulates the use and disclosure of PHI in connection with research activities. Research conducted overseas is subject to a variety of national protections such as mandatory ethics committee review, as well as laws regulating the use, disclosure and cross-border transfer of personal data. The costs of compliance with these laws may be significant and compliance with regulatory requirements may result in delay. Noncompliance may disrupt our research and result in data that is unacceptable to regulatory authorities, data lock, or other sanctions that may significantly disrupt our operations.

Violation of a state’s prohibition on the corporate practice of medicine could result in a material adverse effect on our business.

A number of states, including California, do not allow business corporations, such as us, to employ physicians to provide professional services. This prohibition against the “corporate practice of medicine” is aimed at preventing corporations such as us from exercising control over the medical judgments or decisions of physicians. The state licensure statutes and regulations and agency and court decisions that enumerate the specific corporate practice rules vary considerably from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. If regulatory authorities or other parties in any jurisdiction successfully assert that we are engaged in the unauthorized corporate practice of medicine, we could be required to restructure our contractual and other arrangements. In addition, violation of these laws may result in sanctions imposed against us and/or the professional through licensure proceedings, and we could be subject to civil and criminal penalties that could result in exclusion from state and federal health care programs.

If we are sued for product liability or errors and omissions liability, we could face substantial liabilities that exceed our resources.

The marketing, sale and use of our PLA could lead to product liability claims if someone were to allege that it failed to perform as it was designed. We may also be subject to liability for errors in results we provide to physicians or for misunderstanding of, or inappropriate reliance upon, the information we provide. We may also be subject to similar types of claims related to products we may develop in the future. A product liability or errors and omissions liability claim could result in substantial damages and be costly and time-consuming for us to defend. Although we maintain product liability and errors and omissions insurance, we cannot assure you that our insurance would fully protect us from the financial impact of defending against these types of claims, or any judgments, fines or settlement costs arising out of any such claims. Any product liability or errors and omissions liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause injury to our reputation or cause us to suspend sales of our product. The occurrence of any of these events could have an adverse effect on our business results of operations.

Intellectual Property Risks Related to Our Business

Our collaborators may assert ownership or commercial rights to inventions we develop from our use of the biological materials which they provide to us, or otherwise arising from the collaboration.

We collaborate with several institutions, physicians, and researchers in scientific matters. Also, we rely on numerous third parties to provide us with adhesive patch samples and biological materials that we use to develop tests. If we cannot successfully negotiate sufficient ownership, licensing, and/or commercial rights to any inventions that result from our use of a third-party collaborator’s materials, or if disputes arise with respect to the intellectual property developed with the use of a collaborator’s samples, or data developed in a collaborator’s study, our ability to capitalize on the market potential of these inventions or developments may be limited or precluded altogether.

If we are unable to maintain intellectual property protection, our competitive position could be harmed.

Our ability to protect our discoveries and technologies affects our ability to compete and to achieve profitability. Currently, we rely on a combination of U.S. and foreign patents and patent applications, copyrights, trademarks and trademark applications, confidentiality or non-disclosure agreements, material transfer agreements, licenses, consulting agreements, work-for-hire agreements, and invention assignment agreements to protect our intellectual property rights. We also maintain certain company know-how, trade secrets, and technological innovations designed to provide us with a competitive advantage in the marketplace as trade secrets. Currently, we own five issued U.S. patents, six pending U.S. patent applications (three provisional and three non-provisional), several corresponding foreign counterpart patents and patent applications, and two PCT applications, relevant to our testing methodology and expression profiles. While we intend to pursue additional patent applications, it is possible that our pending patent applications and any future applications may not result in issued patents. Even if patents are issued, third parties may independently develop similar or competing technology that avoids our patents. Further, we cannot be certain that the steps we have taken will prevent the misappropriation of our trade secrets and other confidential information as well as the misuse of our patents and other intellectual property, particularly in foreign countries where we have not filed for patent protection.

From time-to-time the U.S. Supreme Court, other federal courts, the USPTO, may change the standards of patentability and any such changes could have a negative impact on our business. For instance, in 2008, the Court of Appeals for the Federal Circuit issued a decision that methods or processes cannot be patented unless they are tied to a machine or involve a physical transformation. The U.S. Supreme Court later reversed that decision in Bilski v. Kappos, finding that the “machine-or-transformation” test is not the only test for determining patent eligibility. The Court, however, declined to specify how and when processes are patentable. In 2012, in the case Mayo Collaborative Services v. Prometheus Laboratories, Inc., the U.S. Supreme Court reversed the Federal

Circuit’s application of Bilski and invalidated a patent focused on a diagnostic process because the patent claim embodied a law of nature.

In 2013, in Association for Molecular Pathology v. Myriad Genetics, the Supreme Court unanimously ruled that, “[a] naturally occurring DNA segment is a product of nature and not patent eligible merely because it has been isolated,” thereby invalidating Myriad Genetics’ patents on the BRCA1 and BRCA2 breast cancer genes. However, the Supreme Court also held that manipulation of a gene to create something not found in nature, such as a strand of synthetically-produced complementary DNA, or cDNA, could still be eligible for patent protection. The Supreme Court noted that method patents, which concern technical procedures for carrying out a certain process, are not affected by the ruling.

More recently, the Federal Circuit has ruled on several patent cases—such as Univ. of Utah Research Found. v. Ambry Genetics Corp., 774 F.3d 755 (Fed. Cir. 2014), Ariosa Diagnostics, Inc. v. Sequenom, Inc., 788 F.3d 1371 (Fed. Cir. 2015), Genetic Tech. Ltd. v. Merial LLC, 818 F.3d 1369 (Fed. Cir. 2016), and Cleveland Clinic Found. v. True Health Diagnostics, 859 F.3d 1352 (Fed. Cir. 2017)—that some diagnostic method claims are patent ineligible. These decisions have narrowed the scope of patent protection available in certain circumstances or weakened the rights of patent owners in certain situations. Some aspects of our technology involve processes that may be subject to this evolving standard and we cannot guarantee that any of our pending process claims will be patentable as a result of such evolving standards. In addition, this combination of decisions has created uncertainty as to the value of certain issued patents, in particular patents in the molecular biology analysis and diagnostic space. Moreover, there is additional uncertainty around the evolving standard in light of the USPTO Revised Patent Subject Matter Eligibility Guidance issued in Jan. 2019.

It should also be noted that in 2010, the Secretary’s Advisory Committee on Genetics, Health and Society voted to approve a report entitled “Gene Patents and Licensing Practices and Their Impact on Patient Access to Genetic Tests.” That report defines “patent claims on genes” broadly to include claims to isolated nucleic acid molecules as well as methods of detecting particular sequences or mutations. The report also contains six recommendations, including the creation of an exemption from liability for infringement of patent claims on genes for anyone making, using, ordering, offering for sale, or selling a test developed under the patent for patient care purposes, or for anyone using the patent-protected genes in the pursuit of research. The report also recommended that HHS should explore, identify, and implement mechanisms that will encourage more voluntary adherence to current guidelines that promote nonexclusive in-licensing of diagnostic genetic and genomic technologies. It is unclear whether HHS will act upon these recommendations, or if the recommendations would result in a change in law or process that could negatively impact our patent portfolio or future R&D. If acted upon, implementation of such provisions could have a material negative impact on our business.

We may face intellectual property infringement claims that could be time-consuming and costly to defend, and could result in the loss of significant rights, the implementation of an injunction, and the assessment of treble damages.

From time-to-time we may face intellectual property infringement or misappropriation claims from third parties. Some of these claims may lead to litigation. The outcome of any such litigation can never be guaranteed, and an adverse outcome could affect us negatively. For example, were a third party to succeed on an infringement claim against us, we may be required to pay substantial damages, including treble damages if such infringement were found to be willful. In addition, we could face an injunction barring us from conducting the allegedly infringing activity, including an order preventing us from offering our current tests and future planned tests in the marketplace. The outcome of the litigation could require us to enter into a license agreement which may not be pursuant to acceptable or commercially reasonable or practical terms or which may not be available at all.

It is also possible that an adverse finding of infringement against us may require us to dedicate substantial resources and time in developing non-infringing alternatives, which may or may not be possible. In the case of diagnostic tests, we would also need to include non-infringing technologies, which would require us to re-validate the test. Any such re-validation, in addition to being costly and time-consuming, may be unsuccessful. Finally, we may initiate claims to assert or defend our own intellectual property against third parties. Any intellectual property litigation, irrespective of whether we are the plaintiff or the defendant, and regardless of the outcome, is expensive and time-consuming, and could divert and distract our management’s attention from our business and negatively affect our operating results or financial condition.

Tax Risks Related to Our Business

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the IRC, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its carryforwards to offset future taxable income. Our existing net operating loss carryforwards, or NOLs, may be subject to limitations arising from previous ownership changes, and if we underwent an ownership change in connection with or after the Business Combination, our ability to utilize NOLs could be further limited by Section 382 of the IRC. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the IRC. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing and any future NOLs could expire or otherwise be unavailable to offset future income tax liabilities. We have not conducted a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since inception due to the significant complexity and cost associated with such a study.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law the TCJA, that significantly reforms the IRC. The TCJA, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation on the deductibility of interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, reduction or elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits. The overall impact of the TCJA is uncertain and our business and financial condition could be adversely affected. The impact of this tax reform on holders of the our common stock is also uncertain and could be adverse. You are urged to consult with your legal and tax advisors with respect to such legislation and the potential tax consequences of investing in our common stock.

Risks Related to Our Securities

There is no assurance that we will continue satisfying the listing requirements of the Nasdaq Capital Market.

Our common stock is listed on the Nasdaq Capital Market. To maintain our listing we are required to satisfy continued listing requirements. There can be no assurance we will continue satisfying such continued listing requirements, which include that the closing bid price of our common stock be at least $1 per share, that we have at least 300 round lot holders and at least 500,000 publicly held shares, that the market value of our publicly held securities be at least $1 million, and that we meet one of these standards: stockholders’ equity of at least $2.5 million; market value of listed securities of at least $35 million; or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years. The delisting of our common stock for whatever reason could, among other things, substantially impair our ability to raise additional capital; result in the loss of interest from institutional investors, the loss of confidence in our company by investors and employees, and in fewer financing, strategic and business development opportunities; and result in potential breaches of agreements under which we made representations or covenants relating to our compliance with applicable listing requirements. Claims related to any such breaches, with or without merit, could result in costly litigation, significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations. In addition, the delisting of our common stock for whatever reason may materially impair our stockholders’ ability to buy and sell shares of our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock.

We are an emerging growth company, and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our securities less attractive to investors.

We are an emerging growth company, under the Jumpstart Our Business Startups Act and a smaller reporting company under SEC regulations. For so long as we remain an emerging growth company or smaller reporting company, we will be permitted to and intend to rely on exemptions from certain disclosure requirements applicable to other public companies that are not emerging growth companies or smaller reporting companies. These exemptions include:

•	for so long as we are an emerging growth company, not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the condensed consolidated financial statements;

•	reduced disclosure obligations regarding executive compensation; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved for so long as we are an emerging growth company.

We may choose to take advantage of some, but not all, of the available exemptions. Emerging growth companies may take advantage of an extended transition period for complying with new or revised accounting standards, allowing emerging growth companies to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We will continue to be an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which we had total annual gross revenues of at least $1.07 billion, (ii) the day we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million, measured as of our most recently completed second fiscal quarter, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period, and (iv) December 31, 2022. In addition, we are eligible to remain a smaller reporting company for so long as we have a public float (based on our common equity) of less than $250 million measured as of the last business day of our most recently completed second fiscal quarter or, a public float (based on our common equity) of less than $700 million as of this date and annual revenues of less than $100 million during the most recently completed fiscal year.

We cannot predict whether investors will find our securities less attractive if we rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities price may be more volatile.

Future issuances of equity securities may dilute the interests of our securityholders and reduce the price of our securities.

Any future issuance of our equity securities could dilute the interests of our then existing securityholders and could substantially decrease the trading price of our securities. We may issue equity or equity-linked securities for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons.

We may amend the terms of our publicly traded warrants currently trading on the Pink Market under the ticker symbol “DMTKW,” or the publicly traded warrants, in a manner that may be adverse to holders with the approval by the holders of a majority of the then outstanding publicly traded warrants. As a result, the exercise price of the publicly traded warrants could be increased, the exercise period could be shortened and the number of shares purchasable upon exercise of a publicly traded warrant could be decreased, all without your approval.

Our publicly traded warrants are subject to the Warrant Agreement. The Warrant Agreement provides that the terms of the publicly traded warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then outstanding publicly traded warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the publicly traded warrants in a manner adverse to a holder if holders of a majority of the then outstanding publicly traded warrants approve of such amendment. Although our ability to amend the terms of the publicly traded warrants with the consent of a majority of the then outstanding publicly traded warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the publicly traded warrants, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of the publicly traded warrants.

We may redeem your unexpired publicly traded warrants prior to their exercise at a time that is disadvantageous to you, thereby making your publicly traded warrants worthless.

We will have the ability to redeem our outstanding publicly traded warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our common stock equals or exceeds $36.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we give notice of redemption. If and when the publicly traded warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding publicly traded warrants could force you (i) to exercise your publicly traded warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your publicly traded warrants at the then-current market price when you might otherwise wish to hold your publicly traded warrants or (iii) to accept the nominal redemption price which, at the time the outstanding publicly traded warrants are called for redemption, is likely to be substantially less than the market value of your publicly traded warrants.

Because we have no current plans to pay cash dividends on our shares for the foreseeable future, you may not receive any return on investment unless you sell your shares for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our shares unless you sell your shares of the Company for a price greater than that which you paid for them.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. If no securities or industry analysts publish reports about us, our share price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our shares of common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares of common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.

Provisions in our Amended and Restated Certificate of Incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control that our stockholders may consider favorable, including transactions in which our stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. These provisions include:

•	a classified board of directors so that not all directors are elected at one time;

•	a prohibition on stockholder action through written consent;

•	no cumulative voting in the election of directors;

•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director;

•

a requirement that special meetings of our stockholders be called only by our board of directors, the chairman of our board of directors, the chief executive officer or, in the absence of a chief executive officer, the president;

•	an advance notice requirement for stockholder proposals and nominations;

•	the authority of our board of directors to issue preferred stock with such terms as our board of directors may determine; and

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a requirement of approval of not less than 66 2/3% of all outstanding shares of our capital stock entitled to vote to amend any bylaws by stockholder action, or to amend specific provisions of our certificate of incorporation.

In addition, Delaware law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person who, together with his, her or its affiliates, owns or within the last three years has owned 15% or more of the company’s voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Delaware law may discourage delay or prevent a change in control of the Company.

In addition, our Amended and Restated Certificate of Incorporation, to the fullest extent permitted by law, provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Amended and Restated

Certificate of Incorporation, or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the Exchange Act. It could apply, however, to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rule and regulations thereunder. There is uncertainty as to whether a court would enforce such provision with respect to claims under the Securities Act, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in our Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

Provisions in our charter and other provisions of Delaware law could limit the price that investors are willing to pay in the future for shares of our common stock.

We expect the price of our common stock may be volatile and may fluctuate substantially.

The stock market in general and the market for life sciences companies in particular, have experienced extreme volatility that has often been unrelated to companies’ operating performance. The market price for our common stock may be influenced by many factors, including:

•	the results of our efforts to develop and commercialize our tests;

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actual or anticipated results from, and any delays in, any future clinical trials, as well as results of regulatory reviews relating to the approval of any product candidates we may choose to develop that require such approval;

•	commencement or termination of any collaboration or licensing arrangement;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technology;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures and capital commitments;

•	additions or departures of key scientific or management personnel;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	new products, product candidates or new uses for existing products introduced or announced by our competitors, and the timing of these introductions or announcements;

•	results of clinical trials of product candidates of our competitors;

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general economic and market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

•	regulatory or legal developments in the United States and other countries;

•	changes in the structure of healthcare payment systems;

•	conditions or trends in the life sciences industry;

•	actual or anticipated changes in earnings estimates, development timelines or recommendations by securities analysts;

•	announcement or expectation of additional financing efforts;

•	sales of common stock by us or our stockholders in the future, as well as the overall trading volume of our common stock; and

•	other factors described in this “Risk Factors” section.

In the past, following periods of volatility in companies’ stock prices, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as, but not limited to “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “pro forma,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or variations thereof are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus. Additionally, statements concerning future matters are forward-looking statements. These statements include, among other things, statements regarding:

•	our ability to attain profitability;

•	our ability to continue as a going concern;

•	our estimates regarding our future performance, including without limitation estimates of potential future revenues;

•	our ability to obtain third-party payer reimbursement for our tests;

•	our ability to efficiently bill for and collect revenue resulting from our tests;

•	our need to raise additional capital to fund our operations, commercialize our products, and expand our operations;

•	our ability to market and sell our tests to physicians and other clinical practitioners;

•	our ability to continue to develop our existing tests and develop and commercialize additional novel tests;

•	our dependence on third parties for the manufacture of our products;

•	our ability to meet market demand for our current and planned future tests;

•	our reliance on our sole laboratory facility and the harm that may result if this facility became damaged or inoperable;

•	our ability to compete with our competitors and their competing products;

•	the importance of our executive management team;

•	our ability to retain and recruit key personnel;

•	our dependence on third parties for the supply of our laboratory substances, equipment and other materials;

•	the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these lawsuits to cause us to suspend sales of our products;

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the possibility that a third party may claim we have infringed or misappropriated our intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;

•	the potential consequences of our expanding our operations internationally;

•	our ability to continue to comply with applicable privacy laws and protect confidential information from breaches;

•	how changes in federal health care policy could increase our costs, decrease our revenues and impact sales of and reimbursement for our tests;

•	our ability to continue to comply with federal and local laws concerning our business and operations and the consequences resulting from our failure to comply with such laws;

•	the possibility that we may be required to conduct additional clinical studies or trials for our tests and the consequences resulting from the delay in obtaining necessary regulatory approvals;

•

the harm resulting from the potential loss, suspension, or other restriction on one or more of our licenses, certifications or accreditations, or the imposition of a fine or penalty on us under federal, state, or foreign laws;

•	our ability to maintain our intellectual property protection;

•	how recent and potential future changes in tax policy could negatively impact our business and financial condition;

•	how recent and potential future changes in healthcare policy could negatively impact our business and financial condition;

•	our ability to maintain Nasdaq listing;

•	our ability to manage the increased expenses and administrative burdens as a public company; and

•	the effects of a sale of our Common Stock on the price of our securities.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risks Factors” above, as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We file reports with the Securities and Exchange Commission, or the SEC, and our electronic filings with the SEC (including our Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports) are available free of charge on the SEC’s website at http://www.sec.gov.

We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, except as required by law. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of securities by the selling securityholders pursuant to this prospectus. We may receive up to approximately $3,227,245 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not a cashless basis), based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

MARKET INFORMATION FOR OUR COMMON STOCK

Our common stock is listed on the Nasdaq Capital Market under the symbol “DMTK.” As of December 30, 2019, we had 317 holders of record of our common stock, based on information provided by our transfer agent.

BUSINESS

Unless specifically noted otherwise, as used throughout this Business section, “we,” “our,” or “us” refers to the business, operations and financial results of DermTech Operations prior to, and the Company and its subsidiaries subsequent to, the completion of the Business Combination as the context requires. “Constellation” refers to the Company prior to the completion of the Business Combination.

Business Overview

We are an emerging growth diagnostics company developing and marketing novel non-invasive gene expression tests to aid in the diagnosis of various skin conditions, including skin cancer, inflammatory diseases, and aging-related conditions. Our technology provides a highly accurate alternative to surgical biopsy, minimizing patient discomfort, scarring, and risk of infection, while maximizing convenience. Our scalable gene expression assays have been designed to work with a proprietary “adhesive patch biopsy” that provides a tissue sample for analysis non-invasively.

We are initially commercializing tests that will address unmet needs in the diagnostic pathway of pigmented skin lesions, such as moles or dark colored skin spots. Our current products facilitate the clinical assessment of pigmented skin lesions for melanoma. We have initially marketed this test directly to a concentrated group of dermatologists and plans to eventually market the test to primary care physicians and through telemedicine channels. We process our tests in a high complexity molecular laboratory that is Clinical Laboratory Improvement Amendments of 1988, or CLIA, certified. We also provide laboratory services to large pharmaceutical companies on a contract basis for their use in their clinical trials for new drugs. We have a history of net losses since our inception.

Business Combination, Reverse Split and Domestication

On August 29, 2019, the Company, formerly known as Constellation Alpha Capital Corp., and DermTech Operations completed the Business Combination, whereby Merger Sub merged with and into DermTech Operations, with DermTech Operations surviving as a wholly owned subsidiary of the Company. In connection with and two days prior to the completion of the Business Combination, Constellation re-domiciled out of the British Virgin Islands and continued as a company incorporated in the State of Delaware.

On August 29, 2019, immediately following the completion of the Business Combination, we adopted the Amended and Restated Certificate of Incorporation and changed the name of the Company to DermTech, Inc. Prior to the completion of the Business Combination, the Company was a shell company. Following the Business Combination, the business of DermTech Operations is the business of the Company.

On August 29, 2019, in connection with and immediately following the completion of the Business Combination, we filed the Certificate of Amendment to effect the Reverse Stock Split. As a result of the Reverse Stock Split, the number of issued and outstanding shares of our Common Stock immediately prior to the Reverse Stock Split was reduced into a smaller number of shares, such that every two shares of our Common Stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of our Common Stock.

Our Business

We are an emerging growth precision dermatology company developing and marketing novel non-invasive diagnostic tests that seek to transform the practice of dermatology and related fields. Our platform may change the diagnostic paradigm in dermatology from one that is subjective, invasive, inaccurate and high-cost, to one that is objective, non-invasive, highly accurate and low-cost. Our initial focus is skin cancer. We currently have two clinical commercial tests, with a third in development, that enhance the early detection of skin cancer and related conditions. Our scalable genomics platform has been designed to work with a proprietary adhesive patch sample collection kit that provides a skin sample collected non-invasively. We also provide our technology platform on a contract basis to large pharmaceutical companies who use the technology in their clinical trials to test for the existence of genetic targets of various diseases and to measure the response of new drugs under development. We process our tests in a high complexity molecular laboratory that is CLIA certified and has applicable laboratory licenses in all 50 states in the United States and is certified by the College of American Pathologists. As described below, our technology platform is easy to use and integrates seamlessly into the current clinical diagnostic pathway by providing (i) simple and rapid tissue collection and shipping via standard express mail, (ii) sample processing via quantitative polymerase chain reaction, or qPCR, or other technologies and (iii) physician reporting within 48 to 72 hours. In addition, physicians can bill for their services using existing Current Procedural Technology, or CPT, codes.

Dermatology is one of the largest medical markets in the United States. The skin cancer segment alone has over 15 million surgical diagnostic procedures performed each year in the United States, with an average annual spend of $8.1 billion from 2007 to 2011, according to the American Academy of Dermatology, or AAD. Current dermatologic diagnosis is primarily based on subjective visual assessments and subsequent surgical diagnostic procedures. This legacy paradigm is prone to error and results in a substantial number of unnecessary and invasive surgical procedures. Our platform provides a non-invasive alternative that minimizes patient discomfort, scarring, and risk of infection. Further, because our testing results utilize genomic analysis, we provide more accurate, objective diagnostic information than the currently prevailing diagnosis procedures. As described below, our first product, the Pigmented Lesion Assay, has been demonstrated in a recent publication in JAMA Dermatology to lower the cost to diagnose melanoma while providing better care than current methods.

We are the first company to offer non-invasive genomic tests to the clinical dermatology market. The clinical dermatology market is unique and allows us to avoid competing in the general genomic testing market, which is highly saturated, and offers tests primarily to pathology and oncology specialists. We believe our technology platform transforms the practice of dermatology and will expand the base of clinicians that can practice high quality dermatology (e.g., primary care clinicians). As healthcare delivery diverges to more convenient delivery models, such as pharmacy-based/retail clinics and telemedicine, we believe our platform will facilitate the migration of dermatologic care to these alternative models. We ultimately believe our platform may allow for future consumer-based sample collection shipped directly to our laboratory, maximally impacting the ease of use and convenience of providing dermatologic care.

Our first product, the Pigmented Lesion Assay, or PLA, assesses pigmented skin lesions, moles or dark skin spots for melanoma and enhances early detection. Of the approximate 3.5 million to 4.0 million surgical biopsies performed each year on pigmented skin lesions, over 95% are negative for melanoma and represent unnecessary surgical procedures. The PLA improves the assessment of pigmented lesions by reducing the probability of missing melanoma to less than 1.0% (versus approximately 11-17% with the current standard of care) and by reducing the number of surgical biopsies required to diagnose melanoma by tenfold (from about 25:1 to about 2.5:1). In March 2019, Medicare’s MolDX program, administered by Palmetto, which performs technology assessments for genomic tests, issued a favorable Draft LCD for the PLA. In late October 2019, the AMA provided us with a Proprietary Laboratory Assay code, or PLA Code, of 0089U. Pricing of $760 for the PLA Code was published on December 24, 2019 as part of the CMS Laboratory Fee Schedule for 2020. The Medicare Final Coverage Decision, or Final LCD, first made available on December 26, 2019 expanded the coverage proposal in the Draft LCD from one to two tests per date of service and to allow clinicians with sufficient skill and experience to decide whether a pigmented lesion should be biopsied to order PLA. PLA will be eligible for Medicare reimbursement effective as of February 10, 2020.

The performance of the PLA is supported by nine investigational studies, which enrolled an aggregate of over 3,500 patients and yielded a total of 13 peer-reviewed publications in top rated medical dermatology journals. A recent publication in JAMA Dermatology demonstrated that the PLA significantly lowers the cost to diagnose melanoma while providing better care than current methods. The AAD melanoma guidelines have recently indicated that non-invasive gene expression testing can be used as a part of the initial clinical assessment for pigmented lesions. In addition, an independent panel of melanoma experts has produced consensus recommendations for use of our PLA product. In January 2018, the American Medical Association, or AMA, published the addition of our PLA genes to the Category I CPT code 81401, and our application for this code was endorsed by nine major medical societies. The PLA was also issued a proprietary laboratory assay code from the AMA for insurance payers that prefer to bill using these codes. We believe the PLA can be used as an alternative for the majority of these surgical biopsy procedures, which could create a total existing market opportunity for melanoma greater than $3.0 billion per year. We have also received Health Canada clearance for use of our platform and have established a non-exclusive licensing partnership with DermTech Canada. We are working with this partner to secure reimbursement coverage with various Canadian provinces.

We initiated the commercialization of our PLA product in the second quarter of 2016 and of our Nevome product in the second quarter of 2018. We currently market these tests directly to dermatologists in the United States with a team of seven outside and two inside sales professionals located in California, Arizona, Texas, Florida, New York, Virginia and Georgia and plan to expand this team into more regions throughout the United States. The purpose of our early sales effort is to develop sufficient sample volume and adoption by dermatologists to facilitate reimbursement coverage from commercial payers, which desire a demonstration of product demand prior to providing coverage determinations. To date, we have processed over 27,000 samples for our PLA and Nevome products by more than 500 providers. In 2018, we completed and published our second clinical utility study based on this real-world usage, a data set which is commonly required by many large payers to secure reimbursement coverage. Consequently, our PLA test is being reviewed for coverage by key United States commercial payers, including Aetna Inc., Cigna Corporation, Humana Inc., CareCore National, LLC dba eviCore healthcare, LLC and others. We believe we will achieve successful coverage outcomes from these efforts over the next 24 months, although no assurances can be given that any reimbursement coverage approvals will be obtained.

In the second quarter of 2018, we introduced our Nevome product, an adjunctive reflex test for the PLA. The Nevome test can be used with histopathology to identify additional risk factors for melanoma and to confirm the diagnosis of melanoma in PLA positive tests, which are subjected to surgical biopsy. The Nevome test analyzes early-stage melanoma driver mutations in the BRAF, NRAS and TERT genes. The Nevome test utilizes the same genomic material collected from the initial adhesive patch sample used for the PLA and does not require additional sampling. We believe the market opportunity for the Nevome test in the United States is approximately $250 million per year.

We plan to expand our sales efforts as we obtain reimbursement coverage to penetrate a majority of the 12,000 clinical dermatology practice professionals in the United States. We believe that an eventual sales force of approximately 75 direct sales professionals and ten inside sales professionals will provide adequate coverage in the United States at scale. In addition, we plan to broaden our United States sales coverage through distribution agreements with other molecular testing companies that work with dermatologists. In the fourth quarter of 2018, we initiated a distribution partnership with CBLPath, Inc., a division of Sonic Healthcare Limited.

We believe the total annual United States market opportunity for our PLA and Nevome tests exceeds $3.0 billion, and that the select annual worldwide market consisting of Australia, Europe, and Canada exceeds an additional $750 million.

We are expanding our skin cancer product offerings to non-melanoma skin cancers (basal cell and squamous cell cancers) with our Carcinome product, which is currently under development. In the United States, approximately 12 million surgical biopsies are performed each year to diagnose approximately 5.0 million non-melanoma skin cancers. Many of the initial surgical procedures for these skin cancers are performed on cosmetically sensitive areas of the body, such as the face, neck, chest and arms, creating significant demand for a non-invasive alternative. We believe the total market opportunity for our Carcinome product exceeds $3.0 billion in the United States and approximately $1.0 billion in select world-wide markets.

We are also working on tests to facilitate the assessment of inflammatory skin diseases, such as atopic dermatitis and psoriasis, which will facilitate the appropriate diagnosis and treatment of these inflammatory diseases. The prevalence of atopic dermatitis in the United States is approximately 7.0% with approximately 6.6 million patients having moderate to severe disease. The prevalence of psoriasis in the United States is approximately 2.2% with approximately 1.3 million patients having moderate to severe disease.

We also make our non-invasive molecular skin analysis platform available to pharmaceutical companies to facilitate the development of new targeted therapies in dermatology and cancer, including biologics. These partners use our platform and services to assess treatment response, monitor side effects and identify likely responders to the therapy under development. We have completed and have ongoing research collaborations with Biogen Inc., AstraZeneca PLC, Incyte Corporation, Johnson & Johnson and others. We have initiated programs across the spectrum of pharmaceutical development stages from Phase 1 through Phase 3. We believe that some of these collaborations may result in a complimentary or companion diagnostic product. We have booked over $4.2 million of orders pursuant to research contracts in the last 24 months, and many of these contracts are multi-year in length.

We offer our gene expression tests through our 6,000 square-foot state-of-the-art high complexity molecular laboratory that is CLIA licensed in all 50 states in the United States and certified by the College of American Pathology. In the first quarter of 2018, we received our New York State Department of Health License, the most rigorous licensing process for clinical diagnostic laboratories. We have processed over 37,000 commercial samples in our laboratory. We can scale our current facility to approximately 100,000 tests per year, with the ability to scale to 1,000,000 tests per year with additional facility and capital investments.

Our sample collection technology maximizes collection of tissue with minimal patient discomfort using adhesive patches. We have developed significant intellectual property and know-how around the use of adhesives for non-invasive biopsy and the transportation and handling of this type of sample. We have developed a proprietary process that allows us to extract genomic material from the patch with sufficient quality and quantity to perform gene expression, DNA mutation, DNA methylation and transcriptomic analyses. In addition, our technology can be utilized to assess the microbiome of the skin with superior performance to existing methods that use swabs. The results of these efforts will allow us to introduce our sample collection technology to facilitate the diagnosis of a broad array of dermatologic conditions and other conditions where the skin serves as a surrogate target organ.

Our Competitive Advantages

Superior patient care at a lower cost. The PLA is used to assess pigmented lesions that may harbor melanoma at the earliest stages (melanoma in situ or stage 1a), the most difficult lesions to diagnose. In our clinical studies, our PLA test has demonstrated a sensitivity of 91-95% and a specificity of 69-91% in differentiating these early stage melanomas from non-melanoma using histopathology as the reference standard. This leads to a very high negative predictive value, or NPV, of greater than 99%, which is the probability our PLA test correctly ruled out melanoma. In addition, the PLA has demonstrated a tenfold reduction in surgical procedures, relative to the current visual assessment and histopathology standard of care. Such a reduction results in significant cost savings for the health care system and reduces patient morbidity as compared to other diagnostic approaches. Table 1 below compares our PLA with other techniques and the current standard of care for assessing early stage melanoma in pigmented skin lesions.

	Diagnostic Devices	Surgical Specimen Gene Expression	Our PLA	Visual Assessment & Pathology (Current Standard)
Mechanism	Pattern Recognition	Tumor Biology	Tumor Biology	Pattern Recognition
Surgical Procedure Required	No	Yes	No	Yes
Platform Technology	No	N/A	Yes	N/A
Multiple Dermatologic Indications	No	No	Yes	Yes
Physician Payment	No	No	Yes	Yes
Simple Practice Integration	No	N/A	Yes	N/A
Ease of Use	No	N/A	Yes	N/A
Number Needed to Biopsy(1)	>15	>25	2.7	>25
Number Needed to Excise(2)	Unknown	5.2	1.6	5.2
Better Performance
NPV(3)	99%	>99%	>99%	>81-89%
Sensitivity(4)	96-98%	90-95%	91-95%	65-84%
Cost	Unknown	>$2,500	$760(5)	$947
Capital Equipment	Yes	No	No	No

Table 1. The data summarized above compares our PLA with other techniques and the current standard of care for assessing early stage melanoma in pigmented skin lesions.

(1)	Number of surgical biopsies required to diagnose one melanoma.
(2)	Number of wide excision surgical procedures per melanoma diagnosed.
(3)	NPV measures the probability that a negative result is truly negative.
(4)	Sensitivity measures the proportion of actual positives that are correctly identified as such.
(5)

Figure represents a projected United States reimbursed price, though this price has not yet been negotiated with major United States payors. Pricing of $760 for the PLA Code was published on December 24, 2019 as part of the CMS Laboratory Fee Schedule for 2020. The Medicare Final Coverage Decision was made available on December 26, 2019 and the PLA will be eligible for Medicare reimbursement effective as of February 10, 2020.

Our technology platform has the potential to transform dermatologic practice. We are the first company to offer non-invasive genomic testing to clinicians that practice dermatology. Current dermatologic practice is based on subjective visual assessments that are prone to inaccuracy and lead to invasive surgical procedures that drive unnecessary costs. Our technology platform seeks to dramatically transform this paradigm by providing non-invasive, objective, and accurate information, thereby broadening the base of clinicians that can practice dermatology while also improving the performance of experts.

Superior ease of use. Our non-invasive biopsy procedure can be performed in less than five minutes. All the necessary items, including adhesive patches, instructions, a marking pen for outlining, and a preaddressed and prepaid return shipping label, are contained in our kit.

Physician services can be reimbursed using existing payment CPT codes. Unlike competing solutions for which there are no CPT reimbursement codes, physicians using our tests can seek reimbursement under existing CPT codes.

Simple integration into clinical practice. Our tests and adhesive patch replace the scalpel in the initial assessment. Unlike device technologies, our platform does not require the installation and maintenance of capital equipment. The nursing support, documentation, specimen processing, and requisition post procedure are substantially similar to current practice. These issues are critical in a busy clinical practice where clinicians see patients every five to seven minutes.

Strong intellectual property protection. We have five issued United States patents, one of which is broadly directed to the use of an adhesive to collect samples containing RNA from the skin for analysis. In addition, we have been awarded patents on unique gene expression profiles and classifiers that differentiate melanoma from non-melanoma, and they will not expire until 2029. We have also developed unique know-how and proprietary processes that allow us to extract sufficient quantities of low quality genomic material from adhesive patch samples suitable for analysis. We may at some point in the future elect to file patent protection on these processes.

Our Strategy

Our goal is to become the global leader in non-invasive genomics testing for dermatologic conditions. We believe our robust intellectual property portfolio, platform technology, first-to-market advantage, and groundbreaking research will facilitate the achievement of this goal. Specifically, we will focus on the following objectives:

Build a specialized sales force to introduce our products into the dermatology market. We intend to expand our existing direct specialty sales force of 23 professionals to approximately 75 as reimbursement coverage is achieved. Consistent with our current sales strategy, we will continue to recruit experienced sales representatives, primarily those from the dermatology sector who have existing physician relationships. These sales representatives will be positioned in major urban areas across the United States that have the highest density of dermatology practices. We also plan to leverage this sales force by establishing distribution relationships with laboratory companies that do business with the clinical dermatologist or sell molecular tests. In the fourth quarter of 2018, we initiated a distribution effort with CBLPath, Inc., a division of Sonic Healthcare Limited.

Secure broad reimbursement coverage for our assays. We plan to target regional and national payers to secure favorable coverage decisions for the reimbursement of our tests. The PLA has completed the necessary analytical validity, clinical validity, and clinical utility studies that payers require molecular tests to undertake. We have also published a United States health economic impact study on the PLA in JAMA Dermatology, which shows that the PLA significantly reduces the relative cost to assess a pigmented lesion. The cost to fully adjudicate a pigmented lesion suspicious for melanoma is $947 in the United States. We believe the PLA could lead to cost savings of greater than $650 million per year in aggregate savings, based on 3.5 to 4.0 million surgical biopsies conducted per year to rule out melanoma, and assuming the PLA was to become the standard of care in the United States.

In March 2019, Medicare’s MolDX program, administered by Palmetto, GBA which performs technology assessments for genomic tests, issued the PLA a favorable Draft LCD. In late October 2019, the AMA provided us with a PLA Code. Pricing of $760 for the PLA Code was published on December 24, 2019 as part of the CMS Laboratory Fee Schedule for 2020. The Final LCD first made available on December 26, 2019 expanded the coverage proposal in the Draft LCD from one to two tests per date of service and to allow clinicians with sufficient skill and experience to decide whether a pigmented lesion should be biopsied to order PLA. PLA will be eligible for Medicare reimbursement effective as of February 10, 2020. Our local Medicare administrator, Noridian Healthcare Solutions, LLC, uses MolDX for technology assessments of genomic-based tests and therefore typically adopts LCDs issued by MolDX. Should Noridian Health Care Solutions, LLC adopt the finalized MolDX LCD, it and other Medicare administrators will effectively provide coverage for the PLA across the United States.

Clinical utility is the most important attribute of a test for establishing coverage policies with payers because it demonstrates how frequently physicians adhere to the recommendation of the test and the resulting improvement in clinical outcomes. In 2018, we completed and published our second clinical utility study of the PLA based on real-world commercial usage. In this most recent clinical utility study, as well as in our earlier utility study, we demonstrated that clinicians adhere to the recommendation of the PLA more than 98% of the time. Our test significantly reduces surgical procedures and improves the diagnostic pathway for pigmented lesion assessment. In mid-2018, we also initiated a clinical utility registry study, which has collected data on over 1,500 commercial cases. This registry study has also demonstrated that clinicians follow the recommendation of the test more than 98% of the time, leading to the avoidance of unnecessary surgical diagnostic procedures. We believe our body of clinical evidence and utility will lead to securing coverage policies from the major private payers over the next 24 months, although no assurances can be given that any reimbursement coverage approvals will be obtained.

We have currently secured six contracts with major preferred provider networks, including MultiPlan Inc., FedMed, Inc., America’s Choice Provider Network, Three Rivers Provider Network, Inc., First Health Group Corp., and Midlands Choice, Inc. In addition, we have established contracts with Carefirst BCBS of Maryland, Inc. and Tricare West. We have submitted clinical and technology assessment packages to CareCore National, LLC dba eviCore healthcare, LLC, approximately 20 large payer partners, and a number of large commercial payers, including Aetna Inc., Cigna Corporation, UnitedHealthcare and Humana Inc., all of which are currently under review.

Integrate our products into the standard of care. We conduct rigorous clinical and basic science research and publish the results of this research in peer-reviewed journals. Overall, our research has yielded 20 publications in top peer-reviewed journals. The PLA’s performance is supported by nine investigational studies, which enrolled an aggregate of over 3,500 patients and yielded a total of 13 peer-reviewed publications in top-rated medical dermatology journals. A recent publication in JAMA Dermatology demonstrated that the PLA significantly lowers the cost to diagnose melanoma while providing better care. Our research is frequently highlighted at clinical meetings and has several times been accepted for peer-reviewed late-breaking presentations at major medical society meetings, including recent annual meetings of the AAD.

The AAD melanoma guidelines have indicated that non-invasive gene expression testing can be used as a part of the initial clinical assessment for pigmented lesions. In addition, an independent panel of melanoma experts has produced consensus recommendations for use of our PLA product, which were presented at the 2018 Fall Clinical Dermatology Meeting and are expected to be published in 2019. In January of 2018, the AMA published the addition of our PLA genes to the Category 1 CPT code 81401, and our application for this code was endorsed by nine major medical societies. We are currently working with the National Comprehensive Cancer Network, or NCCN, to integrate the PLA into their melanoma guidelines.

We have established an extensive board of sixteen Key Opinion Leaders, or KOLs, in dermatology, including four former presidents of the AAD. These KOLs speak extensively about our technology platform and the PLA at various society and clinical meetings. In addition, these KOLs participate in our clinical studies and publish findings in peer-reviewed journals.

Establish distribution partnerships for primary care. A substantial portion of dermatology is practiced in primary care. We plan to access the primary care market by establishing distribution relationships with molecular testing companies that focus on this physician call point. These potential partners have 400-600 sales professionals in the aggregate who access the primary care market. We plan to pursue opportunities for distribution partnerships in the future.

Implement send-out contract model for large integrated dermatology networks and dermatopathology laboratories. Large dermatology practices with multiple clinics and generally more than 50 clinical professionals often have integrated dermatopathology and laboratory testing services for their clinics. For these situations, we plan to implement send-out contracts, whereby the integrated laboratory will accession the PLA samples and bill for these samples, while paying us a contracted price. We estimate that 10-20% of our dermatology market opportunity may be accessed through this model. We believe our anticipated average reimbursement price for the PLA will provide sufficient margin to make these contracts profitable.

Expand our product offerings. We have developed a platform that provides genomic analysis of the skin using a non-invasive adhesive patch as the sample collection method. This platform can be used to develop multiple products based on the same sample collection method, and it only requires different genomic markers to be assayed in our CLIA licensed laboratory. We are currently working to complete development of our Carcinome product, which assesses non-pigmented lesions for basal cell and squamous cell cancers. In addition, we are working to develop tests for inflammatory diseases of the skin. Lastly, our collaborations with pharmaceutical partners may result in the introduction of complimentary or companion diagnostic products.

Expand our marketing of research services to pharmaceutical companies. Our platform is used by several large pharmaceutical companies to facilitate their development of new targeted therapeutics in dermatology. Our PLA product helps identify biomarker treatment responses, track side effects, and identify patients that respond to the therapy. We plan to hire additional business development professionals to sell these services to the pharmaceutical industry. These efforts will include the participation in additional industry conferences and the presentation of our platform and data at additional medical conferences.

Market Opportunity—Skin Cancer

Melanoma is currently one of the fastest growing cancers and the subject of significant attention in the medical community. The incidence of melanoma has doubled since 1973. While there has been a 20% decline in cancer deaths overall since 1991, melanoma is one of three cancers facing increasing death rates. According to a study from the Mayo Clinic, the incidence of melanoma increased eightfold among women under 40 and fourfold among men under 40 from 1970 to 2009.

Melanoma is one of the deadliest forms of skin cancer. On average, melanoma causes more than one death every hour of every day of the year in the United States. The American Cancer Society projects that more than 9,000 people will die from melanoma in 2018. If diagnosed and removed early in its evolution, when confined to the outermost skin layer and deemed to be “in situ” (Stage 0), patients are expected to have a survival rate of almost 100%. Invasive melanomas that are thin and extend into the uppermost regions of the second skin layer (Stage 1) still have cure rates greater than 90%. However, once the cancer advances into the deeper layers of skin, the risk of it spreading to other parts of the body, or metastasis, and death increases. The table below depicts the survival rate of melanoma based on the stage of the cancer at initial diagnosis.

From Balch CM, Buzaid AC, Soong S-j et al: Final Version of the American Joint Committee on Cancer Staging System for Cutaneous Melanoma. Journal of Clinical Oncology, August 2001.

Approximately 178,560 cases of melanoma, 87,290 non-invasive (in situ) and 91,270 invasive, were diagnosed in the United States in 2018. Our PLA test is primarily used to assess pigmented lesions at risk for melanoma at the earliest stages, in situ and stage 1a, which we estimate numbered 132,925 cases in 2018. On average, 25 surgical biopsies are performed per early stage melanoma diagnosed, creating a total market opportunity of approximately 3.5 to 4.0 million surgical procedures per year. Assuming the average selling price of our PLA test is established in the range of $500 to $800 per test, a total market opportunity of $1.75 billion to $3.2 billion in the United States per annum may be realized. Outside the United States, the incidence of melanoma is highest in Western Europe, Australia, and Canada. We estimate that these select worldwide markets perform over 1.5 million surgical biopsies annually to diagnose approximately 75,000 melanomas, creating additional market opportunity that we believe exceeds $750 million per annum.

Approximately 5.0 million non-melanoma skin cancers (basal cell and squamous cell carcinomas) will be diagnosed in the United States in 2018. The number of surgical biopsies needed to diagnose one non-melanoma skin cancer is approximately 2.5-3.0 among dermatologists and can be considerably higher when diagnosed by other clinicians such as nurse practitioners and primary care physicians. We estimate that approximately 12 million surgical biopsies are performed each year in the United States to diagnose non-melanoma skin cancer. While these cancers are not as deadly as melanoma, they commonly occur on the face, head, neck, and other cosmetically sensitive areas, creating an important unmet medical need for a non-invasive alternative, and a potential market opportunity of approximately $3.0 billion in the United States per annum based on the approximately 10-12 million surgical biopsies performed to diagnosis of basal and squamous cell skin cancers.

Limitations of Current Melanoma Diagnostic Pathway

The estimated prevalence of pigmented lesions (moles) ranges from 2-8% in fair-skinned persons. Pigmented lesions may be classified as clinically atypical by meeting one or more of the American Cancer Society’s ABCDE criteria, which includes Asymmetric, irregular Border, variegated or dark Color, Diameter greater than 6 mm, or Evolving mole. Atypical pigmented lesions are at risk for harboring melanoma. A meta-analysis of case-control studies found that the relative risk of melanoma is 1.45 in patients with one atypical mole vs. those with none, and this risk increases to 6.36 in those patients with five atypical moles. Management of atypical pigmented lesions involves ruling out melanoma via a visual assessment followed by surgical biopsy and histopathology. Ideally, when melanomas are identified, they are found at the earliest stages (melanoma in situ or stage 1a) when a high cure rate is possible by wide excision. Since a biopsy only partially removes a lesion for histopathologic analysis, early stage melanomas diagnosed histopathologically from biopsy material are treated with follow-up wide excision procedures (generally with 0.5-1.0 cm margins).

While the purpose of the visual assessment or surgical biopsy is to rule out melanoma, the poor performance metrics of this diagnostic pathway leads to a low NPV for early stage disease (Table 2 below). This is related to the low specificity of the visual assessment (3-10%), which results in a high number of biopsies on benign atypical nevi. During histopathologic assessment, a small number of melanomas must be identified from this large pool of biopsied atypical nevi. However, there is significant overlap in the histopathologic diagnostic criteria between atypical nevi and early stage melanoma, invariably leading to false negative diagnoses and a relatively low sensitivity (65-84%). Elmore et al. BMJ (2017) 357:j2183, concluded that the diagnosis of early stage melanoma was not accurate after finding that 35% of slide interpretations for melanoma in situ or stage 1a melanomas by 187 pathologists received a false negative diagnosis as benign. With the prevalence of early stage melanoma in biopsied lesions at approximately 5%, the negative predictive value ranges from 75-89%. According to several published papers, the real NPV of the visual assessment or surgical biopsy pathway is likely in the low- to mid-80%. In a study by Malvehy et al., BJD (2014) 171:1099, 206 melanoma in situ and stage 1a (thickness less than 0.75 mm) melanomas were diagnosed with a sensitivity of 81% and a specificity of 10%. The prevalence of early melanoma in the study was about 10%, yielding an NPV of 83%.

	Current Pathway	PLA
Test Purpose	Rule-out melanoma	Rule-out melanoma
Type	Surgical biopsy/ histopathology	Non-invasive gene expression
NPV	83%	99%
Probability of Missed Melanoma	17%	1%
Number Needed to Biopsy	25	2.7
Number Needed to Excise	5.2	1.6
Cost per Lesion Tested	$947	$760

Table 2. Data summarized compares the key performance metrics of the PLA versus the current pathway (visual assessment and surgical biopsy/histopathology) for managing pigmented skin lesions.

This low NPV for the current pathway is accompanied by a high number of unnecessary surgical procedures, again driven by the poor specificity of the visual assessment. The number of surgical biopsies needed to identify one melanoma averages 25 and ranges from eight to greater than 30 depending on the clinical setting. Further, the histopathologic review of biopsied lesions is extremely limited with 2% or less of the lesion sectioned and evaluated, leaving doubt as to what may be occurring in the rest of the lesion. Consequently, lesions that have cellular atypia and positive margins are often clinically managed conservatively and subjected to full excisions with margins. However, only 0.2% to less than 1.0% of lesions with atypia and positive margins that undergo excision are diagnostically upgraded, most commonly to a higher level of atypia and rarely to melanoma in situ, and such excisions can be considered unnecessary. Approximately 5.2 excisions with margins are performed per melanoma identified, emphasizing how the current pathway of surgical biopsy and limited histopathology assessment leads to more complex and invasive excisions. It is estimated that 3.5-4.0 million surgical biopsies and 780,000 excisions were performed in the United States in 2018 to find approximately 180,000 melanomas as part of the current diagnostic pathway for atypical pigmented lesions.

Our Products

The PLA

The PLA is a gene expression test that helps rule out melanoma and the need for a surgical biopsy of atypical pigmented lesions. The performance of the PLA is supported by nine investigational studies, which enrolled over 3,500 patients and yielded 13 peer-reviewed publications in top rated medical dermatology journals. Key studies and manuscripts are summarized in Table 3 below. The PLA is based on a new platform technology for non-invasive genomic testing of the skin, which allows the molecular analysis of samples collected from an adhesive patch. In contrast to the current pathway, the PLA has a very high NPV (greater than 99%) and high sensitivity (91-95%), ensuring a very low probability of missing melanoma. The PLA’s high specificity (69-91%) effectively reduces the number of false positive samples undergoing histopathologic review. This improves the overall sensitivity of the pathway and greatly increases the NPV. The PLA’s NPV is supported by a 12-month follow-up study of 802 patients, which demonstrated that no melanomas were missed in the 12-month period following initial testing. In addition, the non-invasive sampling leads to a dramatic reduction in surgical biopsies and subsequent excisions. Consequently, our studies have shown that the number of surgical biopsies needed to find one melanoma using the PLA is markedly reduced by almost tenfold to approximately 2.7 and the number of excisions needed is reduced to 1.6. Overall, unnecessary surgical procedures are reduced by 88%, which is consistent with a recent 2017 review of 18,715 biopsied pigmented lesions that found that approximately 90% of biopsies performed on pigmented lesions are negative and unnecessary. Non-invasive gene expression testing has been added to the 2018 AAD melanoma guidelines as part of the initial clinical assessment for clinically concerning lesions. In addition, an independent expert committee has developed and presented consensus use criteria for the PLA.

Study	Status	Size (n)	Publication
Analytical Validation	Complete	125	Assay and Drug Development Technologies, 2016; 14(6): 355-363
Clinical Validation-Pathology	Complete	555	Journal of the American Academy of Dermatology, 2017; 76(1): 114-120
Clinical Validation-Driver Mutations	Complete	626	Journal of Investigative Dermatology, 2018; DOI:10.1016/j.jid.2018.10.041
Clinical Utility	Complete	45 Derms	JAMA Dermatology, 2017; 153(7):675-680
Real-World Clinical Utility	Complete	381	Melanoma Research, 2018; DOI:10.1097/CMR.0000000000000478
1-Year Follow Up	Complete	734	Accepted Dermatology Online Journal
Real-World Utility Registry	On-going	1575	Accepted Dermatology Online Journal
Adhesive Patch Validation	Complete	N/A	Journal of Drugs in Dermatology, 2017; 16(10): 979-986
Health Economics	Complete	319	JAMA Dermatology, 2017; 154(9):1-8
Genome Screen	Complete	202	British J Derm, 2011; 797-806

Table 3. Summarizes key clinical studies and publications supporting the PLA.

Nevome

Our Nevome test is an adjunctive reflex test for the PLA. It can be used with histopathology to identify additional risk factors for melanoma and confirm the diagnosis. Approximately 13% of our PLA tests are positive. Lesions that test positively for the PLA are subjected to surgical biopsy and histopathologic review. Due to significant challenges in diagnosing early stage melanoma by histopathology, additional information can be required to confirm the presence of melanoma and/or identify lesions with significant risk for melanoma that require wide excision. The Nevome test analyzes early stage melanoma driver mutations in the BRAF, NRAS, and TERT genes, providing additional information and risk factors in the lesion being assessed. The Nevome test utilizes the genomic material collected from the initial adhesive patch sample used for the PLA.

Adhesive Skin Sample Collection Kit

We are the inventor and owner of the intellectual property for the Adhesive Skin Sample Collection Kit (pictured below). We have contracted with a Food and Drug Administration, or FDA, registered supplier to produce our kit and we control the exclusive distribution rights. Our kit’s adhesive patch allows for the collection of skin samples with minimal patient discomfort. A single kit contains all of the necessary components to complete the sample collection for our analysis, including the adhesive patches, instructions for use, a marking pen for lesion outlining, and a pre-addressed and prepaid return shipping pack. The unique properties of the adhesive maximizes the collection of informative cellular material for our PLA. The entire procedure for the kit’s sample collection takes less than five minutes.

Clinical Research Products

Research on the genomic basis of diseases has increased significantly over the last decade. Genomic analysis can facilitate drug development by identifying drug targets and stratifying patients into groups that will maximize drug response. Genomic analysis is part of the effort to personalize medical therapy to patients’ individual needs. Consequently, tools to facilitate this type of research are in high demand.

We offer a suite of products to facilitate clinical research using our technology platform. We have developed a proprietary process that allows us to extract genomic material from the patch with sufficient quality and quantity to perform gene expression, DNA mutation analysis, DNA methylation, and transcriptomic analyses. In addition, our platform can be utilized to assess the microbiome of the skin with superior performance to existing methods that use swabs. We have developed gene expression assays for the Th1, Th2, IFN-gamma, and Th17 inflammatory pathways. We market these assays to pharmaceutical companies developing drug products in dermatology. In addition, we develop custom gene assays to support development for these pharmaceutical partners. We have completed and have ongoing research collaborations with Biogen, Astra-Zeneca, Incyte, Johnson and Johnson, and others. Our technology platform has been deployed in Phase 1 through Phase 3 clinical programs. These efforts may also lead to the introduction of complimentary and companion diagnostic products.

Leveraging Our Platform for Other Indications

Our adhesive patch gene expression platform is applicable to numerous other indications in dermatology. While we are focused initially on skin cancer products, we believe there are significant business development opportunities in other areas. We have undertaken a number of pilot development activities in inflammatory diseases, acne, and skin aging. This effort will also focus on potential licensing and partnering opportunities for the development of complimentary and companion diagnostics. In addition, because the processing of samples is the same regardless of the indication, our development activities will leverage our laboratory operations.

Inflammatory Indications

We have investigated gene expression profiles in atopic dermatitis and psoriasis. Responses to biologic therapy used in moderate to severe forms of these diseases can be variable and may wane over time. For example, only 30-40% of patients have a robust response to either anti-TNF alpha drugs used in psoriasis or the anti-IL-13 drugs used in atopic dermatitis. The low response rate of these drugs creates an unmet need for drug companion and complimentary diagnostic products that identify responders to a specific therapy and that monitor responses over time.

Because atopic dermatitis and psoriasis are confined to the epidermis of the skin, blood based biomarker tests are unreliable to test response to these conditions. Further, patients are unlikely to consent to repeated surgical biopsy procedures for the purposes of assessing therapy response. Our non-invasive genomics platform is therefore ideal for these types of products because it specifically samples tissue from the epidermis. Moreover, we have demonstrated in clinical studies that our platform is superior to surgical biopsy and blood testing for assessing biomarkers related to inflammatory diseases.

In our work in psoriasis, we have identified subsets of patients with different gene expression profiles. These different profiles may identify patients that respond more robustly to the various biologic therapies available for this condition. In addition, we have shown in a pilot clinical investigation that only subsets of patients with atopic dermatitis appear to have high gene expression levels of IL-13. The proportion of patients that are high expressers of IL-13 is approximately 40%, which is consistent with the response rate of approximately 30-40% to the anti-IL-13 drug dupilumab.

Microbiome Indications

The study of bacterial microbes that inhabit the skin and their relationship to health and disease has been the subject of intense investigation over the last five years. Numerous products are under development that seek to alter the composition and populations of these microbes for therapeutic purposes. We have demonstrated in development studies that our platform can be used to assess the genomics of skin microbes and that the quantity of microbial genomic material and the measurements of microbial variability are superior to the swab based methods currently in use. In addition, our platform (which simultaneously and non-invasively collects skin host and microbiome samples) can separate and assess microbial populations at different depth levels in the epidermis.

Skin Health Indications

We have developed an expression profile that correlates with the age of the skin. Our profile could be used to stratify patients to a particular anti-aging treatment, to identify potential drug targets, and to assess the performance of different anti-aging treatments. Over $10 billion annually is spent in the United States on anti-aging topical treatments, creating a significant market opportunity for innovative treatments.

We have found over 300 genes that are differentially expressed between the skin of patients greater than 60 years old and those less than 30 years old. In a study of over 100 patients, a 16-gene expression profile could be used to stratify patients into 10-year increments. In addition, the profile demonstrated that some individuals show gene expression that is not consistent with their chronological age, and that is more typical of an older or younger person.

We have also conducted studies to assess skin damage due to ultraviolet radiation. We believe this product will allow patients to understand their degree of exposure to the sun, a risk factor for skin cancer. In addition, this product may help assess the effect of treatments to reduce skin damage from sun exposure.

Acne

We have successfully isolated RNA from acne lesions on the face. In addition, we have successfully identified differences in gene expression between inflammatory and non-inflammatory acne. We believe our technology could be used to stratify patients for appropriate acne treatment and to assess therapeutic response.

Sales and Marketing

The vast majority of molecular diagnostic tests are sold to pathology and oncology practitioners. These markets are quickly becoming saturated with products, services, and sales calls. We believe that we have a unique opportunity as the first company to market a novel molecular test to dermatologists and other clinical practitioners of dermatology. We believe there are fewer barriers to adoption in this customer base than in other medical markets because our product fits within the current diagnostic and reimbursement pathway for various skin conditions.

We have established a highly experienced team of sales professionals possessing extensive backgrounds in selling dermatology products. Our Chief Commercial Officer spent 24 years at Allergan plc and rose to lead their dermatology and ophthalmology product sales for the entire United States. We expanded our specialty sales force in 2019 and plan to continue to expand our specialty sales force in 2020 as we secure reimbursement coverage from Medicare and commercial payers. We believe that a sales force of approximately 75 representatives, strategically placed in urban regions across the United States, can address the majority of dermatology practices in the United States. We also plan to leverage this sales force by establishing distribution relationships with laboratory companies that do business with the clinical dermatologist or sell molecular tests. In the fourth quarter of 2018, we initiated a distribution effort with CBLPath, Inc., a division of Sonic Healthcare Limited.

There are approximately 7,500 dermatologists in the United States actively practicing clinical dermatology. Such dermatologists rely heavily on nurse practitioners and physician assistants, which increases the number of clinical dermatology providers to approximately 12,000. We segment these practices into three categories:

primarily cosmetic practices (10-15%), mixed medical and cosmetic practices (50-75%), and medical only practices (15-25%). We focus much of our effort on practices that deliver some medical dermatology services. Approximately 50% to 60% of these medical dermatology practices are single site clinics with one to four clinical dermatology professionals with no internal laboratory or pathology capabilities. We have initially focused our selling activity on these accounts, which typically have a shorter adoption cycle.

We are also expanding our sales and marketing efforts with multi-site group practices and integrated dermatology networks. Multi-site group practices and large integrated dermatology networks make up approximately 25% and 15%, respectively, of the remaining dermatology market. We recently rolled out our PLA test in a large dermatology network on the West Coast with over 100 providers. Because these group practices and networks often have integrated dermatopathology services, we plan to offer send-out contracts for our PLA test as necessary. In the send-out model, the integrated dermatopathology laboratory will accession the PLA samples and bill for these samples, while paying us a contracted price. We believe our anticipated average reimbursement price for the PLA will provide sufficient margin to make these contracts profitable. We believe this send-out contract sales model will be most effective as our reimbursement coverage increases and payments for our tests become more routine.

A substantial portion of dermatology is practiced in primary care. We plan to access the primary care market by establishing distribution relationships with molecular testing companies that focus on this physician call point. These potential partners have 400-600 sales professionals in the aggregate who access the primary care market. We plan to pursue opportunities for distribution partnerships in the future.

Our marketing is focused on dermatology trade shows and scientific symposiums as well as in-person physician education and peer-to-peer education. We participate as an exhibitor and sponsor at key dermatology conferences and will expand this effort to primary care conferences. We often submit scientific abstracts for presentation at the conferences we attend. Our KOLs speak on our behalf at various medical conferences, present data from our clinical studies, and chair continuing medical education courses on genomics in dermatology and our products.

Our sales and marketing strategy will leverage our extensive network of KOLs in the fields of dermatology, pathology, biostatistics, healthcare economics, and reimbursement. We use our experts to perform peer-to-peer education, to publish papers utilizing our tests, and to chair continuing medical education courses on genomics in dermatology and our products. These efforts extend to supporting our policy coverage review process with payers. Our KOL group includes four former AAD presidents and numerous melanoma experts, such as Drs. Darrel Rigel, Ronald Moy, Dan Siegel and Clay Cockerell.

We continuously expand and improve on the validation of our tests by conducting additional clinical trials, and we publish the results of our scientific and clinical work in peer-reviewed medical journals. Through these efforts, we believe we can elevate our positioning in the AAD guidelines and secure the addition of our products to other cancer guidelines, such as the NCCN’s. We also utilize advertising in medical journals and social media campaigns to rally the extensive patient advocacy support that exists today for a variety of skin conditions and melanoma sufferers. Because dermatology practitioners often sell cosmetic procedures to their patients, they are very service oriented and responsive to their patient’s requests. We believe direct-to-consumer advertising will engage the patient to request our skin cancer assessment tests and allow us to capitalize on the unique non-invasive benefits our platform provides patients.

We have received Health Canada clearance for our platform and have established a non-exclusive licensing partner, DermTech Canada, for Canada. We are working with this partner to secure reimbursement coverage with various Canadian provinces. We plan to engage in the marketing of our product in other countries outside the United States only after we have established the United States and Canadian markets. We will focus our efforts in regions that have a high incidence of melanoma and skin cancers such as Australia and Western Europe. We will likely seek distribution partners in these select countries for the sales and marketing of our tests. While we have demonstrated that the stability of the skins samples collected with our adhesive patch-based sampling device is suitable for shipping from countries outside the United States, we will likely establish clinical laboratories or laboratory partnerships in some of these countries.

Reimbursement Strategy

The genes that comprise the PLA test, LINC00518 and PRAME, were subject to review by the CPT coding editorial panel, including the molecular pathology subcommittee and the pathology coding caucus, during 2017. Medical societies and groups supporting the CPT code application included:

1.	American Academy of Dermatology

2.	Society for Investigative Dermatology

3.	American Society for Clinical Pathology

4.	College of American Pathologists

5.	American Society of Cytopathology

6.	Pathology Coding Caucus

7.	Molecular Pathology Advisory Group

8.	United States and Canadian Academy of Pathology

The LINC00518 and PRAME genes were each added to the Category 1, Tier 2 molecular CPT code 81401. The changes became effective in January of 2018. We bill for each of LINC00518 and PRAME separately using the 81401 code, which has an average allowed amount across all payers of greater than $200 per gene expression target. We also performs macro-dissection on our PLA sample and bills for these services under the CPT code 88387, which have an average reimbursement across all payers of approximately $35. We have also received a proprietary lab assay code from the AMA for payers that prefer to bill under these codes.

We have developed in-house reimbursement capabilities, including claims submittal, appeals, collection, and contracting. Because we are out of network, our initial 81401 claims are commonly denied. In situations where payment is denied, we work through the claims appeals process to secure payment for services performed. The appeals process can require several cycles and can culminate in an independent committee review for blocks of claims. Currently, we are not routinely successful in winning appeal claims.

To improve our allowed claim rate and payment, we are seeking contractual relationships and reimbursement coverage policy decisions from third-party payers. Reimbursement coverage decisions for clinical tests are primarily supported by clinical utility studies. Clinical utility of a genomics test is established by demonstrating that the test result changes the behavior of the physician and improves the clinical outcome for the patient. In 2017, we completed a clinical utility study that demonstrated the PLA changes physician behavior, which leads to fewer unnecessary surgical biopsies and the identification of more early stage melanomas. In mid-2018, we completed a clinical utility study on real-world usage of the PLA. This study demonstrated that clinicians adhere to the recommendation of the PLA more than 98% of the time, and that the PLA significantly reduces surgical procedures and improves the diagnostic pathway for melanoma. In mid-2018, we also initiated a clinical utility registry study, which has collected data on over 1,500 commercial cases. This study has also demonstrated that clinicians follow the recommendation of the test more than 98% of the time, leading to the avoidance of unnecessary surgical diagnostic procedures. We believe our body of clinical evidence and utility will lead to securing coverage policies from the major commercial payers over the next 24 months. Our PLA test is being reviewed by key United States payers, including Medicare’s MolDX program (as discussed further below), CareCore National, LLC dba eviCore healthcare, LLC on behalf of our about 20 payer partners, and large payers such as Aetna Inc., Cigna Corporation, Humana Inc. and others.

For genomic-based tests, Medicare coverage is typically obtained through the MolDX program, which is administered by Medicare contractor Palmetto GBA. MolDX provides coverage policy decisions for the Medicare carriers Noridian Healthcare Solutions, LLC, CGS Administrators, LLC, Palmetto GBA, and Cahaba Government Benefit Administrators, LLC. Noridian Healthcare Solutions, LLC is our local Medicare contractor, and a successful coverage policy by MolDX will effectively provide coverage for the PLA across the United States. In March 2019, Medicare’s MolDX program, administered by Palmetto, GBA which performs technology assessments for genomic tests, issued the PLA a favorable Draft LCD. In late October 2019, the AMA provided us with a PLA Code. Pricing of $760 for the PLA Code was published on December 24, 2019 as part of the CMS Laboratory Fee Schedule for 2020. The Final LCD first made available on December 26, 2019 expanded the coverage proposal in the Draft LCD from one to two tests per date of service and to allow clinicians with sufficient skill and experience to decide whether a pigmented lesion should be biopsied to order PLA. PLA will be eligible for Medicare reimbursement effective as of February 10, 2020.

To facilitate payment of the PLA once we have established coverage policies, in early 2019 we applied for and received a proprietary laboratory assay code of 0089U from the AMA. This code will uniquely identify the PLA for certain commercial payers to provide payment at a contracted rate. Contracted rates are negotiated and established based on multiple variables including the average allowed amounts under our current billing for 81401 claims, the list price of the assay, and the economic impact of the test. Our average allowed total amounts for the PLA under 81401 claims are approximately $550, collected amounts average $120 and the list price of the PLA is $1,300.

Competition

The molecular diagnostics market is highly competitive. We compete with a number of manufacturers and distributors of molecular diagnostic tests as well as new and traditional medical devices and other technologies that are used to assist physicians with the assessment of pigmented lesions and the diagnosis of skin cancer. We are currently the only company to offer a non-invasive genomics test to clinical dermatology professionals. However, LEO Pharma A/S, a large Danish pharmaceutical company, and Mindera Corporation, a small early stage start-up, are also working on minimally invasive genomic tests. In the area of pigmented lesions, Myriad Genetics, Inc. recently launched a gene expression assay as a CLIA laboratory test for surgical biopsy tissue specimens. Castle Biosciences, Inc. markets a product to determine metastatic potential in later stage melanoma by utilizing surgical tissue samples.

There are several companies that market or are developing medical devices and imaging tools to detect melanoma as skin cancer. In general, medical devices have capital equipment costs and maintenance requirements, do not integrate well into clinical practice, and do not have clear mechanisms to provide physician payment. Strata Sciences, Inc. owns the rights to Melafind, an FDA approved device that utilizes varying wavelengths of light to capture lesion images at different depths and conducts an algorithmic image analysis to determine the degree of lesion disorganization and the need for biopsy. The clinical trials of this device only demonstrated marginal improvement in the assessment of pigmented lesions, and the device has not been adopted in the United States largely due to its specificity of less than 10%, which hampered clinical use. SciBase AB is marketing an epidermal electrical impedance spectrometer to assess pigmented lesions in Europe and Australia. In 2018, this product received FDA approval. Verisante Technology, Inc. has received regulatory approval in Europe and Australia to market a device that uses real-time Raman spectroscopy to assess changes in the chemical composition of skin tissue. Welch-Allen, Inc. and various others manufacture dermatoscopes, which provide magnified views of a pigmented lesion during diagnosis.

Research and Development

We have expertise in the development of gene expression profiles and other genomic analyses for the diagnosis of dermatologic disease. In addition, we have developed know-how related to the collection of skin samples using adhesives. We have also developed expertise in statistical programs and algorithms that are used to process gene expression data.

Our product development process involves several stages. The first stage involves a genome-wide screen for differential gene expression. These differentially expressed genes are then narrowed down to specific gene sets that categorize disease states. These genes sets are then validated by comparison to clinical reference standards to produce a clinical product. We have developed substantial expertise in designing and conducting clinical validation studies.

We have identified additional gene targets that may further improve the performance of our PLA. The qPCR assays for these genes are under development and may be added to our platform in the future if their performance is validated in additional clinical studies. We plan to expand our platform to include the diagnosis of other skin lesions, and we anticipate expanding our development program to include non-melanoma skin cancers. We have identified gene expression profiles for other conditions, such as psoriasis, atopic dermatitis, acne, and aging of the skin. Should we determine that there are viable market opportunities for products treating these conditions, we plan to consider developing gene expression tests for these conditions. Alternatively, we may seek development partners or licensing opportunities for these potential products.

Intellectual Property

We have developed a comprehensive portfolio of intellectual property, which includes five issued U.S. patents and six pending U.S. patent applications (three provisional and three non-provisional), several corresponding pending foreign patents and patent applications, and two pending PCT applications. Our intellectual property portfolio also includes trademark rights, trade secrets, and industry know-how. We believe our intellectual property adequately protects our technology and products, and that we may prevent others from developing products similar to ours.

U.S. Pat. No. 7,183,057 and its corresponding foreign counterpart patents in Australia, Canada, and Japan are directed to methods of using an adhesive to collect skin samples to quantitate RNA and determine disease or pathological state, and are not limited by specific species of RNA or by the use of specific types of adhesives. Subject to payment of all maintenance fees, U.S. Pat. No. 7,183,057 is expected to expire in 2024, unless the patent is disclaimed or rendered invalid by a court of competent jurisdiction or by the USPTO prior to the patent’s expiration time. The patent is not encumbered by a licensing agreement or subject to any royalty payments.

Two of our issued U.S. patents, three of our pending U.S. patent applications, and the two PCT applications that we own are directed to expression profiles and nucleic acid classifiers associated with various melanoma disease states. The issued patents in this area provide protection for our proprietary two-gene classifier for melanoma and also describe additional gene targets that we may add to the expression profile in the future. Counterpart foreign patent applications have been issued in what we believe to be the major foreign countries for melanoma. In addition to our core patent filings around our melanoma assay and our PLA, we have also filed patent applications in other areas including acne, inflammatory conditions of the skin, and age ranges of the skin. These applications are directed to methods for differentiating these conditions and specific gene profiles and classifiers used in such assays.

The remaining two issued patents that we own are directed to methods that differ from, but are related to, our current and planned products. U.S. Pat. No. 7,297,480 is directed to non-invasive methods for detecting early stage melanoma in a skin sample of a human subject by detecting the level of Interleukin-1 RI RNA in the skin sample and is expected to expire in 2023. U.S. Pat. No. 7,989,165 is directed to non-invasive methods for isolating or detecting a protein from an epidermal sample of a human subject and is expected to expire in 2024.

Laboratory Operations

Our CLIA laboratory occupies approximately 6,000 square feet and is divided into an accession area, pre-qPCR-laboratory and post-qPCR-laboratory area as per CLIA standards. Access to all areas is controlled and requires gowning. The laboratories employ commercial state-of-the-art equipment including high-throughput qPCR machines from Life Technologies Corporation. We use a laboratory information system to track all of our samples. We employ clinical laboratory scientists holding appropriate state licenses to perform the assay.

Our PLA assay utilizes qPCR techniques that requires the extraction and purification of genomic material from the skin adhered to adhesive patches. This extraction process is extremely challenging, and we have developed customized reagents and tools to provide suitable material yields reliably. Other steps of our process have been customized and have proprietary processes and procedures, but in general involve the three main steps set forth below:

•	RNA extraction using our proprietary process to maximize the yields and quantity of RNA from the cells on the patch;

•	reverse transcription, which converts the RNA into complementary DNA; and

•	expression level quantification, using qPCR to determine the expression levels of the target genes in our expression profile.

After testing is complete, a written laboratory report is prepared and reviewed by our California-licensed and American Board of Medical Genetics and Genomics board certified Laboratory Director. This report is made available to the physician by Health Insurance Portability and Accountability Act, or HIPAA, compliant methods such as fax or via an internet portal. The reports are generated in industry-standard PDF format that allows for high definition figures to be reproduced clearly.

We continuously work to automate various steps in our test process. Much of this automation will come from purchasing and qualifying off-the-shelf and customized laboratory equipment such as liquid handlers and pipetting robots. We have developed a laser-cutting robot to automate the cutting of the lesion area circumscribed on the adhesive patch by the clinician. We expect these automation efforts to improve assay throughput by reducing processing time compared to manual processing, reducing the need for direct labor, and improving quality by reducing the potential for human error.

Third-Party Suppliers and Manufacturers

We are the owner of intellectual property for the Adhesive Skin Sample Collection Kit with our logo and have contracted with an FDA registered supplier to produce our kits. This kit is considered a Class I FDA device and is exempt from FDA premarket notification requirements. This product is manufactured according to the FDA’s applicable quality system manufacturing requirements. Our FDA registered supplier conducts the assembly and labeling of this kit. All of our suppliers are high quality medical component and finished product suppliers accustomed to working on high volume disposable FDA regulated products. Our product has a shelf life tested to three years that allows us to build inventory to mitigate against disruptions.

Governmental Regulation

The services that we provide are regulated by federal, state and foreign governmental authorities. Failure to comply with the applicable laws and regulations can subject us to repayment of amounts previously paid to us, significant civil and criminal penalties, loss of licensure, certification, or accreditation, or exclusion from government health care programs.

Our Adhesive Skin Sample Collection Kit is a Class I FDA device and is manufactured by an FDA registered supplier according to applicable regulations and is exempt from obtaining premarket approval or clearance by the FDA. The FDA could declare our Sample Collection Kit a Class II device. This would require us to submit an application for premarket clearance or approval, which may require us to develop additional clinical data to support premarket clearance or approval, which could come at substantial expense and could delay our commercialization effort.

We believe our qPCR gene expression assay is a laboratory developed test, or LDT, that is currently regulated under the CLIA. While the FDA has asserted that it has authority to regulate LDTs it has generally exercised enforcement discretion and is not otherwise regulating most tests developed and performed within a single high complexity CLIA-certified laboratory. We plan to commercialize our test as an LDT and will process all tests in our single CLIA-certified central laboratory. We may at some time in the future seek FDA clearance or approval for our qPCR gene expression assay. We believe the data we have collected in the development of our LDT will support any FDA medical device clearance or approval process, but cannot guarantee that the FDA will find these data sufficient to support clearance or approval as a medical device under the applicable FDA regulations. This may require us to collect additional clinical data, which could come at substantial expense and could delay our commercialization effort.

CLIA and State Regulation of Laboratories

Clinical laboratories must hold certain federal, state, and local licenses, certifications, and permits to conduct business. Laboratories that perform testing on human specimens for the purpose of providing information for the diagnosis, prevention, or treatment of disease are subject to CLIA. CLIA requires such laboratories to be certified by the federal government and mandates compliance with various operational, personnel, facilities administration, quality, and proficiency testing requirements intended to ensure that testing services are accurate, reliable and timely. CLIA certification is also a prerequisite to be eligible to bill state and federal health care programs, as well as many private insurers, for laboratory testing services.

Standards for testing under CLIA vary based on the test and level of test complexity. Laboratories performing high complexity testing must comply with more stringent requirements than laboratories performing waived or moderate complexity testing. In addition, CLIA requires each certified laboratory to enroll in an approved proficiency-testing program if it performs testing in any category for which proficiency testing is required. Such laboratories must periodically test specimens received from an outside proficiency testing organization and then must submit the results back to that organization for evaluation. A laboratory that fails to achieve a passing score on a proficiency test may lose its right to perform testing in the category at issue. Further, failure to comply with other proficiency testing regulations, such as the prohibition on referral of a proficiency-testing specimen to another laboratory for analysis, can result in revocation of the referring laboratory’s CLIA certification.

As a condition of CLIA certification, our laboratory is subject to survey and inspection every other year, in addition to being subject to additional unannounced inspections. The biennial survey is conducted by the Centers for Medicare and Medicaid Services, or CMS, a CMS agent (typically a state agency), or, if the laboratory holds a CLIA Certificate of Accreditation, a CMS-approved accreditation organization. We also obtained accreditation by the College of American Pathologists, or CAP, which is a CMS-approved accreditation organization. Consequently, our laboratory must comply with all CLIA requirements as well as with any additional requirements imposed by CAP. In the first quarter of 2018, we also received our New York State Department of Health laboratory license, the most rigorous state licensing process for clinical diagnostic laboratories.

CLIA provides that a state may adopt laboratory regulations that are more stringent than those under federal law. Some, but not all, states have done so. A small number of state licensure programs actually substitute for the federal CLIA program. In most cases, the state’s regulations may impose requirements in addition to the CLIA program. Our laboratory is licensed by the appropriate state agencies in the states in which we do business, if such licensure is required. If a laboratory is out of compliance with state laws or regulations governing licensed laboratories, penalties for violation vary from state to state but may include suspension, limitation, revocation or annulment of the license, assessment of financial penalties or fines, or imprisonment. We believe that we are in material compliance with all applicable licensing laws and regulations.

We may become aware from time to time of other states that require out-of-state laboratories to obtain licensure to accept specimens from patients within the state, and other states may impose such requirements in the future. If we identify any other state with such requirements, or if we are contacted by any other state advising us of such requirements, we intend to follow all instructions from the state regulators regarding compliance with such requirements.

The FDA

Although the FDA has asserted that it has the authority to regulate LDTs that are validated by the developing laboratory and performed only by that laboratory, it has generally exercised enforcement discretion by not otherwise regulating most tests developed and performed within a single high complexity CLIA-certified laboratory. Nevertheless, the FDA has, for the past decade, been introducing proposals to end enforcement discretion and to bring LDTs clearly under existing FDA regulatory frameworks. In July 2010, the FDA held a two-day public meeting to obtain input from stakeholders on how it should apply its authority to implement a reasonable, risk-based, and effective regulatory framework for LDTs, including genetic tests. Subsequently, FDA issued draft guidance and a 2017 Discussion Paper to allow for further public discussion about an appropriate LDT oversight approach and to give congressional committees the opportunity to develop a legislative solution. Since 2017, Congress has been working on legislation to create an LDT and in vitro diagnostic regulatory framework that would be separate and distinct from the existing medical device regulatory framework. In August 2018, the FDA recommended changes to draft legislation that had been released by Congress in 2017. The agency’s comments addressed the need for a requirement that new tests undergo FDA review to demonstrate analytical and clinical validity and suggested changes to the draft language as it relates to premarket approval, provisional approval, and a precertification program for diagnostics. FDA’s recommendations, if included in enacted law, would give the FDA authority to revoke approval, request raw data, and take corrective action against test developers. In December 2018, legislators released a discussion draft of a bill that incorporated many of FDA’s suggestions. The new bill is called the Verifying Accurate, Leading-edge IVCT Development (VALID) Act and would codify into law the term “in vitro clinical test” (IVCT), a new medical product category separate from medical devices and that includes products currently regulated as IVDs as well as LDTs. It is unclear whether the VALID Act would be passed by Congress in its current form or signed into law by the President. Until the FDA finalizes its regulatory position regarding LDTs, or legislation is passed concerning regulation of LDTs, it is unknown how the FDA may regulate our tests in the future and what testing and data may be required to support any required clearance or approval.

If the FDA decides to regulate LDTs, such as our PLA or the Nevome test, as medical devices or under another regulatory framework such as the one proposed in the draft VALID Act, we will be subject to increased regulatory burdens. Any regulatory framework is likely to have premarket application requirements prohibiting commercialization without FDA authorization and controls regarding modification to the tests that may require further FDA submissions. The process would likely be costly and time-consuming. We cannot assure that our PLA, Nevome test, or any new tests that we may develop or new uses for our products that we develop will be cleared or approved by the FDA in a timely or cost-effective manner, if cleared or approved at all. Even if such tests are cleared or approved, the products may not be cleared or approved for all indications. This could significantly limit the market for that product and may adversely affect our results of operations.

The Adhesive Skin Sample Collection Kit we provide for collection and transport of skin samples from a healthcare provider to our clinical laboratory is a Class I medical device subject to FDA regulations, but is currently exempt from premarket review by the FDA and manufactured by a third party on our behalf.

HIPAA and Other Privacy and Data Security Laws

HIPAA established for the first time comprehensive federal protection for the privacy and security of health information. The HIPAA standards apply to three types of organizations, or Covered Entities: health plans, healthcare clearing houses, and healthcare providers that conduct certain healthcare transactions electronically. Title II of HIPAA, the Administrative Simplification Act, contains provisions that address the privacy of health data, the security of health data, the standardization of identifying numbers used in the healthcare system and the standardization of certain healthcare transactions. The privacy regulations protect medical records and other protected health information by limiting their use and release, giving patients a variety of rights, including the right to access their medical records and limiting most disclosures of health information to the minimum amount necessary to accomplish an intended purpose. The HIPAA security standards require the implementation of administrative, physical, and technical safeguards and the adoption of written security policies and procedures. HIPAA requires Covered Entities to enter into business associate agreements with individuals or organizations who provide services to Covered Entities involving the use or disclosure of protected health information, also known as Business Associates.

On February 17, 2009, Congress enacted Subtitle D of the Health Information Technology for Economic and Clinical Health Act, or HITECH, provisions of the American Recovery and Reinvestment Act of 2009. HITECH amended HIPAA and, among other things, expanded and strengthened HIPAA, created new targets for enforcement, imposed new penalties for noncompliance and established new breach notification requirements for Covered Entities and Business Associates. Regulations implementing major provisions of HITECH were finalized on January 25, 2013 through publication of the HIPAA Omnibus Rule, or the Omnibus Rule. The Omnibus Rule contained significant changes for Covered Entities and Business Associates with respect to permitted uses and disclosures of Protected Health Information.

Under HITECH’s breach notification requirements, Covered Entities must report breaches of protected health information that has not been encrypted or otherwise secured in accordance with guidance from the Secretary of the United States Department of Health and Human Services, or the Secretary. Required breach notices must be made as soon as is reasonably practicable, but no later than sixty days following discovery of the breach. Reports must be made to affected individuals and to the Secretary and in some cases, they must be reported through local and national media, depending on the size of the breach. We are currently subject to the HIPAA regulations as a Covered Entity and maintain an active compliance program. We are subject to audit under the United States Department of Health and Human Services’ HITECH-mandated audit program. We may also be investigated in connection with a privacy or data security complaint. We are subject to prosecution and/or administrative enforcement and increased civil and criminal penalties for non-compliance, including a new, four-tiered system of monetary penalties adopted under HITECH. We are also subject to enforcement by state attorneys general who were given authority to enforce HIPAA under HITECH. To avoid penalties under the HITECH breach notification provisions, we must ensure that breaches of unsecured protected health information are promptly detected and reported within the company, so that we can make all required notifications to the government on a timely basis. However, even if we make required reports on a timely basis, we may still be subject to penalties for the underlying breach and at risk of significant reputational harm if we experience a large-scale data breach.

In addition to the federal privacy regulations, there are a number of state laws regarding the privacy and security of health information and personal data that are applicable to clinical laboratories. The compliance requirements of these laws, including additional breach reporting requirements, and the penalties for violation vary widely and new privacy and security laws in this area are evolving. For example, several states, such as California, have implemented comprehensive privacy laws and regulations. The California Confidentiality of Medical Information Act imposes restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. California’s patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages. In addition to the California Confidentiality of Medical Information Act, California also recently enacted the California Consumer Privacy Act of 2018, or CCPA, which is effective January 1, 2020. The CCPA has been characterized as the first “GDPR-like” privacy statute to be enacted in the United States because it mirrors a number of the key provisions of the E.U. General Data Protection Regulation (described further below). The CCPA establishes a new privacy framework for covered businesses in the State of California, by creating an expanded definition of personal information, establishing new data privacy rights for consumers imposing special rules on the collection of consumer data from minors, and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches.

Many states, such as Massachusetts, have also implemented genetic testing and privacy laws imposing specific patient consent requirements and requirements for protecting test results. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and potentially exposing us to additional expense, adverse publicity and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify.

The applicability and requirements of these laws and penalties for violations vary widely. We believe that we have taken the steps required of us to comply with health information privacy and security statutes and regulations in all jurisdictions, both state and federal. However, we may not be able to maintain compliance in all jurisdictions where we do business. Failure to maintain compliance, or changes in state or federal laws regarding privacy or security, could result in civil and/or criminal penalties and could have a material adverse effect on our business.

We anticipate expanding our business internationally, which would implicate international laws governing the privacy of health information and personal data as well as restrictions on the cross border transfer of these data. We currently receive samples from Canada and must comply with applicable Canadian federal and provincial laws. Compliance with these laws and with other international regulatory requirements is a complex, time and expense consuming endeavor. Our failure to comply could have a material adverse effect on our business.

Other Laws Applicable to Our Business

In some cases, we are prohibited from conducting certain tests without a certification of patient consent by the physician ordering the test.

In addition, we are subject to laws and regulations related to the protection of the environment, the health and safety of employees and the handling, transportation and disposal of medical specimens, infectious and hazardous waste, and radioactive materials. For example, the United States Occupational Safety and Health Administration, or OSHA, has established extensive requirements relating specifically to workplace safety for healthcare employers in the United States. This includes requirements to develop and implement multi-faceted programs to protect workers from exposure to blood-borne pathogens, such as HIV and hepatitis B and C, including preventing or minimizing any exposure through needle stick injuries. For purposes of transportation, some biological materials and laboratory supplies are classified as hazardous materials and are subject to regulation by one or more of the following agencies: the United States Department of Transportation, the United States Public Health Service, the United States Postal Service, and the International Air Transport Association. We generally use third-party vendors to dispose of regulated medical waste, hazardous waste, and radioactive materials and contractually requires them to comply with applicable laws and regulations.

Federal and State Self-Referral Prohibitions

We are subject to the federal self-referral prohibitions, commonly known as the Stark Law or the Physician Self-Referral Law, and to similar state restrictions such as California’s Physician Ownership and Referral Act, commonly known as PORA. Together these restrictions generally prohibit us from billing the Medicare or Medicaid program or any patient or private payer for a test when the physician ordering the test, or any member of such physician’s immediate family, has an investment interest in or compensation arrangement with us, unless the arrangement meets an exception to the prohibition.

Both the Stark Law and PORA contain an exception for compensation paid to a physician for personal services rendered by the physician, provided that certain conditions are satisfied. We have compensation arrangements with a number of physicians for personal services, such as speaking engagements and specimen tissue preparation. We have structured these arrangements with terms intended to comply with the requirements of the personal services exception to the Stark Law and PORA. However, we cannot be certain that regulators would find these arrangements to be in compliance with the Stark Law, PORA or similar state laws.

Sanctions for a violation of the Stark Law include the following:

•	denial of payment for the services provided in violation of the prohibition;

•	refunds of amounts collected by an entity in violation of the Stark Law;

•	a civil penalty of up to $25,372 (which reflects the annual inflation adjustment effective as of November 5, 2019) for each service arising out of the prohibited referral;

•	exclusion from federal healthcare programs, including the Medicare and Medicaid programs; and

•	a civil penalty of up to $169,153 (which reflects the annual inflation adjustment effective as of November 5, 2019) against parties that enter into a scheme to circumvent the Stark Law’s prohibition.

These prohibitions apply regardless of the reasons for the financial relationship and the referral. No finding of intent to violate the Stark Law is required to commit a violation. In addition, knowing violations of the Stark Law may also serve as the basis for liability under the Federal False Claims Act.

Further, a violation of PORA is a misdemeanor and could result in civil penalties and criminal fines. Finally, other states have self-referral restrictions with which we have to comply that differ from those imposed by federal and California law. While we have attempted to comply with the Stark Law, PORA and similar laws of other states, it is possible that some of our financial arrangements with physicians could be subject to regulatory scrutiny at some point in the future, and we cannot provide an assurance that we will be found to be in compliance with these laws following any such regulatory review.

Federal and State Fraud and Abuse Laws

Because of the significant federal funding involved in Medicare and Medicaid, Congress and the states have enacted, and actively enforce, a number of laws to eliminate fraud and abuse in federal health care programs. Our business is subject to compliance with these laws. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Affordability Reconciliation Act, which we refer to collectively as the ACA, was enacted in the United States. The provisions of the ACA are effective on various dates. The ACA expanded the government’s investigative and enforcement authority and increased the penalties for fraud and abuse, including amendments to both the federal anti-kickback law, or the Anti-Kickback Statute, and the False Claims Act, to make it easier to bring suit under these statutes. The ACA also allocated additional resources and tools for the government to police healthcare fraud, with expanded subpoena power for the United States Department of Health and Human Services, additional funding to investigate fraud and abuse across the healthcare system, and expanded use of recovery audit contractors for enforcement.

Anti-Kickback Statutes

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, recommending or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare or Medicaid.

The definition of “remuneration” has been broadly interpreted to include anything of value, including, for example, gifts, certain discounts, the furnishing of free supplies, equipment or services, credit arrangements, payment of cash, and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of services covered by the federal health care programs, the statute has been violated. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment, and possible exclusion from Medicare, Medicaid and other federal healthcare programs. In addition, some kickback allegations have been claimed to violate the federal False Claims Act, discussed in more detail below.

The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are otherwise lawful in businesses outside of the healthcare industry. Recognizing that the Anti- Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, Congress authorized the Office of Inspector General, or OIG, of the United States Department of Health and Human Services to issue a series of regulations known as “safe harbors.” These safe harbors set forth provisions that, if all their applicable requirements are met, immunize the parties to the transaction or arrangement from prosecution under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, transactions and business arrangements that do not fully satisfy an applicable safe harbor may result in increased scrutiny by government enforcement authorities such as OIG.

Many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of recipients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs. In addition, in October 2018, the Eliminating Kickbacks in Recovery Act of 2018, or EKRA, was enacted as part of the Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment for Patients and Communities Act, or SUPPORT Act. EKRA is an all-payer anti-kickback law that makes it a criminal offense to pay any remuneration to induce referrals to, or in exchange for, patients using the services of a recovery home, a substance use clinical treatment facility, or laboratory. Although it appears that EKRA was intended to reach patient brokering and similar arrangements to induce patronage of substance use recovery and treatment, the language in EKRA is broadly written. Further, certain of EKRA’s exceptions, such as the exception applicable to relationships with employees that effectively prohibits incentive compensation, are inconsistent with the Anti-Kickback Statute regulations, which permit payment of employee incentive compensation, a practice that is common in the industry. Significantly, EKRA permits the U.S. Department of Justice to issue regulations clarifying EKRA’s exceptions or adding additional exceptions, but such regulations have not yet been issued. Laboratory industry stakeholders are reportedly seeking clarification regarding EKRA’s scope and/or amendments to its language. Because EKRA is a new law, there is no agency guidance or court precedent to indicate how and to what extent it will be applied and enforced. We cannot assure you that our relationships with physicians, sales representatives, hospitals, customers, or any other party will not be subject to scrutiny or will survive regulatory challenge under such laws. If imposed for any reason, sanctions under the EKRA could have a negative effect on our business.

Government officials have focused their enforcement efforts on the marketing of healthcare services and products, among other activities, and recently have brought cases against companies, and certain individual sales, marketing, and executive personnel, for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

Federal False Claims Act

Another development affecting the healthcare industry is the increased use of the federal False Claims Act, and in particular, action brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions. The False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has violated the False Claims Act and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically.

In addition, various states have enacted false claims law analogous to the False Claims Act, many of these state laws apply where a claim is submitted to any third-party payer and not merely a federal healthcare program.

When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 and $11,000 for each separate instance of false claim, as set by statute. However, the civil penalty amounts are adjusted annually for inflation. For civil penalties assessed after January 29, 2018, whose associated violations occurred after November 2, 2015, the civil penalty amount ranges between $11,181 and $22,363 per claim.

There are many potential bases for liability under the False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. The federal government has used the False Claims Act to assert liability on the basis of inadequate care, kick-backs, and other improper referrals, and improper use of Medicare numbers when detailing the provider of services, in addition to the more predictable allegations as to misrepresentations with respect to the services rendered. In addition, the federal government has prosecuted companies under the False Claims Act in connection with off-label promotion of products. Our future activities relating to the reporting of wholesale or estimated retail prices of our products, the reporting of discount and rebate information and other information affecting federal, state and third-party reimbursement of our products and the sale and marketing of our products may be subject to scrutiny under these laws.

While we are unaware of any current matters, we are unable to predict whether we will be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the costs of defending such claims, as well as any sanctions imposed, could significantly affect our financial performance.

Civil Monetary Penalties Law

The federal Civil Monetary Penalties Law, or the CMP Law, prohibits, among other things, (1) the offering or transfer of remuneration to a Medicare or state health care program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies; (2) employing or contracting with an individual or entity that the provider knows or should know is excluded from participation in a federal health care program; (3) billing for services requested by an unlicensed physician or an excluded provider; and (4) billing for medically unnecessary services. The penalties for violating the CMP Law include exclusion, substantial fines, and payment of up to three times the amount billed, depending on the nature of the offense.

Reimbursement and Billing

Reimbursement and billing for diagnostic services is highly complex. Laboratories must bill various payors, such as commercial insurers, including managed care organizations, or MCO, as well as state and federal health care programs, such as Medicare and Medicaid, and each may have different billing requirements. Additionally, the audit requirements laboratories must meet to ensure compliance with applicable laws and regulations, as well as internal compliance policies and procedures, add further complexity to the billing process.

In April 2014, Congress passed PAMA, which included substantial changes to the way in which clinical laboratory services are paid under Medicare. Under PAMA, certain clinical laboratories are required to periodically report to CMS private payor payment rates and volumes for their tests. Laboratories that fail to report the required payment information may be subject to substantial civil monetary penalties. Further, effective January 1, 2018 under PAMA, Medicare reimbursement for diagnostic tests will be based on the weighted-median of the payments made by private payors for these tests, rendering private payor payment levels even more significant. As a result, future Medicare payments may fluctuate more often and become subject to the willingness of private payors to recognize the value of diagnostic tests generally and any given test individually.

The impact of this new payment system on rates for our tests, including any current or future tests we may develop, is uncertain.

We cannot predict whether or when these or other recently enacted healthcare initiatives will be implemented at the federal or state level or how any such legislation or regulation may affect us. For instance, the changes to reimbursement amounts paid by Medicare for tests such as ours based on the procedure set forth in PAMA could limit the prices we would be able to charge or the amount of available reimbursement for our tests, which would reduce our revenue. Additionally, these healthcare policy changes could be amended or additional healthcare initiatives could be implemented in the future.

Foreign Corrupt Practices Act

In general, the Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, prohibits offering to pay, paying, promising to pay, or authorizing the payment of money or anything of value to a foreign official in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business for or with, or in order to direct business to, any person. The prohibitions apply not only to payments made to “any foreign official,” but also those made to “any foreign political party or official thereof,” to “any candidate for foreign political office” or to any person, while knowing that all or a portion of the payment will be offered, given, or promised to anyone in any of the foregoing categories. “Foreign officials” under the FCPA include officers or employees of a department, agency, or instrumentality of a foreign government. The term “instrumentality” is broad and can include state-owned or state-controlled entities. Importantly, United States authorities deem most healthcare professionals and other employees of foreign hospitals, clinics, research facilities and medical schools in countries with public healthcare and/or public education systems to be “foreign officials” under the FCPA. When we interact with foreign healthcare professionals and researchers in testing and marketing our products abroad, we must have policies and procedures in place sufficient to prevent us and agents acting on our behalf from providing any bribe, gift or gratuity, including excessive or lavish meals, travel or entertainment in connection with marketing our products and services or securing required permits and approvals. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring us to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. We have a policy entitled “Anti-Bribery and Anti-Corruption” that seeks to fully comply with the FCPA.

Foreign regulations

When we market our tests outside of the United States, we will be subject to foreign regulatory requirements governing laboratory licensure, human clinical testing, use of tissue, privacy and data security, and marketing approval for our tests. These requirements vary by jurisdiction, differ from those in the United States, and may require us to implement additional compliance measures or perform additional pre-clinical or clinical testing. In the European Union, we may be subject to newly enacted legislation that imposes requirements and restrictions on medical devices and in vitro diagnostics; that legislation will become effective in 2020 (for medical devices) and 2022 (for in vitro diagnostics). In addition, we will also be subject to the E.U. General Data Protection Regulation, or the GDPR, that significantly regulates the possession, use, and disclosure of personal information. In many countries outside of the United States, coverage, pricing, and reimbursement approvals are also required. We are also required to maintain accurate information and control over sales and distributors’ activities that may fall within the purview of the FCPA, our books and records provisions, and our anti-bribery provisions.

Employees

As of December 15, 2019, we had 64 employees, 60 of which were full-time employees, including five engaged in research and development, three in clinical operations, 11 in general and administrative, 13 in laboratory operations, and 28 in sales and marketing. We also engage consultants in regulatory and information technology. None of our employees are represented by a labor union and we believe that our relationships with our employees and contractors are good.

Facilities

We lease approximately 15,355 square feet of space at 11099 North Torrey Pines Road, La Jolla, California 92037. Our lease expires in March of 2022. We believe these facilities are adequate to meet our current and reasonably foreseeable requirements. We believe that we would be able to obtain additional space, if required, on commercially reasonable terms.

Legal Proceedings

We are not currently a party to any material legal proceedings.

Corporate and Other Information

We were incorporated in California in 1995 and reincorporated in the state of Delaware on May 15, 2014. Our principal offices are located at 11099 North Torrey Pines Road, Suite 100, La Jolla, California 92037. Our telephone number is (858) 450-4222 and our website address is www.dermtech.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus, and our reference to the address for our website is intended to be an inactive textual reference only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless specifically noted otherwise, as used throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations section, “we,” “our,” or “us” refers to the business, operations and financial results of DermTech Operations prior to, and the Company and its subsidiaries subsequent to, the completion of the Business Combination as the context requires.

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of the Company included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates, plans and assumptions concerning events and financial trends that involve risks and may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are an emerging growth molecular diagnostics company developing and marketing novel non-invasive gene expression tests to aid in the earliest diagnosis of various skin conditions, including skin cancer, inflammatory diseases, and aging-related conditions. Our technology provides a highly accurate alternative to surgical biopsy, minimizing patient discomfort, scarring, and risk of infection, while maximizing convenience. Our scalable gene expression assays have been designed to work with a proprietary “adhesive patch biopsy” that provides a tissue sample for analysis non-invasively.

We are initially commercializing tests that will address unmet needs in the diagnostic pathway of pigmented skin lesions, such as moles or dark colored skin spots. Our current products facilitate the clinical assessment of pigmented skin lesions for melanoma. We have initially marketed this test directly to a concentrated group of dermatologists and plan to eventually market the test to primary care physicians and through telemedicine channels. We process our tests in a high complexity molecular laboratory that is Clinical Laboratory Improvement Amendments of 1988, or CLIA, certified and has applicable laboratory licenses in all 50 states in the United States and is certified by the College of American Pathologists. We also provide laboratory services to large pharmaceutical companies on a contract basis for their use in their clinical trials for new drugs. We have a history of net losses since our inception.

Events, Trends and Uncertainties

We filed an application for a technology assessment for our Pigmented Lesion Assay, or PLA, with MolDX (Medicare) in April of 2018, and the comment period for the accompanying Medicare Draft Local Coverage Decision, or Draft LCD, closed in August of 2018. In March 2019, a Draft LCD proposed favorable coverage for the PLA. In late October 2019, the AMA provided us with a PLA Code. Pricing of $760 for the PLA Code was published on December 24, 2019 as part of the CMS Laboratory Fee Schedule for 2020. The Medicare Final Coverage Decision, or Final LCD, first made available on December 26, 2019 expanded the coverage proposal in the Draft LCD from one to two tests per date of service and to allow clinicians with sufficient skill and experience to decide whether a pigmented lesion should be biopsied to order PLA. PLA will be eligible for Medicare reimbursement effective as of February 10, 2020. We expect to experience a significant revenue increase after CMS approval because of the opportunity to approach private payors. We believe that with Medicare coverage granted, PLA may generate significant revenues in the second and third years following the coverage grant.

Even following the grant of Medicare coverage for the PLA, uncertainty surrounds third-party payer reimbursement, including governmental and private payers, of any test incorporating new technology, including tests developed using our technologies. Technology assessments of new medical tests conducted by research centers and other entities may be disseminated to interested parties for informational purposes. Third-party payers and health care providers may use such technology assessments as grounds to deny coverage for a test or procedure.

Because each payer generally determines for its own enrollees or insured patients whether to cover or otherwise establish a policy to reimburse our tests, seeking payer approvals is a time-consuming and costly process. We cannot be certain that coverage for our current tests and our planned future tests will be provided in the future by additional third-party payers or that existing policy decisions, or reimbursement levels will remain in place or be fulfilled under existing terms and provisions. If we cannot obtain or maintain coverage and reimbursement from private and governmental payers such as Medicare and Medicaid for our current tests, or new tests or test enhancements that we may develop in the future, our ability to generate revenues could be limited, which may have a material adverse effect on its financial condition, results of operations, and cash flows.

Financial Overview

Revenue

We generate revenue through laboratory services that are billed to private medical insurance companies and to pharmaceutical companies who order our laboratory services, which can include sample collection kits, assay development, gene expression analysis, data analysis and reporting. Our revenue is generated from two revenue streams, contract revenue and assay revenue. Assay revenue can be highly variable as it is based on payments received by private insurance providers that are not under contract and can vary based on patient insurance coverage, deductibles and co-pays. Contract revenue is ordered by customers on projects that may span over several years. Segments of these contracts may be increased, delayed or eliminated based on the success of each customers’ clinical trials or other factors. We account for revenue in accordance with Accounting Standards Codification, or ASC, Topic 606, Revenue from Contracts with Customers, or ASC 606. The core principle of ASC 606 is that the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The ASC 606 revenue recognition model consists of the following five steps: (1) identify the contracts with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation. We adopted ASC 606 on January 1, 2019, using the modified retrospective method and elected to utilize Practical Expedient 1 to apply the modified retrospective method to only contracts which were open as of January 1, 2019.

Operating Expenses

Sales and Marketing Expenses

Sales and marketing expenses are primarily related to our specialty field sales force, market research, reimbursement efforts, trade show attendance, public relations, and general marketing.

Research and Development Expenses

Our research and development, or R&D, expenses consist primarily of salaries and fringe benefits, clinical trials, consulting costs, facilities costs, laboratory costs, equipment expense, and depreciation. We also conduct clinical trials to validate the performance characteristics of our tests and to show medical cost benefit in support of our reimbursement efforts. We expect these expenses to increase significantly as we continue to develop new products and expand the use of our existing products.

General and Administrative Expenses

Our general and administrative expenses consist of senior management compensation, consulting, legal, billing and collections, human resources, information technology, accounting, insurance, and general business expenses. We expect our general and administrative expenses, especially insurance, accounting, and legal fees, to increase due to increased costs from being a public company.

Recent Developments

Convertible Bridge Notes

On May 23, 2019, DermTech Operations, Inc. (formerly known as DermTech, Inc.), or DermTech Operations, and various holders of its convertible bridge notes agreed to amend DermTech Operations’ then outstanding convertible notes that were issued prior to June 5, 2019. As part of the amendment, the maturity dates of the notes were extended to the earliest of (i) September 24, 2019; (ii) the occurrence of an Event of Default; (iii) the consummation of a liquidation or dissolution of DermTech Operations (iv) a Liquidation Transaction; or (v) the consummation of a merger with or into the Company or any of its subsidiaries.

Between June 5, 2019 and June 10, 2019, DermTech Operations issued additional convertible bridge notes to its existing investors for aggregate gross proceeds of $2.6 million. These convertible bridge notes carried an interest rate of 10% and matured after the earliest to occur of: (i) September 25, 2019; (ii) the occurrence of an Event of Default; (iii) the consummation of a liquidation or dissolution of DermTech Operations; (iv) a Liquidation Transaction: or (v) the consummation of a merger of DermTech Operations with DT Merger Sub, Inc., a subsidiary of the Company, in accordance with the Merger Agreement (as defined below).

On August 29, 2019, in connection with the completion of the Business Combination (as defined below), all of the outstanding convertible bridge notes of DermTech Operations converted into Company common stock, in accordance with their respective terms.

Business Combination

On August 29, 2019, the Company and DermTech Operations consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of May 29, 2019, by and among the Company, DT Merger Sub, Inc., or Merger Sub, and DermTech Operations. We refer to this agreement, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of August 1, 2019, as the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into DermTech Operations, with DermTech Operations surviving as a wholly-owned subsidiary of the Company. We refer to this transaction as the Business Combination.

Immediately following the completion of the Business Combination, the Company changed its name from Constellation Alpha Capital Corp. to DermTech, Inc. and effected a one-for-two reverse stock split of its common stock. Prior to the closing of the Business Combination, the Company’s stock was listed on the Nasdaq Capital Market under the ticker symbol “CNAC.” On August 30, 2019, the Company’s common stock commenced trading on the Nasdaq Capital Market (on a split-adjusted basis) under the ticker symbol “DMTK.”

PIPE Financing

On August 29, 2019, immediately prior to the completion of the Business Combination, the Company issued, in a private placement transaction, or the PIPE Financing, an aggregate of 3,076,925 shares of common stock and 1,231 shares of Series A Convertible Preferred Stock, which are convertible into an aggregate of up to 615,385 shares of common stock, for an aggregate purchase price of $24.0 million, to certain accredited investors pursuant to the terms of separate Subscription Agreements and Amended and Restated Subscription Agreements, dated between May 22, 2019 and August 1, 2019, entered into by the Company and such investors.

Results of Operations

Three and Nine Months Ended September 30, 2018 and September 30, 2019

Assay Revenue

As much of our assay revenue is driven by the samples that are sent by physicians and physician assistants to our central lab for testing, a key performance measure for us is samples that are received and processed by our central lab successfully, also known as billable samples. Billable samples increased to 3,596 for the three months ended September 30, 2019 compared to 3,043 for the three months ended September 30, 2018. As a result of the increase in billable samples, assay revenues increased $0.1 million or 20% to $0.4 million for the three months ended September 30, 2019 compared to $0.3 million for the three months ended September 30, 2018. Billable samples increased to 8,809 for the nine months ended September 30, 2019 compared to 8,449 for the nine months ended September 30, 2018. As a result of the increase in billable samples, assay revenues increased $0.1 million or 6% to $0.9 million for the nine months ended September 30, 2019 compared to $0.9 million for the nine months ended September 30, 2018. Sample volume is dependent on two major factors; the number of physicians or physician assistants who order an assay in any given quarter and the number of assays ordered by each physician during the period. The number of ordering physicians and the utilization per physician can vary based on a number of factors including the types of patients presenting skin cancer conditions, physician reimbursement, office workflow, market awareness, physician education and other factors.

Contract Revenue

Contract revenues with major pharmaceutical companies decreased $0.1 million or 44% to $0.2 million for the three months ended September 30, 2019, compared to $0.3 million for the three months ended September 30, 2018. Contract revenues with major pharmaceutical companies decreased $0.1 million or 9% to $0.9 million for the nine months ended September 30, 2019, compared to $1.0 million for the nine months ended September 30, 2018. Contract revenue can be highly variable as it is dependent on the pharmaceutical customers’ clinical trial progress, which can be difficult to forecast due to variability of patient enrollment, drug safety and efficacy and other factors. Many of our contracts with third parties are structured to contain milestone billing payments, which typically are advanced payments on work not yet performed. These advanced payments are structured to help fund operations and are included in deferred revenue as the work has not yet been performed. At September 30, 2019, the deferred revenue amount for these contracts, which is the advanced payments minus the value of work performed, was $1.5 million. These advanced payments will remain in deferred revenue until we process the laboratory portion of the contracts allowing us to recognize the revenue.

Cost of Revenue

Cost of revenues increased $0.1 million or 13% to $0.8 million for the three months ended September 30, 2019 compared to $0.7 million for the three months ended September 30, 2018. Cost of revenues increased $0.1 million or 3% to $2.1 million for the nine months ended September 30, 2019 compared to $2.0 million for the nine months ended September 30, 2018. The increase was largely attributable to a higher billable sample volume in 2019 and to the integration of a new laboratory information system, which was implemented in March of 2019. We have been focused on automating more processes within our central laboratory in order to reduce costs and improve efficiency. At current capacity, a majority of the costs of revenue are fixed and these costs include the CLIA facility, quality assurance, management and supervision and equipment calibration and depreciation. Much of the costs incurred primarily relate to salaries and benefits, laboratory supplies, shipping costs, equipment maintenance and calibration, utilities and depreciation. In the near- and long-term future, we remain committed to continuing the automation of our laboratory processes in order to become more cost efficient and productive.

Operating Expenses

Sales and Marketing

Sales and marketing expenses increased $1.3 million or 193% to $2.0 million for the three months ended September 30, 2019 compared to $0.7 million for the three months ended September 30, 2018. Sales and marketing expenses increased $1.7 million or 78% to $3.8 million for the nine months ended September 30, 2019 compared to $2.2 million for the nine months ended September 30, 2018. The increase was primarily attributable to higher compensation related costs from the hiring of a new Chief Commercial Officer and expansion of the existing sales force as well as increased spending on advertising activities to increase market exposure. As additional funding becomes available and approval by Medicare nears, we expect to significantly add to our specialty sales force and payer access teams throughout 2020 and 2021, which would significantly increase our sales and marketing expenses.

Research and Development

R&D expenses increased $0.2 million or 38% to $0.8 million for the three months ended September 30, 2019 compared to $0.5 million for the three months ended September 30, 2018. R&D expenses increased $0.2 million or 14% to $1.8 million for the nine months ended September 30, 2019 compared to $1.6 million for the nine months ended September 30, 2018. The increase was due to higher compensation and recruiting costs of expanding the R&D team as well as an increased spend on laboratory supplies to conduct research and development activities. We expect these expenses to increase as we continue to grow the R&D team and focus on the development of our basal and squamous cell skin cancer assays and other products.

General and Administrative

General and administrative expenses increased $2.4 million, or 282%, to $3.2 million for the three months ended September 30, 2019 compared to $0.8 million for the three months ended September 30, 2018. General and administrative expenses increased $3.8 million, or 146%, to $6.4 million for the nine months ended September 30, 2019 compared to $2.6 million for the nine months ended September 30, 2018. The increase was largely due to higher audit and legal costs surrounding the filing of the registration statement and other SEC statements in connection with the Business Combination and preparing quarterly condensed consolidated financial statements. As a result of the completion of the Business Combination, we expect to have increased public company expenses including much higher legal, accounting, stock exchange and insurance costs. Also, as we grow our sales force, additional infrastructure such as human resources, information technology and legal resources will be necessary.

Interest Expense

Interest expense increased $0.3 million or 263% to $0.4 million for the three months ended September 30, 2019 compared to interest expense of $0.1 million for the three months ended September 30, 2018. Interest expense increased $2.5 million or 2,687% to $2.7 million for the nine months ended September 30, 2019 compared to interest expense of $0.1 million for the nine months ended September 30, 2018. The significant increase was primarily due to the interest and amortization of debt discount related to our previously outstanding convertible bridge notes. As these convertible bridge notes were extinguished in connection with the Business Combination, we do not expect any additional significant interest expense for future reporting periods.

Other Expense

Other expense increased $0.1 million to $0.1 million for the three months ended September 30, 2019 compared to other expense of zero for the three months ended September 30, 2018. Other expense increased $0.4 million to $0.4 million for the nine months ended September 30, 2019 compared to other expense of zero for the nine months ended September 30, 2018. This increase is related to change in fair value of derivative liability of the previously outstanding convertible bridge notes from financial reporting periods. As these convertible bridge notes were extinguished in connection with the Business Combination, we do not expect to incur other expense in future reporting periods.

Fiscal Years Ended December 31, 2017 and 2018

Assay Revenue

Assay revenues grew $0.2 million or 22% to $1.3 million for fiscal 2018 compared to $1.1 million for fiscal 2017. As much of our assay revenue is driven by the samples that are sent by physicians and physician assistants to our central lab for testing, a key performance measure for us is samples that are received and processed by our central lab successfully, also known as billable samples. Billable samples decreased slightly to 11,077 for fiscal year 2018 compared to 11,117 for fiscal year 2017. Despite the slight decrease in billable sample volume, we saw an increase in assay revenue due to increased collection efforts from payors in 2018 as compared to 2017. Sample volume is dependent on two major factors; the number of physicians or physician assistants who order an assay in any given quarter and the number of assays ordered by each physician during the period. The number of ordering physicians and the utilization per physician can vary based on a number of factors including the types of patients presenting skin cancer conditions, physician reimbursement, office workflow, market awareness, physician education and other factors.

Contract Revenue

Contract revenues with major pharmaceutical companies increased $0.5 million to $1.2 million for fiscal 2018, or 74%, compared to $0.7 million for fiscal 2017, due to accelerating activity with ongoing clinical trial contracts and new contracts. Contract revenue can be highly variable as it is dependent on the pharmaceutical customers’ clinical trial progress which can be difficult to forecast due to variability of patient enrollment, drug safety and efficacy and other factors. Much of our contracts with third parties are structured to contain milestone billing payments, which typically are advance payments on work yet performed. These advanced payments are structured to help fund operations and are included in deferred revenue as the work has not yet been performed. At December 31, 2018, the deferred revenue amount for these contracts, which is the advance payments minus the value of work performed, was $1.6 million. These advance payments will remain in deferred revenue until we process the laboratory portion of the contracts allowing us to recognize the revenue.

Cost of Revenue

Cost of revenues increased $0.1 million, or 2%, to $2.6 million for the fiscal year 2018 compared to $2.6 million for the fiscal year 2017. The increase was driven by the costs incurred by implementing new processes and procedures for the new product “Nevome” in fiscal year 2018, which was generally offset by less spending on lab supplies due to the automation of several processes in our central laboratory that allowed us to reduce the amount of supplies we use in our sample analysis process. Much of the cost of revenue expenses incurred primarily relate to salaries and benefits, laboratory supplies, shipping costs, equipment maintenance and calibration, utilities and depreciation. In the near- and long-term future, we remain committed to continuing the automation of our laboratory processes in order to become more cost efficient and productive.

Operating Expenses

Sales and Marketing

Sales and marketing expenses decreased $0.1 million, or 2%, to $2.8 million for fiscal 2018 compared to $2.9 million for fiscal 2017. The decline was due to $0.2 million in lower compensation related costs, including salaries, commissions and benefits, due to a decline in our sales force throughout fiscal year 2018 partially offset by higher trade show and consulting expenses. As additional funding becomes available and approval by Medicare nears, we expect to significantly add to our specialty sales force and payer access teams in 2020 and this would significantly increase our sales and marketing expenses.

Research and Development

R&D expenses increased $0.1 million, or 3%, to $2.1 million for fiscal 2018 compared to $2.0 million for fiscal 2017. Stock based compensation expenses increased $0.1 million and clinical trial costs increased $0.1 million, which was partially offset by lower payroll costs, travel and laboratory supplies. We initiated several clinical trials during fiscal year 2018 that seek to add additional positive data to the clinical utility of our PLA assay that can be published in peer-reviewed journals. The primary expenses in R&D include salaries and benefits, clinical trials, facility and lab supplies. We expect these expenses to increase as we continue the development of our basal and squamous cell skin cancer assays and other new products.

General and Administrative

General and administrative expenses increased $0.9 million, or 33%, to $3.5 million for fiscal 2018 compared to $2.6 million for fiscal 2017. The increase was primarily due to $0.4 million in higher payroll related costs for the buildup of our billing and collection department including non-cash stock-based compensation costs, $0.2 million in higher consulting for payer access and reimbursement assistance and $49,000 for higher rent and common area maintenance charges. As a result of the completion of the Business Combination, we expect to have increased public company expenses including much higher legal, accounting, stock exchange and insurance costs. Also, as we grow our sales force, additional infrastructure such as human resources, information technology and legal resources will be necessary. Ongoing expenses include salaries and benefits, facility costs, billing and collections, auditing and legal expenses.

Interest Expense, net

Interest expense increased to approximately $1.1 million for fiscal 2018 compared to approximately $18,000 for fiscal 2017. DermTech Operations issued $6.8 million in convertible promissory notes during 2018 and the recorded interest expense includes both the 10% face-amount interest on the notes as well as amortization of debt discount on the notes. As these convertible bridge notes were extinguished in connection with the Business Combination, we do not expect any additional significant interest expense for future reporting periods.

Other Expense

Other expense of $0.4 million for 2018 is related to the change in fair value of the derivative liability from the date of issuances of the various convertible notes to December 31, 2018. As these convertible bridge notes were extinguished in connection with the Business Combination, we do not expect to incur other expense in future reporting periods.

Liquidity and Capital Resources

We have never been profitable and have historically incurred substantial net losses, including net losses of $8.4 million in 2017, $10.0 million in 2018 and $14.6 million for the nine months ended September 30, 2019. As of September 30, 2019, our accumulated deficit was $86.0 million, and we had negative operating cash flow of $11.7 million. In connection with the Business Combination, we completed a PIPE financing that raised a total of $24.0 million in gross proceeds in addition to the $1.8 million in cash the Company had on hand at the close of the Business Combination. We have historically financed operations through private placement equity offerings and convertible debt offerings.

We expect our losses to continue as a result of costs relating to ongoing R&D expenses and increased sales and marketing costs for existing and planned products. These losses have had, and will continue to have, an adverse effect on our working capital. Because of the numerous risks and uncertainties associated with our commercialization and development efforts, we are unable to predict when we will become profitable, and we may never become profitable. Our inability to achieve and then maintain profitability would negatively affect our business, financial condition, results of operations and cash flows.

As of September 30, 2019, our cash and cash equivalents totaled approximately $21.4 million. Based on our current business operations, we believe our current cash and cash equivalents will not be sufficient to meet our anticipated cash requirements for at least the next twelve months. Consequently, we intend to raise additional capital through equity offerings, debt financings, collaborations or licensing arrangements in order to satisfy our anticipated liquidity requirements. We may also consider raising additional capital in the future to expand our business, to pursue strategic investments or to take advantage of financing opportunities. Our present and future funding requirements will depend on many factors, including:

•	our revenue growth rate and ability to generate cash flows from operating activities;

•	our sales and marketing and R&D activities;

•	effects of competing technological and market developments;

•	costs of and potential delays in product development;

•	changes in regulatory oversight applicable to our tests; and

•	costs related to international expansion.

Cash Flow Analysis

Nine Months Ended September 30, 2019

Net cash used in operating activities for the nine months ended September 30, 2019 totaled $11.7 million, primarily driven by the $14.6 million net loss offset by non-cash related items, including $2.0 million in amortization of the convertible bridge notes debt discount, $1.2 million in stock-based compensation and $0.4 million in the change in the convertible bridge notes derivative liability, offset by the gain on extinguishment of convertible notes of $0.9 million. In addition, we amassed $1.3 million of cash inflow through the buildup of accounts payables and accrued compensation offset by the cash outflow of $1.4 million related to payments for prepaid insurance payments for increased insurance coverage.

Net cash used in investing activities totaled $0.1 million, which relates predominantly to the purchase of laboratory equipment. As we scale our sales force and the resulting assay volume, additional laboratory equipment investment will be needed to install complex automation systems and other genomic testing equipment.

Net cash provided by financing activities was $28.4 million for the nine months ended September 30, 2019, which was driven by the $25.6 million in net proceeds raised from the Business Combination and related PIPE financing. In order to continue to fund future operations, we expect to complete a private or public offering during 2020.

Fiscal Year Ended December 31, 2018

Net cash used in operating activities for fiscal year 2018 totaled $7.6 million primarily driven by a $10.0 million net loss offset by non-cash related items, including $1.0 million in amortization of the convertible bridge notes debt discount, $0.9 million in stock based compensation and $0.4 million in the change in the convertible bridge notes derivative liability. Accounts receivable increased by $0.2 million leading to a cash outflow that was primarily attributable to significant billings of advance payments related to our contract revenue business that was partially offset by the resulting increase in deferred revenue.

Net cash used in investing activities totaled $11,000, which relates to the purchase of laboratory equipment. As we scale our sales force and the resulting assay volume, additional laboratory equipment investment will be needed to install complex automation systems and other genomic testing equipment.

Net cash provided by financing activities totaled $11.1 million, which includes $4.5 million in Series C Preferred Stock sold by DermTech Operations through a private placement offering and $6.8 million issued in convertible bridge notes that are partially offset by $0.2 million in debt issuance costs.

Going Concern Consideration

Our financial statements included in this prospectus have been prepared assuming we will continue as a going concern. As of September 30, 2019, we have incurred net losses since our formation and have an accumulated deficit of $86.0 million and a negative operating cash flow of $11.7 million. We do not have adequate cash on hand to fund operations for the next year. These conditions raise substantial doubt about our ability to continue as a going concern.

We have evaluated the expected cash requirements for a 12-month period from the issuance date of the condensed consolidated financial statements through November 2020 and do not believe we will have sufficient cash on hand to fund operations. Management intends to pursue additional equity and debt financings and believes this will be sufficient to provide us with the ability to continue to support our planned operations and to continue developing and commercializing gene expression tests. There can be no assurances as to the availability of additional financing or the terms upon which additional financing may be available to us. If we are unable to obtain sufficient funding at acceptable terms, we may be forced to significantly curtail our operations, and the lack of sufficient funding may have a material adverse impact on our ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Off-Balance Sheet Arrangements

As of September 30, 2019 and December 31, 2018, we did not have any off-balance sheet arrangements, as such term is defined under Item 303 of Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the amounts of revenues and expenses reported during the period. On an ongoing basis, management evaluates these estimates and judgments, including but not limited to those related to test revenue, warrants, stock-based compensation, accounts receivable, expense accruals, convertible debt, the realization of deferred tax assets, and common and preferred stock valuations. Actual results may differ from those estimates.

While our significant accounting policies are more fully described in Note 1 of our condensed consolidated financial statements included in this prospectus, we believe that the following accounting policies and judgments are most critical to aid in fully understanding and evaluating our reported financial results.

Revenue Recognition

Our revenue is generated from two revenue streams, contract revenue and assay revenue. We account for revenue in accordance with ASC 606. The core principle of ASC 606 is that we recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. The ASC 606 revenue recognition model consists of the following five steps: (1) identify the contracts with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

We recognize revenue from our contract and assay goods and service in accordance with that core principle and key aspects considered by us include the following:

(a) Contract Revenue

Contract revenue is generated from the sale of laboratory services and adhesive sample collection kits to third party companies through contract research agreements. Laboratory revenues result from providing gene expression tests to facilitate the development of drugs designed to treat dermatologic conditions. The provision of gene expression services may include sample collection using our patented adhesive patch biopsy devices, assay development for research partners, ribonucleic acid, or RNA isolation, expression, amplification and detection, including data analysis and reporting.

Contracts

As part of our contract revenue, we have established contracts and work orders with pharmaceutical partners that all fall under the scope of ASC 606.

Performance obligations

ASC 606 requires an entity to assess the goods or services promised in a contract and identify as a performance obligation each promise to transfer to the customer either a good or service (or a bundle of goods or services) that is distinct, or a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. Based upon review of existing contracts, a majority of our contract revenue contracts contain three performance obligations:

(1)	Adhesive patch kits

(2)	RNA extractions and analysis

(3)	Certain project management fees

Many of the contract revenue contracts contain promises such as start-up activities and quality system setup fees, which are activities that are performed to fulfill the contract and they do not transfer any good or service to the customer. These promises encompass the administrative tasks associated with beginning and initiating a new project or study with a pharmaceutical company. In accordance with ASC 606, an entity does not account for these activities as a promised good or service within the contract nor evaluate whether they are a performance obligation.

Transaction price

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.

The transaction prices of all the performance obligations are listed in each contract on a per unit basis and are fixed based for the adhesive patch kits and RNA extractions and analysis. The project management fees are assessed based on a monthly service fee which range within the contracts depending on certain factors which include length of project and amount of kits or RNA extractions and analysis promised within the contract. The fixed and variable rates are materially consistent within all contracts. Therefore, we utilize the prices listed in each of our contracts as the transaction price for each performance obligation.

In determining the transaction price, ASC 606 requires an entity to adjust the promised amount of consideration for the effects of the time value of money if the contract contains a significant financing component. All contracts state fixed transaction prices for each deliverable associated with the contract and do not qualify for the significant financing component of ASC 606.

Allocate the transaction price

All contracts have a directly observable transaction price pertaining to each promised good or service. Those prices are consistent across all contracts for adhesive patch kits and RNA extractions and analysis, with the exception of project management fees, which encompass a sufficiently narrow range of prices that are dictated upon factors of each contract previously discussed above. Therefore, we rely on those transaction prices as the basis to allocate the stand-alone selling prices to the performance obligations of the contract.

Most contracts contain a discount that is allocated to all items within the contract, whether they are performance obligations or not. Those items that are not performance obligations (e.g. quality system setup and start up fees) have the associated discount allocated to the transaction prices of the performance obligations evenly.

Recognize Revenue

An entity should recognize revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer. A good or service is transferred when (or as) the customer obtains control of that good or service. The adhesive patch kits are recognized as point in time when shipped to the customer. The RNA extraction and analysis are recognized at a point in time when the extraction process is complete, and the results are sent to the customer. We provide project management service over the life of the contract, providing equal benefit to the customer throughout the life of the project or study. Therefore, the revenue related to project management fees is recognized straight-line over the life of the contract.

(b) Assay Revenue

We generate revenues from our Pigmented Lesion Assay, or PLA, and Nevome services we provide to dermatologists in various states throughout the United States to assist in a clinician’s diagnosis of melanoma. We provide prescribing dermatologists with our adhesive sample collection kits to perform non-invasive skin biopsies of clinically ambiguous pigmented skin lesions on patients. Once the sample is collected by the healthcare clinician, it is returned to our CLIA laboratory for analysis. The patient RNA and deoxyribonucleic acid, or DNA, is extracted from the adhesive patch collection kit and analyzed using gene expression technology to determine if the pigmented skin lesion contains certain genomic features indicative of melanoma. Upon completion of the gene expression analysis, a final report is drafted and provided to the dermatologists detailing the results of the pigmented skin lesion indicating whether the sample collected is indicative of melanoma or not. A detailed analysis of payments made to us by private health insurance companies for the assays over several quarters is used to estimate the ultimate receipt of funds for payment of billed amounts. These payments can vary widely from insurer to insurer and can be halted for routine audits or other reasons.

Contracts

Our customer is the patient. However, we do not enter into a formal reimbursement contract with a patient, as formal reimbursement contracts are more commonly established with insurance payers. Accordingly, we establish a contract with a patient in accordance with other customary business practices.

•	Approval of a contract is established by the use of the adhesive patch kit on a patient by an ordering physician, which is then sent to our central lab for testing.

•

We are obligated to perform our laboratory services upon receipt of a sample from a physician, and the patient and/or applicable payer are obligated to reimburse us for services rendered based on the patient’s insurance benefits.

•	Payment terms are a function of a patient’s existing insurance benefits.

•

Once the patient’s test results are delivered to the ordering physician, we are legally able to collect payment and bill an insurer and/or patient, depending on payer contract status or patient insurance benefit status.

•	Consideration is deemed to be variable, and we consider collection of such consideration to be probable to the extent that it is unconstrained.

Performance obligations

A performance obligation is a promise in a contract to transfer a distinct good or service (or a bundle of goods or services) to the customer. The customer is able to order a PLA test. However, a Nevome test cannot be ordered separately from the PLA test and it is contingent on being run only when a PLA test comes back positive on a sample. The Nevome test would not qualify as a distinct service. Therefore, the PLA test is recognized as a single performance obligation and the Nevome test, if rendered, is bundled with the single PLA performance obligation.

Transaction price

The transaction price is the amount of consideration that we expect to collect in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). The consideration expected from a contract with a customer may include fixed amounts, variable amounts, or both.

The consideration derived from our contracts is deemed to be variable, though the variability is not explicitly stated in any contract. Rather, the implied variability is due to several factors, such as the amount of contractual adjustments, any patient co-payments, deductibles or patient compliance incentives, the existence of secondary payers and claim denials.

We estimate the amount of variable consideration using the expected value method, which represents the sum of probability-weighted amounts in a range of possible consideration amounts. When estimating the amount of variable consideration, we consider several factors, such as historical collections experience, patient insurance eligibility and payer reimbursement contracts.

We limit the amount of variable consideration included in the transaction price to the unconstrained portion of such consideration. In other words, we recognize revenue up to the amount of variable consideration that is not subject to a significant reversal until additional information is obtained or the uncertainty associated with the additional payments or refunds is subsequently resolved. Differences between original estimates and subsequent revisions, including final settlements, represent changes in the estimate of variable consideration and are included in the period in which such revisions are made.

We monitor our estimates of transaction price to depict conditions that exist at each reporting date. If we subsequently determine that we will collect more consideration than we originally estimated for a contract with a patient, we will account for the change as an increase in the estimate of the transaction price (i.e., an upward revenue adjustment) in the period identified. Similarly, if we subsequently determine that the amount we expect to collect from a patient is less than it originally estimated, we will generally account for the change as a decrease in the estimate of the transaction price (i.e., a downward revenue adjustment), provided that such downward adjustment does not result in a significant reversal of cumulative revenue recognized.

When we do not have significant historical experience or that experience has limited predictive value, the constraint over estimates of variable consideration may result in no revenue being recognized upon delivery of a patient’s test result to the ordering physician, with recognition generally occurring at the date of cash receipt.

Allocate the transaction price

The entire transaction price is allocated entirely to the single performance obligation contained within the contract with a patient.

Recognize revenue

Our single performance obligation is satisfied at a point in time, and that point in time is defined as the date a patient’s successful test result is delivered to the patient’s ordering physician. We consider this date to be the time at which the patient obtains control of the final results of the promised test service.

If a Nevome test service is ordered and completed in conjunction with our PLA service, then we will recognize revenue point in time upon the delivery of both the final reports to the physician. The delivery of our Nevome test results is commonly after our PLA results are delivered due to the circumstances of how we process the Nevome test. However, this length in time is determined to not materially impact the final overall revenue recognition timing.

Stock-Based Compensation

Compensation costs associated with stock option awards and other forms of equity compensation are measured at the grant-date fair value of the awards and recognized over the requisite service period of the awards on a straight-line basis.

We grant stock options to purchase common stock to employees with exercise prices equal to the fair market value of the underlying stock, as determined by the board of directors, management, outside valuation experts and subsequent to the completion of the Business Combination, the closing stock price on the date of grant. The board of directors and outside valuation experts determine the fair value of the underlying stock by considering a number of factors, including historical and projected financial results, the risks we faced at the time, the preferences of our debt holders and preferred stockholders, and the lack of liquidity of our common stock that occurred prior to the Business Combination.

The fair value of each stock option award is estimated using the Black-Scholes-Merton valuation model. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line method. The expected term of options is based on the simplified method which defines the expected term as the average of the contractual term of the options and the weighted average vesting period for all option tranches. The expected volatility of stock options is based upon the historical volatility of a number of related publicly traded companies in similar stages of development. The risk-free interest rate is based on the average yield of U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards. The assumed dividend yield was based on our expectation of not paying dividends in the foreseeable future.

We account for stock options to non-employees using the fair value approach. The fair value of these options is measured using the Black-Scholes-Merton option pricing model, reflecting the same assumptions applied to employee options, other than expected life, which is assumed to be the remaining contractual life of the award. Options that are granted to employees have a requisite service period of four years. Equity instruments awarded to non-employees are periodically re-measured as the underlying awards vest unless the instruments are fully vested, immediately exercisable, and non-forfeitable on the date of grant.

Restricted stock units, or RSUs, are considered restricted stock. The fair value of restricted stock is equal to the fair market value of the underlying stock, as determined by the board of directors, management, input from outside valuation experts and subsequent to the completion of the Business Combination, the closing stock price on the date of grant. We recognize stock-based compensation expense based on the fair value on a straight-line basis over the requisite service periods of the awards, taking into consideration estimated forfeitures. RSUs that are granted to employees have a requisite service period between two and four years.

Recent accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets, and to recognize on the income statement the expenses in a manner similar to current practice. In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic 842, Leases” and ASU 2018-11, “Leases (Topic 842): Targeted Improvements”, which improves the clarity of the new lease standard and corrects unintended application of the guidance. In December 2018, the FASB issued ASU 2018-20, “Narrow-Scope Improvements for Lessors”, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. This new standard is effective for interim and annual periods beginning January 1, 2020 and early adoption is permitted. We are currently evaluating the impact of this standard on our condensed consolidated financial statements.

In June 2019, the FASB issued ASU 2018-07, “Compensation- Stock Compensation (Topic 718)—Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies accounting for nonemployee share-based payment transactions resulting from expanding the scope of Topic 718, Compensation—Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. This new standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. We are currently evaluating the impact of this standard on our condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which modified the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. This new standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. We are currently evaluating the impact of this standard on our condensed consolidated financial statements.

CHANGE TO REGISTRANT’S CERTIFYING ACCOUNTANT

On September 4, 2019, the Audit Committee, or the Audit Committee, of our Board of Directors approved the dismissal of Marcum LLP, or Marcum, as our independent registered public accounting firm, effective as of September 4, 2019. Marcum had served as our independent registered public accounting firm for the fiscal years ended March 31, 2019 and 2018 and the subsequent periods through September 4, 2019.

The audit reports of Marcum on our financial statements for the fiscal years ended March 31, 2019 and 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph in each such report regarding substantial doubt about our ability to continue as a going concern. During the fiscal years ended March 31, 2019 and 2018, and the subsequent periods through September 4, 2019, the date of Marcum’s dismissal, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreements in connection with its reports. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within our two most recent fiscal years and the subsequent interim periods through September 4, 2019.

We delivered a copy of Item 4.01(a) to our Current Report on Form 8-K filed on September 5, 2019 to Marcum on September 4, 2019 and requested a letter addressed to the SEC stating whether or not it agreed with the statements made in response to the Item and, if not, stating the respects in which it did not agree. Marcum responded with a letter dated September 5, 2019, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part, stating that Marcum agreed with the statements set forth above.

On September 4, 2019, the Audit Committee authorized the appointment of KPMG LLP, or KPMG, as our new independent registered public accounting firm for the fiscal year ending December 31, 2019, and KPMG was appointed as our independent registered public accounting firm. During the fiscal years ended December 31, 2018 and 2017, and the subsequent interim period through September 4, 2019, neither we, nor anyone on our behalf, consulted KPMG regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching our decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

MANAGEMENT

The following discussion sets forth certain information regarding our management. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to management refer to DermTech Operations prior to, and the Company and its subsidiaries subsequent to, the completion of the Business Combination as the context requires.

Executive Officers and Directors

The following table lists the names, ages as of December 15, 2019 and positions of our current executive officers and directors:

Name	Age	Position
Executive Officers
John Dobak, M.D.	54	Chief Executive Officer and Director
Kevin Sun, MBA	42	Chief Financial Officer, Treasurer, and Secretary
Burkhard Jansen, M.D.	54	Chief Medical Officer
Todd Wood	50	Chief Commercial Officer
Zuxu Yao, Ph.D.	57	Chief Scientific Officer
Non-Employee Directors
Matthew Posard[3]	52	Chairman of the Board
Gary Jacobs[2,3]	62	Director
Scott Pancoast[1,2]	61	Director
Herm Rosenman[1,2]	72	Director
Cynthia Collins[1,3]	61	Director
Gene Salkind, M.D.	66	Director
Enrico Picozza	59	Director

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Executive Officers

John Dobak, M.D. has served on our board of directors since the completion of the Business Combination in August 2019 and served on DermTech Operations’ board of directors between June 2012 and August 2019. Dr. Dobak has served as our Chief Executive Officer since the completion of the Business Combination in August 2019 and served as Chief Executive Officer of DermTech Operations between June 2012 and August 2019. From 2006 until 2011, Dr. Dobak served as the founder and Chief Executive Officer of Lithera, Inc., a pharmaceutical company developing an injectable product for dermatology. Dr. Dobak is the founder and President of the JAKK Group, a life sciences technology accelerator, which has created several companies including Lithera, Inc., INNERCOOL Therapies, Inc., CryoGen, Inc., and CryoCor, Inc. Dr. Dobak’s companies have developed and marketed therapeutics devices for endovascular hypothermia, cryosurgical cardiac catheters, and endometrial ablation. Dr. Dobak received a Bachelor’s Degree from the University of California, Los Angeles and a Medical Doctorate from the University of California, San Diego. Dr. Dobak is qualified to serve on our board of directors because of his service as DermTech Operations’ Chief Executive Officer, his service as a member of DermTech Operations’ board of directors and his experience founding and operating multiple companies in the life sciences industry.

Kevin Sun, has served as our Chief Financial Officer, Treasurer and Secretary since September 2019. Mr. Sun joined DermTech Operations in August 2019 and served in the role of Vice President, Finance. From June 2008 to November 2018, Mr. Sun served in various management and executive roles for Dexcom, Inc.

including most recently as Vice President, Corporate Controller and Treasury from November 2017 to November 2018, as Interim Chief Financial Officer from April 2017 to September 2017, as Vice President, Finance from February 2016 to November 2017, and as Senior Director, Finance from March 2014 to February 2016. Prior to Dexcom, Mr. Sun held various roles of increasing responsibility at Biosite Incorporated from 2004 to 2008, most recently as Senior Manager, Financial Planning and Analysis. Mr. Sun holds a B.S. in Business with a dual major in Accounting and Finance, a minor in Psychology, a Masters in Strategic Management and an MBA from the Kelley School of Business at Indiana University.

Burkhard Jansen, M.D. has served as our Chief Medical Officer since the completion of the Business Combination in August 2019 and served as Chief Medical Officer of DermTech Operations between January 2017 and August 2019. From October 2015 to January 2017, Dr. Jansen served as Vice President of Clinical Development of DermTech Operations, and from June 2013 to October 2015, he served as a consulting expert to DermTech Operations in dermatology, medical affairs and clinical trials. Dr. Jansen has served as founder, director, and senior executive of a number of dermatology and oncology focused life sciences companies, including Novelix, Avienne, and Oncogenex in the US, Canada, and Europe. Dr. Jansen received his medical doctorate and dermatology training from the Universities of Graz and Vienna in Austria, his postdoctoral science training at the University of Minnesota, and his executive business education at UCLA.

Zuxu Yao, Ph.D. has served as our Chief Scientific Officer since the completion of the Business Combination in August 2019 and served as Chief Scientific Officer of DermTech Operations between January 2017 and August 2019. Prior to that, Dr. Yao served as DermTech Operations’ Vice President Assay Development between November 2014 and June 2017. From April 2012 to October 2014, Dr. Yao served as Vice President Assay Development at Nexogen, Inc. Dr. Yao received his bachelors degree in Microbiology from Xiamen University in China, his masters degree in physiology from Wageningen University in the Netherlands and his Ph.D. in Biochemistry from Memorial University, Newfoundland, Canada.

Todd Wood has served as our Chief Commercial Officer since the completion of the Business Combination in August 2019 and served as Chief Commercial Officer of DermTech Operations between January 2019 and August 2019. From March 2018 to December 2018, Mr. Wood served as Vice President Global Sales for Obalon Therapeutics, a medical device company. Prior to that Mr. Wood served in a variety of executive roles at Allergan including Vice President US Medical Dermatology Sales from June 2016 through March 2018 and as Vice President US Eye Care Sales from March 2013 to June 2016. Mr. Wood received a bachelor’s degree from Grand Valley State University.

Non-Employee Directors

Matthew L. Posard has served as Chairman of our board of directors since the completion of the Business Combination in August 2019, served as DermTech Operations’ board of directors between 2016 and August 2019 and served as Chairman of DermTech Operations’ board of directors between June 2019 and August 2019. Mr. Posard currently serves as Founding Partner at Explore-DNA, a Life Sciences and Diagnostics consulting firm. Mr. Posard served as the President and Chief Commercial Officer of GenePeeks from February 2017 to April 2018 and as Executive Vice President and Chief Commercial Officer at Trovagene from March 2015 to April 2016. Mr. Posard also held multiple executive leadership roles at Illumina, Inc. from 2006 to 2015. Mr. Posard is currently on the boards of Halozyme Therapeutics (Nasdaq: HALO), Talis BioMedical and Nautilus Bio and is Executive Chairman of Stemson Therapeutics. Mr. Posard holds a bachelor’s degree in Management Science from the University of California, San Diego. Mr. Posard is qualified to serve on our board of directors because of his extensive experience as an executive and serving on various boards of directors of companies in the life sciences industry, including DermTech Operations’.

Gary Jacobs has served on our board of directors since the completion of the Business Combination in August 2019, on DermTech Operations’ board of directors between 2006 and August 2019 and as Chairman of the DermTech Operations board of directors between 2006 and June 2019. Since 2004, Mr. Jacobs has served on the board of Next Generation Technologies, Inc., a bio-technology incubator specializing in bio-tech and medical devices. Since 2009, Mr. Jacobs has served on the board of Bio2 Technologies, Inc., a medical device company specializing in fiber bonding for biocompatible materials. Since 2012, Mr. Jacobs has served on the board of Motus GI Medical Technologies Ltd., a public medical device company that develops endoscopy devices. Since 2012, Mr. Jacobs has served as chairman of NGT3 - New Generation Technology, a bio-technology incubator specializing in bio-tech and medical devices. Since 2008, Mr. Jacobs has served on the board of Medical Surgical Technologies, Ltd., another medical device company that develops laparoscopy manipulator systems. Mr. Jacobs is an active investor and philanthropist and is Chairman of the Board of Trustees of High Tech High, or HTH, as well as a board member of the HTH Graduate School of Education. He serves as Chairman of the Board of JCC Association of North America and serves on the boards of the Lawrence Family Jewish Community Center and Jewish Community Centers Association. Mr. Jacobs also chairs the Dean’s Advisory Council for the Social Sciences at University of California, San Diego, the UCSD Athletic Board, the UCSD Board of Overseers, and UCSD Foundation Board. Mr. Jacobs received his Bachelor of Arts degree in Management Science from the University of California, San Diego. Mr. Jacobs is qualified to serve on our board of directors because of his considerable experience serving on multiple other boards of directors, including as Chairman of DermTech Operations’ board for thirteen years.

Scott Pancoast has served on our board of directors since the completion of the Business Combination in August 2019 and on DermTech Operations’ board of directors between 2013 and August 2019. Since October 2017 to present, Mr. Pancoast served as Chief Executive Officer, Chairman and Founder of Zylö Therapeutics Inc., a company developing an innovative sustained topical drug-delivery system. From November 2014 to date, Mr. Pancoast served as President of Rutledge Investment Group, a family real-estate-focused entity. From 2005 until 2014, Mr. Pancoast served as Chief Executive Officer and as a board member of Lpath Inc., a public biotechnology company that generated lipodomic-based therapeutic antibodies. Mr. Pancoast has served as the Chief Executive Officer or interim Chief Executive Officer for six start-up companies, and has been a member of the boards of directors for over 15 companies, including four public companies. Mr. Pancoast is a graduate of the Harvard Business School and the University of Virginia. Mr. Pancoast is qualified to serve on our board of directors because of his wide-ranging experience serving as the chief executive officer and as a director for multiple companies, including start-up companies and public companies.

Herm Rosenman has served on our board of directors since the completion of the Business Combination in August 2019 and on DermTech Operations’ board of directors between February 2017 and August 2019. Additionally, Mr. Rosenman served as Natera’s Chief Financial Officer from February 2014 to January 2017. Prior to Natera, Mr. Rosenman served as senior vice president of finance and Chief Financial Officer at Gen-Probe Incorporated, or Gen-Probe, a developer, manufacturer and marketer of diagnostic and screening products using nucleic acid probes, from June 2001 to October 2012, when Gen-Probe was acquired by Hologic, Inc., a diagnostic products, medical imaging systems, and surgical products company. From August 2012 to February 2014, Mr. Rosenman focused on his board memberships. Mr. Rosenman has served on the board of directors of each of Oxford Immunotec Global PLC, a commercial-stage diagnostics company and of Vivus, Inc., a biopharmaceutical company, since 2013. Mr. Rosenman also previously served on the board of directors of Medistem, Inc., a stem cell therapy company, ARYx Therapeutics Inc., a private drug discovery and development company, Infinity Pharmaceuticals, Inc., a drug discovery and development company, Biofire Diagnostics and a number of privately held companies. Mr. Rosenman holds a B.B.A. in accounting and finance from Pace University and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Rosenman is qualified to serve on our board of directors because of his experience serving as the chief financial officer and as a director of multiple life sciences companies.

Gene Salkind, M.D., has served on our board of directors since the completion of the Business Combination in August 2019 and on the DermTech Operations’ board of directors between 2007 and August 2019. Dr Salkind also sits on the boards of Cure Pharmaceuticals, Inc and Mobiquity Technolgies, Inc. Dr. Salkind’s background includes more than 25 years as a practicing neurosurgeon in a private practice, with academic affiliation in

Pennsylvania. He is the Chairman of Neurosurgery at the Holy Redeemer Hospital and Medical Center and is the former Chairman of Neurosurgery at the Albert Einstein Medical Center. Dr. Salkind has held professorships at the University of Pennsylvania and at the Temple University School of Medicine. Dr. Salkind has published multiple papers on general neurosurgical topics, has been a guest lecturer worldwide, and sits on numerous boards. Dr. Salkind received his B.A. (cum laude) from the University of Pennsylvania and his M.D. from the Temple University School of Medicine, with distinction. He completed his training in neurological surgery at the Hospital of the University of Pennsylvania where he became the Chief Resident in 1985. Dr. Salkind is qualified to serve on our board of directors because of his lengthy career as a practicing doctor and his experience serving on numerous boards of directors, including DermTech Operations’ for twelve years.

Cynthia Collins has served on our board of directors since the completion of the Business Combination in August 2019 and on DermTech Operations’ board of directors between July 2018 and August 2019. Ms. Collins has served as Chief Executive Officer of Editas Medicine, Inc. (Nasdaq:EDIT) since March 2019 and has served as a member of the board of directors of Editas Medicine since December 2018. Ms. Collins served as Chief Executive Officer of Human Longevity Inc. from January 2017 to December 2017. Before that, Ms. Collins served as the Chief Executive Officer and General Manager of General Electric’s Healthcare Cell Therapy and Lab Businesses from April 2015 to December 2016, and as Chief Executive Officer of General Electric’s Clarient Diagnostics, Inc. division from October 2013 to April 2015. Prior to that, Ms. Collins served as CEO of GenVec, Inc., a public vaccine and gene therapy company, from May 2012 to September 2013. Before that, she served as Group Vice President, Cellular Analysis Business of Beckman Coulter from 2007 to 2011 with responsibility for its Hematology, Flow Cytometry, and Hemostasis businesses. Prior to that, she served as CEO of Sequoia Pharmaceuticals, Inc., a company developing HIV and HCV therapeutics. Ms. Collins is currently a member of the board of directors of ARM Foundation for Cell and Gene Medicine, Triumvira Immunologics, Inc. and Biocare Medical, LLC. Ms. Collins received her BS degree in Microbiology from the University of Illinois, Urbana and her MBA from The University of Chicago Booth School of Business. Ms. Collins is qualified to serve on our board of directors because of her broad experience serving as the chief executive officer for a variety of companies in the life sciences industry and her experience serving on numerous boards of directors.

Enrico Picozza has served on our board of directors since the completion of the Business Combination in August 2019. Since 2011, Mr. Picozza has served as partner of HLM Venture Partners, a venture firm that invests in tech-enabled healthcare services, healthcare information technology, and medical device and diagnostics companies. From 2018 to present, Mr. Picozza has served as chairman of the board of RubiconMD, Inc., an eConsult platform focused on eliminating unnecessary visits to specialists and providing better care and cost saving to patients and health systems. From 2016 to present, Mr. Picozza has served on the board of mPulse Mobile, Inc., a provider of conversational artificial intelligence solutions for the healthcare industry. From 2016 to present, Mr. Picozza has also served on the board of Able To, Inc., a provider of virtual behavioral healthcare. Mr. Picozza also currently serves on the council of advisors of BioAccel, a non-profit organization. From 2015 to 2018, Mr. Picozza served on the board of Aventura HQ, Inc., a developer of a software solution designed to simplify usability of electronic medical records in hospital settings. From 2016 to 2018, Mr. Picozza served on the board of Spinal Kinetics, Inc., a provider of freedom of motion spinal disk implants. From 2015 to 2017, Mr. Picozza served as chairman of the board of Vericare Management, a provider of behavioral health services and drug management, which merged with Medoptions, Inc. in 2016. From 2015 to 2017, Mr. Picozza also served on the board of Medicalis Corporation, a provider of a decision support platform designed to streamline the radiology approval process. From 2015 to 2016, Mr. Picozza served on the board of Transcend Medical, makers of an implantable device to help regulate interocular pressure for patients with glaucoma. Mr. Picozza has extensive management experience, including his experience in various leadership roles he held at Applied Biosystems, Inc. and PerkinElmer, Inc., where he was involved in the development and commercialization of polymerase chain reaction technology, and as a co-founder of HTS Biosystems, Inc., which sold to Biacore International AB in 2005. Mr. Picozza is the inventor on several patents, the author of numerous scientific papers and a frequent domestic and international speaker. Mr. Picozza received his Bachelor of Science from the University of Connecticut in 1984 and attended the University of Connecticut for post-graduate studies while working at PerkinElmer, Inc. Mr. Picozza is qualified to serve on our board of directors because of his considerable experience serving as an officer and as a director of multiple life sciences companies.

Composition of the Board of Directors

Our board of directors consists of eight directors and is divided into three staggered classes, each serving staggered three-year terms until their respective successors are duly elected and qualified, as follows:

•	our Class I directors are Matthew Posard, Cynthia Collins and Enrico Picozza and their terms will expire at the annual meeting of stockholders in 2022;

•	our Class II directors are Herm Rosenman, John Dobak and Gary Jacobs and their terms will expire at the annual meeting of stockholders in 2021; and

•	our Class III directors are Gene Salkind and Scott Pancoast and their terms will expire at the annual meeting of stockholders in 2020.

There are no familial relationships among any of our executive officers or directors.

Director Independence

Nasdaq Stock Market listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The board of directors has determined that Matthew Posard, Gary Jacobs, Scott R. Pancoast, Herm Rosenman, Gene Salkind, M.D., Cynthia Collins and Enrico Picozza are independent within the meaning of Nasdaq Listing Rule 5605(a)(2). Our independent directors have regularly scheduled meetings at which only independent directors are present. Our board of directors reviews independence on an annual basis and has also determined that each current member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent as defined under the applicable Nasdaq Stock Market listing standards and SEC rules. Our board of directors further determined that Herm Rosenman qualifies as an audit committee financial expert in accordance with applicable rules and guidance. In making these determinations, our board of directors found that none of these directors had a material or other disqualifying relationship with the Company.

Committees of the Board of Directors

Our board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee of our board of directors was established in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, our Audit Committee performs several functions, including, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the effectiveness of our internal controls and internal audit function;

•	reviewing material related-party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Our management has the primary responsibility for its consolidated financial statements and the reporting process including its system of internal accounting and financial controls.

The Audit Committee consists of Cynthia Collins, Scott Pancoast and Herm Rosenman, with Herm Rosenman serving as its chairperson.

The board of directors has determined that Mr. Rosenman qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The board of directors made a qualitative assessment of Mr. Rosenman’s level of knowledge and experience based on a number of factors, including his formal education and experience in financial roles.

Compensation Committee

The Compensation Committee of the board of directors acts on behalf of the board of directors to review, adopt or recommend for adoption, and oversee our compensation strategy, policies, plans and programs. For this purpose, the Compensation Committee performs several functions, including, among other things:

•	reviewing and recommending that our board of directors approve, the compensation of our executive officers;

•	review or approve the compensation of employees other than executive officers;

•	reviewing and approve the compensation of our directors;

•	reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing all overall compensation policies and practices.

Our Compensation Committee Charter, established by the board of directors, also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor and is directly responsible for the appointment, compensation and oversight of the work of any such advisor. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the Compensation Committee will consider the independence of each such advisor, including the factors required by Nasdaq and the SEC.

The Compensation Committee consists of Gary Jacobs, Scott Pancoast and Herm Rosenman, with Scott Pancoast serving as its chairperson.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the board of directors is responsible for the following:

•	identifying and recommending candidates for membership on the board of directors;

•	recommending directors to serve on board committees;

•	reviewing and recommending our corporate governance guidelines and policies;

•	evaluating, and overseeing the process of evaluating, the performance of the board of directors and individual directors; and

•	assisting the board of directors on corporate governance matters.

The Nominating and Corporate Governance Committee consists of Cynthia Collins, Gary Jacobs and Matthew Posard, with Cynthia Collins serving as its chairperson. The Nominating and Corporate Governance Committee is governed by a written charter approved by the board of directors.

EXECUTIVE COMPENSATION

The following discussion sets forth certain information regarding our executive compensation. Unless specifically noted or the context provides otherwise, as used throughout this section, “we,” “our,” “us” or the “Company” and the disclosures relating to executive compensation refer to DermTech Operations prior to, and the Company and its subsidiaries subsequent to, the completion of the Business Combination as the context requires.

This section discusses the material components of the executive compensation program offered to our named executive officers identified below.

Our named executive officers for the year ended December 31, 2018 are referred to in this prospectus as the “named executive officers.” The named executive officers and their current positions (or former position, as applicable) are as follows:

Name	Title
John Dobak	Chief Executive Officer
Steve Kemper	Former Chief Financial Officer
Burkhard Jansen	Chief Medical Officer

2018 Summary Compensation Table

The following table provides information regarding our named executive officers during the fiscal year ended December 31, 2018. For information regarding our current management, please see the section entitled “Management—Executive Officers and Directors” beginning on page 85 of this prospectus.

The following table presents information regarding the total compensation awarded to, earned by, and paid to our named executive officers for services rendered to us in all capacities for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)(3)	Total ($)
John Dobak	2018	349,525	79,794	280,381	—	10,168	719,868
Chief Executive Officer	2017	341,000	73,125	212,318	—	11,402	637,845
Steven Kemper	2018	271,625	41,340	136,207	—	18,000	467,172
Former Chief Financial Officer	2017	265,000	37,500	65,969	—	18,000	386,469
Burkhard Jansen	2018	270,300	41,340	76,540	—	—	388,180
Chief Medical Officer	2017	265,000	43,200	98,914	—	—	407,114

(1)	Amounts reported represent bonus amounts paid in the sole discretion of our board of directors.
(2)

This amount represents the aggregate fair value of stock awards computed as of the issuance date of each stock award in accordance with Financial Accounting Standards Board Accounting Standards Codification No. 718, Compensation-Stock Compensation, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual.

(3)

All Other Compensation for Dr. Dobak in 2017 and 2018 represents reimbursement of certain fees paid by him to relating to his membership in the Young President’s Organization. All Other Compensation for Mr. Kemper in 2017 and 2018 represents reimbursement of certain health care expenses paid by him.

Narrative Disclosure to Summary Compensation Table

We entered into executive employment agreements with our Chief Executive Officer, John Dobak, and our former Chief Financial Officer, Steven Kemper, and employment letters with our current Chief Financial Officer, Kevin Sun, and our Chief Medical Officer, Burkhard Jansen, each in connection with their employment with us, the material terms of which are described below. Except as noted below, these documents provide for “at will” employment. In addition, each of the named executive officers and Mr. Sun have entered into confidentiality agreements obligating them to refrain from disclosing any of our proprietary information received during the course of their employment.

John Dobak, M.D.

We entered into an executive employment agreement with Dr. Dobak, as our Chief Executive Officer and President, on June 26, 2012. Pursuant to the terms of this agreement, Dr. Dobak’s initial annual base salary was $250,000 and has since increased to $358,263 as of the date hereof pursuant to annual discretionary raises granted by our Compensation Committee. In connection with his hiring, Dr. Dobak received a stock option grant exercisable for up to 5% of DermTech Operations’ fully-diluted capitalization at an exercise price equal to the fair market value of our common stock on the date of the grant. Following both the initial closing of the sale of our Series B Preferred Stock and the May 11, 2017 closing of the sale of our Series C Preferred Stock, Dr. Dobak also received one-time additional options to purchase the number of shares of common stock such that, immediately following each such closing, the aggregate number of shares subject to options granted to Dr. Dobak would represent 5% of our outstanding shares of common stock. Dr. Dobak is eligible to receive annual discretionary bonuses of up to 30% of his annual base salary.

Dr. Dobak’s employment agreement provides that in the event that Dr. Dobak is terminated without cause or resigns from his position for good reason (as defined in the employment agreement), he is entitled to receive his then in effect base salary, prorated to the date of termination, his accrued benefits and a severance package consisting of (a) a payment equal to six months of his then in effect base salary payable in a lump sum, (b) payment by us of the premiums required to continue Dr. Dobak’s group health care coverage for a period of six months following termination, provided that Dr. Dobak remains eligible for Consolidated Omnibus Budget Reconciliation Act, or COBRA, benefits and (c) except in the event that Dr. Dobak’s termination without cause or resignation for good reason occurs within 18 months following a change of control (as defined in the employment agreement), six months additional vesting of any of Dr. Dobak’s outstanding equity awards under our stock plan, with one year after the date of termination to exercise any vested portion of any stock option under the stock plan. On February 28, 2014, we amended our employment agreement with Dr. Dobak, which amendment, among other things, provides for the payment of cash and equity bonus awards in connection with the closing of our next qualified financing, which occurred on May 11, 2017 at one of the closings of the sale of our Series C Preferred Stock.

On January 4, 2019, Dr. Dobak was granted an option to purchase 137,175 shares of DermTech Operations common stock, at an exercise price of $1.12 per share and vesting monthly over four years.

Our Compensation Committee deemed the Business Combination a change in control for purposes of Dr. Dobak’s employment agreement. In addition, our board of directors deemed any resignation of Dr. Dobak during the 18-month period following such change in control a resignation for good reason for purposes of his employment agreement. The board of directors also fully accelerated the vesting of all shares of DermTech Operations common stock underlying each of Dr. Dobak’s outstanding stock options and restricted stock units effective as of immediately prior to the consummation of the Business Combination.

Steven Kemper, CPA, MBA

We entered into an executive employment agreement with Mr. Kemper, as our then Chief Financial Officer and Treasurer, on April 1, 2014. Pursuant to the terms of this agreement, Mr. Kemper’s initial annual base salary was $125,000, which salary was increased to $271,625 pursuant to annual discretionary raises granted by our board of directors. In addition, Mr. Kemper received a stock option grant exercisable at an exercise price equal to the fair market value of our common stock on the date of the grant for up to 13,101 shares of our common stock, as adjusted for stock splits, including the Reverse Stock Split, and for the Exchange Ratio. Mr. Kemper was also eligible to receive annual discretionary bonuses of up to 20% of his annual base salary.

Mr. Kemper’s employment agreement provided that in the event that Mr. Kemper was terminated without cause or resigned for good reason (as defined in the employment agreement), other than during a period beginning three months prior to and ending 18 months following a change in control (as defined in the employment agreement), he was entitled to a severance package consisting of (a) a payment equal to six months of his then in effect base salary payable in a lump sum, (b) the immediate vesting of the number of eligible shares (as defined in the employment agreement) that would have vested had Mr. Kemper remained an employee of the Company for six months following his termination, (c) 18 months of additional time to exercise any vested stock options and (d) payment by us of the premiums required to continue Mr. Kemper’s (and his eligible dependents’) group health care coverage for a period of six months following termination, provided that Mr. Kemper remained eligible for COBRA benefits. In addition, if Mr. Kemper’s termination without cause occurred subsequent to a change in the Company’s Chief Executive Officer, then 100% of Mr. Kemper’s unvested options would vest. In the event that Mr. Kemper was terminated without cause or resigned for good reason during a period beginning three months prior to and ending 18 months following a change in control, he was entitled to receive a payment equal to twelve months of his then in effect base salary payable in a lump sum, continued health care benefits for a period of twelve months and immediate vesting of 100% of the eligible shares subject to his option that was granted pursuant to his employment agreement.

On January 4, 2019, Mr. Kemper was granted an option to purchase 37,541 shares of DermTech Operations common stock, at an exercise price of $1.12 per share and vesting monthly over four years.

Our Compensation Committee deemed the Business Combination a change in control for purposes of Mr. Kemper’s employment agreement. In addition, our board of directors deemed any resignation of Mr. Kemper during the 18-month period following such change in control a resignation for good reason for purposes of his employment agreement. The board of directors also fully accelerated the vesting of all shares of DermTech Operations common stock underlying each of Mr. Kemper’s outstanding stock options and restricted stock units effective as of immediately prior to the consummation of the Business Combination.

Mr. Kemper notified the Board on September 11, 2019 that he would retire in October 2019 following a transition period. On November 22, 2019, we entered into a letter agreement in connection with Mr. Kemper’s retirement from the Company. The letter agreement memorialized the terms of Mr. Kemper’s separation from the Company. In accordance with the letter agreement, following a seven-day revocation period provided for by the letter agreement, Mr. Kemper became entitled to receive, among other things, (i) a lump sum payment of $278,416, less applicable payroll withholdings and (ii) reimbursement for any COBRA premiums paid by Mr. Kemper between October 15, 2019 and October 15, 2020. Also pursuant to the letter agreement, Mr. Kemper (i) released us from any potential legal claims that could be made by Mr. Kemper and (ii) agreed to certain other covenants, including a mutual non-disparagement provision. The letter agreement further provides that we will release Mr. Kemper’s shares of Common Stock from the Lock-Up Agreement (as defined below in the section entitled “Description of Our Securities to be Registered—Lock-Up Agreements”), once Mr. Kemper is no longer deemed an affiliate of the Company.

Burkhard Jansen, M.D.

Dr. Jansen’s employment as our Vice President of Clinical Development is at-will and began on October 1, 2015 pursuant to an offer of employment letter from us. Dr. Jansen’s initial annual base salary was $240,000 and has since increased to $275,706 as of the date hereof pursuant to annual discretionary raises granted by our Compensation Committee, and he is eligible to receive an annual discretionary bonus of up to 20% of his annual base salary. In connection with his hiring, Dr. Jansen received a stock option to purchase 21,244 shares of our common stock, as adjusted for the Exchange Ratio and the Reverse Stock Split. If, subsequent to an acquisition of us by another company, Dr. Jansen is terminated within one year following the acquisition, and the acquiring company does not assume liability for Dr. Jansen’s stock options, 100% of his unvested options will vest. In the event that Dr. Jansen’s employment is terminated by us other than for cause, he is entitled to payment of his then in effect base salary for a period of three months.

On January 4, 2019, Dr. Jansen was granted an option to purchase 26,995 shares of DermTech Operations common stock, at an exercise price of $1.12 per share and vesting monthly over four years.

In connection with the Business Combination, the Compensation Committee accelerated two years of vesting of all shares of DermTech Operations common stock underlying all outstanding stock options and restricted stock units held by persons who had been employed or contracted by DermTech Operations, or served as members of DermTech Operations’ board of directors, for at least six months, effective as of immediately prior to the consummation of the Business Combination. Accordingly, the vesting of Dr. Jansen’s stock options and restricted stock units accelerated by two years immediately prior to the consummation of the Business Combination.

Kevin Sun, MBA

Mr. Sun’s employment, initially as our Vice President of Finance and then as our Chief Financial Officer, Treasurer and Secretary as of September 12, 2019, is at-will and began on August 22, 2019 pursuant to an offer of employment letter from us. Mr. Sun is entitled to an annual base salary of $300,000, is eligible to receive an annual target performance bonus of up to 20% of his gross base salary and, subject to the approval of our board of directors, will be granted an incentive stock option to purchase common shares, or restricted stock units, representing up to one percent of the Company’s fully diluted capitalization at the time of the grant. Mr. Sun’s offer of employment letter provides that Mr. Sun’s equity award will include vesting terms similar to the vesting terms set forth in equity awards previously granted to other officers of the Company.

Under Mr. Sun’s offer of employment letter, if Mr. Sun is terminated by us without cause, he is entitled to (i) a lump sum severance payment equal to six months of his then in effect base salary, (ii) payment by us of the premiums required to continue health care benefits for a period of six months and (iii) six months additional vesting of any remaining unvested equity awards. In addition, if Mr. Sun is terminated without cause or resigns for good reason (as defined in the offer of employment letter) within three months prior to, or 18 months following, a change in control (as defined in the offer of employment letter), he is entitled to receive accelerated vesting of any outstanding and unvested equity awards.

Grant of Plan-Based Awards

The following table presents the awards to the Company’s named executive officers in 2018.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value
John Dobak	01/25/2018	70,490	$280,381
Steve Kemper	01/25/2018	34,244	$136,207
Burkhard Jansen	01/25/2018	19,243	$76,540

2018 Outstanding Equity Awards at Year-End

The following table presents the outstanding equity awards held by our named executive officers as of December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(2)(3)	Option Exercise price	Option Expiration date	Number of shares of stock or units that have not vested(4)	Market value of shares of stock or units that have not vested
John Dobak	39,896	—	$1.08	11/7/2023	—	—
	39,896	—	$1.08	11/7/2023	—	—
	85,659	—	$1.08	2/25/2024	—	—
	—	—	—	—	7,654	$8,566
	—	—	—	—	23,130	$25,888
	—	—	—	—	44,057	$49,310
Steve Kemper	13,101	—	$1.08	2/25/2024	—	—
	—	—	—	—	6,099	$6,826
	—	—	—	—	6,747	$7,551
	—	—	—	—	21,402	$23,954
Burkhard Jansen	1,596	—	$1.08	11/7/2023	—	—
	1,844	—	$1.08	2/25/2024	—	—
	1,984	—	$1.08	9/12/2024	—	—
	5,949	—	$1.08	9/12/2024	—	—
	15,491	5,754	$6.94	3/14/2026	—	—
	—	—	—	—	10,504	$11,756
	—	—	—	—	12,027	$13,461

(1)	The number of shares under the options that had vested as of December 31, 2018.
(2)	The number of shares under the option that had not vested as of December 31, 2018.
(3)	Upon the completion of the Business Combination the option fully vested.
(4)	Upon the completion of the Business Combination the stock awards fully vested.

Employment Benefits Plan

2010 Plan. The 2010 Plan was adopted by the DermTech Operations board of directors in July 2010 and became effective in November 2010 after approval by DermTech Operations’ stockholders. The 2010 Plan was amended on July 13, 2015 and amended again on April 6, 2016. Upon the completion of the Business Combination on August 29, 2019, we assumed the 2010 Plan and the outstanding awards granted thereunder. The principal purpose of the 2010 Plan is to attract, retain and reward certain employees, consultants and directors through the granting of stock-based compensation awards.

Share Reserve. Under the 2010 Plan, 1,689,993 shares of our Common Stock have been reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, restricted stock, restricted stock purchase rights and restricted stock units.

The following counting provisions are in effect for the share reserve under the 2010 Plan:

•

to the extent that an award terminates, expires, or is cancelled without having been exercised or settled in full, any shares subject to the award at such time will be available for future grants under the 2010 Plan;

•

to the extent shares of our Common Stock are tendered or withheld to satisfy an exercise price or tax withholding obligation with respect to any award under the 2010 Plan, such tendered or withheld shares will be available for future grants under the 2010 Plan; and

•	to the extent that shares of our Common Stock are forfeited or repurchased by us prior to vesting, such shares will be available for future grants under the 2010 Plan.

Administration. Our board of directors administers the 2010 Plan. Our board of directors may delegate to a committee of the board of directors any or all of the authority and responsibility of our board of directors under the 2010 Plan.

Subject to the terms and conditions of the 2010 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2010 Plan; provided that our board of directors shall be solely responsible for all questions of interpretation of the 2010 Plan, any award agreement or any other form of agreement or other document used by us in the administration of the 2010 Plan or any award.

Eligibility. All awards under the 2010 Plan may be granted to individuals who are then officers, directors, employees or consultants.

Awards. The 2010 Plan provides that the administrator may grant or issue stock options, restricted stock, restricted stock purchase rights, restricted stock units or any combination thereof. Each award granted under the 2010 Plan is set forth in a separate agreement with the person receiving the award. These agreements indicate the type, terms and conditions of the award.

•

Nonstatutory Stock Options, or NSOs, provide for the right to purchase shares of our Common Stock at a specified price which may not be less than fair market value on the date of grant. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

•

Incentive Stock Options, or ISOs, are designed in a manner intended to comply with the provisions of Section 422 of the Code and are subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant and no later than five years after the date of grant for 10% stockholders. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2010 Plan provides that the exercise price must be at least 110% of the fair market value of a share of our Common Stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

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Restricted Stock may be granted to any eligible individual, typically without payment of consideration, and may be made subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. Restricted stock may not be sold or otherwise transferred until the restrictions thereto are removed or expire. Recipients of restricted stock, unlike recipients of options, have voting rights and have the right to receive dividends, if any, prior to the time when the restrictions lapse, provided, however, that the administrator may subject any such dividends otherwise payable to a holder of restricted stock to the same vesting conditions applicable to the holder’s restricted stock if determined by the administrator and provided for in the holder’s award agreement.

•	Restricted Stock Purchase Rights may be awarded to any eligible individual for a purchase price established by the administrator, and may be made subject to vesting conditions based on continued

employment or service or on performance criteria established by the administrator. Restricted Stock Purchase Right holders may be eligible to receive dividend equivalents if granted by the administrator. Like restricted stock, restricted stock purchase rights may not be sold or otherwise transferred until the vesting conditions thereto are removed or expire. Unlike restricted stock, stock underlying restricted stock purchase rights will not be issued until the holder exercises his or her purchase rights. Like restricted stock, recipients of restricted stock have voting rights and have the right to receive dividends, if any, prior to the time when the restrictions lapse, provided, however, that the administrator may subject any such dividends otherwise payable to a holder of a restricted stock purchase right to the same vesting conditions applicable to the holder’s restricted stock purchase right if determined by the administrator and provided for in the holder’s award agreement.

•

Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Restricted Stock Unit holders may be eligible to receive dividend equivalents if granted by the administrator. Like restricted stock, restricted stock units may not be sold or otherwise transferred until the vesting conditions thereto are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally have no voting or dividend rights prior to the time when the vesting conditions thereto are satisfied.

Change in Control. The administrator may, in its sole discretion, make appropriate adjustments to awards under the 2010 Plan and is authorized to provide for the acceleration, assumption, cash-out, continuation or substitution of such awards in the event of a change in control. Under the 2010 Plan, a change in control is generally defined as:

•	the director or indirect sale or exchange in a single transaction or series of related transactions by our stockholders of more than 50% of our voting stock;

•

a merger or consolidation in which we are a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent at least 50% or more of the combined voting power of voting securities of the surviving entity immediately after the transaction;

•

the sale, exchange, or transfer of all or substantially all of our assets to an entity which our stockholders do not retain at least 50% or more of the voting power of the voting securities of the entity receiving our assets immediately after such sale, exchange or transfer; or

•	stockholder approval of our liquidation or dissolution.

Adjustments of Awards. In the event of any change in our Common Stock effected without receipt of consideration by us, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in our capital structure, or in the event of payment of a dividend or distribution to our stockholders in a form other than common stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of our Common Stock, then the administrator shall make appropriate, proportionate adjustments to reflect the event giving rise to the need for such adjustments, with respect to:

•	the aggregate number and type of shares subject to the 2010 Plan;

•	the number and kind of shares subject to outstanding awards; and

•	the exercise or purchase price per share of any outstanding awards under the 2010 Plan.

Amendment and Termination. The administrator may terminate, amend or suspend the 2010 Plan at any time and from time to time. However, we must generally obtain stockholder approval:

•	to increase the number of shares of our Common Stock available under the 2010 Plan (other than in connection with certain corporate adjustment events described above);

•	to change the class of individuals eligible to receive ISOs under the 2010 Plan; or

•	to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

Termination. The administrator may terminate the 2010 Plan at any time, the 2010 Plan shall continue in effect until that time. All awards granted under the 2010 Plan shall have been made on or before July 29, 2020.

Summary of U.S. Federal Income Tax Consequences. The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2010 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

•

ISOs. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an ISO qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (each such disposition is referred to as a disqualifying disposition), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code. The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

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NSOs. Options not designated or qualifying as ISO will be NSOs having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of an NSO, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of an NSO, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of an NSO or the sale of the stock acquired pursuant to such grant.

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Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate vesting to the date of grant by filing an election with the IRS no later than 30 days after the date the shares are received. Upon the sale of shares received pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

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Restricted Stock Unit. There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

•

Restricted Stock Purchase Rights. A participant receiving the right to acquired restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date, less amounts paid for the restricted stock. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate vesting to the date of acquisition or grant by filing an election with the IRS no later than 30 days after the date the shares are acquired or received. Upon the sale of shares acquired or received pursuant to a restricted stock purchase right, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

•

Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2010 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have withholding and reporting requirements with respect to such amounts.

•

Tax Effect for the Company. We generally will be entitled to a tax deduction in connection with an award under the 2010 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a NSO).

Director Compensation

The table below shows all compensation earned by our non-employee directors during the year ended December 31, 2018.

Name	Fees Earned ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Matthew Posard	$25,000	$38,418	$30,000	(3)	$93,418
Gary Jacobs	$25,000	$28,510	—		$53,510
Scott Pancoast	$25,000	$30,055	—		$55,055
Herm Rosenman	$25,000	$35,590	—		$60,590
Cynthia Collins	$25,000	$34,823	—		$59,823
Gene Salkind	$5,000	$13,363	—		$18,363

(1)	For each non-employee director, consists solely of the aggregate fair value of stock awards computed as of the issuance date of each stock award in accordance with FASB ASC Topic 718.
(2)

As of December 31, 2018, our non-employee directors listed in the following table held the following aggregate number of shares subject to outstanding option awards (representing both exercisable and unexercisable option awards) and outstanding stock awards (representing restricted stock units):

Name	Number of Shares Underlying Outstanding Stock Options	Number of Shares Underlying Outstanding Stock Awards
Matthew Posard	9,702	8,678
Gary Jacobs	9,364	7,858
Scott Pancoast	7,980	8,318
Herm Rosenman	—	9,971
Cynthia Collins	—	7,296
Gene Salkind	5,480	3,666

Upon the completion of the Business Combination each of the above-listed options and stock awards fully vested, as further described below.

(3)	Matthew Posard was compensated $30,000 for consulting services that were provided to the Company’s sales and marketing department during the twelve month period ended December 31, 2018.

Narrative to Director Compensation Table

On January 4, 2019, our non-employee directors listed in the following table were granted options to purchase the following aggregate number of shares, at an exercise price of $1.12 and vesting monthly over four years:

Name	Number of Shares Underlying Stock Options
Matthew Posard	13,269
Gary Jacobs	13,171
Scott Pancoast	13,473
Herm Rosenman	11,521
Cynthia Collins	10,728
Gene Salkind	6,411

In connection with the Business Combination, the Compensation Committee accelerated two years of vesting of all shares of DermTech Operations common stock underlying all outstanding stock options and restricted stock units held by persons who had been employed or contracted by DermTech Operations or served as members of DermTech Operations’ board of directors for at least six months, effective as of immediately prior to the consummation of the Business Combination.

Upon the closing of the Business Combination, Enrico Picozza became a member of our board of directors.

For 2018 and for the first nine months of 2019, aggregate annual fees payable to non-employee directors for their service as directors and as members of applicable committees of the board of directors were set by our board of directors at $25,000 per year, except with respect to Gene Salkind, who received an aggregate annual fee of $5,000 per year.

On September 12, 2019, after the completion of the Business Combination, our board of directors approved increases in the annual fees payable to non-employee directors for their service as directors and as members of committees of the board of directors, to the following amounts, effective from September 1, 2019, which increases were recommended to the board of directors by the Compensation Committee on September 12, 2019:

•	the chairman of our board of directors will receive an annual fee in the amount of $69,960 per year;

•	each member of our board of directors, other than the chairman of our board of directors, will receive an annual fee in the amount of $38,500 per year;

•

the chairperson of the Audit Committee will receive additional annual cash compensation in the amount of $16,500 per year for such chairperson’s service on the Audit Committee. Each non-chairperson member of the Audit Committee will receive additional annual cash compensation in the amount of $6,380 per year for such member’s service on the Audit Committee;

•

the chairperson of the Compensation Committee will receive additional annual cash compensation in the amount of $11,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee will receive additional annual cash compensation in the amount of $4,950 per year for such member’s service on the Compensation Committee; and

•

The chairperson of the Nominating and Corporate Governance Committee will receive additional annual cash compensation in the amount of $7,150 per year for such chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the Nominating and Corporate Governance Committee will receive additional annual cash compensation in the amount of $3,300 per year for such member’s service on the Nominating and Corporate Governance Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless specifically noted otherwise, as used throughout this Certain Relationships and Related Party Transactions section, “we,” “our,” or “us” refers to relationships and related party transactions with respect to DermTech Operations prior to, and the Company and its subsidiaries subsequent to, the completion of the Business Combination as the context requires.

Described below are transactions occurring since January 1, 2017 and any currently proposed transactions to which we were a party and in which:

•	The amounts involved exceeded or will exceed $38,652, which represents one percent of the average of our total assets at year end for its last two completed fiscal years; and

•

A director, executive officer, holder of more than 5% of our outstanding capital stock, or any member of such person’s immediate family had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements that are described under the section entitled “Executive Compensation” beginning on page 92 of this prospectus.

DermTech Operations Series C Preferred Stock Financings

From October 2016 through May 2018, DermTech Operations sold and issued an aggregate of 2,624,393 shares of its Series C Preferred Stock, or the Series C Financing, at a purchase price of $5.54 per share for gross cash proceeds to DermTech Operations of $14,539,137. In addition, each investor who purchased at least $1 million of Series C Preferred Stock in a single closing received a three-year warrant to purchase a number of shares of DermTech Operations common stock equal to 20% of the shares of Series C Preferred Stock purchased by such investor, at an exercise price of $5.54 per share, or a Series C Warrant.

Certain directors, executive officers, and/or holders of more than 5% of DermTech Operations capital stock and their affiliates, or the Principal DermTech Operations Stockholders, participated in the Series C Financing.

Entities affiliated with Elliot Feuerstein purchased an aggregate of 180,506 shares of Series C Preferred Stock for a cash purchase price of $1,000,005 and received Series C Warrants exercisable for an aggregate of 36,100 shares of common stock.

Entities affiliated with Paulson Investment Company LLC purchased an aggregate of 709,987 shares of Series C Preferred Stock for a cash purchase price of $3,933,328, received Series C Warrants exercisable for an aggregate of 141,993 shares of common stock, and also received separate ten-year warrants to purchase an aggregate of 125,147 shares of DermTech Operations common stock at an exercise price of $5.54 per share pursuant to a side agreement with DermTech Operations.

Entities affiliated with RTW Investments L.P. purchased an aggregate of 541,516 shares of Series C Preferred Stock for a cash purchase price of $2,999,998 and received Series C Warrants exercisable for an aggregate of 108,302 shares of common stock.

Irwin and Joan Jacobs Trust 6-2-80 purchased an aggregate of 1,083,033 shares of Series C Preferred Stock for a cash purchase price of $6,000,003 and received Series C Warrants exercisable for an aggregate of 216,606 shares of common stock.

Immediately prior to the completion of the Business Combination, each share of Series C Preferred Stock of DermTech Operations outstanding as of such time was automatically converted into one share of common stock of DermTech Operations. The foregoing share numbers do not reflect the effects of the Exchange Ratio or the Reverse Stock Split.

DermTech Operations Amended and Restated Investors’ Rights Agreement

In connection with the issuances of shares of its Series C Preferred Stock throughout 2016-2018, DermTech Operations entered into an amended and restated investors’ rights agreement, or the Series C IRA, with purchasers of its Series C Preferred Stock. The Series C IRA provided for, among other things, certain demand, piggy-back and S-3 registration rights. Principal DermTech Operations Stockholders who entered into the Series C IRA included Irwin and Joan Jacobs Trust 6-2-80, RTW Master Fund LTD, entities affiliated with Elliot Feuerstein, and entities affiliated with Gary Jacobs. The Series C IRA terminated upon the completion of the Business Combination.

DermTech Operations Right of First Refusal and Co-Sale Agreement

In connection with the issuances of shares of its Series C Preferred Stock throughout 2016-2018, DermTech Operations entered into a right of first refusal and co-sale agreement, or the Series C ROFR, with purchasers of its Series C Preferred Stock. The Series C ROFR provided for, among other things, certain right of first refusal and co-sale rights. Principal DermTech Operations Stockholders who entered into the Series C ROFR included Irwin and Joan Jacobs Trust 6-2-80, RTW Master Fund LTD, entities affiliated with Elliot Feuerstein, and entities affiliated with Gary Jacobs. The Series C ROFR terminated upon the completion of the Business Combination.

DermTech Operations Amended and Restated Voting Agreement

In connection with the issuances of shares of its Series C Preferred Stock throughout 2016-2018, DermTech Operations entered into an amended and restated voting agreement, or the Series C Voting Agreement, with purchasers of its Series C Preferred Stock. The Series C Voting Agreement provided for, among other things, drag along arrangements and voting provisions. Principal DermTech Operations Stockholders who entered into the Series C Voting Agreement included Irwin and Joan Jacobs Trust 6-2-80, RTW Master Fund LTD, entities affiliated with Elliot Feuerstein, and entities affiliated with Gary Jacobs. The Series C Voting Agreement terminated upon the completion of the Business Combination.

DermTech Operations Convertible Promissory Notes

During 2018, DermTech Operations issued several convertible promissory notes, or the 2018 Bridge Notes, to various investors for an aggregate principal amount of $6.8 million. Principal DermTech Operations Stockholders who purchased such notes include Irwin Jacobs Trust 6-2-80 ($2.6 million), various entities affiliated with RTW Investments L.P. ($3.0 million), and various entities affiliated with Elliot Feuerstein ($1.2 million). The outstanding principal and accrued but unpaid interest of all 2018 Bridge Notes converted into shares of DermTech Operations common stock immediately prior to the completion of the Business Combination at a price per share equal to 70% of the lesser of (i) $3.75 and (ii) the offering price per share of the PIPE, which is $3.25, multiplied by the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of DermTech Operations as of immediately after the conversion of all then outstanding DermTech Operations bridges notes and immediately prior to the completion of the Business Combination.

In June 2019, DermTech Operations issued additional convertible promissory notes, or the 2019 Bridge Notes, to various investors for an aggregate principal amount of $2.6 million. Principal DermTech Operations Stockholders who purchased such notes include an entity affiliated with Gary Jacobs ($500,000), various entities affiliated with RTW Investments L.P. ($1.5 million), and various entities affiliated with Elliot Feuerstein ($500,000). The outstanding principal and accrued but unpaid interest of such convertible promissory notes will convert into shares of DermTech Operations common stock immediately prior to the completion of the Business Combination. The price per share at which 2019 Bridge Notes would convert depended on whether the completion of the Business Combination occurred before or after September 25, 2019. If the completion of the Business Combination occurred prior to September 25, 2019, the price per share at which the 2019 Bridge Notes would convert would equal the lesser of (i) $3.37 and (ii) 90% of the offering price per share of the PIPE, which was $3.25, multiplied by the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of

DermTech Operations as of immediately prior to the completion of the Business Combination (including any DermTech Operations shares that were to be issued pursuant to outstanding promissory notes converting immediately prior to the completion of the Business Combination and any DermTech Operations shares underlying all outstanding options, restricted stock unit awards and warrants). If the completion of the Business Combination occurred after September 25, 2019, the price per share at which the 2019 Bridge Notes would have converted would have equaled the lesser of (i) $2.62 and (ii) 70% of the offering price per share of the PIPE multiplied by the quotient described in the preceding sentence.

On August 29, 2019, immediately prior to the completion of the Business Combination, all unpaid principal and interest on the 2019 Bridge Notes and the 2018 Bridge Notes was converted into 2,267,042 shares of DermTech Operations common stock, which number of shares does not reflect the effects of the Exchange Ratio or the Reverse Stock Split.

PIPE Financing

On August 29, 2019, immediately prior to the completion of the Business Combination and pursuant to the PIPE Financing, the Company issued an aggregate of 3,076,925 shares of Common Stock and 1,230.77 shares of Series A Convertible Preferred Stock, which are convertible into an aggregate of up to 615,385 shares of Common Stock, for an aggregate purchase price of $24,000,000, to certain accredited investors pursuant to the terms of separate Subscription Agreements and Amended and Restated Subscription Agreements, dated between May 22, 2019 and August 1, 2019, entered into by the Company and such investors.

Certain directors and/or holders of more than 5% of the Company’s capital stock and their affiliates participated in the PIPE Financing.

An entity affiliated with Gary Jacobs purchased an aggregate of 76,923 shares of Common Stock for a cash purchase price of $500,000.

Entities affiliated with Farallon Capital Management, L.L.C. purchased an aggregate of 615,385 shares of Common Stock for a cash purchase price of $4,000,000 and 1,230.77 shares of Series A Convertible Preferred Stock for a cash purchase price of $4,000,000.

HLM Venture Partners IV, L.P. purchased an aggregate of 615,385 shares of Common Stock for a cash purchase price of $4,000,000. Enrico Picozza, a director of the Company, has a pecuniary interest in HLM Venture Associates IV, LLC, the general partner of HLM Venture Partners IV, L.P. Mr. Picozza disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

Irwin & Joan Jacobs Trust 6-2-80 purchased an aggregate of 461,539 shares of Common Stock for a cash purchase price of $3,000,000.

The foregoing share numbers reflect the effect of the Reverse Stock Split.

Marketing Services Agreement

During 2019, we engaged EVERSANA Life Science Services, LLC, or EVERSANA, to provide certain marketing services to the Company. Leana Wood, the spouse of Todd Wood, our Chief Commercial Offer, is an employee of EVERSANA. As of November 30, 2019 we had incurred $0.2 million in costs for 2019.

Consulting Services Agreement

On October 1, 2019, we entered into a consulting agreement with Michael Dobak pursuant to which we will compensate Michael Dobak, in an amount not to exceed $100,000, for certain public relations and marketing services. Michael Dobak is the brother of Dr. John Dobak, the Company’s Chief Executive Officer.

Policies and Procedures Regarding Related Party Transactions

We have adopted a written policy that requires all future transactions between us and any director, executive officer, holder of more than 5% of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved equals or exceeds the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year end for the last two completed fiscal years, be approved by our Audit Committee. In approving or rejecting any such proposal, our Audit Committee is to consider the facts and circumstances available and deemed relevant by the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Director Independence

Nasdaq Stock Market listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Matthew Posard, Gary Jacobs, Scott R. Pancoast, Herm Rosenman, Gene Salkind, M.D., Cynthia Collins and Enrico Picozza are independent within the meaning of Nasdaq Listing Rule 5605(a)(2). Our independent directors have regularly scheduled meetings at which only independent directors are present. Our board of directors reviews independence on an annual basis and has also determined that each current member of our board of directors’ Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent as defined under the applicable Nasdaq Stock Market listing standards and SEC rules. Our board of directors further determined that Herm Rosenman qualifies as an audit committee financial expert in accordance with applicable rules and guidance. In making these determinations, our board of directors found that none of these directors had a material or other disqualifying relationship with us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of the Company’s common stock as of December 15, 2019, by (i) those persons who are known to the Company to be the beneficial owner(s) of more than five percent of the Company’s common stock, (ii) each of the Company’s directors and named executive officers and (iii) all directors and executive officers of the Company as a group. The share numbers in the table and in the footnotes thereto, as well as the share numbers discussed in this section below, reflect the effects of the Reverse Stock Split and the Exchange Ratio.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership generally includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of December 15, 2019, through the exercise of stock options, warrants or other rights. Unless otherwise indicated in the footnotes to this table, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The percentage of shares beneficially owned is computed on the basis of 11,971,356 shares of the Company’s common stock outstanding as of December 15, 2019. Shares of the Company’s common stock that an entity, person, director or named executive officer has the right to acquire within 60 days of December 15, 2019, including common stock subject to (i) stock options exercisable within 60 days of December 15, 2019, (ii) warrants exercisable within 60 days of December 15, 2019, (iii) restricted stock units vesting within 60 days of December 15, 2019, and (iv) preferred stock convertible within 60 days of December 15, 2019, are in each case deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed is c/o DermTech, Inc., 11099 N. Torrey Pines Road, Suite 100, La Jolla, CA 92037.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Beneficial Ownership
5% or Greater Stockholders
Entities and persons affiliated with Gary Jacobs(1)	1,327,330	11.05%
Irwin & Joan Jacobs Trust 6-2-80(2)	1,850,366	15.35%
Entities affiliated with RTW Investments L.P.(3)	2,449,769	20.36%
Entities and persons affiliated with Farallon Capital Management, L.L.C.(4)	1,230,770	9.78%
HLM Venture Partners IV, L.P.(5)	615,385	5.14%
Named Executive Officers and Directors
Matthew Posard(6)	38,965	*
Gary Jacobs(1)	1,327,330	11.05%
Scott Pancoast(7)	38,259	*
Herm Rosenman(8)	29,224	*
Cynthia Collins(9)	19,483	*
Gene Salkind(10)	183,576	1.53%
John Dobak(11)	508,057	4.19%
Steven Kemper(12)	145,418	1.21%
Burkhard Jansen(13)	107,153	*
Enrico Picozza(14)	0	*
All current executive officers and directors as a group (12 persons)(15)	2,495,572	19.97%

*	Indicates beneficial ownership of less than 1%.

(1)

Consists of (i) 797,978 shares of common stock held by Jacobs Investment Company LLC, (ii) 492,779 shares of common stock held by Gary Jacobs, 19,517 shares of common stock that may be acquired pursuant to the exercise of stock options held by Gary Jacobs within 60 days after December 15, 2019 and 16,432 shares of common stock underlying restricted stock units held by Gary Jacobs that vest within 60 days after December 15, 2019, and (iii) 624 shares of common stock held by Gary & Jerri-Ann Trustee. Gary Jacobs has the power to direct the vote and disposition of the common stock held by Jacobs Investment Company LLC and Gary & Jerri-Ann Trustee. Accordingly, Gary Jacobs may be deemed to be the beneficial owner of such shares.

(2)	Consists of 1,766,502 shares of common stock and 83,864 shares of common stock that may be acquired pursuant to the exercise of common stock warrants within 60 days after December 15, 2019.
(3)

Consists of (i) 1,991,743 shares of common stock held by RTW Master Fund Limited, 60,471 shares of common stock that may be acquired pursuant to the exercise of warrants held by RTW Master Fund Limited within 60 days after December 15, 2019, and (ii) 395,128 shares of common stock held by RTW Innovation Master Fund Limited and 2,427 shares of common stock that may be acquired pursuant to the exercise of warrants held by RTW Innovation Master Fund Limited within 60 days after December 15, 2019. RTW Investments L.P. has the power to direct the vote and disposition of the common stock held by RTW Master Fund Limited and RTW Innovation Master Fund Limited. Accordingly, RTW Investments L.P. may be deemed to be the beneficial owner of such shares. Roderick Wong has the power to direct the vote and disposition of the securities held by RTW Investments L.P. Mr. Wong is the managing partner of RTW Investments G.P., which is the managing partner of RTW Investments L.P. Mr. Wong disclaims beneficial ownership of the shares held by RTW Master Fund Limited and RTW Innovation Master Fund Limited, except to the extent of his pecuniary interest therein. The address and principal office of RTW Investments, L.P. and Mr. Wong is 412 West 15th Street, Floor 9, New York, New York 10011.

(4)

Consists of shares held by eight limited partnerships for which Farallon Capital Management, L.L.C. is the registered investment advisor, including (i) 9,225 shares of common stock held by Farallon Capital (AM) Investors, L.P., or FCAMI, and 9,225 shares of common stock issuable upon the conversion of 18.45 shares of Series A Convertible Preferred Stock held by FCAMI within 60 days after December 15, 2019, (ii) 24,625 shares of common stock held by Farallon Capital F5 Master I, L.P., or F5MI, and 24,625 shares of common stock issuable upon the conversion of 49.25 shares of Series A Convertible Preferred Stock held by F5MI within 60 days after December 15, 2019, (iii) 152,300 shares of common stock held by Farallon Capital Institutional Partners, L.P., or FCIP, and 152,300 shares of common stock issuable upon the conversion of 304.60 shares of Series A Convertible Preferred Stock held by FCIP within 60 days after December 15, 2019, (iv) 30,775 shares of common stock held by Farallon Capital Institutional Partners II, L.P., or FCIP II, and 30,775 shares of common stock issuable upon the conversion of 61.55 shares of Series A Convertible Preferred Stock held by FCIP II within 60 days after December 15, 2019, (v) 16,925 shares of common stock held by Farallon Capital Institutional Partners III, L.P., or FCIP III, and 16,925 shares of common stock issuable upon the conversion of 33.85 shares of Series A Convertible Preferred Stock held by FCIP III within 60 days after December 15, 2019, (vi) 249,235 shares of common stock held by Farallon Capital Offshore Investors II, L.P., or FCOI II, and 249,235 shares of common stock issuable upon the conversion of 498.47 shares of Series A Convertible Preferred Stock held by FCOI II within 60 days after December 15, 2019, (vii) 109,225 shares of common stock held by Farallon Capital Partners, L.P., or FCP, and 109,225 shares of common stock issuable upon the conversion of 218.45 shares of Series A Convertible Preferred Stock held by FCP within 60 days after December 15, 2019, and (viii) 23,075 shares of common stock held by Four Crossings Institutional Partners V, L.P., or FCIP V, and 23,075 shares of common stock issuable upon the conversion of 46.15 shares of Series A Convertible Preferred Stock held by FCIP V within 60 days after December 15, 2019. Farallon Partners, L.L.C., or FPLLC, as the general partner of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, or the FPLLC Entities, may be deemed to beneficially own such shares of common stock held by or issuable to each of the FPLLC Entities. Farallon F5 (GP), L.L.C., or F5MI GP, as the general partner of F5MI, may be deemed to beneficially own such shares of common stock held by or issuable to F5MI. Farallon Institutional (GP) V, L.L.C., or FCIP V GP, as the general partner of FCIP V, may be deemed to beneficially own such shares of common stock held by or issuable to FCIP V. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael

G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly, or the Farallon Managing Members, as a (i) managing member of FPLLC, (ii) authorized signatory of F5MI GP, or (iii) manager or senior manager, as the case may be, of FCIP V GP, in each case with the power to exercise investment discretion with respect to the shares that may be deemed to be beneficially owned by FPLLC, F5MI GP or FCIP V GP, may be deemed to beneficially own such shares of common stock held by or issuable to the FCPLLC Entities, F5MI or FCIP V. Each of FPLLC, F5MI GP, FCIP V GP and the Farallon Managing Members disclaims beneficial ownership of any such shares of common stock. The address for each of the entities and individuals identified in this footnote is One Maritime Plaza, Suite 2100, San Francisco, California 94111.
(5)

Consists of 615,385 shares of common stock. HLM Venture Associates IV, LLC, or HLM GP, as the general partner of HLM Venture Partners IV, L.P., or HLM LP, has the power to direct the vote and disposition of the common stock held by HLM LP. Accordingly, HLM GP may be deemed to be the beneficial owner of such shares. Edward Cahill and Peter Grua, as the Class A Members of HLM GP, have the power to direct the vote and disposition of the securities held by HLM GP. Accordingly, Mr. Cahill and Mr. Grua may be deemed to be the beneficial owners of the shares held by HLM LP. Additionally, Enrico Picozza, a director of the Company, has a pecuniary interest in HLM GP, the general partner of HLM LP. Mr. Picozza disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. The principal executive office of HLM LP and HLM GP, and the business address of the Class A Members and Mr. Picozza, is c/o HLM Venture Partners, 116 Huntington Avenue, Boston, MA 02116.

(6)

Consists of 13,269 shares of common stock, 9,702 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after December 15, 2019 and 15,994 shares of common stock underlying restricted stock units vesting within 60 days after December 15, 2019.

(7)

Consists of 2,382 shares of common stock, 18,365 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after December 15, 2019, and 17,512 shares of common stock underlying restricted stock units vesting within 60 days after December 15, 2019.

(8)	Consists of 11,521 shares of common stock and 17,703 shares of common stock underlying restricted stock units vesting within 60 days after December 15, 2019.
(9)	Consists of 10,728 shares of common stock and 8,755 shares of common stock underlying restricted stock units vesting within 60 days after December 15, 2019.
(10)

Consists of 165,561 shares of common stock, 10,422 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after December 15, 2019, and 7,593 shares of common stock underlying restricted stock units vesting within 60 days after December 15, 2019.

(11)

Consists of 343,118 shares of common stock, 9,219 shares of common stock that may be acquired pursuant to the exercise of common stock warrants within 60 days after December 15, 2019 and 155,720 shares of common stock underlying restricted stock units vesting within 60 days after December 15, 2019.

(12)

Consists of 59,685 shares of common stock, 13,101 shares of common stock that may be acquired pursuant to the exercise of common stock warrants within 60 days after December 15, 2019 and 72,632 shares of common stock underlying restricted stock units vesting within 60 days after December 15, 2019.

(13)

Consists of 38,367 shares of common stock, 21,244 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after December 15, 2019, and 47,542 shares of common stock underlying restricted stock units vesting within 60 days after December 15, 2019.

(14)	Enrico Picozza is not the beneficial owner of any shares of the Company.
(15)

Includes (i) the shares described in footnote 1, footnotes 6 through 11, and footnotes 13 and 14, (ii) 43,498 shares of common stock held by Zuxu Yao, 23,720 shares of common stock that may be acquired pursuant to the exercise of stock options held by Zuxu Yao within 60 days after December 15, 2019, and 39,934 shares of common stock underlying restricted stock units vesting within 60 days after December 15, 2019, and (iii) 136,373 shares of common stock held by Todd Wood. Kevin Sun is not the beneficial owner of any shares of the Company.

SELLING SECURITYHOLDERS

The shares of Common Stock being offered by the selling securityholders, or their assignees or successors-in-interest are up to an aggregate amount of 9,321,593 shares of Common Stock, consisting of: (i) an aggregate of up to 8,565,893 shares of Common Stock held by parties to the Registration Rights Agreement, of which 3,076,925 shares of Common Stock were issued in connection with the PIPE Financing; (ii) an aggregate of up to 615,385 shares of Common Stock that are issuable upon the conversion of outstanding shares of the Series A Convertible Preferred Stock of the Company that were issued to certain parties to the Registration Rights Agreement in connection with the PIPE Financing; and (iii) an aggregate of up to 140,315 shares of Common Stock underlying the Warrants. We are registering the above referenced shares of Common Stock in order to permit the selling securityholders, or their assignees or successors-in-interest, to offer the shares for resale from time to time. The share numbers in the table below and in the footnotes thereto, as well as the share numbers discussed in this section, reflect the effects of the Reverse Stock Split and, as applicable, the exchange ratio in accordance with the Merger Agreement.

The selling securityholders may sell all, some or none of their shares listed below in this offering. See the section titled “Plan of Distribution” elsewhere in this prospectus.

Except as otherwise disclosed in the footnotes below with respect to any other selling securityholder, none of the selling securityholders have, and within the past three years have not had, any position, office or other material relationship with us.

The table below lists the selling securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by the selling securityholders. The second column lists the percentage of shares of Common Stock beneficially owned by the selling securityholders, based on its ownership of shares of Common Stock, as of December 15, 2019. The percentage of shares beneficially owned prior to the offering is based on 11,971,356 shares of our Common Stock outstanding as of December 15, 2019. The number of shares in the column “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” represents all of the shares that the selling securityholders may offer under this prospectus, assuming exercise of the Warrants held by such selling securityholders, and does not take into account the date of, or any limitations on, the exercise of the Warrants.

	Shares of Common Stock Beneficially Owned Before this Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock to be Beneficially Owned Upon Completion of this Offering
Selling Securityholders	Number	Percentage(2)	Number	Number	Percentage(2)
Entities and persons affiliated with Gary Jacobs(3)	1,327,330	11.05%	1,291,381	35,949	*
Entities and persons affiliated with Irwin & Joan Jacobs Trust Dated 6-2-80(4)	1,850,366	15.35%	1,766,502	83,864	*
Entities and persons affiliated with RTW Investments L.P.(5)	2,449,769	20.36%	2,386,871	62,898	*
Entities and persons affiliated with Farallon Capital Management, L.L.C.(6)	1,230,770	9.78%	1,230,770	—	*
Entities and persons affiliated with HLM Venture Partners IV, L.P.(7)	615,385	5.14%	615,385	—	*
Benjamin Pough(8)	13,000	*	13,000	—	*
Brad Topchik(9)	3,250	*	3,250	—	*
Brian Bodner(10)	6,500	*	6,500	—	*

	Shares of Common Stock Beneficially Owned Before this Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock to be Beneficially Owned Upon Completion of this Offering
Selling Securityholders	Number	Percentage(2)	Number	Number	Percentage(2)
Burkhard Jansen(11)	107,153	*	38,367	68,786	*
Cowen Investments II LLC(12)	177,126	1.48%	177,126	—	*
Entities and persons affiliated with Craig Pollak(13)	58,135	*	58,135	—	*
Cynthia Collins(14)	19,483	*	10,728	8,755	*
Entities and persons affiliated with Joseph F. Skowron III(15)	222,950	1.86%	222,950	—	*
Eric Beer(16)	13,000	*	13,000	—	*
Eric Stone(17)	6,500	*	6,500	—	*
Gabe Alexander(18)	11,050	*	11,050	—	*
Gene Salkind, M.D.(19)	183,576	1.53%	165,561	18,015	*
Gerald Pollak(20)	1,626	*	1,626	—	*
Herm Rosenman(21)	29,224	*	11,521	17,703	*
Huda Abboudi(22)	1,950	*	1,950	—	*
John Alexander(23)	5,000	*	5,000	—	*
John Dobak, M.D.(24)	508,057	4.19%	343,118	164,939	1.36%
Kareem Burke(25)	16,900	*	16,900	—	*
Karen Topchik(26)	3,250	*	3,250	—	*
Kewal Handa(27)	5,000	*	5,000	—	*
Lance Eagle(28)	6,500	*	6,500	—	*
Marianna Stone(29)	6,500	*	6,500	—	*
Marsha Pollak(30)	1,626	*	1,626	—	*
Matthew Posard(31)	38,965	*	13,269	25,696	*
Matthew Wachtel(32)	50	*	50	—	*
Michael Garcia(33)	6,500	*	6,500	—	*
Michael Pill(34)	6,500	*	6,500	—	*
Nory Correa(35)	3,446	*	3,446	—	*
Osher Capital Partners LLC(36)	13,000	*	13,000	—	*
Paulette Bodner(37)	6,500	*	6,500	—	*
PENSCO Trust Co., LLC Cust. FBO Christopher Metcalf IRA(38)	13,000	*	13,000	—	*
PENSCO Trust Co., LLC Cust. FBO Christopher T. Winkler IRA(39)	19,500	*	19,500	—	*
PENSCO Trust Co., LLC Cust. FBO Fred Parmalee IRA(40)	3,250	*	3,250	—	*
PENSCO Trust Co., LLC Cust. FBO James Lillis IRA(41)	26,000	*	26,000	—	*
PENSCO Trust Co., LLC Cust. FBO Sarah Degan IRA(42)	3,250	*	3,250	—	*
Portsmouth Therapeutics(43)	39,000	*	39,000	—	*
Rajiv Shukla(44)	141,630	1.18%	141,630	—	*
Richard Alan Rosling(45)	5,000	*	5,000	—	*
Scott R. Pancoast(46)	38,259	*	2,382	35,877	*
Stacy Garcia(47)	6,500	*	6,500	—	*
Steven Kemper(48)	145,418	1.21%	59,685	85,733	*
Todd Wood(49)	136,373	1.14%	136,373	—	*
Victory RS Science and Technology Fund(50)	307,693	2.57%	307,693	—	*

	Shares of Common Stock Beneficially Owned Before this Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock to be Beneficially Owned Upon Completion of this Offering
Selling Securityholders	Number	Percentage(2)	Number	Number	Percentage(2)
Waissar Family Trust(51)	13,000	*	13,000	—	*
William Scrivner(52)	32,500	*	32,500	—	*
Zuxu Yao, Ph.D.(53)	107,152	*	43,498	63,654	*

(*)	Indicates beneficial ownership of less than 1%.
(1)

“Beneficial ownership” is a term broadly defined in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in a person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this column, a person or group of persons is deemed to have “beneficial ownership” of any shares that are currently exercisable or exercisable within 60 days after December 15, 2019.

(2)

The calculation of the percentage ownership for each securityholder assumes (i) the conversion into Common Stock of any shares of Series A Convertible Preferred Stock held by the securityholder, (ii) exercise of the Warrants held by the securityholder, and (iii) the conversion or exercise of any other derivative securities held by the securityholder, but does not assume the conversion of any convertible securities or exercise of Warrants or other derivative securities by any other securityholder.

(3)

Gary Jacobs is a director of the Company. The shares reflected as beneficially owned by entities and persons affiliated with Gary Jacobs in the table above consist of (i) 797,978 shares of Common Stock held by Jacobs Investment Company LLC, (ii) 492,779 shares of Common Stock held by Gary Jacobs, 19,517 shares of Common Stock that may be acquired pursuant to the exercise of stock options held by Gary Jacobs within 60 days after December 15, 2019, and 16,432 shares of Common Stock underlying restricted stock units held by Gary Jacobs that vest within 60 days after December 15, 2019, and (iii) 624 shares of Common Stock held by Jacobs Family Trust Dated 11-9-99. Gary Jacobs has the power to direct the vote and disposition of the Common Stock held by Jacobs Investment Company LLC and Jacobs Family Trust Dated 11-9-99. Accordingly, Gary Jacobs may be deemed to be the beneficial owner of such shares.

(4)

The shares reflected as beneficially owned by Irwin & Joan Jacobs Trust 6-2-80 in the table above consist of 1,766,502 shares of Common Stock and 83,864 shares of Common Stock that may be acquired pursuant to the exercise of certain private warrants within 60 days of December 15, 2019. Irwin Jacobs has the power to direct the vote and disposition of the Common Stock held by Irwin & Joan Jacobs Trust 6-2-80. Accordingly, Irwin Jacobs may be deemed to be the beneficial owner of such shares.

(5)

The shares reflected as beneficially owned by entities affiliated with RTW Investments, LP in the table above consist of (i) 1,991,743 shares of Common Stock held by RTW Master Fund, Ltd., 60,471 shares of Common Stock that may be acquired pursuant to the exercise of certain private warrants held by RTW Master Fund, Ltd. within 60 days after December 15, 2019, and (ii) 395,128 shares of Common Stock held by RTW Innovation Master Fund, Ltd. and 2,427 shares of Common Stock that may be acquired pursuant to the exercise of certain private warrants held by RTW Innovation Master Fund, Ltd. within 60 days after December 15, 2019. RTW Investments L.P. has the power to direct the vote and disposition of the Common Stock held by RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd. Accordingly, RTW Investments, LP may be deemed to be the beneficial owner of such shares. Roderick Wong has the power to direct the vote and disposition of the securities held by RTW Investments, LP. Mr. Wong is the managing partner of RTW Investments GP, LLC., which is the general partner of RTW Investments, LP. Mr. Wong disclaims beneficial ownership of the shares held by RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd., except to the extent of his pecuniary interest therein.

(6)

The shares reflected as beneficially owned by the entities and persons affiliated with Farallon Capital Management, L.L.C. in the table above consist of shares held by eight limited partnerships for which Farallon Capital Management, L.L.C. is the registered investment advisor, including (i) 9,225 shares of Common Stock held by Farallon Capital (AM) Investors, L.P., or FCAMI, and 9,225 shares of Common

Stock issuable upon the conversion of 18.45 shares of Series A Convertible Preferred Stock held by FCAMI, (ii) 24,625 shares of Common Stock held by Farallon Capital F5 Master I, L.P., or F5MI, and 24,625 shares of Common Stock issuable upon the conversion of 49.25 shares of Series A Convertible Preferred Stock held by F5MI, (iii) 152,300 shares of Common Stock held by Farallon Capital Institutional Partners, L.P., or FCIP, and 152,300 shares of Common Stock issuable upon the conversion of 304.60 shares of Series A Convertible Preferred Stock held by FCIP, (iv) 30,775 shares of Common Stock held by Farallon Capital Institutional Partners II, L.P., or FCIP II, and 30,775 shares of Common Stock issuable upon the conversion of 61.55 shares of Series A Convertible Preferred Stock held by FCIP II, (v) 16,925 shares of Common Stock held by Farallon Capital Institutional Partners III, L.P., or FCIP III, and 16,925 shares of Common Stock issuable upon the conversion of 33.85 shares of Series A Convertible Preferred Stock held by FCIP III, (vi) 249,235 shares of Common Stock held by Farallon Capital Offshore Investors II, L.P., or FCOI II, and 249,235 shares of Common Stock issuable upon the conversion of 498.47 shares of Series A Convertible Preferred Stock held by FCOI II, (vii) 109,225 shares of Common Stock held by Farallon Capital Partners, L.P., or FCP, and 109,225 shares of Common Stock issuable upon the conversion of 218.45 shares of Series A Convertible Preferred Stock held by FCP, and (viii) 23,075 shares of Common Stock held by Four Crossings Institutional Partners V, L.P., or FCIP V, and 23,075 shares of Common Stock issuable upon the conversion of 46.15 shares of Series A Convertible Preferred Stock held by FCIP V. Farallon Partners, L.L.C., or FPLLC, as the general partner of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, or the FPLLC Entities, may be deemed to beneficially own such shares of Common Stock held by or issuable to each of the FPLLC Entities. Farallon F5 (GP), L.L.C., or F5MI GP, as the general partner of F5MI, may be deemed to beneficially own such shares of Common Stock held by or issuable to F5MI. Farallon Institutional (GP) V, L.L.C., or FCIP V GP, as the general partner of FCIP V, may be deemed to beneficially own such shares of Common Stock held by or issuable to FCIP V. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly, or the Farallon Managing Members, as a (i) managing member of FPLLC, (ii) authorized signatory of F5MI GP, or (iii) manager or senior manager, as the case may be, of FCIP V GP, in each case with the power to exercise investment discretion with respect to the shares that may be deemed to be beneficially owned by FPLLC, F5MI GP or FCIP V GP, may be deemed to beneficially own such shares of Common Stock held by or issuable to the FCPLLC Entities, F5MI or FCIP V. Each of FPLLC, F5MI GP, FCIP V GP and the Farallon Managing Members disclaims beneficial ownership of any such shares of Common Stock.
(7)

The shares reflected as beneficially owned by entities and persons affiliated with HLM Venture Partners IV, L.P. consist of 615,385 shares of Common Stock. HLM Venture Associates IV, LLC, or HLM GP, as the general partner of HLM Venture Partners IV, L.P., or HLM LP, has the power to direct the vote and disposition of the Common Stock held by HLM LP. Accordingly, HLM GP may be deemed to be the beneficial owner of such shares. Edward Cahill and Peter Grua, as the Class A Members of HLM GP, have the power to direct the vote and disposition of the securities held by HLM GP. Accordingly, Mr. Cahill and Mr. Grua may be deemed to be the beneficial owners of the shares of Common Stock held by HLM LP. Additionally, Enrico Picozza, a director of the Company, has a pecuniary interest in HLM GP, the general partner of HLM LP. Mr. Picozza disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(8)

The shares reflected as beneficially owned by Benjamin Pough in the table above consist of 10,500 shares of Common Stock and 2,500 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(9)

The shares reflected as beneficially owned by Brad Topchik in the table above consist of 2,625 shares of Common Stock and 625 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(10)

The shares reflected as beneficially owned by Brian Bodner in the table above consist of 5,250 shares of Common Stock and 1,250 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(11)	Burkhard Jansen is the Chief Medical Officer of the Company. The shares reflected as beneficially owned by Burkhard Jansen in the table above consist of 38,367 shares of Common Stock, 21,244 shares of

Common Stock that may be acquired pursuant to the exercise of stock options within 60 days after December 15, 2019, and 47,542 shares of Common Stock underlying restricted stock units vesting within 60 days after December 15, 2019.
(12)

The shares reflected as beneficially owned by Cowen Investments II LLC in the table above consist of 143,063 shares of Common Stock and 34,063 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(13)

Craig Pollak served as the Chief Financial Officer and Secretary of the Company prior to the Business Combination. The shares reflected as beneficially owned by Craig Pollak in the table above consist of (i) 32,880 shares of Common Stock held by Craig Pollak and 1,725 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by Craig Pollak within 60 days after December 15, 2019 and (ii) 19,005 shares of Common Stock held by PENSCO Trust Co., LLC Cust. FBO Craig Pollak Roth IRA and 4,525 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by PENSCO Trust Co., LLC Cust. FBO Craig Pollak Roth IRA within 60 days after December 15, 2019. Craig Pollak has the power to direct the vote and disposition of the securities held by PENSCO Trust Co., LLC Cust. FBO Craig Pollak Roth IRA. Accordingly, Craig Pollak may be deemed to be the beneficial owner of such shares.

(14)

Cynthia Collins is a director of the Company. The shares reflected as beneficially owned by Cynthia Collins in the table above consist of 10,728 shares of Common Stock and 8,755 shares of Common Stock underlying restricted stock units vesting within 60 days after December 15, 2019.

(15)

The shares reflected as beneficially owned by the entities and persons affiliated with Joseph F. Skowron III in the table above consist of (i) 157,500 shares of Common Stock held by Doubling LLC and 37,500 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by Doubling LLC within 60 days after December 15, 2019 and (ii) 22,575 shares of Common Stock held by PENSCO Trust Co., LLC Cust. FBO Joseph F. Skowron Roth IRA and 5,375 shares of Common Stock that may be acquired pursuant to the exercise of Warrants held by PENSCO Trust Co., LLC Cust. FBO Joseph F. Skowron Roth IRA within 60 days after December 15, 2019. Joseph F. Skowron III has the power to direct the vote and disposition of the securities held by each of Doubling LLC and PENSCO Trust Co., LLC Cust. FBO Joseph F. Skowron Roth IRA. Joseph F. Skowron III disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(16)

The shares reflected as beneficially owned by Eric Beer in the table above consist of 10,500 shares of Common Stock and 2,500 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(17)

The shares reflected as beneficially owned by Eric Stone in the table above consist of 5,250 shares of Common Stock and 1,250 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(18)

The shares reflected as beneficially owned by Gabe Alexander in the table above consist of 8,925 shares of Common Stock and 2,125 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(19)

Gene Salkind is a director of the Company. The shares reflected as beneficially owned by Gene Salkind in the table above consist of 165,561 shares of Common Stock, 10,422 shares of Common Stock that may be acquired pursuant to the exercise of stock options within 60 days after December 15, 2019, and 7,592 shares of Common Stock underlying restricted stock units vesting within 60 days after December 15, 2019.

(20)

The shares reflected as beneficially owned by Gerald Pollak in the table above consist of 1,313 shares of Common Stock and 313 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(21)

Herm Rosenman is a director of the Company. The shares reflected as beneficially owned by Herm Rosenman in the table above consist of 11,521 shares of Common Stock and 17,703 shares of Common Stock underlying restricted stock units vesting within 60 days after December 15, 2019.

(22)

The shares reflected as beneficially owned by Huda Abboudi in the table above consist of 1,575 shares of Common Stock and 375 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(23)

John Alexander served as a director of the Company prior to the Business Combination. The shares reflected as beneficially owned by John Alexander in the table above consist of 5,000 shares of Common Stock.

(24)

John Dobak is the Chief Executive Officer and a director of the Company. The shares reflected as beneficially owned by John Dobak in the table above consist of 343,118 shares of common stock, 9,219 shares of common stock that may be acquired pursuant to the exercise of common stock warrants within 60 days after December 15, 2019 and 155,720 shares of common stock underlying restricted stock units vesting within 60 days after December 15, 2019.

(25)

The shares reflected as beneficially owned by Kareem Burke in the table above consist of 13,650 shares of Common Stock and 3,250 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(26)

The shares reflected as beneficially owned by Karen Topchik in the table above consist of 2,625 shares of Common Stock and 625 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(27)	Kewal Handa served as a director of the Company prior to the Business Combination. The shares reflected as beneficially owned by Kewal Handa in the table above consist of 5,000 shares of Common Stock.
(28)

The shares reflected as beneficially owned by Lance Eagle in the table above consist of 5,250 shares of Common Stock and 1,250 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(29)

The shares reflected as beneficially owned by Marianna Stone in the table above consist of 5,250 shares of Common Stock and 1,250 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(30)

The shares reflected as beneficially owned by Marsha Pollak in the table above consist of 1,313 shares of Common Stock and 313 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(31)

Matthew Posard is a director of the Company. The shares reflected as beneficially owned by Matthew Posard in the table above consist of 13,269 shares of Common Stock, 9,702 shares of Common Stock that may be acquired pursuant to the exercise of stock options within 60 days after December 15, 2019, and 15,994 shares of Common Stock underlying restricted stock units vesting within 60 days after December 15, 2019.

(32)	The shares reflected as beneficially owned by Matthew Wachtel in the table above consist of 50 shares of Common Stock.
(33)

The shares reflected as beneficially owned by Michael Garcia in the table above consist of 5,250 shares of Common Stock and 1,250 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(34)

The shares reflected as beneficially owned by Michael Pill in the table above consist of 5,250 shares of Common Stock and 1,250 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(35)

The shares reflected as beneficially owned by Nory Correa in the table above consist of 2,783 shares of Common Stock and 663 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(36)

The shares reflected as beneficially owned by Osher Capital Partners LLC in the table above consist of 10,500 shares of Common Stock and 2,500 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019. Ari Kluger has the power to direct the vote and disposition of the securities held by Osher Capital Partners LLC. Mr. Kluger disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(37)

The shares reflected as beneficially owned by Paulette Bodner in the table above consist of 5,250 shares of Common Stock and 1,250 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(38)

The shares reflected as beneficially owned by PENSCO Trust Co., LLC Cust. FBO Christopher Metcalf IRA in the table above consist of 10,500 shares of Common Stock and 2,500 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019. Christopher Metcalf has the power to direct the vote and disposition of the Common Stock held by PENSCO Trust

Co., LLC Cust. FBO Christopher Metcalf IRA. Accordingly, Christopher Metcalf may be deemed to be the beneficial owner of such shares.
(39)

The shares reflected as beneficially owned by PENSCO Trust Co., LLC Cust. FBO Christopher T. Winkler IRA in the table above consist of 15,750 shares of Common Stock and 3,750 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019. Christopher T. Winkler has the power to direct the vote and disposition of the Common Stock held by PENSCO Trust Co., LLC Cust. FBO Christopher T. Winkler IRA. Accordingly, Christopher T. Winkler may be deemed to be the beneficial owner of such shares.

(40)

The shares reflected as beneficially owned by PENSCO Trust Co., LLC Cust. FBO Fred Parmalee in the table above consist of 2,625 shares of Common Stock and 625 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019. Fred Parmalee has the power to direct the vote and disposition of the Common Stock held by PENSCO Trust Co., LLC Cust. FBO Fred Parmalee IRA. Accordingly, Fred Parmalee may be deemed to be the beneficial owner of such shares.

(41)

The shares reflected as beneficially owned by PENSCO Trust Co., LLC Cust. FBO James Lillis IRA in the table above consist of 21,000 shares of Common Stock and 5,000 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019. James Lillis has the power to direct the vote and disposition of the Common Stock held by PENSCO Trust Co., LLC Cust. FBO James Lillis IRA. Accordingly, James Lillis may be deemed to be the beneficial owner of such shares.

(42)

The shares reflected as beneficially owned by PENSCO Trust Co., LLC Cust. FBO Sarah Degan IRA in the table above consist of 2,625 shares of Common Stock and 625 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019. Sarah Degan has the power to direct the vote and disposition of the Common Stock held by PENSCO Trust Co., LLC Cust. FBO Sarah Degan IRA. Accordingly, Sarah Degan may be deemed to be the beneficial owner of such shares.

(43)

The shares reflected as beneficially owned by Portsmouth Therapeutics in the table above consist of 31,500 shares of Common Stock and 7,500 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019. Brian S. Robbins has the power to direct the vote and disposition of the securities held by Portsmouth Therapeutics. Mr. Robins disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(44)

Rajiv Shukla served as the Chairman and Chief Executive Officer of the Company prior to the Business Combination. The shares reflected as beneficially owned by Rajiv Shukla in the table above consist of 139,042 shares of Common Stock and 2,588 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(45)

Richard Alan Rosling served as a director of the Company prior to the Business Combination. The shares reflected as beneficially owned by Richard Alan Rosling in the table above consist of 5,000 shares of Common Stock.

(46)

Scott R. Pancoast is a director of the Company. The shares reflected as beneficially owned by Scott R. Pancoast in the table above consist of 2,382 shares of Common Stock, 18,365 shares of Common Stock that may be acquired pursuant to the exercise of stock options within 60 days after December 15, 2019, and 17,512 shares of common stock underlying restricted stock units vesting within 60 days after December 15, 2019.

(47)

The shares reflected as beneficially owned by Stacy Garcia in the table above consist of 5,250 shares of Common Stock and 1,250 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(48)

Steven Kemper held the positions of Chief Financial Officer, Treasurer and Secretary of the Company until September 12, 2019. The shares reflected as beneficially owned by Steven Kemper in the table above consist of 59,685 shares of Common Stock, 13,101 shares of Common Stock that may be acquired pursuant to the exercise of certain private warrants within 60 days after December 15, 2019 and 72,632 shares of Common Stock underlying restricted stock units vesting within 60 days after December 15, 2019.

(49)	Todd Wood is the Chief Commercial Officer of the Company. The shares reflected as beneficially owned by Todd Wood in the table above consist of 136,373 shares of Common Stock.
(50)	The shares reflected as beneficially owned by Victory RS Science and Technology Fund in the table above consist of 307,693 shares of Common Stock.

(51)

The shares reflected as beneficially owned by the Waissar Family Trust in the table above consist of 10,500 shares of Common Stock and 2,500 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(52)

The shares reflected as beneficially owned by William Scrivner in the table above consist of 26,250 shares of Common Stock and 6,250 shares of Common Stock that may be acquired pursuant to the exercise of Warrants within 60 days after December 15, 2019.

(53)

Zuxu Yao is the Chief Scientific Officer of the Company. The shares reflected as beneficially owned by Zuxu Yao in the table above consist of 43,498 shares of Common Stock, 23,720 shares of Common Stock that may be acquired pursuant to the exercise of stock options within 60 days after December 15, 2019, and 39,934 shares of Common Stock underlying restricted stock units vesting within 60 days after December 15, 2019.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from the selling securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Any selling securityholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the name of the selling securityholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the Common Stock may not be sold unless (i) it has been registered or qualified for sale or (ii) an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders have been advised that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 of the Securities Act and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

DESCRIPTION OF OUR SECURITIES TO BE REGISTERED

The securities to be registered on this registration statement on Form S-1 include up to an aggregate amount of 9,321,593, consisting of (i) an aggregate of up to 8,565,893 shares of Common Stock held by parties to the Registration Rights Agreement, of which 3,076,925 shares of Common Stock were issued in connection with the PIPE Financing; (ii) an aggregate of up to 615,385 shares of Common Stock that are issuable upon the conversion of outstanding shares of the Series A Convertible Preferred Stock of the Company that were issued to certain parties to the Registration Rights Agreement in connection with the PIPE Financing; and (iii) an aggregate of up to 140,315 shares of Common Stock underlying the Warrants.

General

The summaries below describe the current rights of our stockholders under Amended and Restated Certificate of Incorporation, or the Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on August 29, 2019, as amended by a Certificate of Amendment, or the Certificate of Amendment, filed with the Delaware Secretary of State on August 29, 2019, and by the Certificate of Designation of Preferences, Rights and Limitations for our Series A Convertible Preferred Stock, or the Series A Certificate of Designation, filed with the Delaware Secretary of State on August 29, 2019, and our bylaws; however, these summaries may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the rights of our stockholders and are qualified in their entirety by reference to the Delaware General Corporation Law, or the DGCL, and the various documents of ours that are referred to in the summaries, as well as reference to the Amended and Restated Certificate of Incorporation, the Certificate of Amendment and the Series A Certificate of Designation, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

The share numbers and exercise prices discussed below reflect the effects of the Reverse Stock Split and, as applicable, the Exchange Ratio.

Authorized Capital Stock

The Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment and by the Series A Certificate of Designation, referred to collectively as the Amended and Restated Certificate of Incorporation, authorizes the issuance of up to 50,000,000 shares of Common Stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share.

Dividends

The Amended and Restated Certificate of Incorporation provides that holders of the Common Stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any of our preferred stock then outstanding. Our board of directors is authorized, without action by our stockholders, to designate and issue shares of preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to the rights of holders of preferred stock to receive dividends. In connection with the completion of the Business Combination, we filed the Series A Certificate of Designation. Pursuant to the Series A Certificate of Designation, holders of the Series A Convertible Preferred Stock are entitled to receive dividends on an as-converted basis equal to and in the same form as dividends actually paid on shares of our Common Stock when, as and if such dividends are paid on such Common Stock.

Liquidation Preference

The Amended and Restated Certificate of Incorporation provides that in the event of dissolution, liquidation or winding up, holders of our Common Stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the preferential rights of any of our preferred stock then outstanding. Our board of directors is authorized, without action by the our stockholders, to designate and issue shares of preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to the liquidation preference of holders of preferred stock. The Series A Certificate of Designation provides that holders of the Series A Convertible Preferred Stock shall participate pari passu with the holders of our Common Stock on an as-converted basis.

Conversion Rights and Protective Provisions

Holders of our Common Stock have no conversion rights under the Amended and Restated Certificate of Incorporation or our bylaws. Our board of directors is authorized, without action by our stockholders, to designate and issue shares of preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to conversion rights. The Series A Certificate of Designation provides that each share of Series A Convertible Preferred Stock is convertible into Common Stock at a conversion price equal to $6.50, provided that in no event shall any shares of Series A Convertible Preferred Stock be convertible if such conversion would result in the Holder of such shares beneficially owning more than 9.99% of our then-outstanding shares of Common Stock.

Number and Classification of Directors

The Amended and Restated Certificate of Incorporation and our bylaws provide that our board of directors is divided into three classes serving three-year terms, with one class being elected each year. The number of directors, which may be fixed from time to time by our board of directors, was fixed at eight upon the completion of the Business Combination and classified into three separate classes. On August 29, 2019, the board of directors was reconstituted, with Matthew Posard, Cynthia Collins and Enrico Picozza appointed as Class I directors of the Company whose terms expire at our 2022 annual meeting of stockholders, Herm Rosenman, John Dobak, M.D. and Gary Jacobs appointed as Class II directors of the Company whose terms expire at our 2021 annual meeting of stockholders, and Gene Salkind, M.D. and Scott Pancoast appointed as Class III directors of the Company whose terms expire at our 2020 annual meeting of stockholders.

Preemption Rights

There are no preemption rights applicable to the issuance of new shares under the Amended and Restated Certificate of Incorporation.

Removal of Directors; Vacancies on the Board of Directors

The Amended and Restated Certificate of Incorporation and our bylaws provide that, subject to the rights of the holders of any series of our preferred stock, directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, subject to the rights of the holders of any series of our preferred stock, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by a vote of the stockholders.

Voting Stock

The Amended and Restated Certificate of Incorporation provides that the holders of our Common Stock are entitled to one vote for each share of Common Stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Our board of directors is authorized, without action by our stockholders, to designate and issue shares of our preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to the voting rights of the holders of our preferred stock. The Series A Certificate of Designation provides that holders of the Series A Convertible Preferred Stock shall have no voting rights, except with respect to certain protective provisions set forth in the Series A Certificate of Designation relating to the powers, preferences and rights of the Series A Convertible Preferred Stock.

Cumulative Voting

The Amended and Restated Certificate of Incorporation and our bylaws do not contain any provisions granting cumulative voting rights in the election of our directors.

Redemption

The Amended and Restated Certificate of Incorporation and our bylaws do not contain any provisions granting redemption rights to any holder of our Common Stock. Our board of directors is authorized, without action by our stockholders, to designate and issue shares of preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to the redemption rights of the holders of preferred stock. The Series A Certificate of Designation provides that the Series A Convertible Preferred Stock is not redeemable.

Amendment of Certificate of Incorporation or Bylaws

As required by the DGCL, any amendment of the Amended and Restated Certificate of Incorporation must first be approved by a majority of our board of directors and, if required by law or the Amended and Restated Certificate of Incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote on the amendment as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability, exclusive jurisdiction of Delaware Courts and the amendment of our bylaws and Amended and Restated Certificate of Incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote on these amendments as a class.

Our bylaws may be amended by the affirmative vote of a majority of our directors then in office, subject to any limitations set forth in our bylaws, and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if our board of directors recommends that our stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares or Warrants for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned our restricted shares or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares then outstanding; or

•	the average weekly reported trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company that has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

The filing of our Current Report on Form 8-K on September 5, 2019 was intended to satisfy the filing of the “Form 10 Information” and commence the one year holding period of Rule 144(i).

Lock-Up Agreements

In connection with, and as a condition to the completion of the Business Combination, certain of the selling securityholders and other securityholders of the Company entered into a Lock-Up Agreement, or the Lock-Up Agreement, pursuant to which the securityholders agreed that, during the period commencing on the completion of the Business Combination and continuing to and including the date 180 days after the date of the completion of the Business Combination, the securityholders would not sell, offer to sell, pledge, or transfer any Company securities, subject to certain limited exceptions.

Additionally, certain of the selling securityholders are bound by a Letter Agreement, as amended, among the Company, the Company’s previous sponsor Centripetal, LLC and certain former directors and officers of the Company, or the Letter Agreement, pursuant to which (i) 50% of the shares acquired prior to our initial public offering and currently held by those selling securityholders were locked up until the earlier of one year after the date of the Business Combination or the date on which the closing price of our common stock has equaled or exceeded $8.00 per share (which dollar amount reflects the Reverse Stock Split) for any 20 trading days within any 30-trading day period commencing after the Business Combination and (ii) the other 50% of such shares are locked up until one year after the date of the Business Combination. On December 12, 2019, as a result of our stock price during the preceding 30 trading days and in accordance with the Letter Agreement, we released 190,678 shares from the lock-up contained in the Letter Agreement. 190,678 shares remain subject to the lock-up contained in the Letter Agreement until one year after the date of the Business Combination.

Cowen Investments II LLC, a selling securityholder, is bound by an Amended and Restated Unit Subscription Agreement between the Company and Cowen Investments LLC, pursuant to which 68,125 shares acquired in connection with our initial public offering are locked up, with (i) 50% of such shares locked up until the earlier of one year after the date of the Business Combination or the date on which the closing price of our common stock has equaled or exceeded $25.00 per share (which dollar amount reflects the Reverse Stock Split) for any 20 trading days within any 30-trading day period commencing after the Business Combination and (ii) the other 50% of such shares locked up until one year after the date of the Business Combination.

On September 30, 2019, prior to the opening of trading on the Nasdaq Capital Market, we released certain parties who are not among the selling securityholders from the Lock-Up Agreement, which resulted in the release of approximately 1,910,707 shares of our Common Stock held by these parties.

Warrants

As of September 30, 2019, there were warrants to purchase 4,226,787 shares of our Common Stock issued and outstanding, consisting of (i) 492,722 shares underlying DermTech Operations warrants we assumed in connection with the Business Combination, (ii) 3,593,750 shares underlying 14,375,000 warrants to purchase our Common Stock originally sold as part of the units in our initial public offering and (iii) 140,315 shares underlying 561,250 Warrants to purchase our Common Stock that were sold as part of the private units. The warrants described in clauses (ii) and (iii) above constitute the publicly traded warrants currently trading on the Pink Market under the ticker symbol “DMTKW.” Only the Warrants described in clause (iii) above are being registered by this registration statement on Form S-1.

Each Warrant entitles the holder thereof to purchase one-quarter of one share of Common Stock at a price of $23.00 per full share, subject to adjustment as described in this prospectus, at any time commencing on the date of the Business Combination, August 29, 2019. Because the Warrants may only be exercised for whole numbers of shares, only numbers of Warrants in multiples of four may be exercised at any given time. In addition, no Warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the Common Stock issuable upon exercise of the publicly traded warrants is not effective during any period when we shall have failed to maintain an effective registration statement, holders may exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Warrants will expire five years from the closing of the Business Combination (which occurred on August 29, 2019) at 5:00 p.m. New York City time, or earlier upon redemption.

The Warrants are exercisable for cash (even if a registration statement covering the issuance of the Common Stock issuable upon exercise of such Warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. In addition, any of the Warrants that are held by Cowen Investments or its designees or affiliates may not be exercised after June 19, 2022 if they remain held by such parties as of that date.

Except as set forth above, we may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant:

•	at any time while the Warrants are exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

•

if, and only if, the reported last sale price of the Common Stock equals or exceeds $36.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period ending on the third trading business day prior to the notice of redemption to Warrant holders, and

•

if, and only if, there is a current registration statement in effect with respect to the issuance of the Common Stock underlying such Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

In the event of a redemption, right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for our Warrants has been established at a price which is intended to provide Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a cashless basis. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of our Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares or any voting rights until they exercise their Warrants and receive shares. After the issuance of shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by our stockholders.

Except as described above, no Warrants will be exercisable and we will not be obligated to issue shares unless at the time a holder seeks to exercise such Warrant, a prospectus relating to the shares issuable upon exercise of the Warrants is current and the shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants and we will not be required to settle any such Warrant exercise. If the prospectus relating to the shares issuable upon the exercise of the Warrants is not current or if the issuance of the shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of our shares outstanding.

No fractional shares will be issued upon exercise of the Warrants.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., San Diego, California, will pass upon the validity of the securities being offered by this prospectus.

EXPERTS

The financial statements of DermTech, Inc. as of December 31, 2017 and 2018, and for each of the years in the two-year period ended December 31, 2018, have been included in the prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2018 financial statements contains an explanatory paragraph that states DermTech, Inc.’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with respect to the shares of common stock offered by this prospectus with the SEC in accordance with the Securities Act and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document. For further information regarding us and the shares of common stock offered by this prospectus, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act.

The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings on the SEC’s website at http://www.sec.gov.

Our website address is http://www.dermtech.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus, and our reference to the address for our website is intended to be an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

DERMTECH, INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

DermTech, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of DermTech, Inc. (the Company) as of December 31, 2018 and 2017, the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ (deficit) equity, and cash flows for each of the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2016.

San Diego, California

April 22, 2019, except for the reverse stock split described in Note 9, which is as of August 29, 2019

DERMTECH, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$4,753	$1,242
Accounts receivable, net	580	361
Inventory	40	47
Prepaid expenses and other current assets	26	87

Total current assets	5,399	1,737
Property and equipment, net	215	280
Other assets	50	50

Total assets	$5,664	$2,067

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$286	$402
Accrued compensation	480	508
Accrued liabilities	286	134
Deferred revenue	1,552	1,312
Convertible notes payable, net	5,019	—
Derivative liability	2,880	—

Total current liabilities	10,503	2,356
Notes payable, noncurrent	516	516

Total liabilities	11,019	2,872

Commitments and contingencies
Series C convertible preferred stock, $0.0001 par value; 1,626,106 Series C shares authorized as of December 31, 2018 and 2017; 1,524,122 and 1,017,583 shares issued and outstanding at December 31, 2018 and 2017, respectively; $14.5 million and $9.7 million liquidation preference at December 31, 2018 and 2017, respectively	—	—
Stockholders’ (deficit) equity:
Common stock, $0.0001 par value; 15,099,554 shares authorized as of December 31, 2018 and 2017; 4,411,567 and 4,410,841 shares issued and outstanding at December 31, 2018 and 2017, respectively	1	1
Additional paid-in capital	66,021	60,567
Accumulated deficit	(71,377)	(61,373)

Total stockholders’ equity (deficit)	(5,355)	(805)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$5,664	$2,067

See accompanying notes to financial statements.

DERMTECH, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Twelve Months Ended December 31,
	2018	2017
Revenues:
Contract revenue	$1,161	$667
Assay revenue	1,281	1,051

Total revenues	2,442	1,718

Cost of revenues	2,627	2,571

Gross loss	(185)	(853)

Operating expenses:
Sales and marketing	2,806	2,858
Research and development	2,054	1,997
General and administrative	3,515	2,643

Total operating expenses	8,375	7,498

Loss from operations	(8,560)	(8,351)

Other income (expense):
Interest expense, net	(1,093)	(18)
Other expense	(351)	—

Total other income (expense)	(1,444)	(18)

Net loss and comprehensive loss	$(10,004)	$(8,369)

Weighted average shares outstanding used in computing net loss per share, basic and diluted	4,410,913	4,407,103
Net loss per common share outstanding, basic and diluted	$(2.27)	$(1.90)

See accompanying notes to financial statements.

DERMTECH, INC.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Years ended December 31, 2018 and 2017

(in thousands, except share data)

	Series C convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ (deficit) equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2016	457,734	$—	4,394,689	$1	$55,048	$(53,004)	$2,045
Issuance of Series C preferred stock and common stock warrants at $9.54, net of $406,872 issuance costs	559,849	—	—	—	4,934	—	4,934
Exercise of stock options	—	—	14,108	—	15	—	15
Exercise of common stock warrants	—	—	2,044	—	18	—	18
Stock-based compensation	—	—	—	—	552	—	552
Net loss	—	—	—	—	—	(8,369)	(8,369)

Balance, December 31, 2017	1,017,583	$—	4,410,841	$1	$60,567	$(61,373)	$(805)
Issuance of Series C preferred stock and common stock warrants at $9.54, net of $294,647 issuance costs	506,539	—	—	—	4,537	—	4,537
Exercise of stock options	—	—	726	—	5	—	5
Stock-based compensation	—	—	—	—	912	—	912
Net loss	—	—	—	—	—	(10,004)	(10,004)

Balance, December 31, 2018	1,524,122	$—	4,411,567	$1	$66,021	$(71,377)	$(5,355)

See accompanying notes to financial statements.

DERMTECH, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(10,004)	$(8,369)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	76	51
Stock-based compensation	912	552
Amortization of debt discount and issuance costs	963	—
Change in fair value of derivative liability	351	—
Changes in operating assets and liabilities:
Accounts receivable	(219)	(53)
Inventory	8	(15)
Prepaid expenses and other current assets	60	(66)
Accounts payable and accrued compensation	(145)	343
Accrued liabilities and deferred revenue	393	1,362

Net cash used in operating activities	(7,605)	(6,195)

Cash flows from investing activities:
Purchases of property and equipment	(12)	(123)

Net cash used in investing activities	(12)	(123)

Cash flows from financing activities:
Payments of notes payable	—	(65)
Proceeds from convertible notes payable	6,800	—
Payments of debt issuance costs	(215)	—
Proceeds from the exercise of common stock warrants	—	18
Proceeds from sale of convertible preferred stock and common stock warrants, net of issuance costs	4,538	4,934
Proceeds from exercise of stock options	5	15

Net cash provided by financing activities	11,128	4,902

Net increase/(decrease) in cash and cash equivalents	3,511	(1,416)
Cash and cash equivalents, beginning of period	1,242	2,658

Cash and cash equivalents, end of period	$4,753	$1,242

Supplemental cash flow information
Income taxes paid	$1	$1
Purchases of property and equipment recorded in accounts payable	$—	$57
Non-cash investing and financing activities
Debt discount and derivative liability at issuance of convertible notes payable	$2,529	$—

See accompanying notes to financial statements.

(1)	The Company and a Summary of its Significant Accounting Policies

(a)	Nature of Operations

DermTech, Inc. (the Company) was incorporated in California on December 28, 1995 as DermTech, International, and re-incorporated in Delaware on May 16, 2014. The Company is an emerging growth molecular diagnostic company developing and marketing its Clinical Laboratory Improvement Amendments (CLIA) laboratory services including molecular pathology tests to facilitate the diagnosis of dermatologic conditions including melanoma. The Company has developed a proprietary, non-invasive technique for sampling the surface layers of the skin using an adhesive patch in order to collect individual biological information for commercial applications in the medical diagnostic field.

(b)	Basis of Presentation and Going Concern

These financial statements have been prepared in conformity with U.S. generally accepted accounting principles (U.S. GAAP), which contemplate continuation of the Company as a going concern. The Company has incurred net losses since the Company’s formation and has an accumulated deficit of $71.4 million and a net capital deficiency of $5.1 million as of December 31, 2018 and does not have adequate cash on hand to fund operations for the next year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has evaluated the expected cash requirements for a 12 month period from the issuance date of the financial statements through March 2020. Management intends to pursue additional equity and debt financings. They believe this will be sufficient to provide the Company with the ability to continue, to support its planned operations and to continue developing and commercializing gene expression tests. There can be no assurances as to the availability of additional financing or the terms upon which additional financing may be available to the Company. If the Company is unable to obtain sufficient funding at acceptable terms, it may be forced to significantly curtail its operations, and the lack of sufficient funding may have a material adverse impact on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

(c)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses reported during the period. On an ongoing basis, management evaluates these estimates and judgments, including those related to assay revenue, stock-based compensation, accounts receivable, derivative liability, the realization of deferred tax assets, and common and preferred stock valuations. Actual results may differ from those estimates.

(d)	Cash and Cash Equivalents

The Company considers all highly liquid investments with remaining maturities of three months or less when purchased to be cash equivalents. The Company maintains its cash balances at banks and financial institutions. The balances are insured up to the legal limit. The Company maintains cash balances that may, at times, exceed this insured limit.

(e)	Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets that range from two to five years. Leasehold improvements are depreciated over the shorter of the life of the lease or the asset. The Company recorded depreciation expense of $0.1 million and $0.1 million for the years ended December 31, 2018 and 2017, respectively. No property or equipment was disposed of during 2018. The Company disposed of $21,000 of fully depreciated property and equipment as of December 31, 2017.

(f)	Research and Development

Costs incurred in connection with research and development activities are expensed as incurred. Research and development expenses consist of (i) employee-related expenses, including salaries, benefits, travel and stock compensation expense; (ii) facilities and other expenses, which include direct and allocated expenses for rent and maintenance of facilities and laboratory and other supplies.

The Company expenses all costs as incurred in connection with patent applications (including direct application fees, and the legal and consulting expenses related to making such applications) and such costs are included in general and administrative expenses.

(g)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains $4.5 million in a bank deposit account that is in excess of the $250,000 insurance provided by the Federal Deposit Insurance Corporation in one federally insured financial institution. The Company has not experienced any losses in such accounts.

(h)	Income Taxes

The Company provides for federal and state income taxes on the asset and liability approach which requires deferred tax assets and liabilities to be recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance when, in management’s opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company’s valuation allowance is based on available evidence, including its current year and prior year operating losses, evaluation of positive and negative evidence with respect to certain specific deferred tax assets including evaluation sources of future taxable income to support the realization of the deferred tax assets. The Company has established a full valuation allowance on the deferred tax assets as of December 31, 2018 and 2017.

Current and deferred tax assets and liabilities are recognized based on the tax positions taken or expected to be taken in the Company’s income tax returns. U.S. GAAP requires that the tax benefits of an uncertain tax position can only be recognized when it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authority. Tax benefits related to tax positions that do not meet this criterion are not recognized in the financial statements.

The Company recognizes interest and penalties related to income tax matters in income tax expense.

(i)	Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. The Company assesses whether the fee is fixed or determinable based on the nature of the fee charged for the products or services delivered and whether there are existing contractual arrangements. Revenues are deferred for payments received before the earnings process is complete.

Contract Revenue

Contract revenue is generated from the sale of laboratory services and adhesive sample collection kits to third party companies through contract research agreements. Laboratory revenues result from providing gene expression tests to facilitate the development of drugs designed to treat dermatologic conditions. The provision of gene expression services may include sample collection using the Company’s patented adhesive patch biopsy devices, assay development for research partners, ribonucleic acid (RNA) isolation, expression, amplification and detection, including data analysis and reporting.

The Company has multiple element arrangements for contract research collaborations that include sales of biopsy kits, laboratory processing and set up procedures. The Company accounts for these revenues as separate units of accounting. To qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis. The Company has concluded that their biopsy kits have standalone value as they are routinely sold separately. In addition, the Company’s laboratory processing fees have standalone value and can be sold separately. The timing of the delivery of adhesive patch biopsy devices and performance of RNA analysis varies significantly by each contract. Revenue is recognized when adhesive patch biopsy devices are shipped and when RNA extraction data is summarized and delivered to the customer. Project initiation and set up milestones include project management and control, quality systems set up, procurement and receiving inspection, revisions to standard operating procedures and other items. These items are recognized as revenue pro ratably over completion of the standalone products and/or services of the contract.

The total arrangement consideration for a multiple element arrangement is allocated to the identifiable separate units of accounting based on their relative selling price. The Company determined the relative selling price for each deliverable using the best estimate of selling price (BESP) for the deliverable. The Company determines the BESP for each deliverable primarily by considering the historical selling price of these deliverables in similar transactions as well as other factors, including, but not limited to review of stand-alone sales and current pricing practices.

Assay Revenue

The Company generates revenues from their Pigmented Lesion Assay (PLA) and Nevome services it provides to dermatologists in various states throughout the United States to assist in a clinician’s diagnosis of melanoma. The Company provides participating dermatologists with its adhesive sample collection kits to perform non-invasive skin biopsies of clinically ambiguous pigmented skin lesions on patients. Once the sample is collected by the dermatologists, it is returned to the Company’s CLIA laboratory for analysis. The patient RNA and deoxyribonucleic acid (DNA) is extracted from the adhesive patch collection kit and analyzed using gene expression technology to determine if the pigmented skin lesion contains certain genomic features indicative of melanoma. Upon completion of the gene expression analysis, a final report is drafted and provided to the dermatologists detailing the results of the pigmented skin lesion indicating whether the sample collected is indicative of melanoma or not. The Company considers all services to be complete upon the delivery of this final report and records revenue as of the date of the final report using the full accrual method based upon historical collection experience.

For many PLA and Nevome services performed within the United States, the payment the Company ultimately receives depends upon the rate of reimbursement from commercial third-party payors and government payors. The Company is not currently a participating provider with most commercial third-party payors and, therefore, does not have specific coverage decisions from those third-party payors for their services with established payment rates. Currently, most of the commercial third-party payors that reimburse the Company’s claims do so based upon the Current Procedural Terminology (CPT) codes, the predominant methodology, or based on other methods such as percentages of charges or other formulas that are not made known to the Company. Coverage and payment is determined by each third-party payor on a case-by-case basis. The Company’s efforts in obtaining reimbursement based on individual claims, including pursuing appeals or reconsiderations of claim denials, take a substantial amount of time, and bills may not be paid for many months. Furthermore, if a third-party payor denies coverage after final appeal, payment may not be received at all.

Due to the significant time it can take to collect upon billed PLA and Nevome services, a detailed analysis is performed based upon historical reimbursement data for each significant third-party payor for those amounts billed that the Company still anticipates collecting. For each significant payor, the Company analyzes the monthly average amount collected and the average timing of reimbursement for previously billed amounts in order to accurately develop an estimate of the remaining cash the Company expects to collect. The Company believes that collectability is reasonably assured for the amount of estimated cash collections as the Company has visibility into payor payment history to accurately and reasonably develop an estimate for remaining cash collections related to the applicable fiscal year.

(j)	Accounts Receivable

Contract Accounts Receivable

Contract accounts receivable are recorded at the net invoice value and are not interest bearing. The Company considers receivables past due based on the contractual payment terms which range from 30 to 60 days. The Company reserves specific receivables if collectability is no longer reasonably assured, and as of December 31, 2018, the Company did not maintain any reserve over contract receivables as they deal with large established credit worthy customers. The Company re-evaluates such reserves on a regular basis and adjusts its reserves as needed. Once a receivable is deemed to be uncollectible, such balance is charged against the reserve. The Company recorded $0.3 million and $0.1 million of contract accounts receivable as of December 31, 2018 and 2017, respectively.

Assay Accounts Receivable

Due to the nature of the Company’s assay revenue, it can take a significant amount of time to collect upon billed PLA services. The Company prepares an analysis on reimbursement collections and data obtained as of each year-end to determine the amount of receivables to be recorded relating to PLA services performed in the applicable fiscal year. The Company recorded $0.3 million and $0.3 million of gross assay accounts receivable as of December 31, 2018 and 2017, respectively. In addition, the Company established an allowance for doubtful accounts of $0.1 million and $21,000 as of December 31, 2018 and 2017, respectively.

(k)	Freight and Shipping Costs

The Company records outbound freight and shipping costs for its contract and assay revenues in cost of revenues.

(l)	Comprehensive Income (Loss)

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss was the same as its reported net loss for all periods presented.

(m)	Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment. All revenues have been generated in the United States and all assets are held in the United States.

(n)	Net Loss Per Share

Basic and diluted net loss per common share is determined by dividing net loss applicable to common shareholders by the weighted average common shares outstanding during the period. Because there is a net loss attributable to common shareholders for the years ended December 31, 2018 and 2017, the outstanding common stock warrants, stock options, restricted stock units and preferred stock have been excluded from the calculation of diluted loss per common share because their effect would be anti-dilutive. Therefore, the weighted average shares used to calculate both basic and diluted loss per share are the same. Diluted net loss per common share for 2018 excludes the effect of anti-dilutive equity instruments including 1,524,122 shares of common stock issuable upon conversion of our preferred stock, 1,177,486 shares of common stock issuable upon the exercise of outstanding common stock warrants and 1,000,587 shares of common stock issuable upon the exercise stock options and release of restricted stock units. Diluted net loss per common share for 2017 excludes the effect of anti-dilutive equity instruments including 1,017,583 shares of common stock issuable upon conversion of our preferred stock, 1,625,030 shares of common stock issuable upon the exercise of outstanding warrants and 723,384 shares of common stock issuable upon the exercise stock options and release of restricted stock units. The Company did not consider a two class method of earnings (loss) per share given that the Company’s convertible participating securities do not participate in losses.

(o)	Stock-Based Compensation

Compensation costs associated with stock option awards and other forms of equity compensation are measured at the grant-date fair value of the awards and recognized over the requisite service period of the awards on a straight-line basis.

The Company grants stock options to purchase common stock to employees with exercise prices equal to the fair market value of the underlying stock, as determined by the board of directors, management and outside valuation experts. The board of directors and outside valuation experts determine the fair value of the underlying stock by considering a number of factors, including historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s debt holders and preferred stockholders, and the lack of liquidity of the Company’s common stock.

The fair value of each stock option award is estimated using the Black-Scholes-Merton valuation model. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line method. The expected term of options is based on the simplified method which defines the expected term as the average of the contractual term of the options and the weighted average vesting period for all option tranches. The expected volatility of stock options is based upon the historical volatility of a number of related publicly traded companies in similar stages of development. The risk-free interest rate is based on the average yield of U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards. The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future.

The Company accounts for stock options to non-employees using the fair value approach. The fair value of these options is measured using the Black-Scholes-Merton option pricing model, reflecting the same assumptions applied to employee options, other than expected life, which is assumed to be the remaining contractual life of the award. Options that are granted to employees have a requisite service period of four years. Equity instruments awarded to non-employees are periodically re-measured as the underlying awards vest unless the instruments are fully vested, immediately exercisable, and non-forfeitable on the date of grant.

Restricted stock units (RSU) are considered restricted stock. The fair value of restricted stock is equal to the fair market value of the underlying stock, as determined by the board of directors, management and input from outside valuation experts. The Company recognizes stock-based compensation expense based on the fair value on a straight-line basis over the requisite service periods of the awards, taking into consideration estimated forfeitures. RSUs that are granted to employees have a requisite service period between two and four years.

The fair value of each option for employees was estimated on the date of grant using the following assumptions:

Year ended December 31
	2018	2017
Assumed risk-free interest rate	2.46%–3.00%	1.92%–2.08%
Assumed volatility	72.30%–78.25%	59.95%–64.47%
Expected option term	5.76–6.04 years	5.95–6.06 years
Expected dividend yield	—	—

The Company recorded stock-based compensation expense for employee options, RSUs, common stock warrants, and consultant options of $0.9 million and $0.6 million for the years ended December 31, 2018 and 2017, respectively. The total compensation cost related to non-vested awards not yet recognized at December 31, 2018 and 2017 was $1.1 million and $0.9 million, respectively, which is expected to be recognized on a straight-line basis over a weighted average term of 1.40 years and 1.13 years, respectively.

(p)	Fair Value Measurements

The Company uses a three-tier fair value hierarchy to prioritize the inputs used in the Company’s fair value measurements. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. The following table provide a summary of the assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2018 (in thousands):

Fair Value Measurements at Reporting Date Using

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative liability	$—	$—	$2,880	$2,880

Total liabilities	$—	$—	$2,880	$2,880

The fair value of the derivative liability was determined based on a probability weighted valuation model of the various embedded features of the Company’s outstanding convertible debt. The fair value is subjective and is affected by changes in inputs to the valuation model including management’s assumptions regarding estimates of timing and the probability of each embedded conversion feature occurring. An initial fair value valuation was performed at each date of issuance of the outstanding convertible debt and subsequently remeasured as of December 31, 2018. The accumulated change in fair value between the measurement dates was determined to be a $0.4 million loss, which was recognized as Other expense within the Statement of Operations. Changes in these assumptions can materially affect the fair value.

There were no other assets or liabilities that were measured at fair value on a recurring basis as of December 31, 2018 and 2017.

The Company believes the carrying amount of cash and cash equivalents, accounts payable and accrued expenses approximate their estimated fair values due to the short-term nature of these accounts.

(q)	Derivative Liability

From time-to-time, the Company may issue convertible notes that contain embedded features that require derivative accounting including the determination of the fair value of the financial instruments at the execution of the contract and the change in such fair values through each reporting period until such time the liability is extinguished. The Company’s convertible notes, as further discussed in Note 3, have embedded derivatives that required bifurcation from the host instrument.

(r)	Accounting Pronouncement Recently Adopted

In March 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share Based Payment Accounting,” which includes multiple provisions intended to simplify accounting for share based payments, including accounting for income taxes, classification on the statement of cash flows, accounting for forfeitures, and classification of awards as either liabilities or equity. This new standard was effective for interim and annual periods beginning January 1, 2018 and was adopted by the Company on this date. As a result of adoption, the Company will continue to estimate forfeitures as part of their stock-based compensation calculation. Much of the remaining accounting standard did not have a material impact on the Company’s financial statements.

(s)	Accounting Pronouncements Issued But Not Yet Effective

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which will supersede virtually all existing revenue guidance. Under this standard, an entity is required to recognize revenue upon transfer of promised goods or services to customers in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity will need to use more judgment and make more estimates than under the current guidance. This standard should be applied retrospectively either to each prior reporting period presented in the financial statements, or only to the most current reporting period presented in the financial statements with a cumulative effect adjustment recorded in retained earnings. In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” which clarifies the principal versus agent guidance in the new revenue recognition standard. In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing,” which clarifies the guidance on accounting for licenses of intellectual property (IP) and identifying performance obligations in the new revenue recognition standard. In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients,” which does not change the core principles of the guidance in Topic 606, but further clarifies and improves various narrow aspects of Topic 606. In December 2017, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” which clarifies the codification and corrects unintended application of Topic 606. These new standards are effective for interim and annual periods beginning after December 15, 2018 and early adoption is permitted.

We have substantially completed our assessment of the new standard, which we will adopt on January 1, 2019. The Company anticipates that the standard will not have a material impact on our financial statements. We will utilize the modified retrospective approach upon full adoption of Topic 606.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets, and to recognize on the income statement the expenses in a manner similar to current practice. In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic 842, Leases” and ASU 2018-11, “Leases (Topic 842): Targeted Improvements”, which improves the clarity of the new lease standard and corrects unitended application of the guidance. In December 2018, the FASB issued ASU 2018-20, “Narrow-Scope Improvements for Lessors”, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. This new standard is effective for interim and annual periods beginning January 1, 2020 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which modified the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. This new standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

(2)	Balance Sheet Details

Balance sheet details are as follows (in thousands):

	December 31,
	2018	2017
Prepaid expenses and other current assets:
Prepaid insurance	$2	$40
Prepaid trade shows	19	42
Other current assets	5	5

	$26	$87

Property and equipment, gross:
Laboratory equipment	$314	$305
Computer equipment and software	3	—
Furniture and fixtures	34	34
Leasehold improvements	14	15

	365	354
Less accumulated depreciation	(150)	(74)

	$215	$280

	December 31,
	2018	2017
Accrued liabilities:
Accrued consulting services	$23	$25
Accrued legal services	—	3
Accrued interest	164	33
Deferred rent	85	54
Other accrued expenses	14	19

	$286	$134

Accrued compensation:
Accrued paid time off	$234	$216
Accrued bonus and deferred compensation	246	292

	$480	$508

(3)	Debt

Wilson, Sonsini, Goodrich & Rosati Note

On January 7, 2016, the Company converted $0.6 million of its accounts payable due to Wilson, Sonsini, Goodrich & Rosati (the Company’s general legal counsel) into a three year promissory note bearing 3% interest and maturing on January 7, 2019, or earlier under certain circumstances. There are no principal payments due until the note reaches maturity. On October 25, 2017, the Company amended and restated its promissory note with Wilson, Sonsini, Goodrich & Rosati by paying down $0.1 million on the principal balance of the note while extending its maturity date to January 7, 2020, or earlier under certain circumstances at a continued interest rate of 3%. The Company recorded $15,000 and $17,000 of interest expense relating to this note payable during the year ended December 31, 2018 and 2017, respectively.

2018 Convertible Bridge Notes

From August to November 2018, the Company issued $6.8 million aggregate principal amount of convertible bridge notes (Bridge Notes), resulting in $6.6 million in net proceeds. The Bridge Notes carry a 10% interest rate and mature on March 31, 2019. If the Bridge Notes are not paid or converted by March 31, 2019 then the interest rate increases to 15%. The Company intends to let these Bridge Notes accrue at 15% interest until they are converted by one of the methods discussed below.

The Bridge Notes are subject to automatic conversion into equity securities of the Company at the closing of a single or series of related capital raising transactions in which the Company issues equity securities with aggregate gross proceeds to the Company of at least $20 million (Qualified Financing) that occurs on or prior to the maturity date. Upon automatic conversion of these Bridge Notes, the note holders shall be entitled to receive shares of the Company’s equity securities equal to the quotient obtained by dividing the unpaid principal amount of these Bridge Notes plus interest accrued but unpaid by the lesser of:

1)	the lowest price per share of the new stock paid in the Qualified Financing by investors multiplied by 70%.

2)

the price per share obtained by dividing $45 million by the Company’s fully-diluted capitalization immediately prior to such Qualified Financing assuming exercise or conversion of all outstanding options and issuance of all outstanding restricted stock unit awards, including all shares of common stock reserved and available for future grant under any equity incentive plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Qualified Financing, but excluding any shares issuable upon exercise of the Company’s outstanding common stock warrants or conversion of the Bridge Notes.

In the event the Company consummates, on or before the Maturity Date, an equity financing pursuant to which it sells shares of equity in a transaction that does not constitute a Qualified Financing, then the note holders shall have the option, but not the obligation, to elect to treat such equity financing as a Qualified Financing on the same terms set forth.

In addition, the note holders may elect to convert at any time all of the outstanding principal balance under these Bridge Notes, together with any accrued but unpaid interest into shares of the Company’s Series C Preferred Stock (Optional Conversion). Upon Optional Conversion of these notes, the note holders shall be entitled to receive a number of shares of the Company’s Series C Preferred Stock equal to the quotient obtained by dividing the unpaid principal amount of these notes plus interest accrued but unpaid by $9.54, subject to adjustment upon certain events. The note holders will also receive common stock warrants, in substantially the same form as the common stock warrants issued to any purchasers of the Company’s Convertible Series C Preferred Stock.

In the event of a Change of Control (as defined in the Bridge Note agreements) transaction prior to the payment in full or conversion of these Bridge Notes, then the note holders may elect to either:

1)	effect the Optional Conversion feature, as discussed above.

2)

demand payment of the outstanding principal amount and the current accrued but unpaid interest of these Bridge Notes (Base Amount) plus an amount equal to the Base Amount multiplied by a specified percentage,

Several of the embedded features of the Bridge Notes were identified as meeting the criteria of a derivative and ultimately bifurcated from the host contract. The Company accounted for this by separating the derivative component of the Bridge Notes as a derivative liability on the balance sheet. The Company assigned a value to the debt component of the Bridge Notes equal to the difference between the estimated fair value of the Bridge Notes with and without the conversion features, which resulted in the Company recording the Bridge Notes at a discount. The total debt discount amount as of the respective date of issuance of the Bridge Notes was determined to be $2.5 million. The Company is amortizing the debt discount over the life of the Bridge Notes as additional non-cash interest expense utilizing the effective interest method. At each financial reporting period, the Company remeasures the fair value of the embedded features bifurcated from the Bridge Notes (i.e., the derivative liability) and changes in the fair value is recognized in earnings. As of December 31, 2018, the Company recognized a $0.4 million loss on the change in fair value of the derivative liability recognized as Other expense on the Statement of Operations.

The following table summarizes information about the liability components the Company’s financing arrangement (in thousands):

Bridge Notes	December 31, 2018	December 31, 2017
Principal amount outstanding	$6,800	$—
Unamortized discount and issuance costs	(1,781)	—

Total current convertible notes payable, net	$5,019	$—

(4)	Stockholders’ Equity

(a)	Classes of Stock

The Company amended its Delaware certificate of incorporation in August 2016 authorizing the Company to issue 16,725,660 shares in two classes, common and preferred. The Company can issue up to 15,099,554 shares of common stock and 1,626,106 shares of preferred stock. The Company’s Series C Convertible Preferred Stock is the only preferred stock that is currently outstanding. Both classes of stock have a par value of $0.000 1 per share.

(b)	Series C Convertible Preferred Stock Financing

In an effort to raise additional capital, the Company set forth a Series C Convertible Preferred Stock private offering in August of 2016 for a total offering amount of $15 million at a price per share of $9.54. The Company engaged a registered placement agent to assist in marketing and selling of preferred units. Investors that purchase at least $1 million of Series C Convertible Preferred Stock in a single closing receive a three year warrant to purchase common shares at an exercise price of $9.54 in the amount equal to 20% of shares of Series C Preferred Stock purchased. During 2017, 559,849 shares of Series C Convertible Preferred Stock were issued for gross cash proceeds of $5.3 million, reduced by issuance costs of $0.4 million. In addition, 102,740 common stock warrants were issued with this offering, exclusive of compensatory warrants issued to the placement agent. During 2018, 506,539 shares of Series C Convertible Preferred Stock were issued for gross cash proceeds of $4.8 million, reduced by issuance costs of $0.3 million. In addition, 100,145 common stock warrants were issued with this offering, exclusive of compensatory warrants issued to the placement agent.

Preferred Dividends

Preferred Series C shareholders are entitled to non-cumulative dividends at a rate of 6% per share of the initial purchase price when and if declared by the board of directors. Any additional dividends shall be distributed to the common shareholders.

Preferred Liquidation Preference

Series C Convertible Preferred Stock is entitled to a per share liquidation preference equal to the initial purchase price plus declared but unpaid dividends. In the event of a liquidation transaction, Preferred Series C shareholders shall be entitled to receive prior and in preference to any distribution to common stock shareholders.

Redemption

Series C Convertible Preferred Stock does not contain any mandatory redemption features. The Company’s convertible preferred stock has been classified as temporary equity in the accompanying balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or transfer of control of the Company. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such events would occur.

Conversion

Series C Convertible Preferred Stock is convertible into common stock at a rate calculated by dividing the initial purchase price by the conversion price. The initial conversion price is equal to the initial purchase price. Under this conversion feature, each share of Series C Convertible Preferred Stock is convertible at the option of the holder or shall automatically be converted into fully paid, non-assessable shares of common stock at the then effective conversion price for such share immediately upon the earlier of (i) the closing of a public offering of the Company’s common stock involving aggregate proceeds of at least $15 million prior to underwriting discounts, commissions and other expense, and a per share price of at least $19.08 (as adjusted for stock splits, stock dividends, reclassifications and the like); or (ii) the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Series C Convertible Preferred Stock voting together as a single class.

For any future issuances of Series C Convertible Preferred Stock, the conversion price will be adjusted if the Series C Convertible Preferred Stock is issued under certain circumstances at a per share consideration less than the conversion price. The new conversion price shall be determined by multiplying the conversion price then in effect by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such issuance plus the number of shares of common stock that the aggregate consideration received by the Company for such issuance would purchase at such conversion price; and the denominator of which shall be the number of shares of outstanding common stock plus the number of shares of such additional stock.

Voting Rights

Each holder of common stock is entitled to one vote per share held. Each holder of Series C Convertible Preferred Stock is entitled to the number of votes equal to the number of common shares into which their holdings could be converted. Pursuant to the terms of a voting agreement, preferred and common stockholders shall vote together as a single class on an as-if-converted basis on all matters including the election of all members of the board of directors.

(c)	Stock-Based Compensation

The Company adopted the DermTech, Inc. 2010 Stock Option Plan (the Plan) in 2010, which provides for the granting of incentive and non-statutory stock options and restricted stock purchase rights and bonus awards. Under the Plan, incentive and non-statutory stock options may be granted at not less than 100% of the fair market value of the Company’s common stock on the date of grant. For incentive stock options granted to a ten percent shareholder under the Plan, the exercise price shall not be less than 110% of the fair market value of a share of stock on the effective date of grant. The Company initially reserved 1.0 million shares of common stock for issuance to employees, non-employee directors and consultants of the Company. The Plan includes a provision which annually increases the amount of common stock reserved for issuance under the Plan. The reserved shares for issuance increased by 0.2 million and 0.3 million shares for the years ended December 31, 2018 and 2017, respectively. The contractual term of options granted under the Plan is ten years. Vesting provisions vary based on the specific terms of the individual option awards. 0.7 million and 0.8 million options remain available for future grant under the Plan as of December 31, 2018 and 2017, respectively.

The following table summarizes stock option transactions for the year ended December 31, 2018:

	Total options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at December 31, 2017	480,816	$3.20	7.44	$756,848
Granted	109,199	3.98
Exercised	(726)	6.94
Forfeited	(54,262)	4.10

Outstanding at December 31, 2018	535,027	$3.25	6.86	$8,188

Options vested and expected to vest as of December 31, 2018	525,057	$3.24	6.82	$8,188
Options exercisable as of December 31, 2018	373,162	$2.79	6.08	$8,149

The following table summarizes RSU transactions for the year ended December 31, 2018:

	Total RSUs	Weighted average grant date fair value per share
Outstanding at December 31, 2017	242,568	$4.32
Granted	228,014	3.98
Forfeited	(5,022)	4.32

Outstanding at December 31, 2018	465,560	$4.15

RSUs vested and expected to vest as of December 31, 2018	459,362	$4.15
RSUs vested, but not yet issued as of December 31, 2018	236,141	$4.24

In 2018 and 2017, the Company granted options to consultants for 44,000 and 6,000 shares of common stock, respectively.

Warrants to purchase common stock were issued to executive officers in lieu of certain stock options. The common stock warrants have a ten year life and are exercisable at $1.08 per common share. The common stock warrants vest monthly over a four year period. Outstanding executive common stock warrants totaled 22,000 at both December 31, 2018 and 2017.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following at December 31, 2018 and 2017:

	December 31,
	2018	2017
Warrants to purchase common stock	1,177,486	1,625,029
Stock options issued and outstanding	535,027	480,816
Restricted stock units issued and outstanding	465,560	242,568
Authorized for future option grants	689,406	763,346

	2,867,479	3,111,759

(5)	Income Taxes

The Company has reported net losses since inception and therefore, the minimum provision for state income taxes has been recorded.

The following table provides a reconciliation between income taxes computed at the federal statutory rate of 21% and 34% at December 31, 2018 and 2017, respectively, and the Company’s provision for income taxes.

	Year ended December 31,
	2018	2017
Income tax at statutory rate	21.0%	34.0%
Change in tax rate for 2017 Jobs Act	—	(81.4)
Permanent items	(1.2)	(1.1)
Tax credits	0.7	0.4
Valuation allowance (decrease) increase	(20.5)	48.1

Income tax expense	—%	—%

Significant components of the Company’s deferred tax assets and liabilities from federal and state income taxes as of December 31 are shown below (in thousands):

	2018	2017
Deferred tax assets:
Stock options right and net operation loss	$15,431	$13,316
Research and development credits	1,473	1,237
Depreciation and amortization	112	111
Stock based compensation	114	62
Derivative liability	735	—
Accruals and other	86	117

	17,951	14,843
Less valuation allowance	(17,523)	(14,843)
Total deferred tax assets	428	—

Deferred tax liabilities:
Debt discount	(428)	—

Net deferred tax assets	$—	$—

The Company has established a valuation allowance to offset the deferred tax assets as realization of such assets is not likely.

At December 31, 2018 and 2017, the Company had federal tax net operating loss (NOL) carryforwards of approximately $59.4 million and $51.3 million, respectively, as well as state tax net operating loss carryforwards at December 31, 2018 and 2017 of approximately $45.6 million and $38.7 million, respectively. The Company also had federal income tax research and development and other tax credit carryforwards at December 31, 2018 and 2017 of approximately $0.7 million and $0.7 million, respectively, and state income tax research and development and other tax credits totaling $0.9 million and $0.7 million at December 31, 2018 and 2017, respectively. The federal tax loss carryforwards will begin to expire in 2019, while the state tax loss carryforwards will begin to expire in 2028. The federal credit carryforwards will begin to expire in 2021 and the state credit carryforwards do not expire.

The utilization of NOL and tax credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that have occurred previously or may occur in the future. Under Sections 382 and 383 of the Internal Revenue Code (IRC), a corporation that undergoes an ownership change may be subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes otherwise available to offset future taxable income and/or tax liability. An ownership change is defined as a cumulative change of 50% or more in the ownership positions of certain stockholders during a rolling three-year period. The Company has not completed a formal study to determine if any ownership changes within the meaning of IRC Section 382 and 383 have occurred. If an ownership change has occurred, the Company’s ability to use its NOL or tax credit carryforwards may be restricted, which could require the Company to pay federal or state income taxes earlier than would be required if such limitations were not in effect.

The Company conducts intensive research and experimentation activities, generating research tax credits for federal and state purposes under IRC Section 41. The Company has not performed a formal study validating these credits claimed in the tax returns. Once a study is prepared, the amount of research and development (R&D) tax credits available could vary from what was originally claimed on the tax returns.

During the year, the Company issued convertible bridge notes that required bifurcation of embedded derivatives for financial statement purposes. As such deferred taxes were established for both the host instrument and the bifurcated embedded derivatives. Although the deferred tax balances offset at issuance, they will differ as the bifurcated embedded derivatives will be marked to fair value on an ongoing basis while the debt discount will be accounted for under the effective interest method.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (Tax Act). The legislation significantly changed U.S. tax law by, among other things, reducing the US federal corporate tax from 35% to 21%.

We have re-measured our deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% plus state and local tax. The Company recorded a decrease related to our federal deferred tax assets and liabilities of $6.8 million as a result of the tax rate decrease, with a corresponding adjustment to our valuation allowance for the year ended December 31, 2017.

Due to the net operating loss carryforwards, the U.S. federal and state returns are open to examination for all years since inception.

(6)	Commitments and Contingencies

Operating Leases

In January 2013, the Company entered into a non-cancelable lease agreement for its operating facilities. In January 2014, the Company signed an amendment to the lease to extend the term through January 2017. In November 2016, the Company signed a second amendment to the lease to extend the term through March 2022. The Company records rent expense on a straight line basis over the life of the lease and the difference between the average rent expense and cash payments for rent is recorded as deferred rent and is included in accrued liabilities on the balance sheet.

Rent and associated common area maintenance expense totaled $0.6 million and $0.6 million for the years ended December 31, 2018 and 2017, respectively.

Future minimum lease payments for the operating leases for the operating facilities as of December 31, 2018 are (in thousands):

2019	$402
2020	414
2021	426
2022	109

$1,351

Legal Proceedings

The Company is not involved in any legal proceedings.

(7)	Retirement Plan

The Company has a Section 401(k) retirement plan (the Plan) covering all employees. The Company does not offer a contribution percentage match.

(8)	Related Party Transactions

During 2018, we compensated a director $30,000 for consulting services that he provided to our sales and marketing department. There were no other related party transactions identified in 2018 or 2017.

(9)	Subsequent Events

Constellation Alpha Merger

On March 15, 2019, Constellation Alpha Capital Corp. (NASDAQ: CNAC) (Constellation), a special purpose acquisition company, announced that it has executed a non-binding Letter of Intent to merge with DermTech,

Inc. Under the terms of the proposed transaction, it is anticipated that the Company will merge into a wholly-owned subsidiary of Constellation in exchange for shares of Constellation common stock. It is expected that the Company stockholders will own a majority of the combined company’s shares following the merger, but final ownership percentages will depend on the amount of redemptions by Constellation stockholders and the size of the anticipated private placement, if any. It is expected that the definitive agreement will contain a minimum cash closing condition of $15 million. The consummation of the transaction is contingent on, among other things, Constellation completing its legal and financial due diligence of the Company and the parties negotiating and entering into a legally binding definitive agreement. A definitive agreement with respect to the transaction, if entered into, will provide that the closing of the transaction is subject to approval by Constellation’s stockholders and the satisfaction of other closing conditions.

The Company considered subsequent events through April 22, 2019, the date the financial statements were available to be issued, except for the consummation of the business combination and reverse stock split as discussed below.

On August 29, 2019, DermTech, Inc., formerly known as Constellation Alpha Capital Corp, and DermTech Operations, Inc., formerly known as DermTech, Inc., (“DermTech Operations”), consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of May 29, 2019, by and among the Company, DT Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and DermTech Operations. We refer to this agreement, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of August 1, 2019, as the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into DermTech Operations, with DermTech Operations surviving as a wholly-owned subsidiary of the Company. The Company refers to this transaction as the Business Combination. In connection with and two days prior to the completion of the Business Combination, the Company domesticated from the British Virgin Islands to Delaware. DermTech Operations changed its name from DermTech, Inc. to DermTech Operations, Inc. shortly before the completion of the Business Combination.

On August 29, 2019, immediately following the completion of the Business Combination, the Company changed its name from Constellation Alpha Capital Corp. to DermTech, Inc., and then effected a one-for-two reverse stock split of its common stock (Reverse Stock Split). The par value and the authorized number of shares of the common stock were not affected by the reverse stock split. The reverse stock split resulted in an adjustment to the Series C preferred stock conversion prices to reflect a proportional decrease in the number of shares of common stock to be issued upon conversion. The accompanying financial statements and notes to the financial statements give retroactive effect to the reverse stock split for all periods presented.

Unaudited Interim Financial Statements as of and for the Nine-Month Periods Ended September 30, 2019 and 2018

DERMTECH, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$21,437	$4,753
Accounts receivable, net	814	580
Inventory	44	40
Prepaid expenses and other current assets	1,399	26

Total current assets	23,694	5,399
Property and equipment, net	210	215
Other assets	84	50

Total assets	$23,988	$5,664

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,004	$286
Accrued compensation	1,099	480
Accrued liabilities	171	286
Deferred revenue	1,457	1,552
Deferred underwriting fees	1,363	—
Convertible notes payable, net	—	5,019
Derivative liability	—	2,880

Total current liabilities	5,094	10,503
Notes payable, noncurrent	—	516

Total liabilities	5,094	11,019

Commitments and contingencies
Series A convertible preferred stock, $0.0001 par value per share; 5,000,000 and zero Series A shares authorized as of September 30, 2019 and December 31, 2018; 1,231 and zero shares issued and outstanding at September 30, 2019 and December 31, 2018; $6.9 million and zero liquidation preference at September 30, 2019 and December 31, 2018	—	—
Series C convertible preferred stock, $0.0001 par value per share; zero and 1,626,106 Series C shares authorized as of September 30, 2019 and December 31, 2018; zero and 1,524,122 shares issued and outstanding at September 30, 2019 and December 31, 2018; zero and $14.5 million liquidation preference at September 30, 2019 and December 31, 2018	—	—
Stockholders’ equity (deficit):
Common stock, $0.0001 par value per share; 50,000,000 and 15,099,554 shares authorized as of September 30, 2019 and December 31, 2018; 11,964,329 and 4,411,567 shares issued and outstanding at September 30, 2019 and December 31, 2018	1	1
Additional paid-in capital	104,889	66,021
Accumulated deficit	(85,996)	(71,377)

Total stockholders’ equity (deficit)	18,894	(5,355)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$23,988	$5,664

See accompanying notes to condensed consolidated financial statements.

DERMTECH, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Assay revenue	$385	$321	$905	$853
Contract revenue	180	320	870	960

Total revenues	565	641	1,775	1,813

Cost of revenues	779	687	2,100	2,038

Gross loss	(214)	(46)	(325)	(225)

Operating expenses:
Sales and marketing	1,976	675	3,872	2,173
Research and development	757	549	1,847	1,616
General and administrative	3,212	840	6,446	2,622

Total operating expenses	5,945	2,064	12,165	6,411

Loss from operations	(6,159)	(2,110)	(12,490)	(6,636)

Other income (expense):
Gain on debt extinguishment	928	—	928	—
Interest expense, net	(364)	(100)	(2,657)	(108)
Other expense	(131)	—	(355)	—

Total other income (expense)	433	(100)	(2,084)	(108)

Net loss and comprehensive loss	$(5,726)	$(2,210)	$(14,574)	$(6,744)

Weighted average shares outstanding used in computing net loss per share, basic and diluted	7,134,642	4,411,255	5,331,876	4,410,789
Net loss per common share outstanding, basic and diluted	$(0.80)	$(0.50)	$(2.73)	$(1.53)

See accompanying notes to condensed consolidated financial statements.

DERMTECH, INC.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Periods Ended September 30, 2019 & September 30, 2018

(in thousands, except share data)

	Series C convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 2017	1,017,583	$—	4,410,841	$1	$60,567	$(61,373)	$(805)
Issuance of Series C preferred stock and common stock warrants at $9.54. net of $0.2 million issuance costs	473,216	—	—	—	4,319	—	4,319
Stock-based compensation	—	—	—	—	226	—	226
Net loss	—	—	—	—	—	(2,281)	(2,281)

Balance, March 31, 2018	1,490,799	—	4,410,841	1	65,112	(63,654)	1,459

Issuance of Series C preferred stock and common stock warrants at $9.54. net of $0.1 million issuance costs	33,323	—	—	—	218	—	218
Stock-based compensation	—	—	—	—	250	—	250
Net loss	—	—	—	—	—	(2,253)	(2,253)

Balance, June 30, 2018	1,524,122	—	4,410,841	1	65,580	(65,907)	(326)

Issuance of common stock	—	—	726	—	5	—	5
Stock-based compensation	—	—	—	—	246	—	246
Net loss	—	—	—	—	—	(2,210)	(2,210)

Balance, September 30, 2018	1,524,122	$—	4,411,567	$1	$65,831	$(68,117)	$(2,285)

DERMTECH, INC.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)—(Continued)

Periods Ended September 30, 2019 & September 30, 2018

(in thousands, except share data)

	Series A convertible preferred stock		Series C convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2018	—	$—	1,524,122	$—	4,411,567	$1	$66,021	$(71,377)	$(5,355)
Cumulative effect adjustment of accounting method change	—	—	—	—	—	—	—	(45)	(45)
Stock-based compensation	—	—	—	—	—	—	258	—	258
Net loss	—	—	—	—	—	—	—	(5,156)	(5,156)

Balance, March 31, 2019	—	—	1,524,122	—	4,411,567	1	66,279	(76,578)	(10,298)

Issuance of common stock	—	—	—	—	37,264	—	41	—	41
Stock-based compensation	—	—	—	—	—	—	258	—	258
Net loss	—	—	—	—	—	—	—	(3,692)	(3,692)

Balance, June 30, 2019	—	—	1,524,122	—	4,448,831	1	66,578	(80,270)	(13,691)

Issuance of common stock	—	—	—	—	647,411	—	718	—	718
Conversion of Series C preferred stock to common stock	—	—	(1,524,122)	—	1,524,122	—	—	—	—
Conversion of convertible notes to common stock	—	—	—	—	2,267,042	—	12,687	—	12,687
Additional paid in capital assumed in Business Combination	—	—	—	—	—	—	420	—	420
Issuance of Series A preferred stock at $3,250 per share	1,231	—	—	—	—	—	4,000	—	4,000
Issuance of common stock at $6.50 per share, net of $0.2 million issuance costs	—	—	—	—	3,076,923	—	19,802	—	19,802
Stock-based compensation	—	—	—	—	—	—	684	—	684
Net loss	—	—	—	—	—	—	—	(5,726)	(5,726)

Balance, September 30, 2019	1,231	$—	—	$—	11,964,329	$1	$104,889	$(85,996)	$18,894

See accompanying notes to condensed consolidated financial statements.

DERMTECH, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(14,574)	$(6,744)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	58	57
Stock-based compensation	1,200	722
Amortization of debt discount and issuance costs	1,983	81
Change in fair value of derivative liability	355	—
Gain on extinguishment of convertible notes	(928)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(235)	(81)
Inventory	(4)	4
Prepaid expenses and other current assets	(1,407)	(13)
Accounts payable and accrued compensation	1,330	(58)
Accrued liabilities and deferred revenue	511	(128)

Net cash used in operating activities	(11,711)	(6,160)

Cash flows from investing activities:
Purchases of property and equipment	(53)	(12)

Net cash used in investing activities	(53)	(12)

Cash flows from financing activities:
Proceeds from convertible notes payable	2,600	1,500
Payments of debt issuance costs	—	(110)
Payments of notes payable	(516)	—
Proceeds from issuance of Series A Convertible Preferred Stock	4,000	—
Proceeds received from close of Business Combination	1,802	—
Proceeds from issuance of common stock	19,803	—
Proceeds from sale of convertible preferred stock and common stock warrants, net of issuance costs	—	4,538
Proceeds from exercise of stock options	759	5

Net cash provided by financing activities	28,448	5,933

Net increase/(decrease) in cash and cash equivalents	16,684	(239)
Cash and cash equivalents, beginning of period	4,753	1,242

Cash and cash equivalents, end of period	$21,437	$1,003

Supplemental cash flow information:
Debt discount and derivative liability at issuance of convertible notes payable	$270	$364
Purchases of property and equipment recorded in accounts payable	$10	—

See accompanying notes to condensed consolidated financial statements.

DERMTECH, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. The Company and a Summary of its Significant Accounting Policies

(a)	Nature of Operations

On August 29, 2019, DermTech, Inc., formerly known as Constellation Alpha Capital Corp, (“the Company”), and DermTech Operations, Inc., formerly known as DermTech, Inc., (“DermTech Operations”), consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of May 29, 2019, by and among the Company, DT Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and DermTech Operations. We refer to this agreement, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of August 1, 2019, as the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into DermTech Operations, with DermTech Operations surviving as a wholly-owned subsidiary of the Company. We refer to this transaction as the Business Combination. In connection with and two days prior to the completion of the Business Combination, the Company domesticated from the British Virgin Islands to Delaware. DermTech Operations changed its name from DermTech, Inc. to DermTech Operations, Inc. shortly before the completion of the Business Combination. On August 29, 2019, immediately following the completion of the Business Combination, the Company changed its name from Constellation Alpha Capital Corp. to DermTech, Inc., and then effected a one-for-two reverse stock split of its common stock (“Reverse Stock Split”).

The Company is an emerging growth molecular diagnostic company developing and marketing its Clinical Laboratory Improvement Amendments of 1988, (“CLIA”), laboratory services including molecular pathology tests to facilitate the diagnosis of dermatologic conditions including melanoma. The Company has developed a proprietary, non-invasive technique for sampling the surface layers of the skin using an adhesive patch in order to collect individual biological information for commercial applications in the medical diagnostic field.

(b)	Basis of Presentation, Reverse Stock Split and Going Concern

These condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, (“U.S. GAAP”), which contemplate continuation of the Company as a going concern, for interim financial information and with the instructions to Form 10-Q and Article 10 of Securities and Exchange Commission, (“SEC”), Regulation S-X. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation, have been included.

The Company has incurred net losses since the Company’s formation and has an accumulated deficit of $86.0 million and a negative operating cash flow of $11.7 million as of September 30, 2019 and does not have adequate cash on hand to fund operations for the next year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying condensed consolidated financial statements and notes to the condensed consolidated financial statements give retroactive effect to the Reverse Stock Split for all periods presented.

The Company has evaluated the expected cash requirements for a 12-month period from the issuance date of the condensed consolidated financial statements through November 2020 and do not believe they will have sufficient cash on hand to fund operations. Management intends to pursue additional equity and debt financings and believes this will be sufficient to provide the Company with the ability to continue, to support its planned operations and to continue developing and commercializing gene expression tests. There can be no assurances as to the availability of additional financing or the terms upon which additional financing may be available to the Company. If the Company is unable to obtain sufficient funding at acceptable terms, it may be forced to significantly curtail its operations, and the lack of sufficient funding may have a material adverse impact on the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

(c)	Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the amounts of revenues and expenses reported during the period. On an ongoing basis, management evaluates these estimates and judgments, including those related to assay revenue, stock-based compensation, accounts receivable, derivative liability, the realization of deferred tax assets, and common and preferred stock valuations. Actual results may differ from those estimates.

(d)	Cash and Cash Equivalents

The Company considers all highly liquid investments with remaining maturities of three months or less when purchased to be cash equivalents. The Company maintains its cash balances at banks and financial institutions. The balances are insured up to the legal limit. The Company maintains cash balances that may, at times, exceed this insured limit.

(e)	Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to five years. Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the useful life of the asset. The Company recorded depreciation expense of $20,000 and $19,000 for the three months ended September 30, 2019 and 2018, respectively, and $0.1 million and $0.1 million for the nine months ended September 30, 2019 and 2018, respectively. No property or equipment was disposed of during the three and nine months ended September 30, 2019 and 2018. The Company assesses its long-lived assets, consisting primarily of property and equipment, for impairment when material events or changes in circumstances indicate that the carrying value may not be recoverable. There were no impairment losses for the three and nine months ended September 30, 2019 and 2018.

(f)	Research and Development

Costs incurred in connection with research and development (“R&D”) activities are expensed as incurred. R&D expenses consist of (i) employee-related expenses, including salaries, benefits, travel and stock compensation expense; (ii) facilities and other expenses, which include direct and allocated expenses for rent and maintenance of facilities and laboratory and other supplies.

The Company expenses all costs as incurred in connection with patent applications (including direct application fees and the legal and consulting expenses related to making such applications) and such costs are included in general and administrative expenses.

(g)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains $21.2 million in a bank deposit account that is in excess of the $250,000 insurance provided by the Federal Deposit Insurance Corporation in one federally insured financial institution. The Company has not experienced any losses in such accounts.

(h)	Income Taxes

The Company provides for federal and state income taxes on the asset and liability approach which requires deferred tax assets and liabilities to be recognized based on temporary differences between the condensed consolidated financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

Deferred tax assets are reduced by a valuation allowance when, in management’s opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company’s valuation allowance is based on available evidence, including its current year and prior year operating losses, evaluation of positive and negative evidence with respect to certain specific deferred tax assets including evaluation sources of future taxable income to support the realization of the deferred tax assets. The Company has established a full valuation allowance on the deferred tax assets as of September 30, 2019 and December 31, 2018.

Current and deferred tax assets and liabilities are recognized based on the tax positions taken or expected to be taken in the Company’s income tax returns. U.S. GAAP requires that the tax benefits of an uncertain tax position can only be recognized when it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authority. Tax benefits related to tax positions that do not meet this criterion are not recognized in the condensed consolidated financial statements.

The Company recognizes interest and penalties related to income tax matters in income tax expense.

(i)	Revenue Recognition

The Company’s revenue is generated from two revenue streams, contract revenue and assay revenue. The Company accounts for revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The ASC 606 revenue recognition model consists of the following five steps: (1) identify the contracts with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company adopted ASC 606 on January 1, 2019, using the modified retrospective method and elected to utilize Practical Expedient 1 to apply the modified retrospective method to only contracts which were open as of January 1, 2019. Application of the modified retrospective method for the Company’s contract revenue did require a cumulative effect adjustment upon adoption, which resulted in an adjustment of $45,000 to increase accumulated deficit and deferred revenue. Application of the modified retrospective method for the Company’s assay revenue does not materially impact amounts previously reported by the Company, nor does it require a cumulative effect adjustment upon adoption, as the Company’s method of recognizing revenue under ASC 606 was analogous to the method utilized immediately prior to adoption. Accordingly, there is no need for the Company to disclose the amount by which each financial statement line item was affected as a result of applying the new standard and an explanation of significant changes.

The Company recognizes revenue from its contract and assay goods and service in accordance with the core principles and key aspects considered by the Company. These considerations are described in detail below, first for Contract Revenue and then for Assay Revenue.

Contract Revenue

Contract revenue is generated from the sale of laboratory services and adhesive sample collection kits to third party companies through contract research agreements. Laboratory revenues result from providing gene expression tests to facilitate the development of drugs designed to treat dermatologic conditions. The provision of gene expression services may include sample collection using the Company’s patented adhesive patch biopsy devices, assay development for research partners, ribonucleic acid (“RNA”) isolation, expression, amplification and detection, including data analysis and reporting.

Contracts

As part of the Company’s contract revenue, the Company has established agreements and work orders with the Company’s pharmaceutical partners that fall under the scope of ASC 606.

Performance Obligations

ASC 606 requires an entity to assess the goods or services promised in a contract and identify as a performance obligation each promise to transfer to the customer either a good or service (or a bundle of goods or services) that is distinct, or a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. Based upon review of existing contracts, a majority of the Company’s contract revenue agreements contain three performance obligations:

(1)	Adhesive patch kits

(2)	RNA extractions and analysis

(3)	Certain project management fees

Many of the Company’s contract revenue agreements contain promises such as start-up activities and quality system setup fees, which are activities that the Company performs to fulfill the agreement and they do not transfer any good or service to the customer. These promises encompass the administrative tasks associated with beginning and initiating a new project or study with a pharmaceutical company. In accordance with ASC 606, an entity does not account for these activities as a promised good or service within the agreement nor evaluate whether they are a performance obligation.

Transaction Price

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in an agreement with a customer may include fixed amounts, variable amounts, or both.

The transaction prices of the Company’s performance obligations are listed in its agreements on a per unit basis and are fixed for adhesive patch kits and RNA extractions and analysis. The project management fees are assessed based on a monthly service fee which range within the agreements depending on certain factors which include length of the project and the amount of kits or RNA extractions and analysis promised within the agreement. The fixed and variable rates are materially consistent within the Company’s agreements. Therefore, the Company utilizes the prices listed in our agreements as the transaction price for each performance obligation.

In determining the transaction price, ASC 606 requires an entity to adjust the promised amount of consideration for the effects of the time value of money if the agreement contains a significant financing component. The Company’s agreements state fixed transaction prices for each deliverable associated with the agreement and do not qualify for the significant financing component of ASC 606.

Allocate the Transaction Price

The Company’s contracts have a directly observable transaction price pertaining to each promised good or service. Those prices are consistent across agreements for adhesive patch kits and RNA extractions and analysis, with the exception of the Company’s project management fees, which the Company’s believes encompass a sufficiently narrow range of prices that are dictated upon factors of each agreement previously discussed above. Therefore, the Company’s relies on those transaction prices as the basis to allocate the stand-alone selling prices to the performance obligations of the agreement.

Most of the Company’s agreements contain a discount that is allocated to items within the agreement, whether they are performance obligations or not. Those items that are not performance obligations (e.g. quality system setup and start up fees) have the associated discount allocated to the transaction prices of the performance obligations evenly.

Recognize Revenue

An entity should recognize revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer. A good or service is transferred when (or as) the customer obtains control of that good or service. The adhesive patch kits are recognized at a point in time when shipped to the customer. The RNA extraction and analysis are recognized at a point in time when the extraction and analysis process is complete and the results are sent to the customer. The Company provides its project management service over the life of the agreement, providing equal benefit to the customer throughout the life of the project or study. Therefore, the revenue related to the Company’s project management fees is recognized straight-line over the life agreement.

Deferred Revenue and Remaining Performance Obligations

The Company records a deferred revenue liability if a customer pays consideration before the Company transfers a good or service to the customer. Deferred revenue primarily represents upfront milestone payments, for which consideration is received prior to goods/services are completed or delivered. Deferred revenue at September 30, 2019 and December 31, 2018 was $1.5 million and $1.6 million, respectively.

Remaining performance obligations include deferred revenue and amounts the Company expects to receive for goods and services that have not yet been delivered or provided under existing agreements. For agreements that have an original duration of one year or less, the Company has elected the practical expedient applicable to such agreements and does not disclose the remaining performance obligations at the end of each reporting period and when the Company expects to recognize this revenue. As of September 30, 2019, the estimated revenue expected to be recognized in future periods related to performance obligations that are unsatisfied for executed agreements with an original duration of one year or more was approximately $1.7 million. The Company expects to recognize revenue on the majority of these remaining performance obligations over the next two to three years.

Assay Revenue

The Company generates revenues from its Pigmented Lesion Assay (“PLA”) and Nevome services it provides to dermatologists in various states throughout the United States to assist in a clinician’s diagnosis of melanoma. The Company provides prescribing dermatologists with its adhesive sample collection kits to perform non-invasive skin biopsies of clinically ambiguous pigmented skin lesions on patients. Once the sample is collected by the healthcare clinician, it is returned to the Company’s CLIA laboratory for analysis. The patient RNA and deoxyribonucleic acid (“DNA”) is extracted from the adhesive patch collection kit and analyzed using gene expression technology to determine if the pigmented skin lesion contains certain genomic features indicative of melanoma. Upon completion of the gene expression analysis, a final report is drafted and provided to the dermatologists detailing the test results for the pigmented skin lesion indicating whether the sample collected is indicative of melanoma or not.

Contracts

The Company’s customer is the patient. However, the Company does not enter into a formal reimbursement agreement with a patient, as formal reimbursement agreements are more commonly established with insurance payers. Accordingly, the Company establishes an agreement with a patient in accordance with other customary business practices.

•	Approval of an agreement is established by the use of the Company’s adhesive patch kit on a patient by an ordering physician, which is then sent to the Company’s central lab for testing.

•

The Company is obligated to perform the Company’s laboratory services upon receipt of a sample from a physician, and the patient and/or applicable payer are obligated to reimburse us for services rendered based on the patient’s insurance benefits.

•	Payment terms are a function of a patient’s existing insurance benefits.

•

Once the Company delivers a patient’s test result to the ordering physician, the Company is legally able to collect payment and bill an insurer and/or patient, depending on payer agreement status or patient insurance benefit status.

•	The Company’s consideration is deemed to be variable, and the Company considers collection of such consideration to be probable to the extent that it is unconstrained.

Performance Obligations

A performance obligation is a promise in an agreement to transfer a distinct good or service (or a bundle of goods or services) to the customer. The customer is able to order a PLA test. However, a Nevome test cannot be ordered separately from the PLA test and it is contingent on being run only when a PLA test comes back positive on a sample. The Nevome test would not qualify as a distinct service. Therefore, the PLA test is recognized as a single performance obligation and the Nevome test, if rendered, is bundled with the single PLA performance obligation.

Transaction Price

The transaction price is the amount of consideration that the Company expects to collect in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). The consideration expected from an agreement with a customer may include fixed amounts, variable amounts, or both.

The consideration derived from the Company’s agreements is deemed to be variable, though the variability is not explicitly stated in any agreement. Rather, the implied variability is due to several factors, such as the amount of contractual adjustments, any patient co-payments, deductibles or patient compliance incentives, the existence of secondary payers and claim denials.

The Company estimates the amount of variable consideration using the expected value method, which represents the sum of probability-weighted amounts in a range of possible consideration amounts. When estimating the amount of variable consideration, the Company considers several factors, such as historical collections experience, patient insurance eligibility and payer reimbursement agreements.

The Company limits the amount of variable consideration included in the transaction price to the unconstrained portion of such consideration. In other words, the Company recognizes revenue up to the amount of variable consideration that is not subject to a significant reversal until additional information is obtained or the uncertainty associated with the additional payments or refunds is subsequently resolved. Differences between original estimates and subsequent revisions, including final settlements, represent changes in the estimate of variable consideration and are included in the period in which such revisions are made. Revenue recognized from changes in transaction prices was not material for the three and nine months ended September 30, 2019 and 2018, respectively.

The Company monitors its estimates of transaction price to depict conditions that exist at each reporting date. If the Company subsequently determines that it will collect more consideration than it originally estimated for an agreement with a patient, it will account for the change as an increase in the estimate of the transaction price (i.e., an upward revenue adjustment) in the period identified. Similarly, if the Company subsequently determines that the amount it expects to collect from a patient is less than it originally estimated, it will generally account for the change as a decrease in the estimate of the transaction price (i.e., a downward revenue adjustment), provided that such downward adjustment does not result in a significant reversal of cumulative revenue recognized.

When the Company does not have significant historical experience or that experience has limited predictive value, the constraint over estimates of variable consideration may result in no revenue being recognized upon delivery of a patient’s test result to the ordering physician, with recognition, generally occurring at the date of cash receipt.

Allocate the Transaction Price

The entire transaction price is allocated entirely to the single performance obligation contained within the agreement with a patient.

Recognize Revenue

The Company’s single performance obligation is satisfied at a point in time, and that point in time is defined as the date a patient’s successful test result is delivered to the patient’s ordering physician. The Company considers this date to be the time at which the patient obtains control of the final results of the promised test service.

If a Nevome test service is ordered and completed in conjunction with the Company’s PLA service, then the Company will recognize revenue upon the delivery of both final reports to the physician. The delivery of the Company’s Nevome test results is typically after the Company’s PLA results are delivered due to the circumstances of how the Company processes the Nevome test. However, this length in time is determined to not materially impact the final overall revenue recognition timing.

(c) Disaggregation of Revenue

The following tables present the Company’s revenues disaggregated by revenue source during the three months ended September 30, 2019 and 2018, respectively, and during the nine months ended September 30, 2019 and 2018, respectively (in thousands):

	Three Months Ended September 30,
	2019	2018
Assay Revenue
PLA Test	$385	$321
Contract Revenue
Adhesive Patch kits	101	103
RNA Extractions	—	144
Project Management Fees	79	55
Other	—	18

Total Revenue	$565	$641

	Nine Months Ended September 30,
	2019	2018
Assay Revenue
PLA Test	$905	$853
Contract Revenue
Adhesive Patch kits	436	323
RNA Extractions	200	396
Project Management Fees	232	154
Other	2	87

Total Revenue	$1,775	$1,813

(d) Contract Balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable and deferred revenue on the condensed consolidated balance sheets.

Generally, contract revenue has a majority of agreements in which the Company receives a substantial up-front payment upon various milestones over the life of the agreement. This results in deferred revenue and is relieved upon delivery of the applicable adhesive patch kits or RNA extraction results. Changes in accounts receivable and deferred revenue were not materially impacted by any other factors.

Deferred revenue balances are presented on the Company’s condensed consolidated balance sheets and were $1.5 million and $1.6 million as of September 30, 2019 and December 31, 2018, respectively.

(j)	Accounts Receivable

Contract Accounts Receivable

Contract accounts receivable are recorded at the net invoice value and are not interest bearing. The Company reserves specific receivables if collectability is no longer reasonably assured, and as of September 30, 2019, the Company did not maintain any reserve over contract receivables as they deal with large established credit worthy customers. The Company re-evaluates such reserves on a regular basis and adjusts its reserves as needed. Once a receivable is deemed to be uncollectible, such balance is charged against the reserve. The Company recorded $0.5 million and $0.3 million of contract accounts receivable as of September 30, 2019 and December 31, 2018, respectively.

Assay Accounts Receivable

Due to the nature of the Company’s assay revenue, it can take a significant amount of time to collect upon billed PLA services. The Company prepares an analysis on reimbursement collections and data obtained for each financial reporting period to determine the amount of receivables to be recorded relating to PLA services performed in the applicable period. The Company accrues an allowance for doubtful accounts against its accounts receivable when it is probable that an account is not collectible, based on write off history, credit risk of specific accounts, aging analysis and other information available on specific accounts. The Company generally does not perform evaluations of customers’ financial condition and generally does not require collateral. Accounts receivable are written off when all efforts to collect the balance have been exhausted. Historically, the Company’s bad debt expense has not been significant. Adjustments for implicit price concessions attributable to variable consideration are incorporated into the measurement of the accounts receivable balances and are not part of the allowance for doubtful accounts. The Company recorded $0.4 million and $0.3 million of gross assay accounts receivable as of September 30, 2019 and December 31, 2018, respectively. In addition, the Company established an allowance for doubtful accounts of $0.1 million and $0.1 million as of September 30, 2019 and December 31, 2018, respectively.

(k)	Freight and Shipping Costs

The Company records outbound freight and shipping costs for its contract and assay revenues in cost of revenues.

(l)	Comprehensive Income (Loss)

Comprehensive income/(loss) is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss was the same as its reported net loss for all periods presented.

(m)	Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment.

(n)	Net Loss Per Share

Basic and diluted net loss per common share is determined by dividing net loss applicable to common shareholders by the weighted average common shares outstanding during the period. Because there is a net loss attributable to common shareholders during the three and nine months ended September 30, 2019 and 2018, the outstanding common stock warrants, stock options, restricted stock units and preferred stock have been excluded from the calculation of diluted loss per common share because their effect would be anti-dilutive. Therefore, the weighted average shares used to calculate both basic and diluted loss per share are the same. Diluted net loss per common share for the three and nine months ended September 30, 2019 excludes the effect of anti-dilutive equity instruments including 615,385 shares of common stock issuable upon conversion of the Company’s preferred stock, 4,226,785 shares of common stock issuable upon the exercise of outstanding common stock warrants and 964,995 shares of common stock issuable upon the exercise stock options and release of restricted stock units. Diluted net loss per common share for the three months ended September 30, 2018 excludes the effect of anti-dilutive equity instruments including 1,524,122 shares of common stock issuable upon conversion of the Company’s preferred stock, 1,435,315 shares of common stock issuable upon the exercise of outstanding warrants and 982,760 shares of common stock issuable upon the exercise stock options and release of restricted stock units. The Company did not consider a two-class method of earnings (loss) per share given that the Company’s convertible participating securities do not participate in losses.

(o)	Stock-Based Compensation

Compensation costs associated with stock option awards and other forms of equity compensation are measured at the grant-date fair value of the awards and recognized over the requisite service period of the awards on a straight-line basis.

The Company grants stock options to purchase common stock to employees with exercise prices equal to the fair market value of the underlying stock, as determined by the board of directors, management and outside valuation experts prior to the Business Combination. The board of directors and outside valuation experts determine the fair value of the underlying stock by considering a number of factors, including historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s debt holders and preferred stockholders, and the lack of liquidity of the Company’s common stock. Subsequent to the close of the Business Combination, the fair market value of stock options is based on the closing stock price on the grant date.

The fair value of each stock option award is estimated using the Black-Scholes-Merton valuation model. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line method. The expected term of options is based on the simplified method which defines the expected term as the average of the contractual term of the options and the weighted average vesting period for all option tranches. The expected volatility of stock options is based upon the historical volatility of a number of related publicly traded companies in similar stages of development. The risk-free interest rate is based on the average yield of U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards. The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future.

The Company accounts for stock options to non-employees using the fair value approach. The fair value of these options is measured using the Black-Scholes-Merton option pricing model, reflecting the same assumptions applied to employee options, other than expected life, which is assumed to be the remaining contractual life of the award. Options that are granted to employees have a requisite service period of four years. Equity instruments awarded to non-employees are periodically re-measured as the underlying awards vest unless the instruments are fully vested, immediately exercisable, and non-forfeitable on the date of grant.

Restricted stock units (“RSUs”), are considered restricted stock. The fair value of restricted stock is equal to the fair market value of the underlying stock, as determined by the board of directors, management and input from outside valuation experts prior to the Business Combination. Subsequent to the close of the Business Combination, the fair market value of RSUs is based on the closing stock price on the grant date. The Company recognizes stock-based compensation expense based on the fair value on a straight-line basis over the requisite service periods of the awards, taking into consideration estimated forfeitures. RSUs that are granted to employees have a requisite service period between two and four years.

The fair value of each option for employees was estimated on the date of grant using the following assumptions:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Assumed risk-free interest rate	1.68%	2.77%	1.68% - 2.50%	2.46% - 2.94%
Assumed volatility	73.50%	77.27%	73.20% - 73.50%	77.27% - 78.25%
Expected option term	6.02 years	6.02 years	6.02 - 6.08 years	5.76 - 6.04 years
Expected dividend yield	—	—	—	—

The Company recorded stock-based compensation expense for employee options, RSUs, common stock warrants, and consultant options of $0.7 million and $0.2 million for the three months ended September 30, 2019 and 2018, respectively and $1.2 million and $0.7 million for the nine months ended September 30, 2019 and 2018, respectively. The total compensation cost related to non-vested awards not yet recognized at September 30, 2019 was $0.5 million, which is expected to be recognized on a straight-line basis over a weighted average term of 2.47 years.

(p)	Derivative Liability

From time-to-time, the Company may issue convertible notes that contain embedded features that require derivative accounting including the determination of the fair value of the financial instruments at the execution of the contract and the change in such fair values through each reporting period until such time the liability is extinguished. The Company’s convertible notes, as further discussed in Note 3, have embedded derivatives that required bifurcation from the host instrument.

(q)	Fair Value Measurements

The Company uses a three-tier fair value hierarchy to prioritize the inputs used in the Company’s fair value measurements. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions. There were no other assets or liabilities that were measured at fair value on a recurring basis as of September 30, 2019. The following table provides a summary of the assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2018 (in thousands):

Fair Value Measurements at Reporting Date Using

	December 31, 2018
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative liability	$—	$—	$2,880	$2,880

Total liabilities	$—	$—	$2,880	$2,880

The fair value of the derivative liability was determined based on a probability weighted valuation model of the various embedded features of the Company’s outstanding convertible debt. The fair value is subjective and is affected by changes in inputs to the valuation model including management’s assumptions regarding estimates of timing and the probability of each embedded conversion feature occurring. An initial fair value valuation was performed at each date of issuance of the outstanding convertible debt and subsequently remeasured as of August 29, 2019, which was the date the convertible debt converted to common stock. The accumulated change in fair value between measurement dates was determined to be a $0.1 million and $0.4 million loss for the three and nine months ended September 30, 2019, respectively, which was recognized as Other expense within the condensed consolidated Statement of Operations and Comprehensive Loss. As the convertible debt converted to common stock, this conversion eliminated the derivative liability on August 29, 2019. Changes in these assumptions can materially affect the fair value.

There were no other assets or liabilities that were measured at fair value on a recurring basis as of September 30, 2019 and December 31, 2018. The Company believes the carrying amount of cash and cash equivalents, accounts payable and accrued expenses approximate their estimated fair values due to the short-term nature of these accounts.

(r)	Accounting Pronouncement Recently Adopted

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which will supersede virtually all existing revenue guidance. Under this standard, an entity is required to recognize revenue upon transfer of promised goods or services to customers in an amount that reflects the expected consideration received in exchange for those goods or services. As such, an entity will need to use more judgment and make more estimates than under the current guidance. This standard should be applied retrospectively either to each prior reporting period presented in the condensed consolidated financial statements, or only to the most current reporting period presented in the condensed consolidated financial statements with a cumulative effect adjustment recorded in retained earnings. In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” which clarifies the principal versus agent guidance in the new revenue recognition standard. In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing,” which clarifies the guidance on accounting for licenses of intellectual property and identifying performance obligations in the new revenue recognition standard. In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients,” which does not change the core principles of the guidance in Topic 606, but further clarifies and improves various narrow aspects of Topic 606. In December 2017, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” which clarifies the codification and corrects unintended application of Topic 606. These new standards are effective for interim and annual periods beginning after December 15, 2018 and early adoption is permitted.

The Company adopted the standard as of January 1, 2019 utilizing the modified retrospective approach. Further information regarding the standard is discussed in Note 1(i) Revenue Recognition. As a result of adoption, the Company made a $45,000 adjustment to accumulated deficit to account for prior year contract revenue amounts being lower under ASC 606. The Company noted no material impact associated with the adoption of ASC 606 on assay revenue.

(s)	Accounting Pronouncements Issued But Not Yet Effective

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets, and to recognize on the income statement the expenses in a manner similar to current practice. In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic 842, Leases” and ASU 2018-11, “Leases (Topic 842): Targeted Improvements”, which improves the clarity of the new lease standard and corrects unintended application of the guidance. In December 2018, the FASB issued ASU 2018-20, “Narrow-Scope Improvements for Lessors”, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. In March 2019, the FASB issued ASU 2019-01, “Lease (Topic 842): Codification Improvements”, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing essential information about leasing transactions. This new standard is effective for interim and annual periods beginning January 1, 2020 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements.

In June 2019, the FASB issued ASU 2018-07, “Compensation-Stock Compensation (Topic 718)—Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies accounting for nonemployee share-based payment transactions resulting from expanding the scope of Topic 718, Compensation—Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. This new standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which modified the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. This new standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements.

2. Balance Sheet Details

Condensed consolidated balance sheet details are as follows (in thousands):

	September 30, 2019	December 31, 2018
Prepaid expenses and other current assets:
Prepaid insurance	$1,281	$2
Prepaid trade shows	94	19
Other current assets	24	5

Total prepaid expenses and other current assets	$1,399	$26

Property and equipment, gross:
Laboratory equipment	$343	$314
Computer equipment	9	3
Furniture and fixtures	34	34
Leasehold improvements	32	14

Total property and equipment, gross	418	365
Less accumulated depreciation	(208)	(150)

Total property and equipment, net	$210	$215

	September 30, 2019	December 31, 2018
Accrued liabilities:
Accrued consulting services	$40	$23
Accrued interest	—	164
Deferred rent	85	85
Other accrued expenses	46	14

Total accrued liabilities	$171	$286

Accrued compensation:
Accrued paid time off	$350	$234
Accrued bonus and deferred compensation	471	246
Accrued severance	278	—

Total accrued compensation	$1,099	$480

3. Debt

Wilson, Sonsini, Goodrich & Rosati Note

On January 7, 2016, DermTech Operations converted $0.6 million of its accounts payable due to Wilson, Sonsini, Goodrich & Rosati (DermTech Operations’ general legal counsel) into a three-year promissory note bearing 3% interest and maturing on January 7, 2019, or earlier under certain circumstances. There were no principal payments due until the note reached maturity. On October 25, 2017, DermTech Operations amended and restated its promissory note with Wilson, Sonsini, Goodrich & Rosati by paying down $0.1 million on the principal balance of the note while extending its maturity date to January 7, 2020, or earlier under certain circumstances, at a continued interest rate of 3%. The Company recorded $3,000 and $4,000 of interest expense relating to this note payable during the three months ended September 30, 2019 and 2018, respectively, and $11,000 and $12,000 for the nine months ended September 30, 2019 and 2018, respectively. On September 16, 2019, the Company paid all outstanding principal and accrued interest in the amount of $0.6 million on this note payable.

2018 Convertible Bridge Notes

From August to November 2018, DermTech Operations issued $6.8 million aggregate principal amount of convertible bridge notes (“2018 Bridge Notes”), resulting in $6.6 million in net proceeds. The 2018 Bridge Notes carried a 10% interest rate and matured on March 31, 2019. Since the 2018 Bridge Notes were not paid or converted by March 31, 2019, the interest rate increased to 15%.

The 2018 Bridge Notes were subject to automatic conversion into equity securities of DermTech Operations at the closing of a single capital raising transaction or series of related capital raising transactions in which DermTech Operations issued equity securities with aggregate gross proceeds to DermTech Operations of at least $20 million (“Qualified Financing”) that occurred on or prior to the maturity date. Upon automatic conversion of these 2018 Bridge Notes, the note holders were entitled to receive shares of DermTech Operations’ equity securities equal to the quotient obtained by dividing the unpaid principal amount of these 2018 Bridge Notes plus interest accrued but unpaid by the lesser of:

1)	the lowest price per share of the new stock paid in the Qualified Financing by investors multiplied by 70%.

2)

the price per share obtained by dividing $45 million by DermTech Operations’ fully-diluted capitalization immediately prior to such Qualified Financing assuming exercise or conversion of all outstanding options and issuance of all outstanding restricted stock unit awards, including all shares of common stock reserved and available for future grant under any equity incentive plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Qualified Financing, but excluding any shares issuable upon exercise of the DermTech Operations’ outstanding common stock warrants or conversion of the 2018 Bridge Notes.

In the event DermTech Operations consummated, on or before the maturity date, an equity financing pursuant to which it sold shares of equity in a transaction that did not constitute a Qualified Financing, then the note holders had the option, but not the obligation, to elect to treat such equity financing as a Qualified Financing on the same terms set forth in these 2018 Bridge Notes.

In addition, the note holders could have elected to convert at any time all of the outstanding principal balance under these 2018 Bridge Notes, together with any accrued but unpaid interest, into shares of the DermTech Operations’ Series C Preferred Stock (“Optional Conversion”). Upon Optional Conversion of these notes, the note holders were entitled to receive a number of shares of DermTech Operations’ Series C Preferred Stock equal to the quotient obtained by dividing the unpaid principal amount of these notes plus interest accrued but unpaid by $9.54, subject to adjustment upon certain events. The note holders would have also received common stock warrants, in substantially the same form as the common stock warrants issued to any purchasers of DermTech Operations’ Convertible Series C Preferred Stock.

In the event of a Change of Control (as defined in the 2018 Bridge Note agreements) transaction prior to the payment in full or conversion of these 2018 Bridge Notes, then the note holders could have elected to either:

1)	effect the Optional Conversion feature, as discussed above, or

2)

demand payment of the outstanding principal amount and the current accrued but unpaid interest of these 2018 Bridge Notes (“Base Amount”) plus an amount equal to the Base Amount multiplied by a specified percentage.

Several of the embedded features of the 2018 Bridge Notes were identified as meeting the criteria of a derivative and ultimately bifurcated from the host contract. DermTech Operations accounted for this by separating the derivative component of the 2018 Bridge Notes as a derivative liability on the condensed consolidated balance sheet. DermTech Operations assigned a value to the debt component of the 2018 Bridge Notes equal to the difference between the estimated fair value of the 2018 Bridge Notes with and without the conversion features, which resulted in DermTech Operations recording the 2018 Bridge Notes at a discount. The total debt discount amount as of the respective date of issuance of the 2018 Bridge Notes was determined to be $2.5 million. DermTech Operations amortized the debt discount over the contractual life (i.e., March 31, 2019) of the 2018 Bridge Notes as additional non-cash interest expense utilizing the effective interest method. At each financial reporting period, DermTech Operations remeasured the fair value of the embedded features bifurcated from the 2018 Bridge Notes (i.e., the derivative liability) and changes in the fair value are recognized in earnings. Losses relating to the change in fair value of the derivative liability recognized as other expense on the Statement of Operations were $0.1 million and $0 for the three months ended September 30, 2019 and 2018, respectively, and were $0.4 million and $0 for the nine months ended September 30, 2019 and 2018, respectively.

On May 23, 2019, DermTech Operations and the various convertible 2018 Bridge Note holders agreed to amend the outstanding convertible notes that were issued in the last half of 2018. As part of the amendment, the maturity dates of the notes were extended to the earliest of (i) September 24, 2019; (ii) the occurrence of an Event of Default (as defined in the 2018 Bridge Notes); (iii) the consummation of a liquidation or dissolution of DermTech Operations (iv) a Liquidation Transaction (as defined in the 2018 Bridge Notes); or (v) the consummation of a merger with or into the Company or any of its subsidiaries.

In addition, immediately prior to the consummation of a DermTech Operations merger with or into the Company or any of its subsidiaries substantially on the terms contemplated as of the date of the amendment to the outstanding convertible notes on or before September 24, 2019 (a “Qualifying Merger”), the outstanding principal amount of and all accrued but unpaid interest on each of the convertible notes would automatically be converted into shares of the DermTech Operations’ common stock at a price per share equal to 70% of the Merger Consideration. For purposes of the preceding sentence, the “Merger Consideration” means (i) the lesser of $6.46 and (ii) the offering price per share of the private investment in public equity (“PIPE”) transaction to be consummated concurrently with the consummation of the Qualifying Merger multiplied by the Conversion Ratio. For the purposes of the preceding sentence, the “Conversion Ratio” means the quotient resulting from dividing 8,000,000 by the number of fully diluted shares of the Company as of immediately after the conversion of the notes.

This new embedded Qualifying Merger feature of the 2018 Bridge Notes was identified as meeting the criteria of a derivative and ultimately bifurcated from the host contract with the previously identified embedded features that met the criteria of being a derivative. In addition, this amendment was accounted for as a debt modification of the existing 2018 Bridge Notes.

2019 Convertible Bridge Notes

Between June 5th and June 10th, 2019, DermTech Operations issued additional convertible bridge notes (the 2019 Bridge Notes”) to existing investors for aggregate gross proceeds of $2.6 million. These convertible bridge notes carried an interest rate of 10% and matured after the earliest to occur of: (i) September 25, 2019; (ii) the occurrence of an Event of Default; (iii) the consummation of a liquidation or dissolution of DermTech Operations; (iv) a Liquidation Transaction; or (v) the consummation of a merger of DermTech Operations with Merger Sub, a subsidiary of the Company, in accordance with the Merger Agreement.

The unpaid principal amount of these convertible bridge notes together with any interest accrued but unpaid thereon, would automatically be converted into shares of DermTech Operations’ common stock immediately prior to the consummation of a Qualifying Merger. Upon the conversion of these notes, the note holders were entitled to receive a number of shares of DermTech Operations’ common stock equal to the quotient obtained by dividing (i) the unpaid principal amount of these notes plus interest accrued but unpaid thereon, by (1) if the Qualifying Merger consummates prior to the maturity date, the lesser of (x) $5.80 and (y) 90% of the Merger Consideration (as defined below), or (2) if the Qualifying Merger consummates on or after the maturity date, the lesser of (x) $4.51 and (y) 70% of the Merger Consideration. For purposes of the preceding sentence, the “Merger Consideration” means the offering price per share of the PIPE transaction between Constellation and the investors thereto, consummated substantially concurrently with the consummation of the Qualifying Merger, multiplied by the Conversion Ratio (as defined below). For purposes of the preceding sentence, the “Conversion Ratio” means the quotient resulting from dividing 8,000,000 by the number of the Company’s fully diluted shares immediately prior to the consummation of the Qualifying Merger, assuming exercise of all outstanding options, issuance of all common stock underlying outstanding restricted stock unit awards, exercise of all outstanding warrants, and conversion of all outstanding convertible promissory notes, including these notes and any other note of substantially the same form, but excluding all shares of DermTech Operations’ common stock reserved and available for future grant under any equity incentive or similar plan of DermTech Operations, and in each case as adjusted for stock splits, combinations and similar transactions, all calculated in accordance with the final allocation schedule delivered in connection with the Qualifying Merger.

In addition to the Qualifying Merger feature, the 2019 Bridge Notes were issued with the same embedded features as the 2018 Bridge Notes, as discussed above, prior to the May 23, 2019 amendment. Several of the embedded features of the 2019 Bridge Notes were identified as meeting the criteria of a derivative and ultimately bifurcated from the host contract. DermTech Operations accounted for this by separating the derivative component of the 2019 Bridge Notes as a derivative liability on the condensed consolidated balance sheet. The Company assigned a value to the debt component of the 2019 Bridge Notes equal to the difference between the estimated fair value of the 2019 Bridge Notes with and without the conversion features, which resulted in DermTech Operations recording the 2019 Bridge Notes at a discount. The total debt discount amount as of the respective date of issuance of the 2019 Bridge Notes was determined to be $0.3 million. DermTech Operations amortized the debt discount over the contractual life (i.e., September 25, 2019) of the 2019 Bridge Notes as additional non-cash interest expense utilizing the effective interest method. At each financial reporting period, DermTech Operations remeasured the fair value of the embedded features bifurcated from the 2019 Bridge Notes (i.e., the derivative liability) and changes in the fair value were recognized in earnings. For the three and nine months ended September 30, 2019 and 2018, the Company recognized losses of $11,000 and $0, respectively, and $14,000 and $0, respectively, on the change in fair value of the derivative liability recognized as other expense on the condensed consolidated Statement of Operations and Comprehensive Loss.

Exchange of Convertible Debt for Common Shares

On August 29, 2019, immediately prior to the completion of the Business Combination, all unpaid principal and interest on the 2019 Bridge Notes and the 2018 Bridge Notes (collectively, the “Bridge Notes”) was converted into 2,267,042 common shares of DermTech Operations.

The conversion of the Bridge Notes debt for common shares of DermTech Operations was accounted for as an extinguishment of the Bridge Notes. The conversion resulted in DermTech Operations having legally settled the debt obligations. DermTech Operations’ equity was increased by the settlement-date fair value of the common shares issued. Certain bifurcated embedded derivative instruments also were settled as part of the transaction.

The net carrying amounts of the Bridge Notes, including remaining unamortized debt discount and issuance costs, and the bifurcated embedded derivative liability were extinguished on the date of the Business Combination. A gain on debt extinguishment of $0.9 million was recognized, which represented the unamortized debt discounts and issuance costs remaining at the time of the debt extinguishment.

The following table summarizes information about the liability components the Company’s 2018 Bridge Notes (in thousands):

2018 Bridge Notes	September 30, 2019	December 31, 2018
Principal amount outstanding	$—	$6,800
Unamortized discount and issuance costs	—	(1,781)

Total current convertible notes payable, net	$—	$5,019

There was no liability balance for the Company’s 2019 Bridge Notes as of September 30, 2019 and December 31, 2018.

4. Stockholders’ Equity

(a)	Classes of Stock

The Company’s amended and restated certificate of incorporation authorizes it to issue 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. Both classes of stock have a par value of $0.0001 per share.

Pursuant to the Business Combination, the Company issued shares of its common stock to DermTech Operations common stockholders, at an exchange ratio of approximately 1.16 shares of the Company’s common stock for each share of DermTech Operations common stock. In connection with and immediately following the Business Combination, the Company filed a certificate of amendment to its amended and restated certificate of incorporation to affect a one-for-two reverse stock split of its common stock. All stock information presented throughout this document have been adjusted to reflect these capital structure changes.

(b)	Series C Convertible Preferred Stock Financing

In an effort to raise additional capital, DermTech Operations conducted a Series C Convertible Preferred Stock private offering in August of 2016 for a total offering amount of $15 million at a price per share of $9.54. During 2017, 559,849 shares of Series C Convertible Preferred Stock were issued for gross cash proceeds of $5.3 million, reduced by issuance costs of $0.4 million. In addition, 102,740 common stock warrants were issued with this offering, exclusive of compensatory warrants issued to the placement agent. During 2018, 506,538 shares of Series C Convertible Preferred Stock were issued for gross cash proceeds of $4.8 million, reduced by issuance costs of $0.3 million.

On May 23, 2019, DermTech Operations agreed to an amendment with the Series C Convertible Preferred Stockholders that immediately prior the consummation of a merger with or into the Company or any of its subsidiaries on or before September 24, 2019, the outstanding Series C Convertible Preferred Stock would convert into common stock at a one to one ratio in accordance with DermTech Operations’ amended and restated certificate of incorporation. Immediately prior to the completion of the Business Combination, each share of Series C Convertible Preferred Stock of DermTech Operations outstanding as of such time was automatically converted into one share of common stock of DermTech Operations. The following were the features of the Series C Convertible Preferred Stock of DermTech Operations immediately prior to the close of the Business Combination:

Preferred Dividends

Holders of Series C Convertible Preferred Stock were entitled to non-cumulative dividends at a rate of 6% per share of the initial purchase price when and if declared by the board of directors. Any additional dividends shall be distributed to the common shareholders.

Preferred Liquidation Preference

Series C Convertible Preferred Stock was entitled to a per share liquidation preference equal to the initial purchase price plus declared but unpaid dividends. In the event of a liquidation transaction, holders of Series C Convertible Preferred Stock were entitled to receive prior and in preference to any distribution to common stock shareholders.

Redemption

Series C Convertible Preferred Stock did not contain any mandatory redemption features. The Company’s convertible preferred stock had been classified as temporary equity in the accompanying condensed consolidated balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or transfer of control of the Company. The Company had determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty, at the time such convertible preferred stock was outstanding, as to whether or when such events would occur.

Conversion

Series C Convertible Preferred Stock was convertible into common stock at a rate calculated by dividing the initial purchase price by the conversion price. The initial conversion price was equal to the initial purchase price. Under this conversion feature, each share of Series C Convertible Preferred Stock was convertible at the option of the holder or automatically into fully paid, non-assessable shares of common stock at the then effective conversion price for such share immediately upon the earlier of (i) the closing of a public offering of the Company’s common stock involving aggregate proceeds of at least $15 million prior to underwriting discounts, commissions and other expense, and a per share price of at least $19.08 (as adjusted for stock splits, stock dividends, reclassifications and the like); or (ii) the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Series C Convertible Preferred Stock voting together as a single class.

Voting Rights

Each holder of common stock is entitled to one vote per share held. Each holder of Series C Convertible Preferred Stock was entitled to the number of votes equal to the number of common shares into which their holdings could be converted. Pursuant to the terms of a voting agreement, preferred and common stockholders voted together as a single class on an as-if-converted basis on all matters including the election of all members of the board of directors.

(c)	Series A Convertible Preferred Stock Financing

In connection with the PIPE transaction and on August 29, 2019, immediately following the completion of the Business Combination, the Company filed a Certificate of Designation of Preferences, Rights and Limitations for the Company’s Series A Convertible Preferred Stock. An aggregate of 1,231 shares of Series A Convertible Preferred Stock for an aggregate purchase price of $4.0 million was issued to certain accredited investors.

Preferred Dividends

Holders of Series A Convertible Preferred Stock are entitled to receive dividends on an as-converted basis equal to and in the same form as dividends paid on shares of the Company’s common stock when, as and if these dividends are paid on the Company’s common stock.

Preferred Liquidation Preference

Holders of Series A Convertible Preferred Stock will participate pari passu with the holders of the Company’s common stock on an as-converted basis in the event of dissolution, liquidation or winding up of the Company.

Redemption

Series A Convertible Preferred Stock does not contain any mandatory redemption features. The Company’s convertible preferred stock has been classified as temporary equity in the accompanying condensed consolidated balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in beneficial ownership events outside of the Company’s control. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such events would occur.

Conversion

Each share of the Company’s Series A Convertible Preferred Stock is convertible into shares of the Company’s common stock at a conversion price per share equal to $6.50, provided that in no event may any shares of the Company’s Series A Convertible Preferred Stock be convertible if the conversion would result in the holder beneficially owning more than 9.99% of the Company’s then-outstanding shares of common stock.

Voting Rights

The shares of the Company’s Series A Convertible Preferred Stock have no voting rights, except with respect to certain protective provisions set forth in the Series A Certificate of Designation relating to the powers, preferences and rights of such shares.

(d)	Accelerated Vesting in Association with Business Combination

On January 4, 2019, in contemplation of the Business Combination (refer to Note 8), DermTech Operations modified certain provisions of its stock-based compensation awards to all employees and certain non-employees to accelerate the vesting period for various outstanding stock awards.

In connection with the modifications, the incremental fair value of certain unvested stock option grants was measured at the date of the modification. For any options in which the fair value immediately after the modification was lower than the fair value immediately prior to the modification, no additional compensation expense was or will be recognized. For options in which the fair value increased as a result of the modification and the award was not fully vested, the incremental fair value will be recognized as an expense over the remaining service period. For options that were modified and became fully vested as a result of the accelerated vesting, the Company recognized an expense for the remaining unrecognized grant date fair value. As a result of the accelerated vesting, the Company recognized stock-based compensation expense of $0.4 million related to this modification.

(e)	Warrants

Public Warrants

The Company previously issued 14,936,250 warrants to purchase common stock in public and private placement offerings which were consummated on June 23, 2017 (the “Public Warrants”). The Public Warrants have a five year life from the date the Business Combination was consummated and every four Public Warrants entitle the holder to purchase one share at an exercise price of $23.00 per whole share (as adjusted for the Reverse Stock Split). Outstanding Public Warrants totaled 14,936,250 at both September 30, 2019 and December 31, 2018.

Series C Warrants

In connection with DermTech Operations’ Series C Preferred Stock financing, investors that purchased at least $1 million of Series C Convertible Preferred Stock in a single closing received a three-year warrant to purchase common shares at an exercise price of $9.54 in the amount equal to 20% of shares of Series C Preferred Stock purchased. Outstanding Series C warrants totaled 229,222 and 292,119 at September 30, 2019 and December 31, 2018, respectively.

Placement Agent Warrants

In connection with several of DermTech Operations’ financings that took place between 2015 and 2018, DermTech Operations engaged a registered placement agent to assist in marketing and selling of common and preferred units. From 2015 to 2016, 168,522 seven-year warrants were issued to purchase one common share at an exercise price of $8.68. From 2016 to 2018, 72,695 seven-year warrants were issued to purchase one common share at an exercise price of $9.54. Outstanding placement agent warrants totaled 241,180 at both September 30, 2019 and December 31, 2018.

(f)	Stock-Based Compensation

In connection with the Business Combination, the Company adopted DermTech Operations’ Amended and Restated 2010 Stock Option Plan (the “Plan”), which provides for the granting of incentive and non-statutory stock options and restricted stock purchase rights and bonus awards. Under the Plan, incentive and non-statutory stock options may be granted at not less than 100% of the fair market value of the Company’s common stock on the date of grant. For incentive stock options granted to a ten percent shareholder under the Plan, the exercise price shall not be less than 110% of the fair market value of a share of stock on the effective date of grant. DermTech Operations initially reserved 1.0 million shares of common stock for issuance to its employees, non-employee directors and consultants. The Plan includes a provision which annually increases the amount of common stock reserved for issuance under the Plan. The reserved shares for issuance increased by 203,263 and 255,415 shares for the years ended December 31, 2018 and 2017, respectively. The contractual term of options granted under the Plan is ten years. Vesting provisions vary based on the specific terms of the individual option awards. 18,197 and 0.7 million options remain available for future grant under the Plan as of September 30, 2019 and December 31, 2018, respectively.

Management Warrants

Warrants to purchase DermTech Operations common stock were issued to executive officers of DermTech Operations in lieu of issuing certain stock options (the “Management Warrants”). The Management Warrants were assumed by the Company in connection with the Business Combination. The Management Warrants have a ten year life and are exercisable for Company common stock at $1.08 per common share. The Management Warrants vest monthly over a four-year period. Outstanding Management Warrants totaled 22,320 at September 30, 2019 and December 31, 2018.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following at September 30, 2019 and December 31, 2018 (in thousands):

	September 30, 2019	December 31, 2018
Warrants to purchase common stock	493	1,177
Public Warrants to purchase common stock*	3,734	3,734
Stock options issued and outstanding	499	535
Restricted stock units issued and outstanding	465	466
Authorized for future option grants	18	689

Total common stock reserved for future issuance	5,209	6,601

*	Public Warrants are presented as four Public Warrants are needed to purchase one share of common stock.

5. Income Taxes

The Company has reported net losses since inception and therefore, the minimum provision for state income taxes has been recorded. The federal statutory rate was 21% at September 30, 2019 and December 31, 2018, respectively, and the effective income tax rate for the Company’s provision for income taxes was 0% at September 30, 2019, and December 31, 2018, respectively.

The utilization of NOL and tax credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that have occurred previously or may occur in the future. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, (“IRC”), a corporation that undergoes an ownership change may be subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes otherwise available to offset future taxable income and/or tax liability. An ownership change is defined as a cumulative change of 50% or more in the ownership positions of certain stockholders during a rolling three-year period. The Company has not completed a formal study to determine if any ownership changes within the meaning of IRC Section 382 and 383 have occurred. If an ownership change has occurred, the Company’s ability to use its NOL or tax credit carryforwards may be restricted, which could require the Company to pay federal or state income taxes earlier than would be required if such limitations were not in effect.

The Company conducts intensive research and experimentation activities, generating research tax credits for federal and state purposes under IRC Section 41. The Company has not performed a formal study validating these credits claimed in the tax returns. Once a study is prepared, the amount of R&D, tax credits available could vary from what was originally claimed on the tax returns.

During 2018 and 2019, DermTech Operations issued convertible bridge notes that required bifurcation of embedded derivatives for financial statement purposes. As such deferred taxes were established for both the host instrument and the bifurcated embedded derivatives. Although the deferred tax balances offset at issuance, they will differ as the bifurcated embedded derivatives will be marked to fair value on an ongoing basis while the debt discount will be accounted for under the effective interest method.

Due to the net operating loss carryforwards, the U.S. federal and state returns are open to examination for all years since inception.

Business Combination Tax Implications

In connection with the Business Combination, the Company changed its jurisdiction of incorporation from the British Virgin Islands to the State of Delaware. This reincorporation constituted a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the IRC. The IRC provides that corporations and shareholders do not recognize gain with respect to certain qualifying reorganizations. To satisfy the requirements for this nonrecognition benefit, a transaction must meet one of the statutory definitions of a “reorganization” set forth in IRC Section 368(a)(1). IRC Section 368(a)(1)(F) provides that a reorganization includes a mere change in identity, form, or place of organization. As a result of the reincorporation, the Company will be treated as a U.S. corporation for federal income tax purposes.

For federal income tax purposes, the Business Combination qualified as a reverse triangular merger within the meaning IRC Sections 368(a) and 368(a)(2)(E). Additionally, the Company, Merger Sub, and DermTech Operations are all parties to the reorganization under IRC Section 368(b). As the transaction qualifies as reorganization under IRC Section 368(a), there are no tax consequences to either DermTech Operations or the Company and all tax attributes retain carryover basis.

6. Commitments and Contingencies

Operating Leases

In January 2013, DermTech Operations entered into a non-cancelable lease agreement for its operating facilities. In January 2014, DermTech Operations signed an amendment to the lease to extend the term through January 2017. In November 2016, DermTech Operations signed a second amendment to the lease to extend the term through March 2022. In August 2019, DermTech Operations signed a third amendment to the lease to add additional space, and in September 2019, the Company signed a fourth amendment to the lease to add additional space. In connection with the Business Combination, the Company assumed all obligations under the lease, as amended, from DermTech Operations. The Company records rent expense on a straight line basis over the life of the lease and the difference between the average rent expense and cash payments for rent is recorded as deferred rent and is included in accrued liabilities on the condensed consolidated balance sheet.

Rent and associated common area maintenance expense totaled $0.2 million and $0.2 million for the three months ended September 30, 2019 and 2018, respectively, and $0.5 million and $0.5 million for the nine months ended September 30, 2019 and 2018, respectively.

Future minimum operating lease payments for the operating facilities as of September 30, 2019 were (in thousands):

Remainder of 2019	$142
2020	582
2021	599
2022	153

Total future minimum lease payments	$1,476

Deferred Underwriting Fees

In connection with the execution of the Merger Agreement, the Company, DermTech Operations and Cowen and Company, LLC (“Cowen”) entered into a letter agreement, dated May 29, 2019, (the “Deferred Underwriting Fee Assignment Agreement”), pursuant to which the Company agreed to assign to DermTech Operations, and DermTech Operations agreed to assume, the Company’s obligations under the Underwriting Agreement, dated as of June 19, 2017 (the “Underwriting Agreement”), by and among the Company and Cowen. On September 4, 2019, the Company, DermTech Operations and Cowen amended the Deferred Underwriting Fee Assignment Agreement, pursuant to which the Company paid Cowen $0.8 million for the reduction of the balance owed by the Company to Cowen under the Underwriting Agreement to $1.4 million.

Pursuant to the terms of the Deferred Underwriting Fee Assignment Agreement, as amended, if the Company raises at least $15.0 million in proceeds received from equity financings consummated prior to the one-year anniversary of the Business Combination, excluding the proceeds received from any financing consummated prior to or simultaneous with the Business Combination, then the Company will pay to the underwriters $1.4 million within one week of the one-year anniversary of the Business Combination. If the Company fails to raise such funds by the one-year anniversary of the Business Combination, then then Company will pay to the Underwriters $0.7 million within one week of the one-year anniversary of the Business Combination, and Cowen will have the option to extend the Company’s payment deadline for the remaining balance of $0.7 million or receive $0.7 million in value of the Company’s common stock (the “Equity Payment”) based on the then fair market value of the Company’s common stock. The Company’s payment to the Underwriters of $1.4 million, or its payment of $0.7 million plus the Equity Payment, in either case, shall satisfy the Company’s obligation to pay Cowen the deferred underwriting fees in full, and no further payment of any kind shall be required of the Company in connection with the deferred underwriting fees.

Legal Proceedings

The Company is not currently party to any material legal proceedings.

7. Retirement Plan

The Company has an IRC Section 401(k) retirement plan, covering all employees. The Company does not offer a contribution percentage match.

8. Business Combination with DermTech Operations

On August 29, 2019, the Company completed the Business Combination with DermTech Operations. Upon the closing of the Business Combination, DermTech Operations became a wholly-owned subsidiary of the Company.

The Business Combination was accounted for as a reverse acquisition in accordance with ASC 805-40, Business Combinations, Reverse Acquisitions, as the stockholders of DermTech Operations obtained effective control of the Company through (1) a majority of the voting common stock of the post-merger company, (2) appointment of a majority of the board of directors, (3) continued business operations of DermTech Operations, including certain directors and management, and (4) the ability to appoint the executive officers of the combined company. Accordingly, the assets, liabilities and results of operations prior periods presented before the Business Combination reflect those of DermTech Operations. Since the Business Combination, the assets, liabilities, and results of operations have been presented on a consolidated basis. Historical stockholders’ (deficit) equity of the Company prior to the Business Combination has been retroactively adjusted for the equivalent number of shares received by the stockholders of DermTech Operations after giving effect to any difference in par value of the Company and the DermTech Operations’ stock, with any such difference recognized as additional paid-in capital. Retained earnings and other equity balances of the Company/DermTech Operations have been carried forward after the Business Combination. Certain direct costs incurred in connection with the Business Combination were expensed in the period that such costs were incurred and services were received. Approximately $0.2 million in printer fees related to the Business Combination were treated as a reduction of the total amount of equity raised as an offset to additional paid in capital.

9. Related Party Transactions

During 2019, the Company engaged EVERSANA Life Science Services, LLC, or EVERSANA, to provide certain marketing services to the Company. Leana Wood, the spouse of Todd Wood, the Company’s Chief Commercial Offer, is an employee of EVERSANA. The Company incurred $0.2 million in costs for both the three and nine months ended September 30, 2019.

There were no other related party transactions identified in 2019 or 2018.

10. Subsequent Events

The Company considered subsequent events through November 7, 2019, the date the condensed consolidated financial statements were available to be issued.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On August 29, 2019, DT Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of Constellation Alpha Capital Corp., (“Constellation”), completed its merger (“Merger”) with and into DermTech, Inc., a private Delaware corporation (“DermTech”). The Merger was effected pursuant to Agreement and Plan of Merger, dated as of May 29, 2019 (as amended, or the Merger Agreement) by and among Constellation, DermTech and Merger Sub. In connection with the Merger, the combined company changed its name to DermTech, Inc.

The following unaudited pro forma condensed combined statement of operations combines the unaudited historical statement of operations of Constellation for the three months ended June 30, 2019 and the unaudited statement of operations of Constellation from the period between July 1, 2019 and August 29, 2019 (closing date of the Business Combination) with the unaudited historical statement of operations of DermTech for the six months ended September 30, 2019, giving effect to the Business Combination as if it had occurred as of the beginning of the earliest period presented.

The following unaudited pro forma condensed combined income statement combines the audited historical statement of operations of Constellation for the year ended March 31, 2019 with the audited historical statement of operations of DermTech for the year ended December 31, 2018, giving effect to the Business Combination as if it had occurred as of the beginning of the earliest period presented.

The historical financial information of DermTech was derived from the audited financial statements of DermTech for the year ended December 31, 2018 and the unaudited financial statements of DermTech for the three and six months ended June 30, 2019 and the unaudited financial statements of DermTech for the three and nine months ended September 30, 2019, included elsewhere in this filing. This information should be read together with DermTech’s audited and unaudited financial statements and related notes, the sections titled “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations,” and other financial information included elsewhere in this filing.

Description of the Merger

Pursuant to the Merger Agreement, all DermTech outstanding shares were canceled and converted automatically, into the right to receive an aggregate of eight million (8,000,000) shares of Constellation Common Stock minus the total number of shares of Constellation Common Stock that can be acquired or received pursuant to the DermTech Options, RSUs and Warrants, as set forth on the Allocation Schedule (the “Merger Consideration”), with each holder of DermTech Conversion Shares received the right to receive the number of shares of Constellation Common Stock set forth opposite such holder’s name as set forth on the Allocation Schedule. In connection with the Business Combination, Constellation entered into Subscription Agreements with investors to purchase an aggregate of 3,076,924 shares of Constellation common stock, for a purchase price of $6.50 per share and 1,231 shares of Constellation Series A Convertible Preferred Stock for a purchase price of $3,250 per share, in a private placement in which Constellation raised an aggregate of approximately $24,000,000.

Accounting for the Merger

The Business Combination was accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Constellation was treated as the “acquired” company for financial reporting purposes. This determination was based on DermTech’s shareholders having a majority of the voting power of the combined company, DermTech comprising the ongoing operations of the combined entity, DermTech comprising a majority of the governing body of the combined company, and DermTech’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the

Business Combination was treated as the equivalent of DermTech issuing stock for the net assets of Constellation, accompanied by a recapitalization. The net assets of Constellation were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of DermTech.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and, in the case of the unaudited pro forma income statement, are expected to have a continuing impact on the results of the combined company. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. DermTech and Constellation have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming redemptions of 296,833 shares of Constellation ordinary shares into cash. This presentation assumes that 50% of Constellation stockholders exercise their redemption rights with respect to 296,833 ordinary shares upon consummation of the Business Combination. Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 7,173,711 shares of common stock to be issued to DermTech stockholders and 3,076,924 shares of common stock to be issued to the PIPE investors. In addition, the historical financial statements of both DermTech and Constellation have been prepared assuming a 1 for 2 reverse stock split that occurred at the close of the Business Combination.

STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	A	B
	DermTech	Constellation	Pro Forma Adjustments		Pro Forma Income Statement
Revenues:
Contract revenue	$509	—			$509
Assay revenue	670	—			670

Total Revenue	1,178	—	—		1,178

Cost of revenues	1,465	—			1,465

Gross profit (loss)	(287)	—	—		(287)

Operating expenses:
Sales and marketing	3,008	—			3,008
Research and development	1,275	—			1,275
General and administrative	4,918	865	(2,303)	1	3,479

Total operating expenses	9,200	865	(2,303)		7,762

Loss from operations	(9,487)	(865)	2,303		(8,048)

Other income (expense):
Interest income (expense), net	(688)	103	(103)	2	(7)
Realized gain (loss) on marketable securities held in Trust Account	—	11	681	3	—
Reduction of deferred underwriting fee	—	2,844	(11)	2	2,844
Other expense	(170)	—	170	3	—
Gain on debt extinguishment	928	—	(928)	3	—

Total other income (expense)	70	2,958	(191)		2,837

Net income (loss)	$(9,418)	2,093	2,113		$(5,212)

Weighted average shares outstanding used in computing net loss per share, basic and diluted	5,784,630	2,172,055	7,173,711	4	11,525,231
Net loss per common share outstanding, basic and diluted	$(1.63)	0.96			$(0.45)

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Operations

A - Derived from the unaudited statements of operations of DermTech for the three months ended June 30, 2019 and the three months ended September 30, 2019.

B - Derived from the unaudited statements of operations of Constellation for the three months ended June 30, 2019 and the period ended from July 1, 2019 to August 29, 2019 (date of Business Combination).

1 - Reflects the elimination of $2.3 million in nonrecurring transaction costs incurred that are directly related to the Business Combination.

2 - Represents an adjustment to eliminate interest income and realized gain on marketable securities held in the trust account as of the beginning of the period.

3 - Reflects the elimination of interest expense, other expense and gain on debt extinguishment associated with the outstanding convertible notes that were extinguished upon the consummation of the Business Combination.

4 - As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination, PIPE investment and 1 for 2 reverse stock split have been outstanding for the entire period presented. In addition, the Constellation shares issued to DermTech in the Business Combination presented below assumes conversion of outstanding DermTech shares as of August 29, 2019 (date of Business Combination) at a conversion ratio of 1.16. Weighted average common shares outstanding basic and diluted are calculated as follows:

Weighted average shares calculation, basic and diluted
Constellation weighted average shares outstanding	2,172,055
Less: maximum shares subject to redemption	(296,883)
Less: shares subject to Constellation Forfeiture Agreement, dated May 29, 2019	(1,347,390)
Shares issued to Constellation rights holders	746,814
Constellation shares issued to DermTech in the Business Combination	7,173,711
Common shares issued to PIPE investors	3,076,924

Weighted average shares outstanding	11,525,231
Percent of shares owned by DermTech	62.24%
Percent of shares owned by PIPE investors	26.70%
Percent of shares owned by Constellation	11.06%

The foregoing calculations assume that 50% of shares in the trust account in the amount 296,883 were redeemed into cash by the Constellation stockholders. This represents the redemption amount after giving effect to payments to redeeming stockholders based on a consummation of the business combination on August 29, 2019.

STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	A	B
	DermTech	Constellation	Pro Forma Adjustments		Pro Forma Income Statement
Revenues:
Contract revenue	$1,161	—			$1,161
Assay revenue	1,281	—			1,281

Total Revenue	2,442	—	—		2,442

Cost of revenues	2,627	—			2,627

Gross profit (loss)	(185)	—	—		(185)

Operating expenses:
Sales and marketing	2,806	—			2,806
Research and development	2,054	—			2,054
General and administrative	3,515	1,978	(848)	1	4,645

Total operating expenses	8,375	1,978	(848)		9,504

Loss from operations	(8,560)	(1,978)	848		(9,689)

Other income (expense):
Interest income (expense), net	(1,094)	2,863	(2,863)	2
			1,078	3	(15)
Unrealized gain (loss) on marketable securities held in Trust Account	—	59	(59)	2	—
Other expense	(351)	—	351	3	—

Total other income (expense)	(1,445)	2,922	(1,493)		(15)

Net income (loss)	$(10,004)	944	(645)		$(9,705)

Weighted average shares outstanding used in computing net loss per share, basic and diluted	4,410,913	2,568,452	7,173,711	4	11,921,628
Net loss per common share outstanding, basic and diluted	$(2.27)	0.28			$(0.81)

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Operations

A - Derived from the audited statements of operations of DermTech for the year ended December 31, 2018 assuming 1 for 2 reverse stock split.

B - Derived from the audited statements of operations of Constellation for the year ended March 31, 2019 assuming 1 for 2 reverse stock split.

1 - Reflects the elimination of $0.8 million in nonrecurring transaction costs incurred that are directly related to the Business Combination.

2 - Represents an adjustment to eliminate interest income and unrealized gain on marketable securities held in the trust account as of the beginning of the period.

3 - Reflects the elimination of interest expense and other expense associated with the outstanding convertible notes that will be extinguished upon the consummation of the Business Combination.

4 - As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination, PIPE investment and 1 for 2 reverse stock split have been outstanding for the entire period presented. In addition, the Constellation shares issued to DermTech in the Business Combination presented below assumes conversion of outstanding DermTech shares as of March 31, 2019 at a conversion ratio of 1.16. Weighted average common shares outstanding basic and diluted are calculated as follows:

Weighted average shares calculation, basic and diluted
Constellation weighted average shares outstanding	2,568,452
Less: 50% of shares redeemed out of trust account	(296,883)
Less: shares subject to Constellation Forfeiture Agreement, dated May 29, 2019	(1,347,390)
Shares issued to Constellation rights holders	746,814
Constellation shares issued to DermTech in the Business Combination	7,173,711
Common shares issued to PIPE investors	3,076,924

Weighted average shares outstanding	11,921,628
Percent of shares owned by DermTech	60.17%
Percent of shares owned by PIPE investors	25.81%
Percent of shares owned by Constellation	14.02%

The foregoing calculations assume that 50% of shares in the trust account in the amount 296,883 were redeemed into cash by the Constellation stockholders. This represents the redemption amount after giving effect to payments to redeeming stockholders based on a consummation of the business combination on March 31, 2019.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Unless specifically noted otherwise, as used throughout this Part II, “we,” “our,” or “us” refers to DermTech Operations prior to, and the Company and its subsidiaries subsequent to, the completion of the Business Combination as the context requires.

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by us in connection with the registration and sale of the common stock being registered. All amounts are estimates except the SEC registration fee.

Amount to be paid ($)
SEC registration fee	$15,101.02
Printing expense	10,000
Legal fees and expenses	200,000
Accounting fees and expenses	75,000

Total	$300,101.02

Item 14. Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our directors and officers, provided that they have acted in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. This indemnity shall not extend to a suit by or in the right of the Company in which any director or officer has been adjudged to be liable to us, unless and to the extent that the court making such adjudication determines that the director or officer in question is fairly and reasonably entitled to indemnity for expenses that the court deems proper. We shall not indemnify any director or officer in respect of a proceeding initiated by such director or officer unless such proceeding was authorized by our board of directors.

Any indemnification of our directors or officers by us is conditioned on the director or officer in question notifying us in writing as soon as possible of any proceeding for which indemnity will or could be sought, unless we have confirmed to the director or officer that we are aware of such proceeding. We may elect to participate in or assume the defense of any such proceeding at our own expense. We shall not be required to indemnify our directors or officers for any amounts paid in settlement without our written consent, which consent will not be unreasonably withheld. Any indemnified director or officer will have the right to advancement of expenses upon our receipt of written notice therefor and an undertaking by or on behalf of any such director or officer to repay all amounts advanced if it shall ultimately be judicially determined that such person is not entitled to be indemnified.

We shall not indemnify any director or officer to the extent such director or officer is reimbursed from the proceeds of insurance. In the event we make any indemnification payments and the director or officer in question is subsequently reimbursed from the proceeds of insurance, such director or officer shall promptly refund us to the extent of such insurance reimbursement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

Since January 2, 2017, we have issued the following unregistered securities:

Series C Financing

From October 2016 through May 2018, DermTech Operations sold and issued to accredited investors an aggregate of 2,624,393 shares of its Series C Convertible Preferred Stock, or the Series C Financing, at a purchase price of $5.54 per share for gross cash proceeds of $14,539,137. The 2,624,393 shares of DermTech Operations Series C Convertible Preferred Stock outstanding immediately prior to the Business Combination converted into 1,524,122 shares of our Common Stock as a result of the Business Combination and the Reverse Stock Split.

As part of the Series C Financing, from October 2016 through May 2018 DermTech Operations issued to accredited investors warrants which, after giving effect to the Exchange Ratio and the Reverse Stock Split, are exercisable for an aggregate of 229,222 shares of our Common Stock, at an exercise price of $9.54 per share, or the Series C Warrants. In addition, DermTech Operations issued to a registered placement agent, or the Placement Agent, in connection with its assistance in the marketing and sale of our Series C Preferred Stock, warrants which, after giving effect to the Exchange Ratio and the Reverse Stock Split, are exercisable for an aggregate of 72,695 shares of our Common Stock, at an exercise price of $9.54 per share. On December 30, 2019, we issued 490 shares of Common Stock pursuant to the exercise of Series C Warrants.

Convertible Bridge Notes

From August 2018 to November 2018, DermTech Operations issued and sold convertible promissory notes to accredited investors in the aggregate principal amount of $6,800,000, or the 2018 Bridge Notes. The 2018 Bridge Notes carried a 10% interest rate until March 31, 2019, at which point the interest rate increased to 15%. In June 2019, DermTech Operations issued additional convertible promissory note, or the 2019 Bridge Notes, to accredited investors in the aggregate principal amount of $2,600,000. The 2019 Bridge Notes carried an interest rate of 10%. All unpaid principal and interest on the 2019 Bridge Notes and the 2018 Bridge Notes converted into 2,267,042 shares of our Common Stock as a result of the Business Combination and the Reverse Stock Split.

PIPE Financing

On August 29, 2019, immediately prior to the completion of the Business Combination and pursuant to the PIPE Financing, the Company issued an aggregate of 3,076,925 shares of Common Stock and 1,230.77 shares of Series A Convertible Preferred Stock, which are convertible into an aggregate of up to 615,385 shares of Common Stock, for an aggregate purchase price of $24.0 million, to certain accredited investors pursuant to the terms of separate Subscription Agreements and Amended and Restated Subscription Agreements, dated between May 22, 2019 and August 1, 2019, entered into by the Company and such investors.

Option, Restricted Stock Unit and Common Stock Issuances

Between January 2017 and the completion of the Business Combination on August 29, 2019, DermTech Operations granted to certain employees, consultants and directors options to purchase an aggregate of 844,166 shares of Common Stock under our 2010 Plan, with exercise prices between $1.12 and $5.24 and restricted stock units for 426,592 shares of Common Stock. Between December 2016 and the completion of the Business Combination on August 29, 2019, DermTech Operations issued 701,489 shares of Common Stock upon the exercise of stock options granted under our 2010 Plan, at exercise prices ranging from $1.08 to $6.94, for an aggregate exercise price of $907,409. The foregoing share numbers and exercise prices in this paragraph have been adjusted to reflect the Exchange Ratio and the Reverse Stock Split. On September 12, 2019, we granted to certain employees and consultants options to purchase an aggregate of 53,750 shares of Common Stock under our 2010 Plan, with exercise prices of $5.24.

None of the foregoing transactions involved any underwriters or any public offering. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. All recipients received or had, through their relationships with us, adequate access to information about us.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits listed below are filed as part of or incorporated by reference into this registration statement on Form S-1. Where certain exhibits are incorporated by reference from a previous filing, the exhibit numbers and previous filings are identified.

EXHIBIT INDEX

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed
2.1	Agreement and Plan of Merger, dated as of May 29, 2019, by and among the Company, DermTech Operations, Inc. and DT Merger Sub, Inc., as amended, included as Annex A to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	333-232181	8/7/2019

2.2	First Amendment to Agreement and Plan of Merger, dated as of August 1, 2019, by and among the Company, DermTech Operations, Inc. and DT Merger Sub, Inc.		S-4/A	333-232181	8/2/2019

3.1	Amended and Restated Certificate of Incorporation of the Company, included as Annex D to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	333-232181	8/7/2019

3.2	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, included as Annex F to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	333-232181	8/7/2019

3.3	Form of Certificate of Designation of Preferences Rights and Limitations of Series A Convertible Preferred Stock of the Company		S-4/A	333-232181	8/2/2019

3.4	Bylaws of the Company, included as Annex C to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	333-232181	8/7/2019

4.1	Specimen Warrant Certificate of the Company		S-1/A	333-218093	6/9/2017

4.2	Warrant Agreement, dated June 19, 2017, between the Company and Continental Stock Transfer & Trust Company		8-K	001-38118	6/23/2017

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

4.3*	Form of Management Warrant		8-K	001-38118	9/5/2019

4.4	Form of Series C Warrant		8-K	001-38118	9/5/2019

4.5	Form of Placement Agent Warrant		8-K	001-38118	9/5/2019

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X

10.1	Registration Rights Agreement by and among the Company, certain stockholders of the Company and certain stockholders of DermTech Operations, Inc.		8-K	001-38118	9/5/2019

10.2	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Company and Farallon Capital (AM) Investors, L.P.		S-4/A	333-232181	8/2/2019

10.3	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Company and Farallon Capital F5 Master I, L.P.		S-4/A	333-232181	8/2/2019

10.4	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Company and Farallon Capital Institutional Partners, L.P.		S-4/A	333-232181	8/2/2019

10.5	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Company and Farallon Capital Institutional Partners II, L.P.		S-4/A	333-232181	8/2/2019

10.6	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Company and Farallon Capital Institutional Partners III, L.P.		S-4/A	333-232181	8/2/2019

10.7	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Company and Farallon Capital Offshore Investors II, L.P.		S-4/A	333-232181	8/2/2019

10.8	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Company and Farallon Capital Partners, L.P.		S-4/A	333-232181	8/2/2019

10.9	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Company and Four Crossings Institutional Partners V, L.P.		S-4/A	333-232181	8/2/2019

10.10	Subscription Agreement, dated May 22, 2019, between the Company and Victory RS Science and Technology Fund		S-4/A	333-232181	8/2/2019

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

10.11	Subscription Agreement, dated May 22, 2019, between the Company and The Irwin Mark and Joan Klein Jacobs Family Trust UA DTD 6/20/80		S-4/A	333-232181	8/2/2019

10.12	Subscription Agreement, dated May 23, 2019, between the Company and Jacobs Investment Company LLC		S-4/A	333-232181	8/2/2019

10.13	Subscription Agreement, dated May 23, 2019, between the Company and RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd.		S-4/A	333-232181	8/2/2019

10.14	Omnibus Common Share Subscription Agreement Amendment, dated as of August 1, 2019, by and among the Company and the Common Share Purchasers		S-4/A	333-232181	8/2/2019

10.15	Subscription Agreement, dated August 1, 2019, between the Company and HLM Venture Partners IV, L.P.		S-4/A	333-232181	8/2/2019

10.16	Letter Agreement, dated June 19, 2017, by and among the Company, Centripetal, LLC, and certain former directors and officers of the Company		8-K	001-38118	6/23/2017

10.17	Amendment No. 1 to Letter Agreement, dated August 28, 2019 by and among the Company, Centripetal, LLC, and certain former directors and officers of the Company		10-Q	001-38118	11/7/2019

10.18	Amended and Restated Unit Purchase Agreement, dated June 2017, between the Company and Cowen Investments LLC		S-1/A	333-218093	6/14/2017

10.19*	Employment Agreement, dated June 26, 2012, between DermTech Operations and John Dobak		S-4	333-232181	6/18/2019

10.20*	Amendment to Employment Agreement, dated February 28, 2014, between DermTech Operations and John Dobak		S-4	333-232181	6/18/2019

10.21*	Offer of Employment Letter, dated March 5, 2015, from DermTech, Inc. to Zuxu Yao		S-4	333-232181	6/18/2019

10.22*	Offer of Employment Letter, dated October 1, 2015, from DermTech Operations to Burkhard Jansen		S-4	333-232181	6/18/2019

10.23*	Offer of Employment Letter, dated December 7, 2018, from DermTech Operations to Todd Wood		S-4	333-232181	6/18/2019

10.24*	Offer of Employment Letter, dated August 14, 2019, from the Company to Kevin Sun		8-K	001-38118	9/17/2019

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

10.25	Amendment Number 1 to Deferred Underwriting Fee Assignment Agreement, dated September 4, 2019, by and among the Company, DermTech Operations and Cowen and Company, LLC		8-K	001-38118	9/5/2019

10.26	Standard Multi-Tenant Officer Lease–Net and Addendum to Lease, dated January 25, 2013, by and between DermTech Operations and AG/Touchstone TP, LLC		8-K	001-38118	9/5/2019

10.27	First Amendment to Standard Rental Lease, Storage Lease and Signage to Expand and Extend Term, dated January 30, 2014, by and between DermTech Operations and AG/Touchstone TP, LLC		8-K	001-38118	9/5/2019

10.28	Assignment, Consent to Assignment, and Second Amendment to Standard Multi-Lease–Net, dated November 21, 2016, by and between DermTech Operations and AG/Touchstone TP, LLC		8-K	001-38118	9/5/2019

10.29	Third Amendment to Lease, dated August 6, 2019, by and between DermTech Operations and HCP Torrey Pines, LLC		8-K	001-38118	9/5/2019

10.30	Fourth Amendment to Lease, dated as of September 10, 2019, by and between the Company and HCP Torrey Pines, LLC		8-K	001-38118	9/23/2019

10.31*	Amended and Restated 2010 Stock Plan of the Company, included as Annex E to the proxy statement/prospectus/information statement forming a part of the referenced filing		S-4/A	333-232181	8/7/2019

10.32*	Form of Stock Option Grant Notice and Stock Option Agreement under the Amended and Restated 2010 Stock Plan of the Company	X

10.33*	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Agreement under the Amended and Restated 2010 Stock Plan of the Company	X

10.34	Form of Indemnification Agreement		8-K	001-38118	9/5/2019

10.35*	Employment Agreement, dated April 1, 2014, between DermTech International and Steven Kemper		S-4	333-232181	6/18/2019

10.36*	Letter Agreement, dated November 22, 2019, by and between the Company and Steven Kemper		8-K	001-38118	11/29/2019

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

16.1	Letter from Marcum LLP, dated September 5, 2019		8-K	001-38118	9/5/2019

21.1	Subsidiaries of the Company	X

23.1	Consent of KPMG LLP, independent registered public accounting firm	X

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)	X

24.1	Powers of Attorney (included on signature page to this Registration Statement)	X

101.INS	XBRL Instance Document	X

101.SCH	XBRL Taxonomy Extension Schema Document	X

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	X

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	X

101.LAB	XBRL Taxonomy Extension Label Linkbase Document	X

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	X

*	Management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on January 2, 2020.

DERMTECH, INC.

By:	/s/ John Dobak
Name:	John Dobak, M.D.
Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of DermTech, Inc., hereby severally constitute and appoint John Dobak, M.D. and Kevin Sun, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or her or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Dobak, M.D. John Dobak, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	January 2, 2020

/s/ Kevin Sun Kevin Sun	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 2, 2020

/s/ Matthew Posard Matthew Posard	Director	January 2, 2020

/s/ Cynthia Collins Cynthia Collins	Director	January 2, 2020

/s/ Enrico Picozza Enrico Picozza	Director	January 2, 2020

/s/ Herm Rosenman Herm Rosenman	Director	January 2, 2020

/s/ Gary Jacobs Gary Jacobs	Director	January 2, 2020

/s/ Gene Salkind, M.D. Gene Salkind, M.D.	Director	January 2, 2020

/s/ Scott Pancoast Scott Pancoast	Director	January 2, 2020